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mfarren@skadden.com



                                                     November 14, 2000




David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C. 20426

                  Re:   The AES Corporation and IPALCO Enterprises, Inc.
                        Docket No. EC01-     -000
                        ------------------------------------------------

Dear Mr. Boergers:

            Pursuant to section 203 of the Federal Power Act ("FPA"), 16 U.S.C. section 824b (1994 and Supp. 1997), and Part 33 of the Commission's regulations, 18 C.F.R. Part 33 (2000), The AES Corporation ("AES") and IPALCO Enterprises, Inc. ("IPALCO") on behalf of their respective FPA-jurisdictional subsidiaries (collectively, "Applicants") hereby apply for all approvals necessary to consummate AES's acquisition of IPALCO. Applicants respectfully request that the Commission approve the proposed transaction by February 15, 2001.

            The Application consists of one volume and contains the affidavit of Dr. William H. Hieronymus of PA Consulting Group ("PA"). In addition, the work papers for Dr. Hieronymus are contained on a CD-ROM.
Also included is a CD-ROM containing Competitive Analysis Screening model ("CASm"), a proprietary computer model used by Dr. Hieronymus to conduct his competitive analysis. Applicants request confidential treatment pursuant to 18 C.F.R. section 388.112 for the CASm model. Intervenors in this proceeding may obtain a copy of the CASm model after entering into a confidentiality agreement with PA, which is attached to this transmittal letter. Finally, a diskette containing the form of notice is enclosed.


                                    Sincerely,




                                    Mary Margaret Farren

Enclosures



                         Confidentiality Agreement

This Confidentiality Agreement is dated __________________

WHEREAS PA Consulting Group ("PA") has developed the Competitive Analysis Screening model ("CASm") for the specific purpose of performing analyses related to Appendix A of the FERC Merger Policy Statement, Order No. 592;

WHEREAS CASm is confidential and valuable proprietary property of PA, and is considered to be a trade secret; WHEREAS in connection with the application of The AES Corporation and IPALCO Enterprises, Inc. ("Applicants") (before the Federal Energy Regulatory Commission, Docket No. EC01-__-000) (the "Application"), ____________________________ requires disclosure of CASm (the "Confidential Information") to certain of its staff and to outside technical experts (collectively, the "Recipients"), and agrees that such disclosure will be subject to the terms and conditions set forth in this Confidentiality Agreement; and

WHEREAS, in consideration of the disclosure of CASm, the undersigned Recipient is willing to keep the Confidential Information confidential in accordance with the terms and conditions set forth in this Agreement. NOW, THEREFORE, PA and the undersigned Recipient hereby agree as follows:

1. CONFIDENTIALITY. The Recipient agrees to hold CASm in strict confidence, not to disclose, distribute or disseminate it in any way to any third party who has not already signed a copy of this Agreement, and not to use CASm for its own benefit or the benefit of others, except in connection with the consideration of the Application as expressly authorized in this Agreement. This Agreement does not extend to the results of runs performed by Recipient using CASm. In order to comply with this obligation, the Recipient further agrees to make only two copies of CASm, and to restrict the access to CASm to only those persons who have a need to know and who specifically agree in writing to the terms of this Agreement. The obligations set forth herein do not apply to information which is (1) publicly known or becomes publicly known through no fault or unauthorized act of the Recipient, (2) received from a third party not bound to secrecy to PA, or (3) independently developed by the Recipient without use of PA's proprietary property so long as such independent development can be clearly documented and verified.

2. RETURN OF CASM. Upon completion of its review of the Application, the Recipient agrees to return all copies of CASm it received or made, and any and all derivatives thereof, to PA. Nothing in this Agreement shall require the Recipient to return to PA any of the runs performed by Recipient using CASm.

3. NO FURTHER RIGHTS. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in CASm, except as expressly provided herein.

4. INJUNCTIVE RELIEF. The Recipient acknowledges and agrees that CASm is the confidential, proprietary property of PA, and that the unauthorized use or disclosure of CASm could cause irreparable harm and significant injury to PA for which PA would have no adequate remedy at law. Therefore, PA shall have the right, in addition to any other rights PA may have at law or in equity, to seek immediate injunctive relief enjoining any breach or potential breach of this Agreement by the Recipient. The Recipient hereby waives the necessity of posting any form of bond relating to the issuance of injunctive relief.

5. NO MODIFICATIONS. This Agreement may only be modified by a written document executed by authorized representatives of the parties.

6. OTHER AGREEMENTS. Nothing in this Agreement provides for the disclosure of information that Applicants contend is privileged and confidential. To the extent that the disclosure of CASm-related data files includes the disclosure of Applicants' privileged or confidential information, the Recipients must obtain all necessary approvals for the disclosure of such information from the Applicants prior to PA's disclosure of CASm-related data files.

IN WITNESS WHEREOF, PA and the undersigned Recipient have each caused this Agreement to be signed and delivered as of the date first set forth above.

PA CONSULTING GROUP                       THE RECIPIENT

By:_____________________________    By:________________________________
Name:__________________________     Name:______________________________
Title:____________________________  Title:_______________________________



                          UNITED STATES OF AMERICA
                                 BEFORE THE
                    FEDERAL ENERGY REGULATORY COMMISSION


THE AES CORPORATION                 )     DOCKET NO. EC01-___-000
IPALCO ENTERPRISES, INC.            )


                       APPLICATION FOR AUTHORIZATION
                 UNDER SECTION 203 OF THE FEDERAL POWER ACT
                FOR DISPOSITION OF JURISDICTIONAL FACILITIES




J. A. Bouknight, Jr.                Mike Naeve
Gary A. Morgans                     Mary Margaret Farren
Steptoe & Johnson, LLP              Skadden, Arps, Slate, Meagher
1330 Connecticut Avenue, N.W.          & Flom LLP
Washington, D.C. 20036-1795         1440 New York Avenue, N.W.
(202) 429-6222                      Washington, D.C. 20005-2111
(202) 429-3902 (fax)                (202) 371-7070
lbouknight@steptoe.com              (202) 371-7939 (fax)
gmorgans@steptoe.com                mnaeve@skadden.com
                                    mfarren@skadden.com

Counsel for IPALCO                  Counsel for AES
Bryan G. Tabler                     William R. Luraschi
Marline R. Breece                   Robert A. Venerus
IPALCO Enterprises, Inc.            The AES Corporation
One Monument Circle                 1001 N. 19th Street, 20th Floor
Indianapolis, IN 46204              Arlington, VA 22209
(317) 261-5134                      (703) 522-1315
(317) 261-8288 (fax)                (703) 528-4510 (fax)
btabler@ipalco.com
mbreece@ipalco.com

                             TABLE OF CONTENTS


I.    INTRODUCTION..........................................................2

II.   DESCRIPTION OF APPLICANTS.............................................4
      A.    AES.............................................................4
      B.    IPALCO..........................................................7

III.  DESCRIPTION OF THE PROPOSED TRANSACTION...............................9

IV.   THE PROPOSED TRANSACTION IS CONSISTENT WITH THE PUBLIC
      INTEREST.............................................................11
      A.    The Transaction Will Have No Adverse Effect On Competition.....11
      B.    The Transaction Will Have No Adverse Effect On Rates...........22
      C.    The Transaction Will Have No Adverse Effect On Regulation......23

V.    INFORMATION REQUIRED BY 18 C.F.R. section 33.2.......................24

VI.   EXHIBITS REQUIRED BY 18 C.F.R. section 33.3..........................28

VII.  REQUEST FOR EXPEDITED CONSIDERATION..................................32

VIII. CONCLUSION...........................................................33

Attachments & Exhibits

Attachment 1: Affidavit of William Hieronymus and Exhibits
Attachment 2: AES Affiliates and Subsidiaries (other than CILCO)
Attachment 3: Form of Notice
Exhibit B:    Statement of Measure of Control
Exhibit H:    Agreement and Plan of Share Exchange
Exhibit I:    Maps


                          UNITED STATES OF AMERICA
                                 BEFORE THE
                    FEDERAL ENERGY REGULATORY COMMISSION


THE AES CORPORATION                 )     DOCKET NO. EC01-___-000
IPALCO ENTERPRISES, INC.            )


                    JOINT APPLICATION FOR AUTHORIZATION
                 UNDER SECTION 203 OF THE FEDERAL POWER ACT
                FOR DISPOSITION OF JURISDICTIONAL FACILITIES

            Pursuant to section 203 of the Federal Power Act ("FPA"), 16 U.S.C. section 824b (1994 and Supp. 1997), and Part 33 of the Commission's regulations, 18 C.F.R. Part 33 (2000), The AES Corporation ("AES") and IPALCO Enterprises, Inc. ("IPALCO") on behalf of their respective FPA-jurisdictional subsidiaries (collectively, "Applicants") hereby apply for all approvals necessary to consummate AES's acquisition of IPALCO.(1)

Applicants respectfully request that the Commission approve the proposed transaction by February 15, 2001.

---------------

(1) Each Applicant owns one traditional utility subsidiary; AES owns Central Illinois Light Company ("CILCO") and IPALCO owns Indianapolis Power & Light Company ("IPL"). In addition, as described in Section II, both Appli cants own entities authorized by the Commission to make wholesale sales of power at market-based rates.


I.    INTRODUCTION

            IPALCO and AES have agreed to a share exchange under which IPALCO will become a wholly-owned subsidiary of AES. Under the agreement, each outstanding share of IPALCO's common stock will be converted into the right to receive shares of AES common stock with a market value of $25.00 per share (subject to adjustment as described below). As a result of this transaction, IPALCO's and AES's traditional public utility subsidiaries, CILCO and IPL, will become affiliated. A description of the Applicants is set forth in Section II below, and a more detailed description of the transaction is set forth in Section III below.

            The Commission considers three factors in evaluating proposed mergers and other dispositions under FPA section 203: the proposed transaction's effect on (i) competition, (ii) rates and (iii) regulation.(2) As detailed in Section IV below, the proposed transaction easily satisfies the Commission's section 203 review criteria, and the Commission should find that the transaction is in the public interest.

            The affidavit of William H. Hieronymus, attached as Attachment 1, demonstrates that the transaction will have no adverse effect on competition in any relevant market. Dr. Hieronymus found that in every destination market studied, the transaction did not result in any violation of the thresholds used by the Commission to determine whether further analysis is necessary. Similarly, Dr. Hieronymus concluded that the transaction will have no adverse effect on vertical market power related to control over transmission facilities.(3) Dr. Hieronymus also determined that no other vertical market power concerns are present. The transaction also will have no adverse effect on rates because IPL's only wholesale requirements customer, Wabash Valley Power Association ("Wabash"), and CILCO's only wholesale requirements customer, the Village of Riverton, Illinois ("Riverton"), are subject to fixed rate contracts. Regarding transmission rates, Applicants are committing to not seek to include in their respective transmission revenue requirements any transaction-related transmission costs that are not fully offset by transaction-related transmission savings.

            Finally, the transaction will not lead to the formation of a registered public utility holding company and, consequently, will not alter the effectiveness of state or federal regulation over Applicants. IPL and CILCO will continue to be subject to the same state and FERC jurisdiction as they are now. For the foregoingreasons, and as further explained below, the transaction is in the public interest and should be approved expeditiously without a formal hearing.(4)

---------------

(2) Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act; Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (Dec. 30, 1996), III FERC Stats. & Regs. paragraph 31,044 (1996), recons. denied, 79 FERC paragraph 61,321 (1997) (codified at 18 C.F.R. section 2.26) ("Merger Policy Statement").

(3) As discussed below in Section IV.A.2, CILCO is a member of the Midwest Independent System Operator ("MISO"), and AES commits that IPL, as an AES subsidiary, will join a Regional Transmission Organization ("RTO") as a condition of the transaction if necessary to avoid an evidentiary hearing.

(4) In support of their request, Applicants are submitting this Application, including the statements and exhibits required under Part 33 of the Commis sion's regulations, and the direct testimony and work papers of Dr. Hieronymus of PA Consulting Group ("PA"), supporting Applicants' Appen dix A screen analysis. Applicants also are submitting electronically the data required by Appendix B of the Merger Policy Statement. The data inputs used in Dr. Hieronymus' testimony and his supporting work papers are contained in a CD-ROM format enclosed with this Joint Application. Parties desiring to receive a copy of this CD-ROM should contact counsel for Applicants. A second CD-ROM containing PA's CASm model, which is proprietary, is being filed with the Commission pursuant to 18 C.F.R. section 388.112. Applicants request privileged treatment for this second CD-ROM. Intervenors in this proceeding may obtain a copy of the CASm model after entering into a confidentiality agreement with PA, which is attached to the transmittal letter accompanying this filing.


II.   DESCRIPTION OF APPLICANTS

      A.    AES

            AES, a Delaware corporation, is a public utility holding company exempt from registration under the Public Utility Holding Company Act of 1935 ("PUHCA") by reason of Section 3(a)(5) of PUHCA.(5) AES is a United States-based multinational electric power generation and distribution company with operations in 20 countries worldwide. It is engaged principally in the development, ownership and operation of electric generating plants and electric distribution companies, and owns or operates more than 49,000 MW of electric generation world-wide. A description of AES's domestic generation facilities and power marketing activities is set forth in Attachment 2. Other activities include the sale of steam and other commodities related to the company's generation operations, as well as operating, construction and project development services and gas and power marketing.

AES recently acquired CILCORP, Inc. ("CILCORP"), the parent company of CILCO. CILCO is a combination gas and electric company organized in the state of Illinois. CILCO is a "public utility" within the meaning of FPA Section 201
     (e), 16 U.S.C. section 824(e). Its principal place of business is 300 Liberty Street, Peoria, Illinois 61602.(6) CILCO's parent, CILCORP, was acquired last year by AES, making CILCO a wholly-owned indirect subsidiary of AES.(7)


---------------

(5)  15 U.S.C. section 79c(a)(5). See The AES Corporation, SEC Rel. No. 35-27063
     (1999).

(6) In addition to its ownership interest in CILCO, CILCORP, through subsidiar ies, holds two non-operating investments in electric generating facilities:
     (1) Springerville Unit 1. CILCORP Lease Management Inc. ("CLM") owns a 7.4257% undivided interest in Springerville Unit 1, a 380-MW coal-fired power plant located in Springerville, Arizona. The plant is operated by Tucson Electric Power ("TEP") and is leased to TEP under a long-term leveraged lease. The lease expires in 2015. CLM is a wholly-owned subsid iary of CILCORP Investment Inc. ("CIM"), which, in turn, is a wholly-owned subsidiary of CILCORP Inc. CLM has no involvement in the operation of Springerville Unit 1; (2) Energy Investors Fund, L.P. CIM Energy Invest ments Inc., a wholly-owned subsidiary of CIM, owns a 3.13% limited partnership interest in Energy Investors Fund, L.P. (the "Fund"). The Fund holds interests in 18 independent power projects. CIM Energy, as a limited partner, has no operating control of the Fund or of the Fund's investments. All of these interests are passive investments.

(7) Central Illinois Light Co. and The AES Corporation, 87 FERC paragraph 61,293 (1999).



            CILCO provides retail electric service to approximately 193,000 customers in central and east central Illinois and provides retail gas service to approximately 202,000 customers in central and east central Illinois. CILCO distributes electricity in Peoria, Pekin and Lincoln, Illinois, and provides natural gas distribution service in Peoria, Pekin and Springfield, Illinois and numerous other communities in central and east central Illinois. CILCO's natural gas service is exempt from the Commission's jurisdiction under the Hinshaw Amendment to the Natural Gas Act. The Illinois Commerce Commission ("ICC") has jurisdiction over the rates, terms and conditions of the retail electric and gas service provided by CILCO. CILCO also provides wholesale electric sales service pursuant to cost- based(8) and market-based(9) tariffs on file with the Commission.(10)

            CILCO owns about 1,210 MW of generation. CILCO owns approximately 350 miles of 345-kV, 138-kV and 34.5-kV lines which are functionalized as transmission facilities. CILCO is part of the Mid-American Interconnected Network ("MAIN") and is a member of the Midwest Independent Transmission System Operator, Inc. ("MISO").

---------------

(8) CILCO's cost-based tariff was approved by the Commission's unpublished letter order issued April 25, 1995, in Docket No. ER95-602-000.

(9) CILCO's market-based tariff was approved by the Commission's order in Docket No. ER98-2440-000 issued on June 2, 1998. Central Illinois Light Co., 83 FERC paragraph 61,252 (1998).

(10) CILCO provides full requirements sales service to one customer, the Village of Riverton, Illinois, pursuant to a contract approved in Docket No. ER96-1365-000. CILCO provides open access transmission service under a tariff which was approved by the Commission in Docket Nos. OA96-36-000 and OA97-612-000.


      B.    IPALCO

            IPALCO, an Indiana corporation, is a public utility holding company exempt from registration under PUHCA by reason of Section 3(a)(1) of that Act. IPALCO has two principal wholly-owned subsidiaries, IPL and Mid-America Capital Resources, Inc.

            IPL operates as an integrated electric utility primarily engaged in the generation, transmission and distribution of reliable and economical electric power to more than 430,000 retail customers in metropolitan Indianapolis and portions of other central Indiana communities in surrounding counties. IPL owns three primarily coal-fired electric generating stations with total net generating capacity of 2,957 MW, one gas-fired peaking plant with a net generating capability of 79 MW, and one steam generating plant with a net generating capability of 19 MW.(11) IPL's electric transmission system consists of 345 kV, 138 kV and 34.5 kV lines designed and constructed to transfer IPL's generation to serve retail load.
A map of IPL's transmission system is attached as Exhibit I. IPL's open access transmission tariff has been accepted for filing by FERC.(12) IPL operates its transmission system as a control area within the East Central Area Reliability Council, and is a party to ECAR's Inadvertent Settlement Tariff.(13) IPL engages in transactions in wholesale markets for the purposes of maintaining overall system reliability and minimizing the cost of electric service to its own retail customers. IPL has received FERC authorization to make wholesale sales of electric energy at market-based rates.(14) IPL also owns and operates a district steam service system in downtown Indianapolis, which, in addition to IPL's steam generating plant, IPL has contracted to sell to Citizens.

            Mid-America Capital Resources, Inc., the holding company for IPALCO's unregulated subsidiaries, was created in April 1984. After a two-year venture in cablevision, Mid-America launched district cooling systems which provide chilled water for air-conditioning services in Indianapolis and Cleveland. A Mid-America subsidiary also produces and distributes steam in Cleveland. Mid- America owns no electric generation or transmission facilities, and is not engaged in the electric energy business.

---------------

(11) The steam generating plant is the Perry K Steam Plant, which is being sold to the Board of Directors for Utilities of the Department of Public Utilities of the City of Indianapolis, as trustee of public charitable trust, d/b/a Citizens Gas & Coke Utility ("Citizens"). The Commission approved IPL's transfer of jurisdictional facilities to Citizens by order issued September 26, 2000. Indianapolis Power & Light Co., 92 FERC paragraph 62,257 (2000). Upon consum mation of IPL's sale of Perry K to Citizens, IPL will purchase the generation under a five-year contract. The Perry K generation is included in Dr. Hieronymus' analysis as an IPL facility.

(12) Indianapolis Power & Light Co., 90 FERC paragraph 61,180 (2000), settlement approved, 92 FERC paragraph 61,236 (2000).

(13) East Central Area Reliability Council, 91 FERC paragraph 61,197 (2000).

(14) Id.



III.  DESCRIPTION OF THE PROPOSED TRANSACTION

            On July 15, 2000, IPALCO and AES entered into an Agreement and Plan of Share Exchange (the "Share Exchange Agreement") whereby AES will acquire IPALCO for $25.00 per share in a stock-for-stock transaction valued at approximately $2.15 billion plus the assumption of approximately $890 million of debt and preferred stock. As a result of the transaction, IPL will become affiliated with AES's public utility subsidiaries, including CILCO.(15)
            Under the terms of the Share Exchange Agreement, upon closing, each share of IPALCO common stock will be exchanged for a number of AES shares such that IPALCO shareholders will receive a fixed value of $25.00 per IPALCO share, subject to adjustment as described below. The final exchange ratio will be determined five business days prior to closing, based upon the average daily closing prices of AES common stock for the preceding twenty trading days, and is capped at 0.794 AES shares per IPALCO share, subject to adjustment as described below. If the effective price at the closing per IPALCO share would be less than $21, IPALCO has the right to terminate the transaction. The transaction is expected to be tax free to IPALCO shareholders. Upon closing, IPALCO will become a wholly-owned subsidiary of AES with its headquarters remaining in Indianapolis.

            The transaction is subject to certain conditions, including receipt of the approval of IPALCO shareholders and receipt of the regulatory approval of the Commission and the Securities and Exchange Commission ("SEC"),(16) and expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended). AES also must obtain a certification from the Indiana Utility Regulatory Commission pursuant to Section 33 of PUHCA relating to its investments in foreign utility companies.(17) The parties anticipate receiving regulatory approvals and closing the transaction by early 2001. If the closing of the transaction is delayed beyond March 31, 2001, because of delay in receiving SEC regulatory approvals, and all other conditions are satisfied, the $25.00 purchase price per IPALCO share will be increased by $0.15 plus a daily increase equal to $0.375 per calendar quarter.

---------------

(15) IPALCO shareholders voted on October 20, 2000 in favor of this transaction.

(16) AES also has committed, if required by the SEC as a condition to issuance of the requisite orders, to enter into an agreement with an unaffiliated person within three years of completion of the transaction to divest all assets of CILCO subject to SEC jurisdiction. See The AES Corporation, Form U-1 Application, SEC File No. 70-9779, filed Oct. 27, 2000, at 3, 12.

(17) The Indiana Utility Regulatory Commission provided this certification by letter dated September 28, 2000.


IV.   THE PROPOSED TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST

            The Commission's Merger Policy Statement provides that it will consider the effects of potential mergers on competition, rates, and regulation.

      A.    THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON COMPETITION

            As summarized below and explained fully in Dr. Hieronymus' testimony, the analysis demonstrates that the proposed transaction will have no adverse effect on competition. In reaching this conclusion, Dr. Hieronymus applied the thresholds adopted by the antitrust agencies and FERC. If these thresholds are not exceeded, it is generally concluded that the transaction will not adversely impact competition and that no further review of the transaction is necessary. Here, Dr. Hieronymus found no violation of the thresholds in any market or time period. To test the robustness of this result, Dr. Hieronymus conducted a number of sensitivities and found that the results basically are unchanged, suggesting that the conclusions are valid under different assumptions regarding data inputs and market structure.

            Dr. Hieronymus analyzed the competitive effects of the proposed transaction by following the approach outlined by FERC in the Merger Policy Statement and Appendix A. There, the Commission stated that it has adopted the Department of Justice/Federal Trade Commission ("DOJ/FTC") Horizontal Acquisition Guidelines ("Guidelines") as the appropriate analytical framework for evaluating the effects of an acquisition on competition. Dr. Hieronymus, therefore, also has drawn on his understanding of the Guidelines in performing his analysis. Dr. Hieronymus utilized PA's Competitive Analysis Screening model ("CASm") to perform his analysis, which implements the delivered price test and other calculations required in Appendix A.

            The primary focus of Dr. Hieronymus' testimony is the potential horizontal market power effects arising from the combination of Applicants' electric generating assets. He examines whether the transaction could result in creating or enhancing Applicants' ability to increase prices in the electricity market. Dr. Hieronymus also evaluated potential vertical market power concerns between the electric generation and transmission stages of production.

            1.    HORIZONTAL MARKET POWER

                  a.    PRODUCT MARKETS AND TIME PERIODS

            The first step in the Commission's analysis is to identify one or more products sold by the combining entities. Consistent with prior cases and Commission policies, Dr. Hieronymus concluded that the product markets relevant to the analysis of competition in this case included a single market for non-firm energy and short term capacity, which was evaluated with respect to economic capacity and available economic capacity over a broad range of prices. Dr. Hieronymus concluded that long-term capacity need not be analyzed as a separate product, because he finds no barriers to entry in the long-term capacity market and that Applicants could not erect any barriers to such entry.

            Dr. Hieronymus examined 11 time periods for both the economic capacity and available economic capacity measures; the periods were selected to reflect a broad range of system conditions. These time periods include: three summer super-peak periods, super-peak periods for the winter and shoulder seasons, and on-peak and off-peak periods for the summer, winter and shoulder seasons. Each of these markets is distinguished based upon season and market price. Dr. Hieronymus evaluated conditions assuming destination market prices ranging from $15/MWh in the winter and shoulder off-peak periods to $100/MWh in the summer highest peak period. This broad range of prices and time periods should be reflective of a sufficient range of system conditions, thus capturing a full picture of the transaction's effect on competition.

                  b.    DESTINATION MARKETS

            To examine geographic markets, the Commission traditionally has focused on those electric customers that are directly connected to Applicants (or the utility system where Applicants' generating resources are located). Each utility (or grouping of utilities in a holding company or regional transmission organization with "non-pancaked" transmission rates) that is directly interconnected to Applicants' system is considered a separate "destination market" for which pre- and post- transaction market concentration levels are computed. Additionally, the Commission has indicated that indirectly connected utilities who historically (within two years)have been customers of Applicants also are potential "destination markets." Merger Policy Statement at 30,130.

            Dr. Hieronymus analyzed ten destination markets that potentially could be affected by the transaction: CILCO (including CILCO-TDU); Ameren, Commonwealth Edison ("ComEd"), Illinois Power ("IP") and Springfield, Illinois City Water Power & Light ("CWLP") (all of which are first-tier utilities of CILCO); IPL (including IPL-TDU); and American Electric Power ("AEP"), Cinergy, Hoosier Energy Rural Electric Cooperative ("Hoosier") and Southern Indiana Gas & Electric ("SIGE"). The two other utilities with which IPL is interconnected, Indiana Municipal Power Agency ("IMPA"), and Wabash Valley Power Association ("Wabash"), were included as part of the Cinergy-TDU node. Based on a review of Applicants' sales during 1998 and 1999, Dr. Hieronymus found no other potential destination markets in which Applicants made more than de minimis sales.

                  c.    RESULTS OF HORIZONTAL ANALYSIS

                           (1) ECONOMIC CAPACITY

            Dr. Hieronymus analyzed the competitive impact of combining the generation resources (owned or controlled) of AES/CILCO and IPL. Again, CILCO owns about 1,210 MW of generation and IPL owns about 3,055 MW of generation. Dr. Hieronymus also attributed to Applicants any generation purchased pursuant to long-term contract. Also included in Dr. Hieronymus' analysis is about 4,500 MW of additional capacity owned by AES either in operation or planned to be operating within the next few years in the Eastern Interconnection. Nearly all that capacity is located in New England, New York, PJM, California, Ontario and SPP and is too remote from the relevant markets in this instance to be a significant factor in the market power analysis. As noted in Attachment 2, most of the output from these AES units is committed to third parties under long-term contracts. However, as a conservative assumption, Dr. Hieronymus has attributed all of the capacity from these units to AES in his analysis. This conservative treatment was done principally to avoid the Commission having to review the specific long-term contracts.

            CILCO is modeled as a member of the MISO. Dr. Hieronymus modeled the competitive impacts of the merger under several different assumptions regarding IPL's RTO membership. In the base case (Exhibit WHH-2), IPL is assumed not to be a member of any RTO. Dr. Hieronymus evaluated the impact of IPL joining the MISO or the Alliance RTO in two ways. First, he assumed IPL was a member of the relevant RTO based on existing RTO membership lists. See Exhibits WHH-4 (IPL joining MISO) and WHH-5 (IPL joining Alliance). Second, Dr. Hieronymus performed the same analysis, except that he assumed that Illinois Power and Commonwealth Edison switched from the MISO to the Alliance RTO. See Exhibits WHH-5 (IPL joining MISO) and WHH-6 (IPL joining Alliance).(18)

---------------

(18) Illinois Power and Commonwealth Edison recently announced their intention to switch to the Alliance RTO. Dr. Hieronymus explains that he did not include Ameren as a member of the Alliance RTO, despite its recently-announced intention to join the Alliance RTO, because the resulting RTO configuration would not appear to be sustainable. While the final RTO configurations in the region are unclear at this time, Dr. Hieronymus believes that the sensitivity analyses he conducted provide indicators of the impact of the transaction under a broad range of alternative RTO configurations.

            The results for the base case analysis (IPL not a member of an RTO), show that the largest HHI changes are 14 in the concentrated CILCO market and 11 in the concentrated IPL market. These HHI changes are well below the safe-harbor threshold of 50. The impact of the transaction on other destination markets is de minimis in all time periods studied; the highest HHI change is 4.

            Dr. Hieronymus explains that these results are not surprising given the relatively small size of the Applicants and their historical lack of interaction. CILCO owns or controls 1,210 MW, while there are about 58,000 MW in the MAIN NERC region. IPALCO owns 3,055 MW, while there are about 110,000 MW in the ECAR NERC region. Thus, the combined company will own less than three percent of the combined capacity of the two NERC regions (ECAR and MAIN) to which they belong.

            As described above, Dr. Hieronymus conducted four RTO sensitivity analyses and found that these differing RTO assumptions did not significantly change the results of his base case analysis. See Exhibits WHH-4, 5, 6, and 7.

            Dr. Hieronymus also performed transmission sensitivity analyses to test his results. First, he assumed zero transmission rates, which shows the effects of market enlargement. Second, he assumed that full TTCs, rather than ATCs, were available to interconnect markets. In both scenarios, he found that the proposed transaction raised no competitive concerns. See Exhibits WHH-16 and 17.

                        (2)   AVAILABLE ECONOMIC CAPACITY

            Dr. Hieronymus also analyzed the effects of the transaction on competition using the available economic capacity measure. The only difference between the economic capacity measure and available economic capacity measure is that the latter accounts for retained load obligations. Dr. Hieronymus believes that the available economic capacity measure is losing its usefulness and, at least in the case of this transaction, an analysis requires speculative and potentially contentious assumptions concerning, inter alia, the pace of elimination of retail native load obligations for utilities throughout the affected regions.(19) Noting the Commission's concerns about the use of hypothetical assumptions regarding the extent of retail access,(20) Dr. Hieronymus assumes that each utility retains its full, historic load responsibility. The results of this analysis, set forth in Exhibit WHH-3, show that all of the indicators are well below the Commission's safe harbor levels.

---------------

(19) The Commission has stated that it has "not concluded that available economic capacity is a superior measure upon which to base our merger review deci sions" and, rather, has based its analysis on economic capacity. Ohio Edison Co., 81 FERC paragraph 61,110, at 61,405 (1997).

(20) See EME Homer City Generation, L.P., 86 FERC paragraph 61,016 (1999).

                        (3)   TOTAL CAPACITY

            Dr. Hieronymus also conducted an analysis using the total capacity measure, which is the total capacity owned or controlled by a supplier.(21) Under the total capacity measure, capacity owned by a supplier that is committed under long- term contracts is subtracted from the amount of capacity owned by a supplier.(22) Dr. Hieronymus explains that the Commission's traditional hub-and-spoke methodology could not be used directly in this instance because neither CILCO or IPL would qualify as being in common markets, given the transmission network around Applicants. He constructed the narrowest possible geographic market by including CILCO, IPL and their directly interconnected utilities. The results of this analysis, set forth in Exhibit WHH-18, show that Applicants' combined market share is about five percent and the change in market concentration (using the HHI indicator) is 9, which is well below the Commission's safe harbor levels.

---------------

(21) The Commission has stated that the total capacity measure, while providing a sense of the overall size of a supplier in a market, "does not account for native load obligations and does not capture the availability or cost of genera tion, and thus is not useful for a delivered price test analysis." Merger Policy Statement at 30,132.

(22) As discussed above, throughout his analysis, Dr. Hieronymus did not subtract capacity sold by Applicants under long-term contracts from Applicants' owned capacity. This is a conservative assumption because it results in Applicants being attributed capacity which they do not control.

                        (4)   UNCOMMITTED CAPACITY

            Uncommited capacity is the amount of capacity owned or controlled by a supplier minus the capacity that is committed to serve native load and firm contractual obligations. Merger Policy Statement at 30,132. Dr. Hieronymus concludes that the proposed transaction raises no competitive issues regarding uncommitted capacity because neither CILCO nor IPL has uncommitted capacity, even assuming conservative reserve margins. See Exhibit WHH-19. Dr. Hieronymus notes that the uncommitted capacity measure, which is developed by subtracting a utility's native load obligation, may not be a reliable indicator in cases, as here,(23) where retail restructuring may reduce or eliminate a utility's native load obligation.(24)

---------------

(23) CILCO's service territory, located in Illinois, is undergoing retail restructuring.

(24) See EME Homer City Generation, L.P., 86 FERC paragraph 61,016, at 61,039
     (1999).

            2.    VERTICAL MARKET POWER

            Dr. Hieronymus concludes that this transaction does not raise any significant vertical market power concerns. First, regarding control over transmission, AES's only transmission-owning company, CILCO, is a member of the FERC-approved MISO, which is scheduled to begin operations in November 2001. CILCO has committed to creating an independently owned and governed institution under the MISO to which it will turn over its retained control area operator functions. IPALCO's transmission-owning utility, IPL, currently is not a member of an RTO and, as explained in its Order 2000 compliance filing, has elected not to participate in an RTO at this time. However, if necessary to avoid an evidentiary hearing, AES commits that IPL, as an AES subsidiary, will join an RTO as a condition of the transaction. These RTO commitments should be sufficient to extinguish any vertical market power issues arising from control of transmission.

            Second, Dr. Hieronymus concludes that neither Applicant controls significant fuels supplies or fuels delivery systems that could be used to exercise market power. IPL does not own or control any fuel supply or transportation resources that could be used to prevent entry. CILCO does provide natural gas transportation service to electric generating facilities, however, the units served by CILCO also are owned by CILCO and do not confer any additional ability for CILCO to exercise market power. See Exhibit WHH-10. Dr. Hieronymus concludes that CILCO's natural gas transportation assets do not warrant even a threshold concern regarding vertical foreclosure.

            Third, neither Applicant possesses a monopoly over potential generation sites that would impact the Commission's prior finding that the long-term market for generation is competitive.(25) Dr. Hieronymus finds substantial evidence that additional entry of more than 17,000 MW of planned new generating capacity either has entered the market or is planned to enter service by around 2001 in just ECAR and MAIN.(26)

---------------

(25) Order No. 888, at 31,649 n.86.

(26) In the delivered price test, Dr. Hieronymus included about 6,500 MW of planned generation capacity, representing only those units that are most likely to be installed, given milestones reached to date.



      B.    THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON RATES

            In the Merger Policy Statement, the Commission states that it "will focus on ratepayer protection."(27) IPL has one wholesale requirements and transmission customer, Wabash Valley Power Association. IPL's contract with Wabash has fixed demand and energy rates during the term of the contract and does not give IPL section 205 rights to alter those rates. In these circumstances, the Commission has found that no ratepayer protection mechanisms are necessary.(28) AES has no captive customers. In its 1999 order approving the AES/CILCO merger, the Commission found that the merger would not adversely affect (i) the rates of CILCO's one wholesale requirement customer, Riverton, which is subject to a fixed rate contract, (ii) the transmission rates of Corn Belt Electric
Cooperative, a transmission dependent utility of CILCO, which also is subject to a fixed rate contract, or (iii) the rates charged by AES affiliates owning QFs and EWGs, which AES cannot change unilaterally.(29) The Commission should reach the same conclusion here.

            Regarding transmission rates, AES committed in its merger with CILCO that CILCO would not seek and increase in its transmission rates or its MISO rates for four years following the merger consummation. IPL commits to not seek to include in its transmission revenue requirement any transaction-related transmission costs that are not fully offset by transaction-related transmission savings for five years following consummation of the transaction. CILCO also commits that when the MISO transmission tariff goes into effect, it will notify the MISO of any such transaction-related costs not offset by transaction-related transmission savings so that the MISO can exclude such costs from CILCO's zonal rates and for computation of MISO average rates.

---------------

(27) Merger Policy Statement, at 30,123.

(28) See Union Electric Co. and Central Illinois Public Service Co., 81 FERC paragraph 61,011, at 61,066 (1997).

(29) Central Illinois Light Co. and The AES Corp., 87 FERC paragraph 61,293, at 62,161 (1999).

      C.    THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON REGULATION

            Because IPL will retain its independent corporate form, the transaction will not result in the loss of jurisdiction over retail rates and terms and conditions of service for the only state that regulates it, Indiana. Similarly, IPL's wholesale sales and transmission services will remain fully subject to this Commission's jurisdiction following the transaction.

            The transaction also will not affect the Commission's continuing jurisdiction over AES's power marketers or CILCO. Nor will the transaction affect state or FERC jurisdiction over CILCO. AES will not become a registered holding company as a result of the transaction and, thus it will not affect the jurisdiction of the Commission to regulate Applicants or their subsidiaries in relation to possible regulation by the SEC.

V.    INFORMATION REQUIRED BY 18 C.F.R. SECTION 33.2

      (a)   THE EXACT NAMES AND ADDRESSES OF THE PRINCIPAL BUSINESS OFFICES OF
APPLICANTS:


The AES Corporation                       IPALCO Enterprises, Inc.
1001 N. 19th Street, 20th Floor           One Monument Circle
Arlington, VA 22209                       Indianapolis, IN 46204


      (b) NAME AND ADDRESS OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS IN RESPECT TO APPLICATION


William R. Luraschi                      Bryan G. Tabler
General Counsel and Secretary            Marline R. Breece
The AES Corporation                      IPALCO Enterprises, Inc.
1001 N. 19th Street, 20th Floor          One Monument Circle
Arlington, VA 22209                      Indianapolis, IN 46204

Mike Naeve                               J. A. Bouknight, Jr.
Mary Margaret Farren                     Gary A. Morgans
Skadden, Arps, Slate, Meagher            Steptoe & Johnson LLP
   & Flom LLP                            1330 Connecticut Avenue, N.W.
1440 New York Avenue, N.W.               Washington, D.C. 20036-1795
Washington, D.C. 20005-2111



      (c)   DESIGNATION OF TERRITORIES SERVED, BY COUNTY AND STATE.

            CILCO provides electric service entirely within the state of Illinois, in the following counties: Fulton, Knox, McLean, Marshall, Mason, Peoria, Putnam, Stark, Tazewell, Woodford, Champaign, DeWitt, Douglas, Edgar, Logan, Moultrie, Piatt, Sangamon and Vermilion. None of AES's other United States subsidiaries have franchised service territories.

            IPL provides electric service entirely within the state of Indiana. IPL renders service in all or parts of the following counties in central Indiana: Boone, Hamilton, Hancock, Hendricks, Johnson, Marion, Morgan, Owen, Putnam, and Shelby.


      (d) GENERAL STATEMENT BRIEFLY DESCRIBING THE FACILITIES OWNED OR OPERATED FOR TRANSMISSION OF ELECTRIC ENERGY IN INTERSTATE COMMERCE OR THE SALE OF ELECTRIC ENERGY AT WHOLESALE IN INTERSTATE COMMERCE.

            See Section II above.


      (e) WHETHER THE APPLICATION IS FOR DISPOSITION OF FACILITIES BY SALE, LEASE, OR OTHERWISE, A MERGER OR CONSOLIDATION OF FACILITIES, OR FOR PURCHASE OR ACQUISITION OF SECURITIES OF A PUBLIC UTILITY, ALSO A
DESCRIPTION OF THE CONSIDERATION, IF ANY, AND THE METHOD OF ARRIVING AT THE AMOUNT THEREOF.


            Applicants request any approvals that may be needed under the FPA to effectuate the acquisition of IPALCO by AES. Section III above describes the consideration for the transaction.


      (f) A STATEMENT OF FACILITIES TO BE DISPOSED OF, CONSOLIDATED, OR MERGED, GIVING A DESCRIPTION OF THEIR PRESENT USE AND OF THEIR PROPOSED USE AFTER DISPOSITION, CONSOLIDATION OR MERGER INCLUDING ALL THE OPERATING FACILITIES OF THE PARTIES TO THE TRANSACTION.

            Section II above describes IPL's facilities. Under the terms of the Share Exchange Agreement, AES will acquire all of the operating facilities of IPL. All affected jurisdictional facilities will be operated after the consummation of the proposed transaction in substantially the same manner as they are operated currently.


      (g) A STATEMENT (IN THE FORM PRESCRIBED BY THE COMMISSION'S UNIFORM SYSTEM OF ACCOUNTS FOR PUBLIC UTILITIES AND LICENSEES) OF THE COST OF THE FACILITIES INVOLVED IN THE SALE, LEASE, OR OTHER DISPOSITION OR MERGER OR CONSOLIDATION. IF ORIGINAL COST IS NOT KNOWN, AN ESTIMATE OF ORIGINAL COST BASED, INSOFAR AS POSSIBLE, UPON RECORDS OR DATA OF THE APPLICANT OR ITS PREDECESSORS MUST BE FURNISHED, TOGETHER WITH A FULL EXPLANATION OF THE MANNER IN WHICH SUCH ESTIMATE HAS BEEN MADE, AND A DESCRIPTION AND STATEMENT OF THE PRESENT CUSTODY OF ALL EXISTING PERTINENT DATA AND RECORDS.

            The transaction will involve all of IPL's jurisdictional facilities. The jurisdictional facilities of Applicants that are accounted for pursuant to the Commission's Uniform System of Accounts will continue to be accounted for in that manner following the transaction. Original cost is the basis for the valuation on Applicants' books and records of Applicants' utility plant in service. Statements of the utility plant in service and the cost thereof were filed by Applicants with the Commission as part of their Form 1 data, and Applicants request a waiver of the requirement that this data be filed again as part of this Application.


      (h) A STATEMENT AS TO THE EFFECT OF THE PROPOSED TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE, OR INTERCHANGE OF ELECTRIC ENERGY.

            Applicants do not expect the transaction to have any effect upon any existing contracts for the purchase, sale or interchange of electric energy.


      (i) A STATEMENT AS TO WHETHER OR NOT ANY APPLICATION WITH RESPECT TO THE TRANSACTION OR ANY PART THEREOF IS REQUIRED TO BE FILED WITH ANY OTHER FEDERAL OR STATE REGULATORY BODY.

            The transaction requires: (i) approval of the SEC, pursuant to
Section 9(a)(2) of PUHCA; (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) a certification from the Indiana Utility Regulatory Commission pursuant to Section 33 of PUHCA relating to AES's investments in foreign utility companies; and (iv) approval of the Federal Communications Commission for the transfer of FCC licenses. Also, AES is seeking an SEC determination that, following the transaction, AES and each of its subsidiaries will continue to be exempt from the provisions of PUHCA, other than Sections 9(a)(2) and 10, under Section 3(a)(5).


      (j) THE FACTS RELIED UPON BY APPLICANTS TO SHOW THAT THE PROPOSED DISPOSITION, MERGER, OR CONSOLIDATION OF FACILITIES OR ACQUISITION OF SECURITIES WILL BE CONSISTENT WITH THE PUBLIC INTEREST.

            The instant application, with accompanying attachments and exhibits, provides the facts relied upon by Applicants to show that the transaction will be consistent with the public interest.


      (k) A BRIEF STATEMENT OF FRANCHISES HELD, SHOWING DATE OF EXPIRATION IF NOT PERPETUAL.

            IPL does not hold any franchises. IPL possesses an indeterminate permit pursuant to Indiana Code section 8-1-2 under which the utility provides retail electric service and is the exclusive electricity supplier in its assigned service area established pursuant to Indiana Code section 8-1-2.3. CILCO holds a franchise for the retail sale of electricity in Illinois.


      (1) A FORM OF NOTICE SUITABLE FOR PUBLICATION IN THE FEDERAL REGISTER, AS WELL AS A COPY OF THE SAME NOTICE IN ELECTRONIC FORMAT.

            A form of notice suitable for publication in the Federal Register is set forth at Attachment 3 to this Application and a diskette copy is included.


VI.   EXHIBITS REQUIRED BY 18 C.F.R. SECTION 33.3

            The following exhibits are attached pursuant to Section 33.3 of the Commission's Regulations:

            EXHIBIT A. COPIES OF ALL RESOLUTIONS OF DIRECTORS AUTHORIZING THE PROPOSED DISPOSITION, MERGER, OR CONSOLIDATION OF FACILITIES, OR ACQUISITION OF SECURITIES, IN RESPECT TO WHICH THE APPLICATION IS MADE, AND, IF APPROVAL OF STOCKHOLDERS HAS BEEN OBTAINED, COPIES OF THE RESOLUTIONS OF THE STOCKHOLDERS SHOULD ALSO BE FURNISHED SECURING ANY OBLIGATION OF EACH PARTY TO THE TRANSACTION.

            Applicants respectfully request a waiver of the requirement to file the corporate resolutions called for by Exhibit A of the Commission's regulations. 18 C.F.R. section 33.3 (1999). Such resolutions would not be required by the Merger NOPR.(30)

---------------

(30) Merger NOPR at 33,364.

            EXHIBIT B. A STATEMENT OF THE MEASURE OF CONTROL OR OWNERSHIP EXERCISED BY OR OVER EACH PARTY TO THE TRANSACTION AS TO ANY PUBLIC UTILITY, OR BANK, TRUST COMPANY, BANKING ASSOCIATION, OR FIRM THAT IS AUTHORIZED BY LAW TO UNDERWRITE OR PARTICIPATE IN THE MARKETING OF SECURITIES OF A PUBLIC UTILITY, OR ANY COMPANY SUPPLYING ELECTRIC EQUIPMENT TO SUCH PARTY. WHERE THERE ARE ANY INTERCORPORATE RELATIONSHIPS THROUGH HOLDING COMPANIES, OWNERSHIP OF SECURITIES OR OTHERWISE, THE NATURE AND EXTENT OF SUCH RELATIONSHIP; ALSO STATE WHETHER ANY OF THE PARTIES TO THE TRANSACTION HAVE OFFICERS OR DIRECTORS IN COMMON. IF NOT A MEMBER OF ANY HOLDING COMPANY SYSTEM, INCLUDE A STATEMENT TO THAT EFFECT.

            Attached at Exhibit B.

            EXHIBIT C. BALANCE SHEETS AND SUPPORTING PLANT SCHEDULES FOR THE MOST RECENT 12 MONTH PERIOD ONLY, ON AN ACTUAL BASIS AND ON A PRO FORMA BASIS IN THE FORM PRESCRIBED FOR STATEMENT A AND B OF THE FPC ANNUAL REPORT FORM NO. 1, PRESCRIBED BY SECTION 141.1 OF THIS CHAPTER. THE ADJUSTMENTS NECESSARY TO ARRIVE AT THE PRO FORMA STATEMENTS SHOULD BE CLEARLY IDENTIFIED.

            In the Merger NOPR, the Commission proposed to limit the accounting data to be supplied with an application to:

            proposed accounting entries showing the effect of the transaction with sufficient detail to indicate the effects on all account balances (including amounts transferred on an interim basis), the effect on the income statement, and the effects on other relevant financial statements.

Proposed Section 33.5, IV FERC Stats. and Regs. paragraph 32,528 at 33,398. Because the transaction will not affect either IPL's or CILCO's account balances, Applicants request a waiver of the requirement to file accounting entries. Applicants request that the Commission waive the filing of any other information that may be required by the existing merger regulations. Most of such information was filed by Applicants with the Commission as part of their Form 1, and is available both to the Commission and the general public.

            EXHIBIT D. A STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES EXCEPT MINOR ITEMS SUCH AS DAMAGE CLAIMS AND SIMILAR ITEMS INVOLVING RELATIVELY SMALL AMOUNTS, AS OF THE DATE OF THE APPLICATION.

            For the reasons described above, Applicants request waiver of the requirement to file such information.

            EXHIBIT E. INCOME STATEMENT FOR THE MOST RECENT 12 MONTH PERIOD ONLY, ON AN ACTUAL BASIS AND ON A PRO FORMA BASIS IN THE FORM PRESCRIBED
FOR STATEMENT C OF THE FPC ANNUAL REPORT FORM NO. 1 PRESCRIBED BY SECTION 141.1 OF THIS CHAPTER. THE ADJUSTMENTS NECESSARY TO ARRIVE AT THE PRO FORMA STATEMENTS SHOULD BE CLEARLY IDENTIFIED.

            For the reasons described above, Applicants request waiver of the requirement to file such information.

            EXHIBIT F. AN ANALYSIS OF RETAINED EARNINGS FOR THE PERIOD COVERED BY THE INCOME STATEMENTS REFERRED TO IN EXHIBIT E.

            For the reasons described above, Applicants request waiver of the requirement to file such information.

            EXHIBIT G. A COPY OF EACH APPLICATION AND EXHIBIT FILED WITH ANY OTHER FEDERAL OR STATE REGULATORY BODY IN CONNECTION WITH THE PROPOSED TRANSACTION, AND IF ACTION HAS BEEN TAKEN THEREON, A CERTIFIED COPY OF EACH ORDER RELATING THERETO.

            In its Merger NOPR, the Commission suggested that it would not be necessary for Applicants to submit copies of their applications filed with other regulatory agencies provided that copies of the orders in response to the applications are filed when received. Merger NOPR at 33,364. Because the provisions of the Merger NOPR are not yet implemented, Applicants request a waiver of the requirement to file any applications that may be filed before other agencies. Applicants will, consistent with the Merger NOPR, provide the Commission with copies of any other regulatory approvals. EXHIBIT H. A COPY OF ALL CONTRACTS IN RESPECT TO THE SALE, LEASE, OR OTHER PROPOSED DISPOSITION, MERGER OR CONSOLIDATION OF FACILITIES, OR PURCHASE OF SECURITIES, AS THE CASE MAY BE, TOGETHER WITH COPIES OF ALL OTHER WRITTEN INSTRUMENTS ENTERED INTO OR PROPOSED TO BE ENTERED INTO BY THE PARTIES TO THE TRANSACTION PERTAINING THERETO.

            A copy of the Agreement and Plan of Share Exchange is attached at Exhibit H.

            EXHIBIT I. A GENERAL OR KEY MAP ON A SCALE OF NOT MORE THAN 20 MILES TO THE INCH SHOWING IN SEPARATE COLORS THE PROPERTIES OF EACH PARTY TO THE TRANSACTION, AND DISTINGUISHING SUCH PARTS OF THEM AS ARE INCLUDED IN THE PROPOSED DISPOSITION, CONSOLIDATION OR MERGER. THE MAP SHOULD ALSO CLEARLY INDICATE ALL INTERCONNECTIONS AND THE PRINCIPAL CITIES OF THE AREA SERVED. WHENEVER POSSIBLE, THE MAP SHOULD NOT BE OVER 30 INCHES IN ITS LARGEST DIMENSION.

            Maps of the utility service territories is provided at Exhibit
I.

VII.  REQUEST FOR EXPEDITED CONSIDERATION

            As discussed above, this transaction raises no significant issues regarding competition, rates, or the effectiveness of federal or state regulation. The Commission recognized in its Merger Policy Statement that "as the pace of industry change increases, market participants require greater regulatory certainty and expedition of regulatory action in order to respond quickly to rapidly changing market conditions." III FERC Stats. & Regs. at 30,111. Because this transaction will have no adverse effects on competition, rates or regulation, to attain the benefits of certainty at the earliest practicable time, and to meet the scheduled time for consummation, Applicants respectfully request that the Commission grant the instant application. Applicants respectfully request that the Commission approve the proposed transaction by February 15, 2001.

VIII. CONCLUSION

            For the reasons set forth above, Applicants respectfully request that the Commission grant this application by February 15, 2001.

                                          Respectfully submitted,


                                          -------------------------
J. A. Bouknight, Jr.                      Mike Naeve
Gary A. Morgans                           Mary Margaret Farren
Steptoe & Johnson, LLP                    Skadden, Arps, Slate, Meagher
1330 Connecticut Avenue, N.W.                & Flom LLP
Washington, D.C. 20036-1795               1440 New York Avenue, N.W.
(202) 429-6222                            Washington, D.C. 20005-2111
(202) 429-3902 (fax)                      (202) 371-7070
lbouknight@steptoe.com                    (202) 371-7939 (fax)
gmorgans@steptoe.com                      mnaeve@skadden.com
                                          mfarren@skadden.com

Counsel for IPALCO                        Counsel for AES
Bryan G. Tabler                           William R. Luraschi
Marline R. Breece                         Robert A. Venerus
IPALCO Enterprises, Inc.                  The AES Corporation
One Monument Circle                       1001 N. 19th Street, 20th Floor
Indianapolis, IN 46204                    Arlington, VA 22209
(317) 261-5134                            (703) 522-1315
(317) 261-8288 (fax)                      (703) 528-4510 (fax)
btabler@ipalco.com
mbreece@ipalco.com




                                                               ATTACHMENT 1

                          UNITED STATES OF AMERICA
                                 BEFORE THE
                    FEDERAL ENERGY REGULATORY COMMISSION



THE AES CORPORATION            )
                               )         DOCKET NO. EC01-___-000
                               )
AND                            )
                               )
IPALCO ENTERPRISES, INC.       )
                               )





                            JOINT APPLICATION OF
                          THE AES CORPORATION AND
                          IPALCO ENTERPRISES, INC.
                           FOR APPROVAL OF MERGER

                 PREPARED DIRECT TESTIMONY AND EXHIBITS OF
                           WILLIAM H. HIERONYMUS
                          ON BEHALF OF APPLICANTS




                            DIRECT TESTIMONY OF
                           WILLIAM H. HIERONYMUS

                             TABLE OF CONTENTS

I.   INTRODUCTION


II.  PURPOSE AND DESCRIPTION OF APPLICANTS' PROPOSAL AND
     SUMMARY OF ANALYSIS AND CONCLUSIONS

     PURPOSE..........................................................

     APPLICANTS' MERGER PROPOSAL......................................

     SUMMARY OF ANALYSIS AND CONCLUSIONS..............................

     ORGANIZATION OF TESTIMONY........................................

III. DESCRIPTION OF THE PARTIES

     AES..............................................................

     IPALCO...........................................................

IV.  FRAMEWORK FOR THE ANALYSIS


V.   DESCRIPTION OF METHODOLOGY


VI.  IMPACT OF THE MERGER ON COMPETITION

     HORIZONTAL MARKET POWER..........................................

     ECONOMIC CAPACITY................................................

     AVAILABLE ECONOMIC CAPACITY......................................

     TOTAL CAPACITY...................................................

     UNCOMMITTED CAPACITY.............................................

     VERTICAL MARKET POWER............................................

     OTHER POTENTIAL MARKET POWER ISSUES..............................

VII. CONCLUSION




                              1. INTRODUCTION

Q.   PLEASE STATE YOUR NAME AND BUSINESS ADDRESS.

A. My name is William H. Hieronymus. My business address is PA Consulting Group ("PA"), One Memorial Drive, Cambridge, Massachusetts 02142.

Q.   BY WHOM ARE YOU EMPLOYED?

A. I am a Member of the Management Group of PA. PA is a leading management, systems and technology consultancy.

Q.   WHAT IS YOUR EDUCATIONAL BACKGROUND AND WORK EXPERIENCE?

A. I received my Bachelor's degree from the University of Iowa in 1965, my Master's degree in economics in 1967 and a Doctoral degree in economics in 1969 from the University of Michigan, where I was a Woodrow Wilson Fellow and National Science Foundation Fellow. After serving in the U.S. Army, I began my consulting career. In 1973, I joined Charles River Associates Inc. as a specialist in antitrust economics. By the mid-1970s my focus was principally on the economics of energy and network industries. In 1978, I joined Putnam Hayes & Bartlett, Inc., where my consulting practice has focused almost exclusively on network industries, particularly electric utilities. Putnam, Hayes & Bartlett, Inc. merged with Hagler Bailly, Inc. in 1998. Hagler Bailly was acquired by PA in October, 2000.

     During the past 25 years, I have completed numerous assignments for electric utilities; state and federal government agencies and regulatory bodies; energy and equipment companies; research organizations and trade associations; independent power producers and investors; international aid and lending agencies; and foreign governments. While I have worked on most economics-related aspects of the utility sector, a major theme has been public policies and their relation to the operation of utility companies.

     Since about 1988, the main focus of my consulting has been on electric utility industry restructuring, regulatory innovation and privatization. In that year, I began work on the restructuring and privatization of the electric utility industry of the United Kingdom. I also led a major study of the reorganization of the New Zealand electricity sector, focusing mainly on competition issues in the generating sector. Following privatization of the U.K. industry in 1990, I continued to work in the United Kingdom and was involved in restructuring studies concerning the former Soviet Union, Eastern Europe, the European Union and specific European countries.

     In 1993, I returned to the United States, where I have worked primarily on utility restructuring and regulatory reform. In this context, I have testified before FERC and state commissions on market power issues concerned with several electric utility mergers (including convergence mergers), Regional Transmission Organization ("RTO") tariff filings, sale and purchase of jurisdictional assets and market rate applications. More generally, I have testified before state and federal regulatory commissions, federal and state courts and legislatures on numerous matters concerning the electric utility and other network industries. My resume is included as Exhibit No. WHH-1.


     2. PURPOSE AND DESCRIPTION OF APPLICANTS' PROPOSAL AND SUMMARY OF
                          ANALYSIS AND CONCLUSIONS

PURPOSE

Q.   WHAT IS THE PURPOSE OF YOUR TESTIMONY?

A. I have been asked by The AES Corporation ("AES") and IPALCO Enterprises, Inc. ("IPALCO") (collectively, the "Applicants") to determine the potential competitive impact of their proposed transaction on electricity markets (for ease of reference, I will refer to the Applicants' proposed transaction as a merger). I performed the Competitive Analysis Screen described in Appendix A to the Commission's Merger Policy Statement ("Order No. 592"),(1) which in turn is intended to comport with the Department of Justice and Federal Trade Commission ("DOJ/FTC") Horizontal Merger Guidelines ("Guidelines"). As appropriate, my testimony also takes into consideration the Commission's Notice of Proposed Rulemaking ("Merger NOPR").(2)

----------------

1 Order No. 592, Inquiry Concerning the Commission's Merge Policy Under the Federal Power Act: Policy Statement, FERC Stats. & Regs. (Regulations Preambles) paragraph 31,044 (1996), on reconsideration, Order No. 592-A, 79 FERC paragraph 61,321 (1997).

2 Revised Filing Requirements Under Part 33 of the Commission's Regulations ("Merger NOPR"), 83 FERC paragraph 61,027, FERC Stats. & Regs. paragraph 32,528 (1998), 63 Fed. Reg. 20340 (April 24, 1998).


APPLICANTS' MERGER PROPOSAL

Q.   PLEASE DESCRIBE THE APPLICANTS' MERGER PROPOSAL.

A. On July 15, 2000, IPALCO and AES entered into an Agreement and Plan of Share Exchange (the "Share Exchange Agreement") whereby AES will acquire IPALCO for $25.00 per share in a stock-for-stock transaction valued at approximately $2.15 billion plus the assumption of $890 million of debt and preferred stock. Upon closing, IPALCO will become a wholly-owned subsidiary of AES with its headquarters remaining in Indianapolis.
     As a result of the transaction, IPALCO's principal subsidiary, Indianapolis Power and Light ("IPL"), will become affiliated with AES' existing regulated and unregulated affiliates in the electric business, including AES' wholly owned subsidiary, Central Illinois Light Company ("CILCO").
     AES commits that IPL, as an AES subsidiary, will join an RTO as a condition of the transaction if the Commission deems that this is necessary to avoid an evidentiary hearing on this Application. However IPL is not otherwise committed to join any RTO at this time.

Summary of Analysis and Conclusions

Q.   PLEASE PROVIDE AN OVERVIEW OF YOUR ANALYSIS.

A. I have analyzed the competitive impacts of combining the resources of AES and IPALCO. As noted, AES' principal subsidiary in the region is CILCO, which owns both generation (about 1,200 MW) and transmission assets in Illinois and is part of the Mid-American Interconnected Network ("MAIN") NERC region. CILCO also provides natural gas in its service territory in Illinois to end-users, including to some electric generating facilities, as discussed below. AES also has about 4,600 MW of generating assets either in operation or planned to be operating within the next few years in the Eastern Interconnection that I have included in the analysis. Nearly all of this capacity is remote from IPALCO, chiefly located in New England, New York and PJM. The majority of this capacity is committed under long-term contractual arrangements to other parties. Under the analysis procedures specified by the Commission in Order No. 592, capacity dedicated to third parties by long-term contracts is not deemed to be controlled by Applicants. Despite this guidance, however I have attributed all of the capacity from these units to AES in my analysis. This conservative treatment was done principally to avoid the Commission having to review specific contractual provisions for these units.

     IPL is a vertically integrated utility that owns approximately 3050 MW(3) of generation as well as transmission and distribution assets in Indiana. IPL is a member of the East Central Area Reliability Council ("ECAR"). IPL owns and controls no other generation, nor does any existing affiliate of it.

---------------

3 Of this amount, 19 MW of generation (net generating capability) is located at the IPL Perry K Steam Plant, which is being sold to the Board of Directors for Utilities of the Department of Public Utilities of the City of Indianapolis, as trustee of public charitable trust, d/b/a Citizens Gas & Coke Utility ("Citizens"). The Commission approved IPL's transfer of jurisdictional facilities to Citizens by order issued September 26, 2000. Indianapolis Power & Light Co., 92 FERC paragraph 62,257 (2000). Upon consummation of IPL's sale of Perry K to Citizens, IPL will purchase the generation under a five-year contract, declaring the Perry K generation as a Network Resource. The Perry K generation is included in this analysis as an IPL resource.



     I modeled CILCO as a member of the Midwest Independent Transmission System Operator, Inc. ("MISO"), which CILCO has committed to join. The MISO is expected to be operational in November 2001. IPL has not committed to join an RTO. AES commits, however, that IPL, as an AES subsidiary, will join an RTO as a condition of the transaction if the Commission deems that this is necessary to avoid an evidentiary hearing on this Application. I modeled the competitive impacts of the merger under different assumptions regarding IPL's RTO membership in order to evaluate the competitive impacts of each of the outcomes. For the base case results presented in my analysis, I assumed that IPL is not a member of any RTO. I also evaluated alternative analyses where I assumed (1) that IPL joins the MISO,(4) and (2) that IPL joins the Alliance RTO.(5) In both of the analyses where IPL joins an RTO, I conducted the analyses in two ways: First, I assumed that IPL was a member of the MISO or Alliance RTO both pre-and post-merger, and assumed the current membership in the relevant RTO.(6) In my second

-------------------

4 As of October 17, 2000, seventeen transmission owners had signed the MISO agreement. They are Alliant Energy, Ameren, American Transmission Company (Milwaukee, WI) CILCO, Cinergy, Commonwealth Edison, Hoosier Energy Rural Electric Cooperative, Illinois Power, LG&E Energy, Madison Gas & Electric, Northwestern Wisconsin Electric, Southern Illinois Power Cooperative, Southern Indiana Gas & Electric, Wabash Valley Power Association, Wisconsin Electric Power and Wisconsin Public Service Corporation,, and Xcel Energy (formerly Northern States Power). (Source: http://www.midwestiso.org/newsroom.shtml).

5 The Alliance RTO currently consists of AEP, Consumers Energy, Detroit Edison, FirstEnergy, and Virginia Electric & Power.
     (http://www.alliancerto.com/PARTICIP.HTM)

6 In addition to the existing members, there have recently been additional proposed changes to the membership of each RTO, including Otter Tail Power and UtiliCorp joining the MISO and Dayton Power and Light and NIPSCo joining the Alliance RTO. Including the other utilities in each of the relevant RTOs, such as Otter Tail Power, would generally have the effect of reducing transmission costs for distant suppliers to the West and East of the relevant destination markets. Thus, excluding these newly announced additions is conservative and they are not included in either RTO for any of the analyses.



     analysis, I again assumed that IPL was a member of the MISO or Alliance RTO, but assumed that Illinois Power ("IP") and Commonwealth Edison ("ComEd") switch from the MISO to the Alliance RTO, as they have indicated their intention to do.(7) In both cases, I assumed that IPL's commitment was not merger related and that IPL was a member of the relevant RTO both before and after the merger. This analysis provides a direct evaluation of combining Applicants' resources absent changes in the market due to transmission rate changes.(8)

--------------

7 According to news reports published November 9, 2000, Ameren has announced that it plans to switch from the MISO to the Alliance RTO as well. I did not revise my RTO sensitivity analysis to reflect this most recent potential change as it may yet be followed by further membership changes and because it requires additional changes in the RTO sensitivity analysis. Specifically, if Ameren, in addition to IP and ComEd, became a member of the Alliance RTO, CILCO would no longer have any direct interconnections with other MISO members. While the final RTO configurations in the region are unclear at this time, the RTO sensitivity analysis that I did perform, along with an additional analysis assuming all transmission rates are zero (discussed below), provides indicators of the impact of the merger under a broad range of alternative RTO configurations.

8 I also conducted a sensitivity analysis assuming that al transmission rates were zero, except for incremental losses, and a sensitivity analysis on transmission capacity. These analyses are discussed below.




     The primary focus of my testimony is the potential horizontal market power effects (i.e., those arising from the combination of electric generating assets) of the merger. I have also evaluated potential vertical market power concerns arising from Applicants' control over transmission and their control over gas supplies and delivery systems. Finally, I have also evaluated Applicants' ability to raise other barriers to entry that might undercut the presumption that long-run generation markets are competitive, such as might arise from Applicants' control over potential generating sites.

Q. DOES YOUR ANALYSIS INDICATE THAT THIS MERGER WILL INCREASE THE ABILITY OR INCENTIVE OF THE APPLICANTS TO EXERCISE MARKET POWER?

A.   No, I have found that the proposed merger will not increase
     Applicants' ability or incentive to exercise market power. I base this conclusion on a market power analysis that I performed, which I summarize below, and a more general review of the basic facts concerning the electricity market in the region where the companies operate.

     As discussed more fully below, the Commission, in Order No. 592, has adopted an analytic framework and related safe harbor thresholds used to determine whether a merger is unlikely to adversely impact competition. If these thresholds are met, then the Commission has stated that it generally will conclude that the merger will not adversely impact competition and that no further review is necessary to allow the merger to go forward. I have conducted an analysis using the framework adopted by the Commission to determine whether these thresholds are violated by the combination of AES and IPALCO. I find that they are not. A full description of the analysis and results is provided later in my testimony and in workpapers supporting this testimony.

Q.   PLEASE SUMMARIZE YOUR FINDINGS REGARDING HORIZONTAL MARKET POWER.

A. Using the Commission's framework, I have found that the merger will not impact the ability or incentive of the combined firm to exercise market power. There are no instances in which the safe-harbor thresholds are violated. I also conducted a number of sensitivities to test the robustness of this result and have found that the results are basically unchanged, suggesting that the conclusions are valid under different assumptions regarding data inputs and market structure.

     This result is not surprising. These are two small utilities in a region characterized by much larger utilities that surround them and lie between them. There is substantial transmission available to move power within the region. Because of the size of Applicants relative to the amount of generation located in the region, combining them has a very minor effect on the structure of the power market.

Q.   PLEASE SUMMARIZE THE RESULTS OF YOUR BASE CASE ANALYSIS.

A. Because there are no changes in the market, other than the combination of Applicants' shares, the merger's impact on the structure of power markets is simply a combination of Applicants' pre-merger market shares and examining how concentration in each of the relevant markets is affected. This analysis is generally referred to as the "2AB method."(9) It is essentially an analysis of a merger where there are no changes resulting from a merger - no transmission rate impact, no change in transmission for integration purposes, etc. This is the proper type of analysis to evaluate how concentration in each market changes and is consistent with standard antitrust analysis.

------------

9 "2AB" refers to the change in HHI resulting from the merger of company a (with market share A) and Company b (with market share B). This formula is derived from the HHI calculation as follows:

         Applicants' pre-merger HHI = A2 + B2

         Applicants' post-merger HHI = (A+B)2 = A2 + B2 2AB

         Thus, the change in HHI resulting from the merger equals 2AB.




     Exhibit No. WHH-2 shows that Applicants' market shares, pre-and post-merger, in each of the destination markets for my base case analysis using the Economic Capacity measure. The largest HHI change in the CILCO market is 14 in a concentrated market (HHI over 1,800). This change is well below the safe-harbor thresholds (50) and is the result of adding about 4 MW of IPL's power to AES' power. Thus, I conclude that no further investigation is required for the CILCO market. The largest HHI change in the IPL market is 11 in a concentrated market, again well below the safe-harbor thresholds. It is the result of adding about 8 MW from AES to IPL's generation and is not indicative of any market power concerns. The impact of the merger on other destination markets is de minimis; the highest HHI change is 4.

     The Available Economic Capacity measure also indicates that there are no competitive concerns from the merger. To conduct this analysis, I assumed all utilities retained their historical native load obligations and Exhibit No. WHH-3 shows the results for the same destination markets as were evaluated for the Economic Capacity measure. Again there are no screen violations in any market. The largest HHI change in the CILCO market is 7 in an unconcentrated market (HHI less than 1,000). The largest HHI change in the IPL market is 26 in a moderately concentrated market (HHI between 1,000 and 1,800). In other destination markets, the change in concentration are again de minimis; the largest HHI change is 5.

Q.   PLEASE SUMMARIZE THE RESULTS OF YOUR ALTERNATIVE ANALYSES.

A. I conducted additional analyses assuming different RTO membership for IPL and have again found no competitive concerns from the merger. As noted earlier, I evaluated the impact of IPL joining the MISO or Alliance RTOs in two ways. First, I assumed IPL was a member of the relevant RTO both pre- and post-merger, based on the existing RTO membership lists. These results are shown in Exhibit No. WHH-4 for the MISO and Exhibit No. WHH-5 for the Alliance RTO and are very similar to those described above for the base case analysis; there are no screen violations in any market.

     Second, I performed the same analyses as those presented in Exhibit Nos. WHH-4 and WHH-5, except that I assumed that Illinois Power ("IP") and Commonwealth Edison ("ComEd") switched from the MISO to the Alliance RTO, as discussed earlier. These results are shown in Exhibit Nos. WHH-6 and WHH-7. Again, there are no screen violations in any market.


Q. ARE THESE RESULTS CONSISTENT WITH YOUR UNDERSTANDING OF THE MARKET IN THE REGIONS WHERE THE APPLICANTS OPERATE?

A. Yes. As noted briefly above, the analytical finding tha the merger would not remove a significant competitor, and therefore not raise market power concerns, follows from the relatively small size of the Applicants in the regions where they operate and their historical lack of interaction. As noted earlier, AES' CILCO subsidiary owns or controls about 1,200 of the roughly 58,000 MW in the MAIN NERC region.(10) IPL owns about 3,050 MW of the roughly 110,000 MW in the ECAR NERC region.(11) The combined company will own less than 3 percent of the total capacity in each of these NERC regions.(12)

------------

10   http://www.maininc.org/bod/2000/SATF2000r.pdf

11   http://www.ecar.org/publications/GRP/00-GRP-33.pdf

12 As noted, AES does own or control additional capacity in other parts of the Eastern Interconnection (about 4,600 MW). This capacity is located in New England, New York, Ontario, PJM and SPP and is too remote from the relevant markets in this instance to be a significant factor in the market power analysis. (These units were, however, included in the delivered price test analysis.) In addition, most of the output from these units is committed to other entities under long-term contractual arrangements.



     Exhibit No. WHH-8 shows the relevant transmission networ around CILCO and IPL. CILCO and IPL are not major participants in each other's market or in common third markets, as discussed below. Indeed, my review of historic sales and purchase data demonstrates that CILCO trades primarily with other utilities in Illinois and IPL trades primarily with other utilities in Indiana. The paucity of longer distance trades likely is due to the very similar production costs across the region. Most of the generation is coal-based and has similar incremental costs.

     AES owns other generation in the U.S. besides that owned by its CILCO subsidiary. However, all of its other generation is located a significant distance from markets to this merger, principally in New York, New England, and California, and plays an insignificant role in price determination in Illinois and Indiana.

     The findings using the Commission's delivered price test are consistent with historical trade data, which show little overlap in the relevant markets. Exhibit No. WHH-9 shows the purchase and sales made by CILCO and IPL for the most recent two years available (1998 and 1999).(13) As shown, CILCO sells primarily to Illinois utilities and IPL sells mostly to Indiana utilities. The only common customers of both companies are American Electric Power ("AEP"), Cinergy and ComEd. In each case, at least one of the companies had very minor sales to this customer and, when combined, these sales are a very small share of the purchases of these companies, supporting my conclusion that the combination will not eliminate a significant market participant.

-----------

13   Sales information is based on FERC Form 1 data.



Q.   PLEASE SUMMARIZE YOUR FINDINGS REGARDING VERTICAL MARKET POWER.

A. The proposed merger does not raise any significant vertical market power issues. As noted earlier, AES' only transmission-owning company (CILCO) is a member of the MISO, an ISO that has been approved by the FERC and is currently scheduled to begin operations in November 2001. The combined company will lack the requisite control over CILCO's transmission to impede competition, even if it had the incentive to do so.

     IPL has not proposed to join an RTO in its Order 2000 compliance filing. As IPL explains in that filing, IPL cannot justify participation in either the MISO or Alliance RTO at this time because these RTO proposals present regulatory, commercial and operational uncertainty, and IPL's analysis indicates that its participation presently is not cost-justified. IPL operates its transmission system in accordance with Orders 888 and 889, and its open access transmission tariff has been accepted for filing by FERC.(2145)

---------------

14 Indianapolis Power & Light Co., 90 FERC paragraph 1,180, settlement approved, 92 FERC paragraph 61,236 (2000).


     IPL is a geographically very small utility surrounded by much larger utilities. IPL is an incidental transmission owner, and none of the larger utilities that surround IPL needs to use the IPL transmission system to reach any other utility. IPL's retail service territory is wholly surrounded by Cinergy's and both Cinergy and other utilities wishing to access the Cinergy system can do so without reserving capacity on the IPL system. Indeed, IPL's transmission system can be accurately described as either a high-voltage distribution system or a local area transmission system. Thus, any attempt by IPL to foreclose a supplier from markets, including specifically markets where its merger partner, CILCO, sells power could be easily thwarted; the supplier could simply use an alternative (and generally more straightforward) route to the market.

     While Applicants do not believe that this merger creates vertical issues in the absence of an RTO commitment, and I agree with that assessment, AES commits that IPL, as an AES subsidiary, will join an RTO as a condition of the transaction if the Commission deems that this is necessary to avoid an evidentiary hearing on this Application.

     Neither utility controls significant fuels supplies or fuels delivery systems that can be used to exercise market power. IPL does not own or control any fuel supply or transportation resources that can be used to prevent entry.(15) As noted earlier, CILCO does provide natural gas transportation service to electric generating facilities, however the units served by CILCO are also owned by CILCO and do not confer any additional ability for CILCO to exercise market power.(16) Regardless, the merger with IPL does not add any ability or incentive to foreclose gas supplies since, as demonstrated by the horizontal analysis, power from the CILCO area is an inconsequential share of the markets in which IPL competes. Moreover, as the Commission noted in its order in the NIPSCO-Columbia merger, gas almost never is on the margin in this area.(17) Hence, a hypothetical foreclosure of a small amount of gas-fired generation located on CILCO's system would have little, if any, effect on power prices received by IPL. Thus, I conclude that CILCO's natural gas transportation assets do not warrant even a threshold concern regarding vertical foreclosure.

---------------

15 IPALCO does own some undeveloped coal reserves. As IPL stated in its application for market-based rates, IPL owns the mineral rights to several thousand acres of land, and has leased a small portion of this acreage to an independent coal company for the purpose of mining at some future date. Application of Indianapolis Power & Light Co., Docket No. ER00-1026, Exhibit J at 2 (Jan. 6, 2000).

16 These units are shown in Exhibit No. WHH-10. As shown i that Exhibit, CILCO only serves three facilities with natural gas transportation service, and it owns each of these units (Sterling Avenue (30 MW), Indian Trails (12 MW), and Medina Valley (36 MW)). CILCO also provides small amounts of gas for flame stabilization for two units whose primary fuel is either distillate oil or coal.

17   92 FERC paragraph 61,068 (2000)





     Finally, neither utility possesses a monopoly over potential generation sites that would affect the Commission's prior finding that the long-term market for generation is competitive.


ORGANIZATION OF TESTIMONY

Q.   HOW IS THE REMAINDER OF YOUR TESTIMONY ORGANIZED?

A. In Section III, I outline Applicants' business operations. Section IV describes the economic framework used in the analysis as set out in the Commission's Order No. 592. A description of the methodology I used in conducting the analysis is included in Section V. My analysis of the merger's impact on competition is included in Section VI.
     Section VII contains my conclusions.


3.   DESCRIPTION OF THE PARTIES

AES

Q.   PLEASE DESCRIBE AES.

A AES is a global power company. In the United States, AE owns generation assets throughout the country. Exhibit No. WHH-11 shows the generating units owned by AES included in the analysis, including planned generation. CILCO is the only subsidiary that operates in the region near IPL and the majority of CILCO's existing generation is coal-fired. AES' generation in Northeast and Southwest Power Pool ("SPP") is generally committed under long-term contracts and a description of AES' contracts is contained in an appendix to Applicants' Section 203 Application.

     CILCO is the only transmission-owning subsidiary of AES in the United States. As noted earlier, CILCO is a member of the MISO and will relinquish control of its transmission facilities to that organization.

     CILCO is interconnected to Ameren, ComEd (Exelon), IP an CWLP. It is not a significant transmission provider in the region, largely because its first-tier utilities are generally also directly connected with each other. These utilities can transact directly and do not have to rely on CILCO's facilities.

     CILCO's only wholesale requirements customer is the Village of Riverton, Illinois ("Riverton"). Riverton has a long-term fixed rate contract and, therefore, is immunized from any price effects hypothetically arising from this merger.

     CILCO is undergoing restructuring as part of the deregulation process in Illinois. At the end of 1997, the Illinois General Assembly passed the Customer Choice Law as part of electric restructuring in the state. Retail competition for large business customers (over 4 MW load) and for a percentage of non-residential customers began October 1, 1999. By December 31, 2000 retail choice will be available to all non-residential customers. Full retail competition (including residential customers) will be effective by May 1, 2002.

IPALCO

Q.   PLEASE DESCRIBE IPALCO .

A. IPL is one of the two the principal subsidiaries of IPALCO. IPL operates as an integrated electric utility primarily engaged in the generation, transmission and distribution of electric power to more than 430,000 retail customers in metropolitan Indianapolis and portions of other central Indiana communities in surrounding counties. Like CILCO, the majority of IPL's capacity is coal-fired, although it has recently developed a new gas-fired peaking facility in its own service territory.(18) IPL's generation assets are shown in Exhibit No. WHH-11. IPL also owns and operates a district steam service system in downtown Indianapolis, which IPL has contracted to sell to Citizens.

---------------

18 IPL recently participated in developing new peaking facilities (Georgetown units) that became operational last summer. IPL owns one approximately 80 MW peaker, while DTE Energy owns two similar peakers at the facility. I have included this capacity in my analysis.



     IPL's open access transmission tariff has been accepted for filing by FERC(19) and IPL operates its transmission system as a control area within ECAR. IPL has received FERC authorization to make wholesale sales of electric energy at market-based rates.(20)

     IPALCO's other principal subsidiary is Mid-America Capital Resources, Inc. ("Mid-America"). Mid-America is a holding company for IPALCO's unregulated subsidiaries, which are engaged in various business enterprises. Neither Mid-America nor its subsidiaries own any electric generation or transmission facilities, and they are not engaged in the electric energy business.

     IPL is interconnected principally to AEP, Cinergy, Hoosier Energy Rural Electric Cooperative ("Hoosier"), and SIGE.(21) As discussed earlier, IPL is an incidental transmission owner, and none of the larger utilities that surround IPL needs to use the IPL transmission system to reach any other utility. IPL's retail service territory is wholly surrounded by Cinergy's and both Cinergy and other utilities wishing to access the Cinergy system can do so without reserving capacity on the IPL system.

----------------

19   Indianapolis Power & Light Co., 90 FERC paragraph 61,180 (2000).

20   Id.

21 IPL also has interconnection agreements in place with Indiana Municipal Power Agency ("IMPA") and Wabash Valley Power Association, Inc. ("Wabash"), and accesses both IMPA and Wabash by way of IPL's interconnections with the Cinergy transmission system. IMPA jointly owns with Cinergy certain transmission facilities in the Cinergy transmission system, as does Wabash. I have modeled IMPA and Wabash as TDUs connected to Cinergy, largely because of the lack of OASIS postings on transmission capacity for these entities. This modeling does not significantly impact the results of my analysis.




     IPL's only wholesale requirements customer is Wabash. Wabash has a long-term fixed rate contract and, therefore, is protected from any price effects hypothetically arising from the merger.


4.   FRAMEWORK FOR THE ANALYSIS

Q.   WHAT ARE THE GENERAL MARKET POWER ISSUES RAISED BY MERGE PROPOSALS?

A. Market power analysis of a merger proposal examines whether the merger would cause a material increase in the merging firms' market power or a significant reduction in the competitiveness of relevant markets. Market power is defined as the ability of a firm or group of firms to sustain profitably a significant increase in the price of their products above a competitive level.

     In merger analyses, the critical issue is the change in market competitiveness due to the merger. While the pre-merger competitiveness of markets may, as under the DOJ/FTC Guidelines, affect the amount of such change that is acceptable, the focus remains on the change in market competitiveness caused by the merger.

     This focus on the effects of the merger means that the merger analysis examines those business areas where the merging firms are competitors. In most instances, the merger will not affect competition in markets in which the merging firms do not compete. Analysis of the effects of a merger on market power in businesses in which the merging firms both participate is sometimes referred to as horizontal market power assessment. In the proposed merger of AES and IPALCO, therefore, the focus is properly on those markets in which both firms are actual or potential competitors. The analysis is intended to measure the adverse impact, if any, of the elimination of a competitor as a result of the combination.

     Vertical market effects of the merger relate to the merging firms' ability and incentives to use their market position over a product or service to affect competition in a related business or market. For example, vertical effects could result if the merger of two electric utilities created an opportunity and incentive to operate transmission in a manner that created market power for the generation activity of the merged company that did not exist previously. The Commission has identified market power as also arising from dominant control over potential generation sites or over fuels supplies and delivery systems. These are issues that could undercut the presumption that long-run generation markets are competitive.

Q.   WHAT ARE THE MAIN ELEMENTS IN DEVELOPING AN ANALYSIS OF MARKET POWER?

A. Understanding the competitive impact of a merger require defining the relevant market (or markets) in which the merging firms participate. Participants in a relevant market include all suppliers and, in some instances potential suppliers, who can compete to supply the products produced by the merging parties and whose ability to do so diminishes the ability of the merging parties to increase prices. Hence, determining the scope of a market is fundamentally an analysis of the potential for competitors to respond to an attempted price increase. Typically, markets are defined in two dimensions: geographic and product. Thus, the relevant market is composed of companies that can supply a given product (or its close substitute) to customers in a given geographic area.

Q. HOW HAS THE COMMISSION TYPICALLY EXAMINED PROPOSED MERGERS INVOLVING ELECTRIC UTILITIES?

A. Historically, the Commission examined mergers by focusin on specific product markets and by using a "hub-and-spoke" screening test to evaluate whether a further examination of potential market power was warranted. With the issuance of Order No. 592 in December 1996, the Commission changed its analytic approach and adopted a "delivered price test." Appendix A (the "Competitive Analysis Screen") of Order No. 592 outlines a detailed analytic method that applicants are required to follow in their applications and that the Commission will use in screening the competitive impact of mergers. If a proposed merger raises no market power concerns (i.e., passes the Appendix A screen), the inquiry is generally complete. If a proposed merger raises potential market power concerns, applicants can propose mitigation measures at the time of application.

Q.   WHAT PRODUCTS HAS THE COMMISSION GENERALLY CONSIDERED?

A. The Commission generally has defined the relevant produc markets to be long-term capacity, short-term capacity and non-firm energy. The Commission has used four measures to evaluate these products. These are Total Capacity ("TC"), Uncommitted Capacity ("UC"), Economic Capacity ("EC"), and Available Economic Capacity ("AEC").(22)

     The Commission has determined that long-term capacity markets are presumed to be competitive, unless special factors exist that limit the ability of new generation to be sited or receive fuel.(23)

-------------------

22 Total Capacity refers to a supplier's total generation capacity, not accounting for any load obligations or the cost of the generation. Uncommitted Capacity is computed by subtracting load obligations from the supplier's Total Capacity and adjusting for long-term firm obligations and any required reserve margin. Economic Capacity is capacity from generating units whose variable costs are such that they can deliver energy to the relevant destination market, after paying all applicable transmission and ancillary service costs, at a price near the market's competitive price. Available Economic Capacity is the same as Economic Capacity, except that the supplier's lowest cost resources are "covered" by any load obligations of the supplier.

23 Promoting Wholesale Competition Through Open Access Non-Discriminatory Transmission Services by Public Utilities; Recovery of Stranded Costs by Public Utilities and Transmitting Utilities, Order No. 888, FERC Stats. & Regs. paragraph 31,036 at 31,657 (1996).




     The Commission also has considered vertical issues that might affect competition in the wholesale electricity market. Specifically, it has considered whether control over transmission by one merging entity might be used to increase the profits earned by its merger partner in selling energy. Similarly, it has considered whether control over gas transmission could be used to raise the prices received by a generation-owning merger partner.

Q.   HOW HAS THE COMMISSION ANALYZED GEOGRAPHIC MARKETS?

A. To examine geographic markets, the Commission traditionally has focused on the utilities that are directly interconnected to the applicant companies. This "destination market" approach was continued in Order No. 592. Each utility that is directly interconnected to the applicants is considered a separate "destination market." Additionally, the Commission has suggested that utilities who historically have been customers of applicants are also potential "destination markets," and requires that applicants analyze the effects of mergers on such markets where their sales are material. If the Appendix A analysis shows that a company will not be able to exercise market power in its first-tier destination markets, it generally follows that the applicants will not have market power in more broadly defined and more geographically remote markets.

     The supply alternatives to each destination market are defined using the "delivered price test," which identifies suppliers that can reach a destination market at a cost no more than 5 percent over the pre-merger market price. Formally, the supply is considered economic if a supplier's generation can be delivered to a destination market, including delivery costs (which include transmission rates, transmission losses and ancillary services), at a cost that is within 105 percent of the destination market price. Physical transmission constraints also are taken into consideration in determining the potential supply to the destination market. Thus, unlike the "hub-and-spoke" methodology, competing suppliers are no longer defined by bright lines. Competing suppliers are defined as those who have capacity (energy) that is physically and economically deliverable to the destination market. Their importance in the market (i.e., their market share) is determined by the amount of such capacity.

     This test is intended to be a conservative screen to determine whether further analysis of market power is necessary. The screen is the first step in determining whether there is a need for further investigation. If the screening test is not passed, leaving open the issue of whether the merger will create market power, applicants are invited to provide further information to demonstrate that the merger will not adversely affect competition. The Commission also invites applicants to propose mitigation remedies targeted to reduce potential anti-competitive effects to safe harbor levels. If it remains unpersuaded that the merger is competitively benign, the Commission will undertake a proceeding to determine whether unmitigated market power concerns mean that the merger is contrary to the public interest.

Q. WHAT FRAMEWORK DOES THE COMMISSION USE TO DETERMINE WHETHER A MERGER POSES POTENTIAL MARKET POWER CONCERNS?

A. In Order No. 592, the Commission adopted the DOJ/FTC Guidelines for measuring market concentration levels by the HHI. A key part of the Guidelines is a market power screen. To determine whether a proposed merger will have a significant anti-competitive impact, the DOJ and FTC consider the level of the HHI after the merger (the post-merger
     HHI) and the change in the HHI that results from the combination of the market shares of the merging entities. Markets with a post-merger HHI of less than 1000 are considered "unconcentrated." The DOJ and FTC generally consider mergers in such markets to have no anti-competitive impact. Markets with post-merger HHIs of 1000 to 1800 are considered "moderately concentrated." In those markets, mergers that result in an HHI change of 100 points or fewer are considered unlikely to have anti-competitive effects. Finally, post-merger HHIs of more than 1800 are considered to indicate "highly concentrated" markets. The Guidelines suggest that in these markets, mergers that increase the HHI by 50 points or fewer are unlikely to have a significant anti-competitive impact, while mergers that increase the HHI by more than 100 points are considered likely to reduce market competitiveness. These are the screening thresholds (or "safe-harbor" levels) that I have used in my analysis.


5.   DESCRIPTION OF METHODOLOGY

Q. PLEASE SUMMARIZE THE METHODOLOGY THAT YOU USED TO ANALYZE THE COMPETITIVE EFFECTS OF THE MERGER.

A. I evaluated the competitive effects of the merger using the methodology described in Appendix A, as summarized above. I used PA Consulting's Competitive Analysis Screening model ("CASm")(24), which implements the delivered price test and other calculations required in Appendix A, to do the required analyses. The source and methodology for the data required to conduct the delivered price test in CASm are described in Exhibit No. WHH-12. A technical description of CASm is provided in Exhibit No. WHH-13. Given the number of periods, destination markets, and sensitivity analyses, described in detail below, I have evaluated about 880 separate measure/markets using the delivered price test. In addition, I also analyzed the Total Capacity and Uncommitted Capacity measures.

-----------------

24 CASm was developed by predecessor companies, PHB and PHB-Hagler Bailly, and has been used in analyzing numerous mergers and power plant acquisitions in proceedings before the Commission.


Q.   WHAT DESTINATION MARKETS DID YOU ANALYZE?

A. I examined 10 destination markets that could potentially be impacted by the merger.25

     I included the first-tier utilities of CILCO and IPL. A noted earlier, CILCO's first-tier utilities are Ameren, ComEd, IP, and CWLP and IPL's first-tier utilities are AEP, Cinergy, Hoosier, and SIGE.

     Appendix A instructs Applicants to also include as destination markets historical customers. Based on a review of Applicants' sales during 1998 and 1999 reported in their respective FERC Form 1's, there are no markets that Applicants made more that a de minimis amount of sales to outside of each utilities' directly interconnected utilities.(26)

----------------

25 Exhibit No. WHH-14 includes a list of the entities (and corresponding abbreviations used in other exhibits), included in the analysis.

26 I excluded certain categories of customers as destinatio markets. First, I excluded power marketers, for the obvious reason that they do not comprise control areas. Similarly, I excluded municipals, cooperatives and TDUs which do not comprise a control area; instead, utility control areas that are destination markets are proxies for the competitive alternatives faced by these customers. Finally, I excluded markets where the Applicants sold an insignificant amount of energy (less than $100,000 for this purpose). For 1998, this would include Alliant (WPL), Wisconsin Electric Power, and IMPA. For 1999, this would also include DP&L. Note these markets are not between CILCO and IPL and the indicators of the merger's impact will be less than that shown in the markets analyzed.



Q.   DID YOU ANALYZE A DESTINATION MARKET FOR APPLICANTS' TDU CUSTOMERS?

A. Yes. The CILCO and IPL home destination markets are reasonable proxies for any of Applicants' TDU customers.

Q.   WHAT TIME PERIODS DID YOU ANALYZE?

A. For each destination market, I examined eleven time periods for both the Economic Capacity and Available Economic Capacity measures, selected to reflect a broad range of system conditions. I evaluated hourly load data to aggregate similar hours.(27) I defined periods within three seasons (Summer, Winter and Shoulder) to reflect the differences in unit availability and transmission capacity as well as base flows on the network, as reflected in ATC values.

     The periods evaluated (and the designations used to refe to these periods in exhibits) are:

     SUMMER (June-July-August)

     SUPER PEAK 1 (S_SP1): Top 25 load hours

     SUPER PEAK 2 (S_SP2): Next 125 load hours


     SUPER PEAK 3 (S_SP3): Next 350 load hours

     PEAK (S_P): Remaining peak hours(28)

     OFF-PEAK (S_OP): All off-peak hours

     WINTER (December-January-February)

     SUPER PEAK (W_SP): Top 150 load hours

     PEAK (W_P): Remaining peak hours

     OFF-PEAK (W_OP): All off-peak hours

     SHOULDER (March-April-May-September-October-November).

     SUPER PEAK (SH_SP): Top 150 load hours

     PEAK (SH_P): Remaining peak hours

     OFF-PEAK (SH_OP): All off-peak hours

---------------

27 IPL's hourly load data was used as the basis for aggregating similar hours. The results would not differ significantly if this aggregation was done using a different reference utility.

28 Peak and off-peak hours were defined based on NERC's definition, except that I considered only non-holiday Monday-Friday as peak days, whereas NERC defines the peak days as non-holiday Monday-Saturday. See ftp://www.nerc.com/pub/sys/all_updl/oc/opman/apdx1f.doc .


Q.   WHAT COMPETITIVE PRICE LEVELS DID YOU ANALYZE?

A. For each destination market, I evaluated conditions assuming destination market prices ranging from $15/MWh in the Winter and Shoulder Off-Peak periods (W_OP and SH_OP) to $100/MWh in the Summer Super Peak 1 period (S_SP1). This broad range of prices, in combination with the time periods, should be reflective of a sufficient range of system conditions such that a full picture of the merger's effects is captured.

Q. DID YOU TAKE SYSTEM LAMBDAS AND OTHER PUBLICLY AVAILABLE PRICING INFORMATION INTO CONSIDERATION IN CHOOSING THE PRICE LEVELS TO ANALYZE?

A. Broadly yes. Exhibit No. WHH-15 shows the relevant system lambda and Power Markets Week information. Both sources are subject to well known limitations. System lambda data are subject to the vagaries of the source utility's methodology. For example, a number of utilities report a constant system lambda on a year-round basis, while other utilities in the region show significant differences depending on season. However, I did take the system lambda data into account in selecting the prices to analyze, particularly to identify the lower range of price to be analyzed.

     Reported power market prices are subject to potential sampling error; they represent a fairly limited number of trades in relevant regions; they are not necessarily consistent with all the underlying data used in the Appendix A analysis (e.g., in Appendix A transmission rates are assumed to be the maximum filed-rates, while the market prices would reflect actual transmission costs incurred); and there are far fewer pricing "hubs" for reported market data than there are destination markets.

     The purpose of considering varying conditions (prices, seasons and load levels) in Appendix A analyses is to test whether a merger that might be benign under particular market conditions (e.g., at peak load) would be less benign under other, frequently occurring, conditions. Thus, the key requirement is to span the full range of likely conditions. Ultimately, I concluded that a range of prices from $15 per MWh in off-peak periods to $100 in the summer super peak was sufficient to fully explore possible differences in expected competitive conditions throughout the year. The $15 price is the lowest typical price that can be anticipated on a non-transitory basis. While transactions data (and some occasional system lambda data) demonstrate that prices can sometimes exceed $100 per MWh, modeling higher prices would not change my results. At $100 per MWh, essentially all of the capacity of all of the market participants in all of the relevant markets is economic (the incremental costs even of inefficient peaking units is less than $105/MWh), so the supply of economic energy would not be different at higher prices.

Q.   PLEASE DESCRIBE THE BASIC MODEL ARCHITECTURE YOU USED IN ANALYZING
     THIS MERGER.

A. Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "node" or area that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic facet of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on the relative amount of economic generation that each party controls at a constrained interface.

     I represented simultaneous imports into a destination market based on a "common limiting element" approach consistent with the Commission's approach outlined in Ohio Edison Co.(29)

---------------

29 Ohio Edison Co., et al., 80 FERC paragraph 61,039 at 61,107 (1997) (joint application to form FirstEnergy Corp.).

Q.   WHAT REPRESENTATIVE YEAR DID YOUR ANALYSIS COVER?

A. Order No. 592 requires that the analysis be forward looking. I intend my analysis to approximate conditions in 2001 as a representative near-term future year. I used control area to control area limits
     (ATCs and TTCs) from current OASIS postings to represent the transfer capacity between each area in the model.(30) These are the most recently available data. (The analysis is conducted in year 2000 dollars.)

     Where appropriate, I adjusted other relevant data to approximate 2001 conditions. As described in Exhibit No. WHH-12, this includes load, generation costs and a conservative amount of confirmed new construction.

---------------

30 The OASIS data were retrieved during July and August and generally provide postings from August 2000 to August 2001. The data from each month were averaged to derive seasonal values in the analysis, as described in Exhibit No. WHH-12.

6.   IMPACT OF THE MERGER ON COMPETITION HORIZONTAL MARKET POWER

Q. WHAT SPECIFIC ANALYSES DID YOU CONDUCT TO EVALUATE THE POTENTIAL EFFECTS ARISING FROM THE COMBINATION OF GENERATION ASSETS?

A. Consistent with the guidance in Order No. 592, I analyzed Economic Capacity and Available Economic Capacity, focusing on the combination of Applicants' generation. Given the status of restructuring in Illinois and surrounding regions, the Economic Capacity analysis is the measure most relevant to this merger. As discussed infra, the Available Economic Capacity analyses does not provide a fully reliable and useful insight into future market conditions since the native load that distinguishes this analysis from the Economic Capacity analysis is changing at unpredictable rates.

     I have also analyzed Total Capacity and Uncommitted Capacity, although these measures are not required explicitly by Order No. 592 or the Merger NOPR. Under the normal application of the Commission's "hub-and-spoke" analysis of Total and Uncommitted Capacity Applicants' would not be in the same market due to their geographical configuration. Nevertheless, I did perform an analysis of these two measures including only the directly interconnected utilities of CILCO and IPL. This is the narrowest, feasible geographic market that can be defined that includes both CILCO and IPL.(31)

---------------

31 If the market were defined to also include AES' units in other parts of the Eastern Interconnection, such as New York, the resulting market shares would be even lower than those reported since the market would also include all of the other capacity located between ECAR and New York.

     ECONOMIC CAPACITY

Q.   PLEASE SUMMARIZE THE ECONOMIC CAPACITY MEASURE.

A. My analysis of Economic Capacity shows that there are no screen failures in any relevant market. As noted earlier, this is principally due to the presence of several much larger suppliers in the Applicants' region that can compete in the energy market, including AEP, Ameren, Cinergy and ComEd, as well as other suppliers at approximately the scale of Applicants. It is also due to the relatively limited transmission capacity into and out of Applicants' principal electric generating companies.

     Exhibit No. WHH-2 shows that Applicants' market shares, pre- and post-merger, in each of the destination markets. As noted earlier, I assumed in my base case analysis that IPL was not a member of any RTO both pre- and post-merger. All of the results are less than the safe-harbor thresholds, indicating that there are no competitive concerns raised by the merger. Exhibit Nos. WHH-4 through WHH-7, Exhibit No. WHH-16, and Exhibit No. WHH-17 are sensitivity analyses performed using the Economic Capacity measure. These analyses are described under "Sensitivities" below. These analyses contain no screen violations, and indicate no competitive concerns associated with the merger.

AVAILABLE ECONOMIC CAPACITY

Q.   PLEASE SUMMARIZE THE AVAILABLE ECONOMIC CAPACITY MEASURE

A. For the Available Economic Capacity analysis, I conducte my analysis using the base case assumptions, as described above regarding the Economic Capacity analysis. The only difference between the Economic Capacity measure and the Available Economic Capacity measure is that the latter accounts for retained load obligations. I based each supplier's load on information for 1999 retail loads, escalating those loads based on projected growth in electric demands throughout the region.(32)

     I assumed that each utility retains its full, historic load responsibility (i.e., I made no assumption about retail access for this analysis). In a slightly different context,(33) the Commission has indicated its distaste for hypothetical assumptions about the extent of retail access in markets where such access has begun. To avoid such hypothetical assumptions, I simply have assumed that retail access will not materially affect the amount that the various suppliers can make available to the wholesale market. In the Midwestern markets that are most likely to be problematic based on the Economic Capacity analysis, retail access either has not yet begun or is just now beginning. Hence, the zero access assumption for suppliers to these markets likely is not far off the mark.(34)

     The results of the analysis are shown in Exhibit No. WHH-3. The analysis shows that all of the indicators are well below the Commission's safe-harbor levels, again supporting my conclusion that the merger raises no competitive concerns.

---------------

32   See Exhibit No. WHH-12 for further details.

33   EME Homer City Generation, L.P., 86 FERC paragraph 61,016 (1999).

34 CILCO has not lost a significant amount of load to date due to restructuring in Illinois. Thus, the zero access assumption is applicable for CILCO.

SENSITIVITIES

Q. PLEASE DESCRIBE THE SENSITIVITY ANALYSES YOU UNDERTOOK USING THE ECONOMIC CAPACITY MEASURE.

A. The key variables in the FERC's delivered price test in this instance are related to transmission rates and transmission capacity. Since the Applicants are not contiguous and, in fact do not even have any common interconnections, these items are significant determinants of whether the companies appear as significant potential competitors in any destination market under the delivered price test.(35) I performed sensitivity analysis on RTO configurations, as described earlier. I also performed an analysis using increased transmission capacity.

     In the first RTO configuration sensitivity, I assumed that IPL was a member of the MISO or Alliance RTO pre and post-merger. This assumption does not significantly impact the results, as shown in Exhibit No. WHH-4 and Exhibit No. WHH-5. In these analyses, I assumed that Illinois Power and Commonwealth Edison were members of the MISO.

     In the second RTO sensitivity, I again assumed that IPL was a member of the MISO or Alliance RTO, but assumed that Illinois Power and Commonwealth Edison switch from the MISO to the Alliance RTO. This analysis again does not significantly impact the results. These results are shown in Exhibit No. WHH-6 and Exhibit No. WHH-7.

     I also conducted an additional sensitivity analysis wher I assumed all transmission rates were zero, except for incremental losses. This sensitivity is intended to be a limiting case showing the effects of market enlargement on the competitive effects of the merger. Again, even under this extreme assumption, the results were not significantly different than those found in the base case. These results are shown in Exhibit No. WHH-16.


     In the transmission capacity sensitivity, I assumed that full TTC values, rather than ATCs, were available to interconnect markets. This increases the ability of Applicants, and other potential suppliers, to deliver into the destination markets. Again, the results indicate that the merger raises no competitive concerns. These results are shown in Exhibit No. WHH-17.

     My conclusions are further supported by these sensitivit analyses.

---------------

35 Note that since the delivered price test does not accoun for opportunity costs, even if the analysis did find evidence of the Applicants' potentially serving common markets, it would not necessarily indicate any competitive concern, but rather that further investigation is required.


TOTAL CAPACITY

Q.   PLEASE DESCRIBE THE RESULTS OF THE TOTAL CAPACITY ANALYSIS.

A. The Commission's traditional "hub-and-spoke" methodology could not be used directly in this instance since neither CILCO nor IPL would qualify as being in common markets, given the transmission network around the Applicants. Thus, I constructed the narrowest possible geographic market by including CILCO, IPL and their directly interconnected utilities. If the safe-harbor thresholds are met for the Total Capacity measure under this unrealistically narrow market definition, the Commission can be very certain that there are no competitive concerns arising from this measure from any other credible market definition.(36)

     The results are shown in Exhibit No. WHH-18. As shown, Applicants' combined market share is about 5 percent and the change in market concentration, as defined using the HHI indicator, is about 11.

---------------

36 I also excluded merchant capacity for purposes of this analysis. Including planned and operational merchant facilities would further reduce the Applicants' reported market shares.


UNCOMMITTED CAPACITY

Q.   PLEASE DESCRIBE THE RESULTS OF THE UNCOMMITTED CAPACITY ANALYSIS.

A. The proposed merger raises no competitive issues regarding Uncommitted Capacity. First, IPL has no Uncommitted Capacity, even assuming conservative reserve margins, as shown in Exhibit No. WHH-19. Thus, there can be no merger effect under this measure. Similarly, based on historic load obligations CILCO does not have any uncommitted capacity, as shown in Exhibit No. WHH-19. Thus, there are no competitive concerns raised by my evaluation of the Uncommitted Capacity measure.

VERTICAL MARKET POWER

Q.   PLEASE DESCRIBE YOUR ANALYSIS OF VERTICAL MARKET POWER.

     A. I evaluated two vertical relationships in order to examine whether the proposed combination would facilitate vertical market power. First, I evaluated the combination of the companies' electric generating resources with their electric transmission assets. This merger should raise no vertical market power concerns in this respect. CILCO has committed to join the MISO and to creating an independently owned and governed institution under MISO to which it will turn over its retained control area operator functions. In addition, AES has committed that IPL, as an AES subsidiary, will join an RTO if necessary to avoid an evidentiary hearing on this Application. Furthermore, even absent the RTO commitments, Order Nos. 888 and 889 ensure that transmission owners such as Applicants will not be able to foreclose access to any essential transmission facilities, including connecting new merchant plants to their grids. In its Order 2000 compliance filing, IPL explains that it is an incidental transmission owner, and its system can be accurately described as either a high voltage distribution system or a local area transmission system. Neither Cinergy, nor any other utility directly interconnected with IPL, needs to use the IPL transmission system to reach any other utility. IPL has no TDUs that are not contractually covered with long-term contracts with IPL There is no schedule for retail access in Indiana that could create a market opportunity for competitors to serve IPL's retail customers.

OTHER POTENTIAL MARKET POWER ISSUES

Q. ARE THERE ANY OTHER ISSUES THAT WOULD AFFECT COMPETITION IN THE RELEVANT MARKETS?

A. As noted earlier, I have not formally analyzed competition in long-term markets which the Commission has found to be presumptively competitive (although I discuss entry in this section as well).

     In addition, in Order No. 888, the Commission in referring to a decision in Entergy Services, Inc. noted that "after examining generation dominance in many different cases over the years, we have yet to find an instance of generation dominance in long-run bulk power markets."(37) In the Merger NOPR, the Commission stated that "[a]s restructuring in the wholesale and retail electricity markets progresses, short-term markets appear to be growing in importance. The role of long-term capacity markets appears to be diminishing."(38)

     The possible exceptions to this presumption arise from vertical issues, such as control over transmission, fuels supplies or generating sites, that might block entry in the long-term. As discussed above, the RTO commitments of CILCO and AES (on behalf of IPL as an AES subsidiary) and the facts specific to IPL's transmission ensure that they cannot use their control over transmission to block entry into the long-run market.

---------------

37   Order No. 888 at 31,649 n.86 (citation omitted)

38   Merger NOPR, FERC Stats. & Regs. paragraph 32,528 at 33,367.


Q. WHAT IS THE ISSUE CONCERNING AN APPLICANT'S CONTROL OVER ESSENTIAL FUELS OR DELIVERY SYSTEMS?

A. In the context of long-term capacity markets, the issue is whether the merging parties can foreclose or impede the entry of competing generators. As discussed above, CILCO is not in a position to foreclose current competitors. This review examines whether the merger would allow the combined company to impede entry by new competitors through the use of fuel supply inputs.

Q. DO THESE APPLICANTS HAVE THE ABILITY TO FRUSTRATE ENTRY DUE TO THEIR CONTROL OVER FUELS OR FUEL DELIVERY SYSTEMS?

A. No. As noted earlier, CILCO's natural gas transportatio assets serve basically only a small amount of CILCO owned facilities. Similarly, IPL's ownership of undeveloped coal reserves does not convey any ability of IPL to frustrate entry.

Q.   DO APPLICANTS EXERCISE CONTROL OVER THE AVAILABLE GENERATION SITES?

A. No. I was unable to identify any special barriers to entry in this regard. While IPL and CILCO own a few potential generating sites, there are numerous other sites available, as shown by actual recent entry in the area.

     The geographic areas served by these Applicants are relatively small and the geographic area that must be included in any market definition that contains both Applicants encompasses quite a large region and includes many control areas. Entrants who could compete in areas potentially affected by this merger would not need to locate new facilities in Applicants' service areas or connect to Applicants' transmission systems. This is especially true given Applicants' open access transmission, overseen by the Commission, and the RTO membership and commitments discussed above.

Q. IS THERE ANY EVIDENCE THAT THERE WILL BE ENTRY INTO THE MAIN AND ECAR MARKETS WITHIN THE NEXT FEW YEARS?

A. Yes. First, entry can be accomplished in far shorter periods of time than were required with the large coal and nuclear generation facilities that used to be the chosen technology. According to the Department of Energy, conventional and advanced combined cycle generating units have a lead time of three years, and combustion turbines (i.e., peaking capacity) have a lead time of only two years.(39)

     There is substantial evidence that additional entry will occur and, in fact, is already taking place. For example, I identified more than 17,000 MW of planned new generating capacity that has either entered service or is planned to enter service by around 2001 in just ECAR and MAIN.(40)

     There is also evidence of entry in the specific regions where IPL and CILCO operate. For example, in the past year, DTE Energy has located two combustion turbines in IPL's control area, and an affiliate of Enron Power Marketing has interconnected with the transmission systems of both IPL and Cinergy near Wheatland, Indiana. In Illinois, there were proposals for over 2,400 MW of new generation from a variety of suppliers during the first quarter of this year.(41)

---------------

39 Assumptions to the Annual Energy Outlook 1999, Energy Information Administration, U.S. Department of Energy, December 1998, p. 59.

40 In my analyses, I included only about 6,500 MW of this generating capacity, representing only those units that are most likely to be in-service given the milestones that they have reached to date. These units are shown in workpapers.

41   See Power Generation Markets Quarterly (1st quarter, 2000), page 48.


7.       CONCLUSION

Q.   PLEASE SUMMARIZE YOUR RECOMMENDATION.

A. I recommend that the Commission determine that this merger will not have an adverse effect on competition in markets subject to its jurisdiction.

Q.   DOES THIS COMPLETE YOUR TESTIMONY?

A.   Yes.


                                  EXHIBITS

Exhibit No. WHH-1     Resume of William H. Hieronymus

Exhibit No. WHH-2     Economic Capacity - Base case

Exhibit No. WHH-3     Available Economic Capacity - Base case

Exhibit No. WHH-4     Economic Capacity - IPL in MISO Pre and Post-Merger (IP
                               and ComEd in MISO)

Exhibit No. WHH-5     Economic Capacity - IPL in Alliance Pre and Post-Merger
                               (IP and ComEd in MISO)

Exhibit No. WHH-6     Economic Capacity - IPL in MISO Post-Merger (IP and ComEd
in Alliance)

Exhibit No. WHH-7     Economic Capacity - IPL in Alliance Post-Merger (IP and
                               ComEd in Alliance)

Exhibit No. WHH-8     Transmission Network Around CILCO and IPL

Exhibit No. WHH-9     Purchases and Sales - 1998-1999

Exhibit No. WHH-10    Natural Gas Units Served By CILCO

Exhibit No. WHH-11    AES / IPL Generating Units Included In The Analysis

Exhibit No. WHH-12    Data and Methodology

Exhibit No. WHH-13    Description of Competitive Analysis Screening Model
                                ("CASm")

Exhibit No. WHH-14    Abbreviations Used In Exhibit

Exhibit No. WHH-15    Destination Market Price Data

Exhibit No. WHH-16    Economic Capacity - No Transmission Rates Sensitivity

Exhibit No. WHH-17    Economic Capacity - Increased Transmission Capacity
                               Sensitivity

Exhibit No. WHH-18    Total Capacity Analysis

Exhibit No. WHH-19    Uncommitted Capacity Analysis



                                                               Exhibit No. WHH-1

WILLIAM H. HIERONYMUS                           MEMBER OF THE MANAGEMENT GROUP


William Hieronymus has consulted extensively to managements of electricity and gas companies, their counsel, regulators and policy makers. His principal areas of concentration are the structure and regulation of network utilities and associated management, policy and regulatory issues. He has spent the last several years working on restructuring and privatization of utility systems internationally and on changing regulatory systems and management strategies in mature electricity systems. In his twenty-plus years of consulting to this sector he also has performed a number of more specific functional tasks including the selection of investments, determining procedures for contracting with independent power producers, assistance in contract negotiation, tariff formation, demand forecasting and fuels market forecasting. Dr. Hieronymus has testified frequently on behalf of utility clients before regulatory bodies, federal courts and legislative bodies in the United States and United Kingdom. Dr. Hieronymus was previously a Senior Vice President of Putnam, Hayes and Bartlett (PHB), which merged with Hagler Bailly, Inc. in 1998. Hagler Bailly, Inc. was purchased by the PA Consulting Group in October 2000. A brief description of projects that he has led or contributed to include the following.

ELECTRICITY SECTOR STRUCTURE, REGULATION AND
RELATED MANAGEMENT AND PLANNING ISSUES

U.S. ASSIGNMENTS

1. Dr. Hieronymus served as an advisor to a western electric utility on restructuring and related regulatory issues and has worked with senior management in developing strategies for shaping and adapting to the emerging competitive market in electricity. As a part of this general assignment he helped develop, and testified respecting, a settlement with the state regulatory commission staff that provides, among other things, for accelerated recovery of strandable assets. He also prepared numerous briefings for the senior management group on various topics related to restructuring.

1. For several utilities seeking merger approval he has prepared and testified to market power analyses at FERC and before state commissions. He also has assisted in discussions with the Antitrust Division of the Department of Justice and in responding to information requests. The analyses he has sponsored cover the destination market-oriented traditional FERC tests, Justice Department-oriented market structure tests similar to the Order 592 required analyses, behavioral tests of the ability to raise prices and examination of vertical market power arising from ownership of transmission and generation and from ownership of distribution facilities in the context of retail access. The mergers on which he has testified include both electricity mergers and combination mergers involving electricity and gas companies.

1. For utilities and power pools preparing structural reforms, he has assisted in examining various facets of proposed reforms. This analysis has included both features of the proposals affecting market efficiency and those that have potential consequences for market power. Where relevant, the analysis also has examined the effects of alternative reforms on the client's financial performance and achievement of other objectives.

1. For the New England Power Pool he examined the issue of market power in connection with its movement to market-based pricing for energy, capacity and ancillary services. He also assisted the New England utilities in preparing their market power mitigation proposal. The main results of his analysis were incorporated in NEPOOL's market power filing before FERC.

1. As part of a large PHB team he assisted a midwest utility in developing an innovative proposal for electricity industry restructuring. This work formed the basis for that utility's proposals in its state's restructuring proceeding.

1. Dr. Hieronymus has contributed substantially to PHB's activities in the restructuring of the California electricity industry. In this context he also is a witness in California and FERC proceedings on the subject of market power and mitigation.

1. He has testified in state securitization and stranded cost quantification proceedings, primarily in forecasting the level of market prices that should be used in assessing the future revenues and the operating contribution earned by the owner of the utilities' assets in energy and capacity markets. The market price analyses are tailored to the specific features of the market in which the utility will operate and reflect transmission-constrained trading over a wide geographic area. He also has testified in rebuttal to other parties' testimony concerning stranded costs and assisted companies in internal stranded cost and asset valuation studies.

1. He has contributed to the development of benchmarking analyses for U.S. utilities. These have been used in work with PHB's clients to develop regulatory proposals, set cost reduction targets, restructure internal operations and assess merger savings.

1. Dr. Hieronymus was a co-developer of a market simulation package that PHB has tailored to region-specific applications. He and other PHB personnel have provided numerous multi-day training sessions using the package to help our utility clients in educating management personnel in the consequences of wholesale and retail deregulation and in developing the skills necessary to succeed in this environment.

1. Dr. Hieronymus has made numerous presentations to U.S. utility managements on the U.K. electricity system and has arranged meetings with senior executives and regulators in the U.K. for the senior managements of U.S. utilities.

1. For a task force of utilities, regulators, legislators and other interested parties created by the Governor's office of a northeastern state he prepared background and briefing papers as part of a PHB assignment to assist in developing a consensus proposal for electricity industry restructuring.

1. For an East Coast electricity holding company, he prepared and testified to an analysis of the logic and implementation issues concerning utility-sponsored conservation and demand management programs.

1. In connection with nuclear generating plants nearing completion, he has testified in Pennsylvania, Louisiana, Arizona, Illinois, Missouri, New York, Texas, Arkansas, New Mexico and before the Federal Energy Regulatory Commission in plant-in-service rate cases on the issues of equitable and economically efficient treatment of plant cost for tariff setting purposes, regulatory treatment of new plants in other jurisdictions, the prudence of past system planning decisions and assumptions, performance incentives and the life-cycle costs and benefits of the units. In these and other utility regulatory proceedings, Dr. Hieronymus and his colleagues have provided extensive support to counsel, including preparation of interrogatories, cross-examination support and assistance in writing briefs.

1. On behalf of utilities in the states of Michigan, Massachusetts, New York, Maine, Indiana, Pennsylvania, New Hampshire and Illinois, he has submitted testimony in regulatory proceedings on the economics of completing nuclear generating plants that are currently under construction. His testimony has covered the likely cost of plant completion, forecasts of operating performance and extensive analyses of ratepayer and shareholder impacts of completion, deferral and cancellation.

1. For utilities engaged in nuclear plant construction, Dr. Hieronymus has performed a number of highly confidential assignments to support strategic decisions concerning continuing the construction projects. Areas of inquiry included plant cost, financial feasibility, power marketing opportunities, the impact of potential regulatory treatments of plant cost on shareholders and customers and evaluation of offers to purchase partially completed facilities.

1. For an eastern Pennsylvania utility that suffered a nuclear plant shutdown due to NRC sanctions relating to plant management, he filed testimony regarding the extent to which replacement power cost exceeded the costs that would have occurred but for the shutdown.

1. For a major midwestern utility, he headed a team that assisted senior management in devising its strategic plans including examination of such issues as plant refurbishment/life extension strategies, impacts of increased competition and diversification opportunities.

1. On behalf of two West Coast utilities, he testified in a needs certification hearing for a major coal-fired generation complex concerning the economics of the facility relative to competing sources of power, particularly unconventional sources and demand reductions.

1. For a large western combination utility, Dr. Hieronymus participated in a major 18-month effort to provide it with an integrated planning and rate case management system. His specific responsibilities included assisting the client in design and integration of electric and gas energy demand forecasts, peak load and load shape forecasts and forecasts of the impacts of conservation and load management programs.

1. For two midwestern utilities, he prepared an analysis of intervenor-proposed modifications to the utilities' resource plans. He then testified on their behalf before a legislative committee.

1. For a major combination electric and gas utility, he directed the adaptation of a PHB-developed financial simulation model for use in resource planning and evaluation of conservation programs.

U.K. ASSIGNMENTS

1. Following promulgation of the White Paper setting out the general framework for privatization of the electricity industry in the United Kingdom, Dr. Hieronymus participated extensively in the task forces charged with developing the new market system and regulatory regime. His work on behalf of the Electricity Council and the twelve regional electricity councils focused on the proposed regulatory regime, including the price cap and regulatory formulas, and distribution and transmission use of system tariffs. He was an active participant in industry-government task forces charged with creating the legislation, regulatory framework, initial contracts and rules of the pooling and settlements system. He also assisted the regional companies in the valuation of initial contract offers from the generators, including supporting their successful refusal to contract for the proposed nuclear power plants that subsequently were canceled as being non-commercial.

1. During the preparation for privatization, he assisted several of the U.K. individual electricity companies in understanding the evolving system, in development of use of system tariffs, and in developing strategic plans and management and technical capabilities in power purchasing and contracting. He continued to advise a number of clients, including regional companies, power developers, large industrial customers and financial institutions on the U.K. power system for a number of years after privatization.

1. Dr. Hieronymus assisted four of the regional electricity companies in negotiating equity ownership positions and developing the power purchase contracts for an 1,825 megawatt combined cycle gas station. He also assisted clients in evaluating other potential generating investments including cogeneration and non-conventional resources.

1. He also has consulted on the separate reorganization and privatization of the Scottish electricity sector. PHB's role in that privatization included advising the larger of the two Scottish companies and, through it, the Secretary of State on all phases of the restructuring and privatization, including the drafting of regulations, asset valuation and company strategy.

1. He has assisted one of the Regional Electricity Companies in England and Wales in the 1993 through 1995 regulatory proceedings that reset the price caps for its retailing and distribution businesses. Included in this assignment have been policy issues such as incentives for economic purchasing of power, the scope of the price control, and the use of comparisons among companies as a basis for price regulation. His model for determining network refurbishment needs was used by the regulator in determining revenue allowances for capital investments.

1. He assisted this same utility in its defense against a hostile takeover, including preparation of its submission to the Cabinet Minister who had the responsibility for determining whether the merger should be referred to the competition authority.

ASSIGNMENTS OUTSIDE THE U.S. AND U.K.

1. Dr. Hieronymus has assisted a large state-owned European electricity company in evaluating the impacts of the 1997 EU directive on electricity that inter alia requires retail access and competitive markets for generation. The assignment includes advice on the organizational solution to elements of the directive requiring a separate transmission system operator and the business need to create a competitive marketing function.

1. For the European Bank for Reconstruction and Development he performed analyses of least cost power options, evaluation of the return on a major plant investment that the Bank was considering and forecasts of electricity prices in support of assessment of a major investment in an electricity intensive industrial plant.

1. For the OECD he performed a study of energy subsidies worldwide and the impact of subsidy elimination on the environment, particularly on greenhouse gases.

1. For the Magyar Villamos Muvek Troszt, the electricity company of Hungary, he developed a contract framework to link the operations of the different entities of an electricity sector in the process of moving from a centralized command and control system to a decentralized, corporatized system.

1. For Iberdrola, the largest investor-owned Spanish electricity company, he assisted in development of their proposal for a fundamental reorganization of the electricity sector, its means of compensating generation and distribution companies, its regulation and the phasing out of subsidies. He also has assisted the company in evaluating generation expansion options and in valuing offers for imported power.

1. Dr. Hieronymus contributed extensively to a project for the Ukrainian Electricity Ministry, the goal of which is to reorganize the Ukrainian electricity sector and prepare it for transfer to the private sector and the attraction of foreign capital. The proposed reorganization will be based on regional electricity companies, linked by a unified central market, with market-based prices for electricity.

1. At the request of the Ministry of Power of the USSR, Dr. Hieronymus participated in the creation of a seminar on electricity restructuring and privatization. The seminar was given for 200 invited Ministerial staff and senior managers for the USSR power system. His specific role was to introduce the requirements and methods of privatization. Subsequent to the breakup of the Soviet Union, he continued to advise the Russian energy and power ministry and government-owned generation and transmission company on restructuring and market development issues.

1. On behalf of a large continental electricity company he analyzed the proposed directives from the European Commission on gas and electricity transit (open access regimes) and on the internal market for electricity. The purpose of this assignment was to forecast likely developments in the structure and regulation of the electricity sector in the common market and assist the client in understanding their implications.

1. For the electric utility company of the Republic of Ireland, he assessed the likely economic benefit of building an interconnector between Eire and Wales for the sharing of reserves and the interchange of power.

1. For a task force representing the Treasury, electric generating and electricity distribution industries in New Zealand, he undertook an analysis of industry structure and regulatory alternatives for achieving economically efficient generation of electricity. The analysis explored how the industry likely would operate under alternative regimes and their implications for asset valuation, electricity pricing, competition and regulatory requirements.

TARIFF DESIGN METHODOLOGIES
AND POLICY ISSUES

1. Dr. Hieronymus participated in a series of studies for the National Grid Company of the United Kingdom and for ScottishPower on appropriate pricing methodologies for transmission, including incentives for efficient investment and location decisions.

1. For a U.S. utility client, he directed an analysis of time-differentiated costs based on accounting concepts. The study required selection of rating periods and allocation of costs to time periods and within time periods to rate classes.

1. For EPRI, he directed a study that examined the effects of time-of-day rates on the level and pattern of residential electricity consumption.

1. For the EPRI-NARUC Rate Design Study, Dr. Hieronymus developed a methodology for designing optimum cost-tracking block rate structures.

1. On behalf of a group of cogenerators, he filed testimony before the Energy Select Committee of the UK Parliament on the effects of prices on cogeneration development.

1. For the Edison Electric Institute (EEI), he prepared a statement of the industry's position on proposed federal guidelines on fuel adjustment clauses. He also assisted EEI in responding to the U.S. Department of Energy (DOE) guideline on cost-of-service standards.

1. For private utility clients, he assisted in the preparation of comments on draft Federal Energy Regulatory Commission (FERC) regulations and in preparing their compliance plans for PURPA Section l33.

1. For the EEI Utility Regulatory Analysis Program, he co-authored an analysis of the DOE position on the purposes of the Public Utilities Regulatory Policies Act of 1978. The report focused on the relationship between those purposes and cost-of-service and ratemaking positions under consideration in the generic hearings required by PURPA.

1. For a state utilities commission, Dr. Hieronymus assessed its utilities' existing automatic adjustment clauses to determine their compliance with PURPA and recommended modifications.

1. For the DOE, he developed an analysis of automatic adjustment clauses currently employed by electric utilities. The focus of this analysis was on efficiency incentive effects.

1. For the commissioners of a public utility commission, he assisted in preparation of briefing papers, lines of questioning and proposed findings of fact in a generic rate design proceeding.

SALES FORECASTING METHODOLOGIES
FOR GAS AND ELECTRIC UTILITIES

1. For the White House Sub-Cabinet Task Force on the future of the electric utility industry, Dr. Hieronymus co-directed a major analysis of "least-cost planning studies" and "low-growth energy futures." That analysis was the sole demand-side study commissioned by the task force and formed an important basis for the task force's conclusions concerning the need for new facilities and the relative roles of new construction and customer side-of-the-meter programs in utility planning.

1. For a large eastern utility, he developed a load forecasting model designed to interface with the utility's revenue forecasting system-planning functions. The model forecasts detailed monthly sales and seasonal peaks for a 10-year period.

1. For the DOE, he directed the development of an independent needs assessment model for use by state public utility commissions. This major study developed the capabilities required for independent forecasting by state commissions and constructed a forecasting model for their interim use.

1. For several state regulatory commissions, Dr. Hieronymus has consulted in the development of service area level forecasting models of electric utility companies.

1. For EPRI, he authored a study of electricity demand and load forecasting models. The study surveyed state-of-the-art models of electricity demand and subjected the most promising models to empirical testing to determine their potential for use in long-term forecasting.

1. For a midwestern electric utility, he has provided consulting assistance in improving its load forecast and has testified in defense of the revised forecasting models.

1. For an East Coast gas utility, he testified with respect to sales forecasts and provided consulting assistance in improving the models used to forecast residential and commercial sales.

OTHER STUDIES PERTAINING TO
REGULATED AND ENERGY COMPANIES

1. In a number of antitrust and regulatory matters, Dr. Hieronymus has performed analyses and litigation support tasks. These include both Sherman Act Section One and Two cases, contract negotiations, generic rate hearings, ITC hearings and a major asset valuation suit. In a major antitrust case, he testified with respect to the demand for business telecommunications services and the impact of various practices on demand and on the market share of a new entrant. For a major electrical equipment vendor he has testified on damages with respect to alleged defects and associated fraud and warranty claims. In connection with mergers for which he is the market power expert, he is assisting clients in responding to the Antitrust Division of the U.S. Department of Justice's Hart-Scott-Rodino requests.

1. For a private client, he headed a project that examined the feasibility and value of a major synthetic natural gas project. The study analyzed both the future supply costs of alternative natural gas sources and the effects of potential changes in FPC rate regulations on project viability. The analysis was used in preparing contract negotiation strategies.

1. For a industrial client considering development and marketing of a total energy system for cogeneration of electricity and low-grade heat, he developed an estimate of the potential market for the system by geographic area.

1. For the U.S. Environmental Protection Agency (EPA), Dr. Hieronymus was the principal investigator in a series of studies for forecasting future supply availability and production costs for various grades of steam and metallurgical coal to be consumed in process heat and utility uses.

Dr. Hieronymus has addressed a number of conferences on such issues as market power, industry restructuring, utility pricing in competitive markets, international developments in utility structure and regulation, risk analysis for regulated investments, price squeezes, rate design, forecasting customer response to innovative rates, intervenor strategies in utility regulatory proceedings, utility deregulation and utility-related opportunities for investment bankers.

Before joining PHB, Dr. Hieronymus was program manager for Energy Market Analysis at Charles River Associates. Previously, he served as a project director at Systems Technology Corporation and as an economist while serving in the U.S. Army. He is a present or past member of the American Economics Association and the International Association of Energy Economists, and a past member of the Task Force on Coal Supply of the New England Energy Policy Commission. He is the author of a number of reports in the field of energy economics and has been an invited speaker at numerous conferences.

Dr. Hieronymus received a B.A. from the University of Iowa and M.A. and Ph.D. degrees in economics from the University of Michigan.


                                                               Exhibit No. WHH-2

                                                      BASE                                     MERGER
                                       AES                     HHI                              HHI                   HHI
   Market    Period   Price        MW    Mkt Share   MW    Mkt Share Pre-Merger     MW    Mkt Share  Post-Merger     Change
CILCO        S_SP1        100       1210   44.70%        2     0.10%        2409     1212    44.80%          2417         8
CILCO        S_SP2         75       1210   44.70%        2     0.10%        2406     1212    44.80%          2414         8
CILCO        S_SP3         50       1185   44.20%        2     0.10%        2369     1188    44.30%          2377         8
CILCO        S_P           30       1160   43.70%        3     0.10%        2335     1163    43.80%          2345        10
CILCO        S_OP          20       1120   45.50%        0     0.00%        2516     1120    45.50%          2516         0
CILCO        W_SP          25       1019   41.50%        0     0.00%        2222     1019    41.50%          2222         0
CILCO        W_P           20       1019   41.90%        0     0.00%        2317     1019    41.90%          2317         0
CILCO        W_OP          15        330   19.50%        0     0.00%        1476      330    19.50%          1476         0
CILCO        SH_SP         40        975   39.50%        4     0.20%        1958      980    39.60%          1971        14
CILCO        SH_P          25        911   38.80%        0     0.00%        2037      911    38.80%          2037         0
CILCO        SH_OP         15        294   17.90%        0     0.00%        1465      294    17.90%          1465         0

IPL          S_SP1        100          4    0.10%     2844    52.10%        2954     2848    52.10%          2961         8
IPL          S_SP2         75          4    0.10%     2844    52.10%        2954     2848    52.10%          2961         8
IPL          S_SP3         50          4    0.10%     2658    50.40%        2801     2662    50.50%          2809         8
IPL          S_P           30          5    0.10%     2440    49.60%        2747     2446    49.70%          2757        10
IPL          S_OP          20          5    0.10%     2440    49.60%        2755     2445    49.70%          2765        10
IPL          W_SP          25          8    0.10%     2450    40.00%        2041     2458    40.20%          2051        11
IPL          W_P           20          6    0.10%     2450    40.10%        2159     2456    40.20%          2167         8
IPL          W_OP          15          0    0.00%     2450    40.40%        2327     2450    40.40%          2327         0
IPL          SH_SP         40          6    0.10%     2382    40.40%        2031     2389    40.50%          2039         9
IPL          SH_P          25          8    0.10%     2177    39.20%        2039     2185    39.40%          2050        11
IPL          SH_OP         15          0    0.00%     2177    39.70%        2207     2177    39.70%          2207         0

AEP          S_SP1        100        152    0.20%     1678     2.60%        1434     1831     2.90%          1435         1
AEP          S_SP2         75        153    0.20%     1679     2.60%        1434     1832     2.90%          1435         1
AEP          S_SP3         50        155    0.20%     1665     2.60%        1436     1821     2.90%          1437         1
AEP          S_P           30        182    0.30%     1761     2.80%        1482     1943     3.10%          1484         2
AEP          S_OP          20        207    0.30%     1763     2.90%        1496     1970     3.20%          1498         2
AEP          W_SP          25        105    0.20%     2003     3.00%        1375     2108     3.20%          1376         1
AEP          W_P           20        157    0.30%     1628     2.60%        1526     1785     2.90%          1528         1
AEP          W_OP          15        111    0.20%        0     0.00%        2042      111     0.20%          2042         0
AEP          SH_SP         40         90    0.20%     1965     3.40%        1344     2054     3.60%          1345         1
AEP          SH_P          25         89    0.20%     1822     3.20%        1401     1912     3.40%          1402         1
AEP          SH_OP         15         94    0.20%        0     0.00%        2094       94     0.20%          2094         0

AMEREN       S_SP1        100        452    2.00%       68     0.30%        2088      520     2.30%          2089         1
AMEREN       S_SP2         75        452    2.10%       68     0.30%        2051      520     2.40%          2052         1
AMEREN       S_SP3         50        452    2.10%       68     0.30%        2026      521     2.40%          2027         1
AMEREN       S_P           30        463    2.10%       77     0.40%        2004      540     2.50%          2005         2
AMEREN       S_OP          20        492    2.60%       65     0.40%        2375      558     3.00%          2377         2
AMEREN       W_SP          25        350    1.50%       76     0.30%        1576      426     1.80%          1576         1
AMEREN       W_P           20        156    0.70%        0     0.00%        1630      156     0.70%          1630         0
AMEREN       W_OP          15         37    0.20%        0     0.00%        1515       37     0.20%          1515         0
AMEREN       SH_SP         40        314    1.40%       60     0.30%        1463      374     1.60%          1464         1
AMEREN       SH_P          25        321    1.50%       65     0.30%        1533      386     1.80%          1534         1
AMEREN       SH_OP         15         45    0.20%        0     0.00%        1514       45     0.20%          1514         0

CIN          S_SP1        100         22    0.10%      968     3.70%        2001      990     3.80%          2001         1
CIN          S_SP2         75         22    0.10%      968     3.70%        1989      990     3.80%          1990         1
CIN          S_SP3         50         23    0.10%      941     3.70%        1933      964     3.80%          1934         1
CIN          S_P           30         30    0.10%      942     4.10%        1840      972     4.20%          1841         1
CIN          S_OP          20         14    0.10%      941     4.20%        1997      955     4.30%          1998         1
CIN          W_SP          25         35    0.20%      727     3.20%        1903      762     3.30%          1904         1
CIN          W_P           20         24    0.10%      727     3.30%        2006      751     3.40%          2006         1
CIN          W_OP          15          0    0.00%        0     0.00%        2496        0     0.00%          2496         0
CIN          SH_SP         40         30    0.10%      744     3.10%        1846      773     3.20%          1846         1
CIN          SH_P          25         34    0.20%      728     3.40%        1803      762     3.50%          1804         1
CIN          SH_OP         15          0    0.00%        0     0.00%        2258        0     0.00%          2258         0

COMED        S_SP1        100        119    0.50%       13     0.00%        5300      131     0.50%          5300         0
COMED        S_SP2         75        119    0.50%       13     0.10%        5244      131     0.50%          5244         0
COMED        S_SP3         50        117    0.50%       13     0.10%        5227      130     0.50%          5227         0
COMED        S_P           30        117    0.50%       14     0.10%        5153      131     0.50%          5153         0
COMED        S_OP          20        126    0.70%       14     0.10%        6713      140     0.80%          6713         0
COMED        W_SP          25        110    0.60%       20     0.10%        6424      129     0.70%          6425         0
COMED        W_P           20        121    0.70%       18     0.10%        6752      138     0.80%          6752         0
COMED        W_OP          15          1    0.00%        0     0.00%        6771        1     0.00%          6771         0
COMED        SH_SP         40        108    0.50%       17     0.10%        4758      125     0.50%          4758         0
COMED        SH_P          25        104    0.60%       20     0.10%        6181      124     0.70%          6182         0
COMED        SH_OP         15          1    0.00%        0     0.00%        6420        1     0.00%          6420         0

CWLP         S_SP1        100        101    9.40%        1     0.10%        3038      102     9.50%          3040         1
CWLP         S_SP2         75        101    9.40%        1     0.10%        3036      102     9.50%          3038         1
CWLP         S_SP3         50        100    9.70%        1     0.10%        2892      101     9.80%          2894         2
CWLP         S_P           30         98    9.40%        1     0.10%        2907       99     9.50%          2909         2
CWLP         S_OP          20         98   10.60%        1     0.10%        2405       99    10.70%          2408         2
CWLP         W_SP          25         85    8.60%        2     0.20%        2065       87     8.80%          2069         4
CWLP         W_P           20         67    6.70%        0     0.00%        2072       67     6.70%          2072         0
CWLP         W_OP          15          0    0.00%        0     0.00%        1016        0     0.00%          1016         0
CWLP         SH_SP         40         82    7.80%        2     0.20%        2413       83     8.00%          2416         3
CWLP         SH_P          25         80    8.50%        2     0.20%        1959       82     8.70%          1963         4
CWLP         SH_OP         15          2    0.30%        0     0.00%         998        2     0.30%           998         0

HEC          S_SP1        100          2    0.00%      187     5.60%        1770      188     5.70%          1771         1
HEC          S_SP2         75          2    0.00%      187     5.60%        1768      189     5.70%          1769         1
HEC          S_SP3         50          2    0.00%      183     5.50%        1757      184     5.60%          1757         1
HEC          S_P           30          2    0.10%      189     5.70%        1754      191     5.70%          1754         1
HEC          S_OP          20          2    0.10%      189     5.70%        1768      191     5.80%          1769         1
HEC          W_SP          25          2    0.10%      134     4.10%        1841      137     4.20%          1842         1
HEC          W_P           20          2    0.00%      134     4.10%        1879      136     4.20%          1880         0
HEC          W_OP          15          0    0.00%        0     0.00%        2008        0     0.00%          2008         0
HEC          SH_SP         40          2    0.10%      137     4.50%        1687      138     4.50%          1687         1
HEC          SH_P          25          2    0.10%      137     4.50%        1715      139     4.60%          1716         1
HEC          SH_OP         15          0    0.00%        0     0.00%        1843        0     0.00%          1843         0

IP           S_SP1        100        435    4.10%       38     0.40%        1878      473     4.40%          1881         3
IP           S_SP2         75        435    4.10%       38     0.40%        1873      473     4.40%          1875         3
IP           S_SP3         50        435    4.10%       38     0.40%        1897      473     4.50%          1900         3
IP           S_P           30        436    4.40%       42     0.40%        1782      478     4.80%          1785         4
IP           S_OP          20        439    4.90%        0     0.00%        1926      439     4.90%          1926         0
IP           W_SP          25        267    2.30%       65     0.60%        1386      332     2.80%          1389         3
IP           W_P           20        120    1.10%        0     0.00%        1488      120     1.10%          1488         0
IP           W_OP          15          2    0.00%        0     0.00%        1475        2     0.00%          1475         0
IP           SH_SP         40        438    4.00%       41     0.40%        1314      479     4.40%          1317         3
IP           SH_P          25        438    4.40%       47     0.50%        1364      485     4.80%          1368         4
IP           SH_OP         15          3    0.00%        0     0.00%        1420        3     0.00%          1420         0

SIGE         S_SP1        100          1    0.00%      100     5.50%        3931      101     5.50%          3932         1
SIGE         S_SP2         75          1    0.00%      100     5.50%        3931      101     5.50%          3931         1
SIGE         S_SP3         50          1    0.00%       97     5.40%        3880       97     5.40%          3880         1
SIGE         S_P           30          1    0.10%       96     5.90%        3446       97     5.90%          3447         1
SIGE         S_OP          20          1    0.10%       96     6.00%        3572       97     6.00%          3573         1
SIGE         W_SP          25          1    0.10%       75     4.60%        3484       76     4.70%          3484         1
SIGE         W_P           20          0    0.00%       75     4.70%        3577       75     4.70%          3577         0
SIGE         W_OP          15          0    0.00%        0     0.00%        3677        0     0.00%          3677         0
SIGE         SH_SP         40          1    0.00%       76     4.80%        3352       77     4.90%          3352         0
SIGE         SH_P          25          1    0.10%       74     4.90%        3202       76     5.00%          3202         1
SIGE         SH_OP         15          0    0.00%        0     0.00%        3438        0     0.00%          3438         0


                                                               Exhibit No. WHH-3

                                                     BASE                                      MERGER
                                     AES                      HHI                              AHHI                   HHI
   Market    Period  Price      MW    Mkt Share    MW    Mkt Share  Pre-Merger     MW    Mkt Share   Post-Merger     Change
CILCO        S_SP1      100       203     12.00%       2      0.10%         488      204     12.10%           491        3
CILCO        S_SP2       75       203     12.00%       2      0.10%         473      205     12.10%           476        3
CILCO        S_SP3       50       178     10.80%       0      0.00%         470      178     10.80%           470        0
CILCO        S_P         30       320     18.20%       3      0.20%         785      323     18.40%           792        7
CILCO        S_OP        20       377     22.50%       0      0.00%        1017      377     22.50%          1017        0
CILCO        W_SP        25       161     10.70%       0      0.00%         434      161     10.70%           434        0
CILCO        W_P         20       248     16.10%       0      0.00%         736      248     16.10%           736        0
CILCO        W_OP        15        11      0.80%       0      0.00%        1288       11      0.80%          1288        0
CILCO        SH_SP       40       108      7.10%       0      0.00%         399      108      7.10%           399        0
CILCO        SH_P        25       170     11.10%       0      0.00%         622      170     11.10%           622        0
CILCO        SH_OP       15        12      0.90%       0      0.00%        1188       12      0.90%          1188        0

IPL          S_SP1      100        21      0.80%     140      5.10%         469      161      5.80%           477        8
IPL          S_SP2       75        23      0.80%     140      5.10%         474      162      5.90%           482        8
IPL          S_SP3       50        32      1.20%       0      0.00%         552       32      1.20%           552        0
IPL          S_P         30        41      1.50%     221      8.20%         698      262      9.70%           723       25
IPL          S_OP        20        23      0.80%     513     17.20%        1007      535     17.90%          1032       26
IPL          W_SP        25        60      1.60%       0      0.00%         701       60      1.60%           701        0
IPL          W_P         20        39      1.00%     322      8.40%        1011      362      9.40%          1028       17
IPL          W_OP        15         0      0.00%     593     15.10%        2346      593     15.10%          2346        0
IPL          SH_SP       40        41      1.20%       0      0.00%         508       41      1.20%           508        0
IPL          SH_P        25        41      1.10%     239      6.70%         670      280      7.80%           685       15
IPL          SH_OP       15         0      0.00%     594     16.00%        2761      594     16.00%          2761        0

AEP          S_SP1      100       334      1.10%     134      0.50%         486      469      1.60%           487        1
AEP          S_SP2       75       337      1.20%     134      0.50%         494      471      1.60%           495        1
AEP          S_SP3       50       331      1.20%       0      0.00%         539      331      1.20%           539        0
AEP          S_P         30       424      1.50%     214      0.80%         821      638      2.30%           824        2
AEP          S_OP        20       454      1.50%     496      1.70%        1044      950      3.20%          1049        5
AEP          W_SP        25       330      1.40%       0      0.00%         758      330      1.40%           758        0
AEP          W_P         20       288      1.10%     311      1.20%         867      599      2.30%           869        3
AEP          W_OP        15       276      1.30%       0      0.00%        1575      276      1.30%          1575        0
AEP          SH_SP       40       334      1.40%       0      0.00%         507      334      1.40%           507        0
AEP          SH_P        25       363      1.60%     231      1.00%         778      595      2.60%           781        3
AEP          SH_OP       15       257      1.40%       0      0.00%        1836      257      1.40%          1836        0

AMEREN       S_SP1      100       322      2.50%      24      0.20%         269      346      2.70%           270        1
AMEREN       S_SP2       75       323      2.60%       0      0.00%         261      323      2.60%           261        0
AMEREN       S_SP3       50       235      1.90%       0      0.00%         300      235      1.90%           300        0
AMEREN       S_P         30       441      3.40%      36      0.30%         474      477      3.70%           476        2
AMEREN       S_OP        20       426      4.20%       0      0.00%         796      426      4.20%           796        0
AMEREN       W_SP        25       434      3.50%       0      0.00%         355      434      3.50%           355        0
AMEREN       W_P         20       361      2.50%       0      0.00%         574      361      2.50%           574        0
AMEREN       W_OP        15       266      1.90%       0      0.00%         662      266      1.90%           662        0
AMEREN       SH_SP       40       169      1.20%       0      0.00%         280      169      1.20%           280        0
AMEREN       SH_P        25       231      1.80%      40      0.30%         444      271      2.10%           445        1
AMEREN       SH_OP       15       242      2.30%       0      0.00%         635      242      2.30%           635        0

CIN          S_SP1      100       126      0.80%     135      0.80%         477      260      1.60%           478        1
CIN          S_SP2       75       139      0.90%     135      0.90%         487      274      1.70%           489        2
CIN          S_SP3       50       160      1.00%       0      0.00%         571      160      1.00%           571        0
CIN          S_P         30       200      1.40%     213      1.50%         843      413      2.80%           847        4
CIN          S_OP        20        96      0.70%     415      3.00%        1149      511      3.70%          1153        4
CIN          W_SP        25       232      1.90%       0      0.00%        1078      232      1.90%          1078        0
CIN          W_P         20        97      0.90%     133      1.20%        1042      230      2.00%          1044        2
CIN          W_OP        15         5      0.00%       0      0.00%        1499        5      0.00%          1499        0
CIN          SH_SP       40       166      1.20%       0      0.00%         647      166      1.20%           647        0
CIN          SH_P        25       141      1.10%     165      1.30%        1047      306      2.40%          1050        3
CIN          SH_OP       15         0      0.00%       0      0.00%        2283        0      0.00%          2283        0

COMED        S_SP1      100       119      1.30%       5      0.00%        1266      124      1.30%          1266        0
COMED        S_SP2       75       127      1.40%       5      0.10%        1140      131      1.40%          1140        0
COMED        S_SP3       50        43      0.50%       0      0.00%        1159       43      0.50%          1159        0
COMED        S_P         30        68      0.60%       9      0.10%        1982       77      0.70%          1982        0
COMED        S_OP        20       246      3.60%      13      0.20%        3017      259      3.80%          3019        1
COMED        W_SP        25        52      1.00%       0      0.00%        1081       52      1.00%          1081        0
COMED        W_P         20        67      1.10%       8      0.10%        2338       74      1.20%          2338        0
COMED        W_OP        15        15      0.20%       0      0.00%        3943       15      0.20%          3943        0
COMED        SH_SP       40        30      0.30%       0      0.00%        1008       30      0.30%          1008        0
COMED        SH_P        25        42      0.70%      14      0.20%        1559       56      1.00%          1560        0
COMED        SH_OP       15        14      0.20%       0      0.00%        3412       14      0.20%          3412        0

CWLP         S_SP1      100        31      4.20%       1      0.10%        1067       31      4.30%          1068        1
CWLP         S_SP2       75        31      4.30%       1      0.10%        1066       32      4.40%          1067        1
CWLP         S_SP3       50        28      4.00%       0      0.00%         920       28      4.00%           920        0
CWLP         S_P         30        42      5.50%       1      0.20%        1367       43      5.70%          1369        2
CWLP         S_OP        20        53      7.80%       0      0.00%        1092       53      7.80%          1092        0
CWLP         W_SP        25        25      3.50%       0      0.00%         791       25      3.50%           791        0
CWLP         W_P         20         5      0.70%       0      0.00%        1065        5      0.70%          1065        0
CWLP         W_OP        15         0      0.00%       0      0.00%        1137        0      0.00%          1137        0
CWLP         SH_SP       40        12      1.60%       0      0.00%         969       12      1.60%           969        0
CWLP         SH_P        25        26      3.60%       4      0.60%         810       30      4.20%           814        4
CWLP         SH_OP       15         7      1.40%       0      0.00%        1083        7      1.40%          1083        0

HEC          S_SP1      100        13      0.50%      35      1.40%         649       48      2.00%           651        1
HEC          S_SP2       75        13      0.50%      36      1.50%         683       49      2.00%           685        2
HEC          S_SP3       50        14      0.60%       0      0.00%         783       14      0.60%           783        0
HEC          S_P         30        17      0.60%      55      2.10%        1129       72      2.70%          1132        3
HEC          S_OP        20        16      0.60%     106      4.00%        1210      122      4.60%          1215        5
HEC          W_SP        25        22      0.90%       0      0.00%        1156       22      0.90%          1156        0
HEC          W_P         20        13      0.50%      86      3.40%         876       99      4.00%           880        4
HEC          W_OP        15         0      0.00%       0      0.00%        1307        0      0.00%          1307        0
HEC          SH_SP       40        15      0.70%       0      0.00%         735       15      0.70%           735        0
HEC          SH_P        25        25      1.00%      45      1.90%         888       70      2.90%           891        4
HEC          SH_OP       15         0      0.00%       0      0.00%        1329        0      0.00%          1329        0

IP           S_SP1      100       211      2.70%      14      0.20%         522      225      2.90%           523        1
IP           S_SP2       75       213      2.80%       0      0.00%         523      213      2.80%           523        0
IP           S_SP3       50       199      2.70%       0      0.00%         556      199      2.70%           556        0
IP           S_P         30       177      2.40%       0      0.00%         701      177      2.40%           701        0
IP           S_OP        20       180      2.80%       0      0.00%         908      180      2.80%           908        0
IP           W_SP        25       147      1.60%       0      0.00%         501      147      1.60%           501        0
IP           W_P         20       149      1.60%       0      0.00%         695      149      1.60%           695        0
IP           W_OP        15        25      0.30%       0      0.00%        1054       25      0.30%          1054        0
IP           SH_SP       40        86      1.00%       0      0.00%         384       86      1.00%           384        0
IP           SH_P        25       117      1.50%      33      0.40%         542      150      1.90%           543        1
IP           SH_OP       15        27      0.40%       0      0.00%         972       27      0.40%           972        0

SIGE         S_SP1      100         4      0.60%      11      1.60%         546       15      2.20%           548        2
SIGE         S_SP2       75         5      0.70%      11      1.60%         565       16      2.30%           567        2
SIGE         S_SP3       50         5      0.70%       0      0.00%         650        5      0.70%           650        0
SIGE         S_P         30         6      0.90%      18      2.60%         793       24      3.40%           797        5
SIGE         S_OP        20         2      0.30%      36      4.90%         874       38      5.20%           877        3
SIGE         W_SP        25         7      1.00%       0      0.00%         973        7      1.00%           973        0
SIGE         W_P         20         1      0.20%      19      3.00%         745       20      3.20%           746        1
SIGE         W_OP        15         0      0.00%       0      0.00%        1456        0      0.00%          1456        0
SIGE         SH_SP       40         5      0.70%       0      0.00%         793        5      0.70%           793        0
SIGE         SH_P        25         6      0.90%      14      2.00%         857       20      3.00%           860        4
SIGE         SH_OP       15         0      0.00%       0      0.00%        1200        0      0.00%          1200        0


                                                               Exhibit No. WHH-4

                                                      BASE                                     MERGER
                                      AES                     HHI                               HHI                   HHI
   Market    Period   Price      MW   Mkt Share    MW    Mkt Share  Pre-Merger      MW   Mkt Share   Post-Merger     Change
CILCO        S_SP1       100     1210     44.70%       2      0.10%        2409     1212     44.80%          2417        8
CILCO        S_SP2        75     1210     44.70%       2      0.10%        2406     1212     44.80%          2414        8
CILCO        S_SP3        50     1185     44.20%       2      0.10%        2369     1188     44.30%          2377        8
CILCO        S_P          30     1160     43.70%       3      0.10%        2335     1163     43.80%          2345       10
CILCO        S_OP         20     1120     45.50%       3      0.10%        2516     1123     45.60%          2527       11
CILCO        W_SP         25     1019     41.40%       6      0.20%        2212     1025     41.60%          2231       19
CILCO        W_P          20     1019     41.90%       0      0.00%        2318     1019     41.90%          2318        0
CILCO        W_OP         15      330     19.50%       0      0.00%        1482      330     19.50%          1482        0
CILCO        SH_SP        40      975     39.50%       4      0.20%        1958      980     39.60%          1971       14
CILCO        SH_P         25      911     38.70%       6      0.20%        2027      916     38.90%          2046       19
CILCO        SH_OP        15      294     17.90%       0      0.00%        1471      294     17.90%          1471        0

IPL          S_SP1       100        4      0.10%    2844     52.10%        2954     2848     52.10%          2962        8
IPL          S_SP2        75        4      0.10%    2844     52.10%        2954     2848     52.10%          2962        8
IPL          S_SP3        50        4      0.10%    2658     50.40%        2801     2662     50.50%          2809        8
IPL          S_P          30        5      0.10%    2440     49.60%        2747     2445     49.70%          2757       10
IPL          S_OP         20        5      0.10%    2440     49.80%        2766     2445     49.90%          2776       10
IPL          W_SP         25        8      0.10%    2450     40.00%        2039     2458     40.20%          2050       11
IPL          W_P          20        7      0.10%    2450     41.10%        2209     2457     41.20%          2219       10
IPL          W_OP         15        0      0.00%    2450     41.50%        2356     2450     41.50%          2356        0
IPL          SH_SP        40        6      0.10%    2382     40.40%        2031     2389     40.50%          2040        9
IPL          SH_P         25        7      0.10%    2177     39.30%        2040     2185     39.40%          2050       11
IPL          SH_OP        15        0      0.00%    2177     40.50%        2218     2177     40.50%          2218        0

AEP          S_SP1       100      152      0.20%    1678      2.60%        1434     1831      2.90%          1435        1
AEP          S_SP2        75      153      0.20%    1679      2.60%        1434     1832      2.90%          1435        1
AEP          S_SP3        50      155      0.20%    1665      2.60%        1436     1821      2.90%          1437        1
AEP          S_P          30      182      0.30%    1761      2.80%        1482     1943      3.10%          1484        2
AEP          S_OP         20      207      0.30%    1764      2.90%        1496     1971      3.20%          1498        2
AEP          W_SP         25      105      0.20%    2003      3.00%        1375     2108      3.20%          1376        1
AEP          W_P          20      157      0.30%    1752      2.80%        1520     1909      3.10%          1521        1
AEP          W_OP         15      111      0.20%    1485      2.90%        1967     1597      3.10%          1969        1
AEP          SH_SP        40       90      0.20%    1964      3.40%        1344     2054      3.60%          1345        1
AEP          SH_P         25       89      0.20%    2099      3.70%        1392     2188      3.90%          1393        1
AEP          SH_OP        15       94      0.20%    1174      2.70%        1974     1268      2.90%          1975        1

AMEREN       S_SP1       100      452      2.00%      68      0.30%        2088      520      2.30%          2089        1
AMEREN       S_SP2        75      452      2.10%      68      0.30%        2051      520      2.40%          2052        1
AMEREN       S_SP3        50      452      2.10%      68      0.30%        2026      521      2.40%          2027        1
AMEREN       S_P          30      463      2.10%      77      0.40%        2004      540      2.50%          2005        2
AMEREN       S_OP         20      493      2.60%      77      0.40%        2373      569      3.10%          2375        2
AMEREN       W_SP         25      350      1.50%      76      0.30%        1576      426      1.80%          1576        1
AMEREN       W_P          20       80      0.30%      74      0.30%        1630      154      0.70%          1630        0
AMEREN       W_OP         15       37      0.20%       0      0.00%        1515       37      0.20%          1515        0
AMEREN       SH_SP        40      314      1.40%      60      0.30%        1463      374      1.60%          1464        1
AMEREN       SH_P         25      321      1.50%      66      0.30%        1533      386      1.80%          1534        1
AMEREN       SH_OP        15       45      0.20%       0      0.00%        1514       45      0.20%          1514        0

CIN          S_SP1       100       22      0.10%     968      3.70%        2001      990      3.80%          2001        1
CIN          S_SP2        75       22      0.10%     968      3.70%        1989      990      3.80%          1990        1
CIN          S_SP3        50       23      0.10%     941      3.70%        1933      964      3.80%          1934        1
CIN          S_P          30       30      0.10%     942      4.10%        1840      972      4.20%          1841        1
CIN          S_OP         20       14      0.10%     942      4.20%        2006      955      4.30%          2007        1
CIN          W_SP         25       35      0.20%     727      3.20%        1903      762      3.30%          1904        1
CIN          W_P          20       26      0.10%     727      3.20%        1999      753      3.40%          1999        1
CIN          W_OP         15        0      0.00%     729      3.80%        2380      729      3.80%          2380        0
CIN          SH_SP        40       29      0.10%     744      3.10%        1846      773      3.20%          1846        1
CIN          SH_P         25       37      0.20%     728      3.40%        1803      765      3.50%          1804        1
CIN          SH_OP        15        0      0.00%     735      4.00%        2148      735      4.00%          2148        0

COMED        S_SP1       100      119      0.50%      13      0.00%        5300      131      0.50%          5300        0
COMED        S_SP2        75      119      0.50%      13      0.10%        5244      131      0.50%          5244        0
COMED        S_SP3        50      117      0.50%      13      0.10%        5227      130      0.50%          5227        0
COMED        S_P          30      117      0.50%      14      0.10%        5153      131      0.50%          5153        0
COMED        S_OP         20      126      0.70%      16      0.10%        6713      142      0.80%          6713        0
COMED        W_SP         25      110      0.60%      20      0.10%        6424      129      0.70%          6425        0
COMED        W_P          20      121      0.70%      20      0.10%        6752      140      0.80%          6752        0
COMED        W_OP         15        1      0.00%       6      0.00%        6772        7      0.00%          6772        0
COMED        SH_SP        40      108      0.50%      17      0.10%        4758      125      0.50%          4758        0
COMED        SH_P         25      104      0.60%      20      0.10%        6181      124      0.70%          6182        0
COMED        SH_OP        15        1      0.00%       7      0.00%        6420        8      0.10%          6420        0

CWLP         S_SP1       100      101      9.40%       1      0.10%        3038      102      9.50%          3040        1
CWLP         S_SP2        75      101      9.40%       1      0.10%        3036      102      9.50%          3038        1
CWLP         S_SP3        50      100      9.70%       1      0.10%        2892      101      9.80%          2894        2
CWLP         S_P          30       98      9.40%       1      0.10%        2907       99      9.50%          2909        2
CWLP         S_OP         20       98     10.60%       1      0.10%        2405       99     10.70%          2408        3
CWLP         W_SP         25       85      8.60%       3      0.30%        2065       88      8.80%          2069        4
CWLP         W_P          20       67      6.70%       1      0.10%        2072       68      6.80%          2073        1
CWLP         W_OP         15        0      0.00%       3      0.50%        1013        3      0.50%          1013        0
CWLP         SH_SP        40       82      7.80%       2      0.20%        2413       83      8.00%          2416        3
CWLP         SH_P         25       80      8.50%       2      0.20%        1959       82      8.80%          1963        4
CWLP         SH_OP        15        2      0.30%       4      0.60%         994        5      0.90%           994        0

HEC          S_SP1       100        2      0.00%     187      5.60%        1770      188      5.70%          1771        1
HEC          S_SP2        75        2      0.00%     187      5.60%        1768      189      5.70%          1769        1
HEC          S_SP3        50        2      0.00%     183      5.50%        1757      184      5.60%          1757        1
HEC          S_P          30        2      0.10%     189      5.70%        1754      191      5.70%          1754        1
HEC          S_OP         20        2      0.10%     189      5.70%        1763      191      5.80%          1764        1
HEC          W_SP         25        3      0.10%      83      2.50%        1906       86      2.60%          1906        0
HEC          W_P          20        2      0.10%      83      2.50%        1891       85      2.60%          1891        0
HEC          W_OP         15        0      0.00%     139      4.20%        1881      139      4.20%          1881        0
HEC          SH_SP        40        2      0.10%      85      2.80%        1734       87      2.80%          1735        0
HEC          SH_P         25        2      0.10%      83      2.70%        1759       85      2.80%          1760        0
HEC          SH_OP        15        0      0.00%     142      4.60%        1729      142      4.60%          1729        0

IP           S_SP1       100      435      4.10%      38      0.40%        1878      473      4.40%          1881        3
IP           S_SP2        75      435      4.10%      38      0.40%        1873      473      4.40%          1875        3
IP           S_SP3        50      435      4.10%      38      0.40%        1897      473      4.50%          1900        3
IP           S_P          30      436      4.40%      42      0.40%        1782      478      4.80%          1785        4
IP           S_OP         20      438      4.90%      42      0.50%        1910      481      5.40%          1915        5
IP           W_SP         25      267      2.30%      66      0.60%        1386      333      2.90%          1389        3
IP           W_P          20       58      0.50%      69      0.60%        1487      127      1.10%          1488        1
IP           W_OP         15        2      0.00%       0      0.00%        1475        2      0.00%          1475        0
IP           SH_SP        40      438      4.00%      41      0.40%        1314      479      4.40%          1317        3
IP           SH_P         25      438      4.40%      47      0.50%        1364      485      4.80%          1368        4
IP           SH_OP        15        3      0.00%       0      0.00%        1422        3      0.00%          1422        0

SIGE         S_SP1       100        1      0.00%     100      5.50%        3931      101      5.50%          3932        1
SIGE         S_SP2        75        1      0.00%     100      5.50%        3931      101      5.50%          3931        1
SIGE         S_SP3        50        1      0.00%      97      5.40%        3880       97      5.40%          3880        1
SIGE         S_P          30        1      0.10%      96      5.90%        3446       97      5.90%          3447        1
SIGE         S_OP         20        1      0.10%      84      5.20%        3456       85      5.20%          3457        1
SIGE         W_SP         25        1      0.10%      75      4.60%        3484       76      4.70%          3484        1
SIGE         W_P          20        1      0.10%      75      4.70%        3568       76      4.70%          3568        1
SIGE         W_OP         15        0      0.00%      75      4.60%        3502       75      4.60%          3502        0
SIGE         SH_SP        40        1      0.00%      76      4.80%        3352       77      4.90%          3352        0
SIGE         SH_P         25        1      0.10%      74      4.90%        3202       76      5.00%          3202        1
SIGE         SH_OP        15        0      0.00%      74      4.90%        3229       74      4.90%          3229        0


                                                               Exhibit No. WHH-5

                                                    BASE                                      MERGER
                                    AES                      HHI                               HHI                   HHI
  Market   Period   Price      MW    Mkt Share    MW    Mkt Share  Pre-Merger     MW    Mkt Share    Post-Merger    Change
CILCO      S_SP1       100     1210      44.70%      2       0.10%        2409     1212     44.80%           2417        8
CILCO      S_SP2        75     1210      44.70%      2       0.10%        2406     1212     44.80%           2414        8
CILCO      S_SP3        50     1185      44.20%      2       0.10%        2369     1188     44.30%           2377        8
CILCO      S_P          30     1160      43.70%      3       0.10%        2335     1163     43.80%           2345       10
CILCO      S_OP         20     1120      45.50%      5       0.20%        2515     1124     45.60%           2533       17
CILCO      W_SP         25     1019      41.40%      6       0.20%        2212     1025     41.60%           2232       20
CILCO      W_P          20     1019      41.90%      0       0.00%        2317     1019     41.90%           2317        0
CILCO      W_OP         15      330      19.40%      0       0.00%        1465      330     19.40%           1465        0
CILCO      SH_SP        40      975      39.50%      4       0.20%        1958      980     39.60%           1971       14
CILCO      SH_P         25      911      38.70%      6       0.30%        2026      917     38.90%           2047       20
CILCO      SH_OP        15      294      18.00%      0       0.00%        1478      294     18.00%           1478        0

IPL        S_SP1       100        4       0.10%   2844      52.10%        2954     2848     52.10%           2961        8
IPL        S_SP2        75        4       0.10%   2844      52.10%        2954     2848     52.10%           2961        8
IPL        S_SP3        50        4       0.10%   2658      50.40%        2800     2662     50.50%           2808        8
IPL        S_P          30        5       0.10%   2440      49.60%        2749     2445     49.70%           2759       10
IPL        S_OP         20        5       0.10%   2440      49.80%        2764     2446     49.90%           2774       11
IPL        W_SP         25        8       0.10%   2450      40.10%        2042     2458     40.20%           2053       11
IPL        W_P          20        8       0.10%   2450      40.10%        2028     2458     40.20%           2038       10
IPL        W_OP         15        9       0.10%   2450      40.10%        2154     2459     40.20%           2165       12
IPL        SH_SP        40        6       0.10%   2382      40.40%        2029     2388     40.50%           2037        9
IPL        SH_P         25        7       0.10%   2177      39.30%        2036     2184     39.40%           2046       10
IPL        SH_OP        15        8       0.10%   2177      39.40%        2197     2185     39.60%           2208       11

AEP        S_SP1       100      152       0.20%   1678       2.60%        1434     1831      2.90%           1435        1
AEP        S_SP2        75      153       0.20%   1679       2.60%        1434     1832      2.90%           1435        1
AEP        S_SP3        50      155       0.20%   1665       2.60%        1436     1821      2.90%           1437        1
AEP        S_P          30      182       0.30%   1761       2.80%        1482     1943      3.10%           1484        2
AEP        S_OP         20      207       0.30%   1764       2.90%        1496     1971      3.20%           1498        2
AEP        W_SP         25      105       0.20%   2003       3.00%        1375     2108      3.20%           1376        1
AEP        W_P          20      157       0.30%   1628       2.60%        1526     1785      2.90%           1528        1
AEP        W_OP         15      111       0.20%   1286       2.50%        1947     1398      2.70%           1948        1
AEP        SH_SP        40       90       0.20%   1965       3.40%        1344     2054      3.60%           1345        1
AEP        SH_P         25       89       0.20%   2099       3.70%        1392     2188      3.90%           1393        1
AEP        SH_OP        15       94       0.20%   1337       3.10%        1972     1431      3.30%           1974        1

AMEREN     S_SP1       100      452       2.00%     68       0.30%        2089      520      2.30%           2090        1
AMEREN     S_SP2        75      452       2.10%     68       0.30%        2051      520      2.40%           2052        1
AMEREN     S_SP3        50      452       2.10%     68       0.30%        2026      521      2.40%           2027        1
AMEREN     S_P          30      463       2.10%     77       0.40%        2002      540      2.50%           2003        2
AMEREN     S_OP         20      493       2.60%     78       0.40%        2373      571      3.10%           2375        2
AMEREN     W_SP         25      350       1.50%     77       0.30%        1576      427      1.80%           1576        1
AMEREN     W_P          20      155       0.70%      0       0.00%        1630      155      0.70%           1630        0
AMEREN     W_OP         15       37       0.20%      0       0.00%        1515       37      0.20%           1515        0
AMEREN     SH_SP        40      314       1.40%     60       0.30%        1463      374      1.60%           1464        1
AMEREN     SH_P         25      321       1.50%     67       0.30%        1533      387      1.80%           1534        1
AMEREN     SH_OP        15       46       0.20%      0       0.00%        1514       46      0.20%           1514        0

CIN        S_SP1       100       22       0.10%    968       3.70%        2001      990      3.80%           2001        1
CIN        S_SP2        75       22       0.10%    968       3.70%        1989      990      3.80%           1990        1
CIN        S_SP3        50       23       0.10%    941       3.70%        1933      964      3.80%           1934        1
CIN        S_P          30       30       0.10%    942       4.10%        1839      972      4.20%           1841        1
CIN        S_OP         20       14       0.10%    942       4.20%        2006      955      4.30%           2007        1
CIN        W_SP         25       35       0.20%    727       3.20%        1903      762      3.30%           1904        1
CIN        W_P          20       26       0.10%    727       3.20%        1999      753      3.40%           1999        1
CIN        W_OP         15        0       0.00%      0       0.00%        2469        0      0.00%           2469        0
CIN        SH_SP        40       29       0.10%    744       3.10%        1846      773      3.20%           1846        1
CIN        SH_P         25       37       0.20%    728       3.40%        1803      765      3.50%           1804        1
CIN        SH_OP        15        0       0.00%      0       0.00%        2297        0      0.00%           2297        0

COMED      S_SP1       100      119       0.50%     13       0.00%        5300      131      0.50%           5300        0
COMED      S_SP2        75      119       0.50%     13       0.10%        5244      131      0.50%           5244        0
COMED      S_SP3        50      117       0.50%     13       0.10%        5227      130      0.50%           5227        0
COMED      S_P          30      117       0.50%     14       0.10%        5153      131      0.50%           5153        0
COMED      S_OP         20      126       0.70%     16       0.10%        6713      142      0.80%           6713        0
COMED      W_SP         25      110       0.60%     20       0.10%        6424      129      0.70%           6425        0
COMED      W_P          20      121       0.70%     17       0.10%        6752      138      0.80%           6752        0
COMED      W_OP         15        1       0.00%     24       0.10%        6772       25      0.10%           6772        0
COMED      SH_SP        40      108       0.50%     18       0.10%        4754      126      0.50%           4754        0
COMED      SH_P         25      104       0.60%     20       0.10%        6181      124      0.70%           6181        0
COMED      SH_OP        15        1       0.00%     21       0.10%        6422       22      0.10%           6422        0

CWLP       S_SP1       100      101       9.40%      1       0.10%        3038      102      9.50%           3040        1
CWLP       S_SP2        75      101       9.40%      1       0.10%        3036      102      9.50%           3038        1
CWLP       S_SP3        50      100       9.70%      1       0.10%        2892      101      9.80%           2894        2
CWLP       S_P          30       98       9.40%      1       0.10%        2907       99      9.50%           2909        2
CWLP       S_OP         20       98      10.60%      1       0.10%        2405       99     10.70%           2408        3
CWLP       W_SP         25       85       8.60%      3       0.30%        2065       88      8.80%           2069        5
CWLP       W_P          20       67       6.70%      4       0.40%        2071       71      7.10%           2076        5
CWLP       W_OP         15        0       0.00%      0       0.00%        1016        0      0.00%           1016        0
CWLP       SH_SP        40       82       7.80%      2       0.20%        2413       83      8.00%           2416        3
CWLP       SH_P         25       80       8.50%      2       0.20%        1959       82      8.80%           1963        4
CWLP       SH_OP        15        2       0.30%      0       0.00%         998        2      0.30%            998        0

HEC        S_SP1       100        2       0.00%    187       5.60%        1770      188      5.70%           1771        1
HEC        S_SP2        75        2       0.00%    187       5.60%        1768      189      5.70%           1769        1
HEC        S_SP3        50        2       0.00%    183       5.50%        1757      184      5.60%           1757        1
HEC        S_P          30        2       0.10%    189       5.70%        1754      191      5.70%           1754        1
HEC        S_OP         20        2       0.10%    189       5.70%        1763      191      5.80%           1764        1
HEC        W_SP         25        2       0.10%    134       4.10%        1836      137      4.20%           1836        1
HEC        W_P          20        2       0.10%    135       4.10%        1848      136      4.10%           1848        0
HEC        W_OP         15        0       0.00%    105       3.20%        1889      105      3.20%           1889        0
HEC        SH_SP        40        2       0.10%    137       4.50%        1687      138      4.50%           1687        1
HEC        SH_P         25        2       0.10%    137       4.50%        1710      139      4.50%           1711        1
HEC        SH_OP        15        0       0.00%    106       3.50%        1736      106      3.50%           1736        0

IP         S_SP1       100      435       4.10%     38       0.40%        1877      473      4.40%           1880        3
IP         S_SP2        75      435       4.10%     38       0.40%        1872      473      4.40%           1875        3
IP         S_SP3        50      435       4.10%     38       0.40%        1897      473      4.50%           1900        3
IP         S_P          30      436       4.40%     42       0.40%        1782      478      4.80%           1785        4
IP         S_OP         20      439       4.90%      8       0.10%        1923      447      5.00%           1924        1
IP         W_SP         25      267       2.30%     66       0.60%        1387      333      2.90%           1389        3
IP         W_P          20      115       1.00%      0       0.00%        1488      115      1.00%           1488        0
IP         W_OP         15        2       0.00%      0       0.00%        1476        2      0.00%           1476        0
IP         SH_SP        40      438       4.00%     41       0.40%        1314      479      4.40%           1317        3
IP         SH_P         25      438       4.40%     47       0.50%        1364      485      4.80%           1368        4
IP         SH_OP        15        3       0.00%      0       0.00%        1425        3      0.00%           1425        0

SIGE       S_SP1       100        1       0.00%    100       5.50%        3931      101      5.50%           3932        1
SIGE       S_SP2        75        1       0.00%    100       5.50%        3931      101      5.50%           3931        1
SIGE       S_SP3        50        1       0.00%     97       5.40%        3880       97      5.40%           3880        1
SIGE       S_P          30        1       0.10%     96       5.90%        3446       97      5.90%           3447        1
SIGE       S_OP         20        1       0.10%     96       5.90%        3457       97      5.90%           3457        1
SIGE       W_SP         25        1       0.10%     75       4.60%        3484       76      4.70%           3485        1
SIGE       W_P          20        1       0.10%     75       4.70%        3568       76      4.70%           3569        1
SIGE       W_OP         15        0       0.00%      8       0.50%        3692        8      0.50%           3692        0
SIGE       SH_SP        40        1       0.00%     76       4.80%        3352       77      4.90%           3352        0
SIGE       SH_P         25        1       0.10%     74       4.90%        3201       76      5.00%           3202        1
SIGE       SH_OP        15        0       0.00%      6       0.40%        3430        6      0.40%           3430        0


                                                               Exhibit No. WHH-6


                                                     BASE                                     MERGER
                                     AES                      HHI                              HHI                    HHI
  Market    Period   Price       MW    Mkt Share   MW    Mkt Share  Pre-Merger     MW    Mkt Share   Post-Merger    Change
CILCO      S_SP1        100       1210    46.70%       3      0.10%       2525      1213     46.80%         2534          9
CILCO      S_SP2         75       1210    46.70%       3      0.10%       2523      1213     46.80%         2532          9
CILCO      S_SP3         50       1185    46.20%       3      0.10%       2483      1188     46.30%         2492         10
CILCO      S_P           30       1160    45.70%       4      0.10%       2486      1164     45.80%         2498         13
CILCO      S_OP          20       1120    45.20%       3      0.10%       2488      1123     45.30%         2499         11
CILCO      W_SP          25       1019    42.70%       6      0.30%       2154      1026     42.90%         2177         23
CILCO      W_P           20       1019    43.40%       0      0.00%       2266      1019     43.40%         2266          0
CILCO      W_OP          15        330    20.20%       0      0.00%       1131       330     20.20%         1131          0
CILCO      SH_SP         40        975    41.30%       5      0.20%       2009       980     41.50%         2026         17
CILCO      SH_P          25        911    39.90%       6      0.30%       1958       917     40.20%         1981         23
CILCO      SH_OP         15        294    18.40%       0      0.00%       1118       294     18.40%         1118          0

IPL        S_SP1        100          4     0.10%    2844     52.10%       2954      2848     52.10%         2961          8
IPL        S_SP2         75          4     0.10%    2844     52.10%       2954      2848     52.10%         2961          8
IPL        S_SP3         50          4     0.10%    2658     50.40%       2799      2662     50.40%         2807          8
IPL        S_P           30          5     0.10%    2440     49.60%       2745      2445     49.70%         2754         10
IPL        S_OP          20          5     0.10%    2440     49.80%       2763      2445     49.90%         2773          9
IPL        W_SP          25          8     0.10%    2450     40.00%       2075      2458     40.20%         2086         11
IPL        W_P           20          6     0.10%    2450     41.00%       2206      2456     41.10%         2214          8
IPL        W_OP          15          0     0.00%    2450     41.50%       2357      2450     41.50%         2357          0
IPL        SH_SP         40          6     0.10%    2382     40.40%       2030      2389     40.50%         2039          9
IPL        SH_P          25          7     0.10%    2177     39.20%       2039      2185     39.40%         2049         10
IPL        SH_OP         15          0     0.00%    2177     40.50%       2220      2177     40.50%         2220          0

AEP        S_SP1        100        196     0.30%    1671      2.60%       1386      1866      2.90%         1388          2
AEP        S_SP2         75        196     0.30%    1672      2.60%       1386      1868      2.90%         1388          2
AEP        S_SP3         50         81     0.10%    1662      2.60%       1400      1743      2.70%         1401          1
AEP        S_P           30         93     0.10%    1761      2.80%       1460      1854      2.90%         1461          1
AEP        S_OP          20        204     0.30%    1765      2.90%       1496      1969      3.20%         1498          2
AEP        W_SP          25        105     0.20%    2003      3.00%       1377      2108      3.20%         1378          1
AEP        W_P           20        157     0.30%    1755      2.80%       1518      1912      3.10%         1519          1
AEP        W_OP          15        111     0.20%    1486      2.90%       1967      1597      3.10%         1969          1
AEP        SH_SP         40         89     0.20%    1963      3.40%       1332      2053      3.50%         1333          1
AEP        SH_P          25         89     0.20%    2101      3.70%       1392      2190      3.90%         1393          1
AEP        SH_OP         15         94     0.20%    1174      2.70%       1973      1268      2.90%         1975          1

AMEREN     S_SP1        100        452     2.00%      66      0.30%       2067       518      2.30%         2068          1
AMEREN     S_SP2         75        452     2.00%      66      0.30%       2029       518      2.30%         2031          1
AMEREN     S_SP3         50        452     2.10%      67      0.30%       2005       519      2.40%         2006          1
AMEREN     S_P           30        464     2.10%      75      0.30%       1997       539      2.50%         1999          1
AMEREN     S_OP          20        492     2.60%      74      0.40%       2347       566      3.00%         2349          2
AMEREN     W_SP          25        484     2.00%      79      0.30%       1592       564      2.40%         1593          1
AMEREN     W_P           20        273     1.20%       0      0.00%       1619       273      1.20%         1619          0
AMEREN     W_OP          15         37     0.20%       0      0.00%       1529        37      0.20%         1529          0
AMEREN     SH_SP         40        266     1.10%      56      0.20%       1464       322      1.40%         1464          1
AMEREN     SH_P          25        461     2.10%      60      0.30%       1528       521      2.40%         1529          1
AMEREN     SH_OP         15         45     0.20%       0      0.00%       1540        45      0.20%         1540          0

CIN        S_SP1        100         21     0.10%     968      3.70%       2001       989      3.80%         2002          1
CIN        S_SP2         75         21     0.10%     968      3.70%       1989       990      3.80%         1990          1
CIN        S_SP3         50         22     0.10%     941      3.70%       1934       963      3.80%         1934          1
CIN        S_P           30         33     0.10%     942      4.10%       1839       975      4.20%         1840          1
CIN        S_OP          20         14     0.10%     942      4.20%       2003       956      4.30%         2004          1
CIN        W_SP          25         36     0.20%     727      3.20%       1903       763      3.30%         1904          1
CIN        W_P           20         15     0.10%     727      3.20%       2000       742      3.30%         2000          0
CIN        W_OP          15          0     0.00%     729      3.80%       2369       729      3.80%         2369          0
CIN        SH_SP         40         30     0.10%     744      3.10%       1846       773      3.20%         1847          1
CIN        SH_P          25         38     0.20%     728      3.40%       1804       766      3.60%         1805          1
CIN        SH_OP         15          0     0.00%     734      4.00%       2102       735      4.00%         2102          0

COMED      S_SP1        100        119     0.50%      13      0.00%       5300       131      0.50%         5300          0
COMED      S_SP2         75        119     0.50%      13      0.10%       5244       131      0.50%         5244          0
COMED      S_SP3         50        117     0.50%      13      0.10%       5228       130      0.50%         5228          0
COMED      S_P           30        115     0.50%      14      0.10%       5154       129      0.50%         5154          0
COMED      S_OP          20        126     0.70%      15      0.10%       6694       141      0.80%         6694          0
COMED      W_SP          25        110     0.60%      18      0.10%       6415       128      0.70%         6415          0
COMED      W_P           20         99     0.50%      15      0.10%       6742       115      0.60%         6742          0
COMED      W_OP          15          1     0.00%      19      0.10%       6758        20      0.10%         6758          0
COMED      SH_SP         40        107     0.50%      16      0.10%       4755       123      0.50%         4755          0
COMED      SH_P          25        105     0.60%      18      0.10%       6172       123      0.70%         6172          0
COMED      SH_OP         15          7     0.00%      29      0.20%       6413        36      0.20%         6413          0

CWLP       S_SP1        100        101     9.40%       1      0.10%       3043       102      9.50%         3045          1
CWLP       S_SP2         75        101     9.40%       1      0.10%       3041       102      9.50%         3043          1
CWLP       S_SP3         50        100     9.70%       1      0.10%       2896       101      9.70%         2898          2
CWLP       S_P           30         97     9.40%       1      0.10%       2913        99      9.50%         2915          2
CWLP       S_OP          20         98    10.60%       1      0.10%       2411        99     10.70%         2414          3
CWLP       W_SP          25         85     8.60%       2      0.30%       2075        87      8.80%         2079          4
CWLP       W_P           20         67     6.80%       2      0.20%       2109        69      7.00%         2112          3
CWLP       W_OP          15          0     0.00%       2      0.30%       1021         2      0.30%         1021          0
CWLP       SH_SP         40         81     7.80%       2      0.20%       2425        83      8.00%         2428          3
CWLP       SH_P          25         79     8.50%       2      0.20%       1975        82      8.80%         1979          4
CWLP       SH_OP         15          1     0.30%       2      0.40%       1008         3      0.60%         1008          0

HEC        S_SP1        100          2     0.00%     187      5.60%       1771       188      5.70%         1771          1
HEC        S_SP2         75          2     0.10%     187      5.60%       1769       189      5.70%         1769          1
HEC        S_SP3         50          2     0.10%     183      5.50%       1757       184      5.60%         1758          1
HEC        S_P           30          2     0.10%     189      5.70%       1754       191      5.80%         1755          1
HEC        S_OP          20          2     0.10%     189      5.70%       1763       191      5.70%         1763          1
HEC        W_SP          25          2     0.10%     134      4.10%       1835       137      4.20%         1836          1
HEC        W_P           20          1     0.00%     135      4.10%       1849       136      4.10%         1849          0
HEC        W_OP          15          0     0.00%     139      4.20%       1879       139      4.20%         1879          0
HEC        SH_SP         40          2     0.10%     137      4.50%       1686       139      4.50%         1687          1
HEC        SH_P          25          2     0.10%     137      4.50%       1710       140      4.50%         1711          1
HEC        SH_OP         15          0     0.00%     142      4.60%       1728       142      4.60%         1728          0

IP         S_SP1        100        277     2.60%      39      0.40%       1854       317      3.00%         1856          2
IP         S_SP2         75        278     2.60%      39      0.40%       1849       317      3.00%         1851          2
IP         S_SP3         50        276     2.60%      39      0.40%       1874       315      3.00%         1876          2
IP         S_P           30        275     2.70%      44      0.40%       1775       319      3.20%         1778          2
IP         S_OP          20        438     4.90%       0      0.00%       1936       438      4.90%         1936          0
IP         W_SP          25        266     2.30%      61      0.50%       1367       327      2.80%         1369          2
IP         W_P           20         17     0.20%      54      0.50%       1494        71      0.60%         1494          0
IP         W_OP          15          5     0.00%       0      0.00%       1437         5      0.00%         1437          0
IP         SH_SP         40        438     4.00%      42      0.40%       1315       480      4.40%         1318          3
IP         SH_P          25        439     4.40%      47      0.50%       1364       486      4.80%         1368          4
IP         SH_OP         15         14     0.10%       0      0.00%       1422        14      0.10%         1422          0

SIGE       S_SP1        100          1     0.00%      88      4.80%       3934        89      4.90%         3934          0
SIGE       S_SP2         75          1     0.00%      88      4.80%       3934        89      4.90%         3934          0
SIGE       S_SP3         50          1     0.00%      85      4.70%       3880        86      4.80%         3881          0
SIGE       S_P           30          1     0.10%      84      5.10%       3446        85      5.20%         3447          1
SIGE       S_OP          20          1     0.00%      84      5.20%       3456        85      5.20%         3456          0
SIGE       W_SP          25          1     0.10%      75      4.60%       3484        76      4.70%         3484          1
SIGE       W_P           20          0     0.00%      75      4.70%       3568        75      4.70%         3568          0
SIGE       W_OP          15          0     0.00%      75      4.60%       3501        75      4.60%         3501          0
SIGE       SH_SP         40          1     0.10%      76      4.80%       3352        77      4.90%         3352          0
SIGE       SH_P          25          1     0.10%      74      4.90%       3202        75      4.90%         3202          1
SIGE       SH_OP         15          0     0.00%      74      4.90%       3228        74      4.90%         3228          0


                                                               Exhibit No. WHH-7

                                                     BASE                                     MERGER
                                     AES                      HHI                              HHI                    HHI
  Market    Period   Price       MW    Mkt Share   MW    Mkt Share  Pre-Merger     MW    Mkt Share   Post-Merger    Change
CILCO      S_SP1        100       1210    46.70%       3      0.10%       2525      1213     46.80%         2534          9
CILCO      S_SP2         75       1210    46.70%       3      0.10%       2523      1213     46.80%         2532          9
CILCO      S_SP3         50       1185    46.20%       3      0.10%       2483      1188     46.30%         2492         10
CILCO      S_P           30       1160    45.70%       4      0.10%       2486      1164     45.80%         2498         13
CILCO      S_OP          20       1120    45.20%       4      0.10%       2488      1123     45.30%         2501         13
CILCO      W_SP          25       1019    42.70%       7      0.30%       2154      1026     42.90%         2178         24
CILCO      W_P           20       1019    43.20%       5      0.20%       2253      1024     43.40%         2271         18
CILCO      W_OP          15        330    20.20%       7      0.40%       1129       338     20.60%         1146         18
CILCO      SH_SP         40        975    41.30%       5      0.20%       2009       980     41.50%         2026         17
CILCO      SH_P          25        911    39.90%       7      0.30%       1958       918     40.20%         1982         24
CILCO      SH_OP         15        294    18.40%       6      0.40%       1117       300     18.70%         1130         13

IPL        S_SP1        100          4     0.10%    2844     52.10%       2954      2848     52.10%         2961          8
IPL        S_SP2         75          4     0.10%    2844     52.10%       2954      2848     52.10%         2961          8
IPL        S_SP3         50          4     0.10%    2658     50.40%       2799      2662     50.40%         2806          8
IPL        S_P           30          5     0.10%    2440     49.60%       2747      2445     49.70%         2756         10
IPL        S_OP          20          5     0.10%    2440     49.80%       2761      2446     49.90%         2772         11
IPL        W_SP          25          8     0.10%    2450     40.00%       2040      2458     40.20%         2050         10
IPL        W_P           20          7     0.10%    2450     40.00%       2021      2457     40.10%         2030         10
IPL        W_OP          15          9     0.10%    2450     40.10%       2153      2459     40.20%         2165         12
IPL        SH_SP         40          6     0.10%    2382     40.40%       2028      2388     40.50%         2037          9
IPL        SH_P          25          7     0.10%    2177     39.20%       2035      2184     39.40%         2045         10
IPL        SH_OP         15          8     0.10%    2177     39.40%       2201      2185     39.60%         2212         11

AEP        S_SP1        100        196     0.30%    1671      2.60%       1386      1866      2.90%         1388          2
AEP        S_SP2         75        196     0.30%    1672      2.60%       1386      1868      2.90%         1388          2
AEP        S_SP3         50         81     0.10%    1662      2.60%       1400      1743      2.70%         1401          1
AEP        S_P           30         93     0.10%    1761      2.80%       1460      1854      2.90%         1461          1
AEP        S_OP          20        204     0.30%    1764      2.90%       1496      1969      3.20%         1498          2
AEP        W_SP          25        105     0.20%    2001      3.00%       1381      2106      3.20%         1382          1
AEP        W_P           20        157     0.30%    1630      2.60%       1524      1787      2.90%         1526          1
AEP        W_OP          15        111     0.20%    1287      2.50%       1947      1398      2.70%         1948          1
AEP        SH_SP         40         89     0.20%    1964      3.40%       1332      2053      3.50%         1333          1
AEP        SH_P          25         89     0.20%    2053      3.60%       1393      2142      3.80%         1395          1
AEP        SH_OP         15         94     0.20%    1337      3.10%       1972      1431      3.30%         1974          1

AMEREN     S_SP1        100        452     2.00%      66      0.30%       2067       518      2.30%         2068          1
AMEREN     S_SP2         75        452     2.00%      66      0.30%       2029       518      2.30%         2031          1
AMEREN     S_SP3         50        452     2.10%      67      0.30%       2005       519      2.40%         2006          1
AMEREN     S_P           30        464     2.10%      75      0.30%       2002       539      2.50%         2004          1
AMEREN     S_OP          20        492     2.60%      76      0.40%       2351       568      3.00%         2353          2
AMEREN     W_SP          25        484     2.00%      79      0.30%       1592       564      2.40%         1593          1
AMEREN     W_P           20        273     1.20%      75      0.30%       1618       349      1.50%         1619          1
AMEREN     W_OP          15         37     0.20%       0      0.00%       1528        37      0.20%         1528          0
AMEREN     SH_SP         40        266     1.10%      56      0.20%       1464       322      1.40%         1465          1
AMEREN     SH_P          25        461     2.10%      60      0.30%       1528       521      2.40%         1529          1
AMEREN     SH_OP         15         46     0.20%       0      0.00%       1541        46      0.20%         1541          0

CIN        S_SP1        100         21     0.10%     968      3.70%       2001       989      3.80%         2002          1
CIN        S_SP2         75         21     0.10%     968      3.70%       1989       990      3.80%         1990          1
CIN        S_SP3         50         22     0.10%     941      3.70%       1934       963      3.80%         1934          1
CIN        S_P           30         33     0.10%     942      4.10%       1839       975      4.20%         1840          1
CIN        S_OP          20         14     0.10%     942      4.20%       2003       956      4.30%         2004          1
CIN        W_SP          25         36     0.20%     727      3.20%       1903       763      3.30%         1904          1
CIN        W_P           20         15     0.10%     727      3.20%       1999       742      3.30%         2000          0
CIN        W_OP          15          0     0.00%       0      0.00%       2468         0      0.00%         2468          0
CIN        SH_SP         40         30     0.10%     744      3.10%       1846       773      3.20%         1847          1
CIN        SH_P          25         38     0.20%     728      3.40%       1804       766      3.60%         1805          1
CIN        SH_OP         15          0     0.00%       0      0.00%       2243         0      0.00%         2243          0

COMED      S_SP1        100        119     0.50%      13      0.00%       5300       131      0.50%         5300          0
COMED      S_SP2         75        119     0.50%      13      0.10%       5244       131      0.50%         5244          0
COMED      S_SP3         50        117     0.50%      13      0.10%       5228       130      0.50%         5228          0
COMED      S_P           30        115     0.50%      14      0.10%       5154       129      0.50%         5154          0
COMED      S_OP          20        126     0.70%      15      0.10%       6694       141      0.80%         6694          0
COMED      W_SP          25        110     0.60%      18      0.10%       6415       128      0.70%         6415          0
COMED      W_P           20         99     0.50%      18      0.10%       6742       118      0.60%         6742          0
COMED      W_OP          15          1     0.00%      11      0.10%       6758        12      0.10%         6758          0
COMED      SH_SP         40        107     0.50%      16      0.10%       4755       123      0.50%         4755          0
COMED      SH_P          25        105     0.60%      18      0.10%       6172       123      0.70%         6172          0
COMED      SH_OP         15          7     0.00%      11      0.10%       6413        18      0.10%         6413          0

CWLP       S_SP1        100        101     9.40%       1      0.10%       3043       102      9.50%         3045          1
CWLP       S_SP2         75        101     9.40%       1      0.10%       3041       102      9.50%         3043          1
CWLP       S_SP3         50        100     9.70%       1      0.10%       2896       101      9.70%         2898          2
CWLP       S_P           30         97     9.40%       1      0.10%       2913        99      9.50%         2915          2
CWLP       S_OP          20         98    10.60%       1      0.10%       2411        99     10.70%         2414          3
CWLP       W_SP          25         85     8.60%       3      0.30%       2075        87      8.80%         2079          4
CWLP       W_P           20         67     6.80%       2      0.20%       2108        69      7.00%         2111          3
CWLP       W_OP          15          0     0.00%       0      0.00%       1028         0      0.00%         1028          0
CWLP       SH_SP         40         81     7.80%       2      0.20%       2425        83      8.00%         2428          3
CWLP       SH_P          25         79     8.50%       2      0.20%       1974        82      8.80%         1979          4
CWLP       SH_OP         15          1     0.30%       0      0.00%       1014         1      0.30%         1014          0

HEC        S_SP1        100          2     0.00%     187      5.60%       1771       188      5.70%         1771          1
HEC        S_SP2         75          2     0.10%     187      5.60%       1769       189      5.70%         1769          1
HEC        S_SP3         50          2     0.10%     183      5.50%       1757       184      5.60%         1758          1
HEC        S_P           30          2     0.10%     189      5.70%       1754       191      5.80%         1755          1
HEC        S_OP          20          2     0.10%     189      5.70%       1763       191      5.80%         1764          1
HEC        W_SP          25          2     0.10%     134      4.10%       1835       137      4.20%         1835          1
HEC        W_P           20          1     0.00%     135      4.10%       1847       136      4.10%         1847          0
HEC        W_OP          15          0     0.00%     105      3.20%       1888       105      3.20%         1888          0
HEC        SH_SP         40          2     0.10%     137      4.50%       1686       139      4.50%         1687          1
HEC        SH_P          25          2     0.10%     137      4.50%       1710       140      4.50%         1710          1
HEC        SH_OP         15          0     0.00%     106      3.50%       1734       106      3.50%         1734          0

IP         S_SP1        100        277     2.60%      39      0.40%       1854       317      3.00%         1856          2
IP         S_SP2         75        278     2.60%      39      0.40%       1849       317      3.00%         1851          2
IP         S_SP3         50        276     2.60%      39      0.40%       1874       315      3.00%         1876          2
IP         S_P           30        275     2.70%      44      0.40%       1775       319      3.20%         1778          2
IP         S_OP          20        438     4.90%      44      0.50%       1935       482      5.40%         1940          5
IP         W_SP          25        266     2.30%      61      0.50%       1366       328      2.80%         1369          2
IP         W_P           20         17     0.20%      62      0.50%       1493        80      0.70%         1494          0
IP         W_OP          15          5     0.00%       0      0.00%       1437         5      0.00%         1437          0
IP         SH_SP         40        438     4.00%      42      0.40%       1315       480      4.40%         1318          3
IP         SH_P          25        439     4.40%      47      0.50%       1364       486      4.80%         1368          4
IP         SH_OP         15         14     0.10%       0      0.00%       1422        14      0.10%         1422          0

SIGE       S_SP1        100          1     0.00%     100      5.50%       3931       100      5.50%         3932          0
SIGE       S_SP2         75          1     0.00%     100      5.50%       3931       100      5.50%         3931          0
SIGE       S_SP3         50          1     0.00%      97      5.40%       3880        97      5.40%         3881          0
SIGE       S_P           30          1     0.10%      96      5.90%       3447        97      5.90%         3448          1
SIGE       S_OP          20          1     0.00%      96      5.90%       3457        96      5.90%         3457          1
SIGE       W_SP          25          1     0.10%      75      4.60%       3484        76      4.70%         3484          1
SIGE       W_P           20          0     0.00%      75      4.70%       3568        75      4.70%         3568          0
SIGE       W_OP          15          0     0.00%       8      0.50%       3691         8      0.50%         3691          0
SIGE       SH_SP         40          1     0.10%      76      4.80%       3352        77      4.90%         3352          0
SIGE       SH_P          25          1     0.10%      74      4.90%       3202        75      4.90%         3202          1
SIGE       SH_OP         15          0     0.00%       6      0.40%       3429         6      0.40%         3429          0


                                                               Exhibit No. WHH-8

                          Exhibit No. WHH-8
                      CASm Transmission Network
                   CILCO and IPL Interconnections
                           Summer Peak ATC



                         [GRAPHICS OMITTED]


                                                               Exhibit No. WHH-9

                                                    1998

                                                   CILCO                                   IPL
Other Party                                       Purchase        Sales       Notes     Purchase        Sales       Notes
 AEP                                    MWh               800        16,000                  26,296        851,886
                                         $           $ 48,000     $ 344,000               $ 906,624    $17,195,226
 Ameren                                 MWh             48320          2320  LF (P)
                                         $         $1,776,604     $ 346,998
 CIN                                    MWh                35            71                   23023        215,181
                                         $              $ 507      $ 77,107               $ 613,775     $5,552,932
 City Water, Light and Power                            10959         16446
                                         $          $ 319,274     $ 375,827
 ComEd                                  MWh             52491       155,301                                 27,500
                                         $         $1,627,384    $3,038,424                              $ 497,206
 Hoosier                                MWh                                                   4,775        281,195
                                         $                                                 $ 90,214     $5,986,836
 IMPA                                   MWh                                                                    749
                                         $                                                                $ 21,726
 IP                                     MWh             10861        27,315
                                         $          $ 255,613     $ 636,205
 SIGE                                   MWh                                                    5689         189540
                                         $                                                $ 201,646        3866890
 WABASH                                 MWh                                                                 18,316
                                         $                                                               $ 353,521
 WPL                                    MWh                            1600
                                         $                         $ 28,400
 WEP                                    MWh               200           694
                                         $            $ 2,950      $ 14,582


Notes:
Purchase column represents purchases made by CILCO / IPL from other party. Sales column represents sales made by CILCO / IPL from other party. All transactions are non-firm (classified as "OS") unless otherwise noted.

Source:
Sales - FERC Form 1, pages 310-311. Purchases - FERC Form 1, pages 326-327.



                                                  1999
                                                  CILCO                                  IPL
Other Party                                     Purchase         Sales       Notes     Purchase         Sales       Notes
 AEP                                 MWh                  25                                               835,019
                                      $                $ 800                                           $15,809,462
 Alliant                             MWh                  74            788
                                      $              $ 1,260       $ 23,090
 Ameren                              MWh             127,752          9,505  LF (P)
                                      $           $1,812,806      $ 289,274
 CIN                                                                 58,580  IF             41,338         147,552
                                      $                          $1,341,482              $ 697,377      $3,888,910
 City Water, Light and Power         MWh               2,027          1,384
                                      $             $ 47,083       $ 32,920
 ComEd                               MWh             141,777         26,065                                    104
                                      $           $3,042,752      $ 979,747                                $ 1,993
 Corn Belt                           MWh                             17,842  SF
                                      $                           $ 665,688
 DPL                                 MWh                                                     3,925           2,608
                                      $                                                 $1,076,623        $ 68,050
 Hoosier                             MWh                                                     1,412         348,876
                                      $                                                   $ 44,977      $7,461,364
 IMPA                                MWh                                                   104,187              28
                                      $                                                 $7,515,712           $ 741
 IP                                  MWh              55,517         22,543
                                      $           $1,830,993      $ 619,726
 NIPSCO                              MWh                  50
                                      $              $ 1,250
 OKGE                                MWh                 100
                                      $              $ 9,850
 SIGE                                MWh                                                    13,621         182,954
                                      $                                                  $ 484,330      $3,639,094
 WABASH                              MWh                                                     1,145          34,711
                                      $                                                  $ 445,610       $ 603,641
 WEP                                 MWh                 681
                                      $             $ 12,463


Notes:
Purchase column represents purchases made by CILCO / IPL from other party. Sales column represents sales made by CILCO / IPL from other party. All transactions are non-firm (classified as "OS") unless otherwise noted.

Source:
Sales - FERC Form 1, pages 310-311.
Purchases - FERC Form 1, pages 326-327.


                                                              Exhibit No. WHH-10


Owner                            Plant Name             Location                 Control Area            Capacity (MW)  Primary Fuel
Central Illnois Light            Sterling Avenue        Peoria County, IL        CILCO                        30             NG
Central Illnois Light            Indian Trails          Pekin, IL                CILCO                        16             NG
Central Illnois Light            Medina Valley          Mossville, IL            CILCO                        36             NG
                                                                                                      Total:       82


                                                              Exhibit No. WHH-11

                                                                                             Dispatch
                                                                                   Capacity    Price    Primary     Unit
    Plant Name              Location          Control Area             CASm Node      MW     ($/MW)       Fuel      Type

AES Endeavor

    AES Thames              Montville, CT     New England ISO            AES_NY       181      $17.09     Coal      CT
    AES Jennison            Bainbridge, NY    New York Power Pool        AES_NY       71       $23.27     Coal      ST
    AES Somerset            Barker, NY        New York Power Pool        AES_NY       676      $15.19     Coal      ST
    AES Westover            Johnson City, NY  New York Power Pool        AES_NY       126      $17.67     Coal      ST
    AES Greenidge           Dresden, NY       New York Power Pool        AES_NY       161      $16.79     Coal      ST
    AES_NY                  Corning, NY       New York Power Pool        AES_NY       85       $19.81     Coal      ST
    AES Cayuga              Lansing, NY       New York Power Pool        AES_NY       306      $15.80     Coal      ST
    AES Kingston            Ontario           Ontario                    AES_NY       110      $29.46      Gas      CC
    AES Connecticut Yankee  Haddam, CT        New England ISO            AES_NY       700      $21.40      NG       CC

AES Enterprise

    AES Beaver Valley       Monaca, PA        PJM                       AES_APS       125      $12.81     Coal      ST
    AES Warrior Run         Cumberland, MD    PJM                       AES_APS       180      $12.81     Coal      ST
    AES Ironwood            Lebanon, PA       PJM                       AES_PJM       720      $23.75      Gas      CC
    AES Red Oak             Sayreville, NJ    PJM                       AES_PJM       830      $23.75      Gas      CC

AES Great Plains/AES CILCO

    AES Shady Point         Poteau, OK        Oklahoma Gas & Electric   AES_OKGE      320      $11.27     Coal      ST
                                              Total (AES - other generation):        4591

    E D Edwards3                              Central Illinois Light Co. CILCO        361      $15.39     COAL      ST
    E D Edwards2                              Central Illinois Light Co. CILCO        262      $15.84     COAL      ST
    E D Edwards1                              Central Illinois Light Co. CILCO        117      $16.27     COAL      ST
    Duck Creek1                               Central Illinois Light Co. CILCO        366      $18.03     COAL      ST
    AES Indian Trails                         Central Illinois Light Co. CILCO        12       $28.36      NG       CT
    AES Medina Valley                         Central Illinois Light Co. CILCO        36       $28.36      NG       GT
    Sterling Avenue1                          Central Illinois Light Co. CILCO        15       $39.57      NG       GT
    Sterling Avenue2                          Central Illinois Light Co. CILCO        15       $39.57      NG       GT
    New Capacity 2001                         Central Illinois Light Co. CILCO        26       $59.09      FO2      IC
                                              CILCO Total:                           1210

IPALCO

    Petersburg4                               Indianapolis Power & Light  IPL         515      $12.01     COAL      ST
    PetersburgST1                             Indianapolis Power & Light  IPL         232      $12.01     COAL      ST
    PetersburgST2                             Indianapolis Power & Light  IPL         407      $12.01     COAL      ST
    PetersburgST3                             Indianapolis Power & Light  IPL         510      $12.01     COAL      ST
    Elmer W Stout5                            Indianapolis Power & Light  IPL         106      $13.85     COAL      ST
    Elmer W Stout6                            Indianapolis Power & Light  IPL         106      $13.85     COAL      ST
    Elmer W Stout7                            Indianapolis Power & Light  IPL         435      $13.85     COAL      ST
    H T Pritchard3                            Indianapolis Power & Light  IPL         43       $14.70     COAL      ST
    H T Pritchard4                            Indianapolis Power & Light  IPL         56       $14.70     COAL      ST
    H T Pritchard5                            Indianapolis Power & Light  IPL         62       $14.70     COAL      ST
    H T Pritchard6                            Indianapolis Power & Light  IPL         99       $14.70     COAL      ST
    Perry K4                                  Indianapolis Power & Light  IPL         16       $14.86     COAL      ST
    Perry KHS                                 Indianapolis Power & Light  IPL          3       $14.86     COAL      ST
    Elmer W StoutGT4                          Indianapolis Power & Light  IPL         82       $33.22      NG       GT
    Elmer W StoutGT5                          Indianapolis Power & Light  IPL         82       $33.22      NG       GT
    Georgetown1                               Indianapolis Power & Light  IPL         79       $33.22      NG       CT
    PetersburgIC1                             Indianapolis Power & Light  IPL          3       $52.43      FO2      IC
    PetersburgIC2                             Indianapolis Power & Light  IPL          3       $52.43      FO2      IC
    PetersburgIC3                             Indianapolis Power & Light  IPL          2       $52.43      FO2      IC
    H T PritchardIC1                          Indianapolis Power & Light  IPL          3       $54.28      FO2      IC
    Elmer W StoutGT1                          Indianapolis Power & Light  IPL         20       $56.65      FO2      GT
    Elmer W StoutGT2                          Indianapolis Power & Light  IPL         20       $56.65      FO2      GT
    Elmer W StoutGT3                          Indianapolis Power & Light  IPL         20       $56.65      FO2      GT
    Elmer W Stout3                            Indianapolis Power & Light  IPL         35       $57.06      FO2      ST
    Elmer W Stout4                            Indianapolis Power & Light  IPL         35       $57.06      FO2      ST
    H T Pritchard2                            Indianapolis Power & Light  IPL         39       $57.28      FO2      ST
    H T PritchardST1                          Indianapolis Power & Light  IPL         39       $57.28      FO2      ST
    Elmer W StoutIC1                          Indianapolis Power & Light  IPL          3       $59.35      FO2      IC
                                              IPL Total:                             3055


                                                              Exhibit No. WHH-12

                            DATA AND METHODOLOGY

                             Table of Contents


      INTRODUCTION............................................................

      REGIONS MODELED.........................................................

      ESTIMATING SUPPLY RESOURCES FOR EACH NODE...............................

         SUPPLY CAPACITY

         SUPPLY COST

      TRANSMISSION NETWORK....................................................

         TRANSMISSION CAPACITY

         TRANSMISSION RATES

         ALLOCATION OF LIMITED TRANSMISSION

         SIMULTANEOUS IMPORT CAPABILITY

      LOAD DATA AND TIME PERIODS ANALYZED.....................................

         LOAD DATA FOR AVAILABLE ECONOMIC CAPACITY

         PERIOD DEFINITIONS BASED ON HOURLY LOAD DATA

         PRICE DATA


INTRODUCTION

This appendix describes the data required to conduct the market power analyses as well as the source and methodology used to collect and input the necessary data. The delivered price test requires estimating the generating resources for each of the potential suppliers in the model, specifying the transmission network that these suppliers can use to reach the relevant destination market, load in each market and the destination market price. All of the relevant data used in the analyses is included in my workpapers.

PA Consulting's Competitive Analysis Screening model ("CASm") was used to conduct the delivered price test. A complete description of CASm is provided in Exhibit No. WHH-13. Briefly, CASm is a linear programming model developed specifically to perform the calculations required in undertaking the delivered price test. The model includes each potential supplier as a distinct "node" or area that is connected via a transportation (or "pipes") representation of the transmission network. Each link in the network has its own non-simultaneous limit and cost. This limit is the control area to control area limit. Flow restrictions can also be applied across sets of links to capture any relevant simultaneous limits.

Potential suppliers are allowed to use all economically and physically feasible links or paths to reach the destination market. In instances where more generation meets the economic criterion of the delivered price test than can actually be delivered on the transmission network, scarce transmission capacity is allocated based on a proration method described below.

REGIONS MODELED

The list of utilities (and corresponding abbreviations used in other exhibits) is included in Exhibit No. WHH-14. Included in the analysis are utilities from each of the following NERC regions:(1)

o  East Central Area Reliability Coordination Agreement ("ECAR")

o  Mid-America Interconnected Network ("MAIN")

o  Mid-Atlantic Area Council ("MAAC", which is PJM)

o  Southeastern Electric Reliability Council ("SERC")

o  Southwest Power Pool ("SPP")

o  Mid-Continent Area Power Pool ("MAPP")

o  NYISO portion of the Northeast Power Coordinating Council ("NPCC")

This list of candidate suppliers does not pre-judge the question of the geographic scope of the specific destination market, which is determined via the delivered price test.(2)

---------------

(1) PJM, NYPP regions were aggregated into single areas. AES' generation in NEPOOL and Ontario Hydro were conservatively included as part of the NYPP region.

(2) This list was selected in recognition of the Commission's guidance regarding the number of wheels a potential supplier can realistically travel and still be considered a player in the destination market. For example, in FirstEnergy, the Commission limited the number of wheels "a supplier could reasonably travel to reach the destination market," recognizing that "[m]ore distant suppliers would face considerable losses and transmission costs." 80 FERC paragraph 61,039 at 61,104. In FirstEnergy, the Commission limited the potential suppliers to those within four wheels. Ibid. Also, the request for comments on the use of computer models in merger analysis suggests that "three wheels has been deemed adequate." Inquiry Concerning the Commission's Policy on the Use of Computer Models in Merger Analysis, Notice of Request for Written Comments and Intent to Convene a Technical Conference, Docket No. PL98-6-000, April 16, 1998, page 24. Including a broader geographic region implies adding additional potential suppliers not controlled by the Applicants; thus, defining the set of potential suppliers in this manner is conservative.

ESTIMATING SUPPLY RESOURCES FOR EACH NODE

Supply curves, consisting of a price and quantity for each node, are developed and entered into CASm.(3)

---------------

(3) I analyzed market participants as if the electric utility mergers pending before the Commission had been approved and mergers consummated.


SUPPLY CAPACITY

The main source for data on generating plant capability, including non-utility generators ("NUGs"), is the Form EIA-411. I used the publications dated April 2000 (the most up-to-date data available), supplemented by earlier editions as necessary. The EIA-411 provides data on summer and winter capacity, planned retirements and additions and jointly-owned units. For jointly-owned plants, shares were assigned to each of the respective owners. Summer ratings were used for the summer and shoulder periods and winter ratings for the winter period. The data were adjusted to reflect planned retirements and capacity additions through 2001, as detailed in the EIA-411 forms.

I included those utility and merchant plants that are scheduled to enter service by 2001. However, I limited these new plants to those that have passed project, regulatory or financial hurdles (e.g., interconnection agreements, financing, regulatory approvals or site permits), or which have started construction. The specific merchant plants included are sho n in workpapers. Each supplier's generating resources also were adjusted to reflect long-term capacity purchase and sales.(4) Purchases and sales (of one year or more duration) were identified from publicly available information, such as FERC Form 1 and EIA Form 412 filings (or databases based on these forms), Form EIA-411, individual utility resource plans and NERC's Electricity Supply and Demand ("ES&D") database. These public data on purchases and sales, however, are not entirely complete or consistent across sources.

To the extent a utility has sold capacity under a long-term agreement, ownership over that resource is assumed to pass to the buyer.(5) Accordingly, as with jointly-owned units, generation ownership was adjusted to reflect the transfer of control by assuming that the sale resulted in a decrease in capacity for the seller and a corresponding increase in capacity for the buyer. Consistent with guidance provided in Appendix A, it was assumed that system power sales were comprised of the lowest-cost supply for the seller unless a more representative price could be identified.(6) To the extent that long-term sales could be identified specifically as unit sales, the capacity of the specific generating unit was adjusted and the variable element of the purchase price attributed to the sale was the variable cost of the unit. The dispatch price for system purchases was based on the energy price reported for long-term purchases in the FERC Form 1 where such purchases could be identified and a variable cost price determined.(7) The capacity representing firm purchases and sales and shares of jointly-owned units was "moved" in the model from its actual physical location to the geographic location of the buyer. This treatment is consistent with using the public source ATC transmission data that represent the incremental amount of capacity available for conducting trades after accounting for base flows on the system. Thus, the methodology is consistent with the transmission data that was used to reflect available transmission capacity.

Since the delivered price test is intended to evaluate energy products, the capacity (in MWs) reported in the Form EIA-411 was de-rated to approximate the actual availability of the units in each period. That is, it was assumed that generation capacity would be unavailable during some hours of the year for either (planned) maintenance or forced (unplanned) outages. Data reported in the most recent NERC Generating Availability Data System was used to calculate the "average equivalent availability factor" to estimate total outages, and the "average equivalent forced outage rate" to estimate forced outages for fossil and nuclear plants.(8) Scheduled maintenance was assumed to occur only during the non-peak (shoulder) seasons and forced outages were assumed to occur uniformly throughout the year.

This treatment of generating availability is designed to account for the fact that resource availability changes by season. It is consistent with how the time periods evaluated were defined (based on similar load hours in each season, rather than by similar load hours for the entire year), and with specifying transmission capacity by season, as discussed below.(9)

---------------

(4)  This treatment does not include requirements contracts.

(5)  utility.

(6) "[T]he lowest running cost units are used to serve native load and other firm contractual obligations" (Appendix A, p. 11). The lowest-cost supply that was available year-round (i.e., excluding hydro) was used.

(7) In instances where the purchases could not be matched with FERC Form 1 data, the dispatch price was estimated.

(8) These data were supplemented, where necessary, by data from other public sources such as NERC and Electric Power Research Institute.

(9) A spreadsheet detailing the capacity and price of the units in the model is included in a set of workpapers filed with the application.



SUPPLY COST

In calculating the supply curves, supply from each unit was assumed to be available at any price above its incremental cost (the delivered price test assumes supply is economic if its cost is up to 105% of the competitive market price). The incremental cost is calculated by multiplying the fuel cost for the unit by the unit's efficiency (heat rate) and adding any additional variable costs that may apply, such as costs for variable operations and maintenance and costs for environmental controls.(10) Data were taken from the following sources:

o Heat rates - EIA Form 860, supplemented in a few instances by data from Form EIA-411. (Note that the most recently available data is from the 1995 Form 860.) IPL does not report any data in the EIA Form 860, therefore estimates from RDI's PowerDat database were used for the IPL units reported in PowerDat. In other instances where information is not available, an estimate is applied based on unit type.

o Fuel costs - Form 423. The estimated dispatch cost is based on spot or interruptible fuel prices for a twelve month period ending March 2000. Seasonal estimates were derived from the monthly data and applied to derive dispatch costs by season. To the extent all fuel purchases in that period had been made under contract rather than at spot prices, an incremental price based on reported spot or interruptible prices in the relevant region was estimated. Fuel prices were escalated to 2001 based on the forecasts in the EIA Annual Energy Outlook.

o Variable O&M - $1/MWh for gas and oil steam units, $3/MWh for scrubbed coal-fired units and $2/MWh for other coal-fired units (generic estimates based on trade and industry sources). Additional VO&M adders for other unit types are shown in workpapers.

o SO2 adder - $162/ton. The adder was applied to all relevant units assuming that Phase 2 had been implemented as planned; all units are assumed to pay an adder based on the SO2 content of the fuel burned.

---------------

(10) For NUGs, the incremental costs were estimated based on the energy price reported in relevant regulatory filings, if available. Otherwise, NUGs were assumed to be must-run and the variable costs set to zero. New merchant capacity included in the analysis was priced assuming a heat rate of 10,000 Btu/kWh for combustion turbines and 7,000 Btu/kWh for combined cycle plants. Variable O&M was also applied to the new units consistent with the assumptions for existing units.


TRANSMISSION NETWORK

Appendix A specified that the transmission system be modeled on the basis of inter-control area ATCs or TTCs using transmission prices based on transmission providers' maximum non-firm OATT rates except where lower rates could be clearly documented. This dictated a transportation representation of the transmission network and the structure of CASm was designed to conform to Appendix A. This representation remains appropriate for portions of the United States, where transmission service is generally provided under each transmission provider's Open Access tariff. Basing tariffs on OATT rates is increasingly undercut by RTO transmission pricing arrangements, however, and the Commission has instructed applicants to account for them.(11) Also, proposed regional transmission organizations that are not yet operating, such as the Midwest ISO and Alliance RTO, will reduce pancaking of control area to control area transmission rates by charging only one rate to travel through or out of their systems. Finally, some pricing systems, such as MAPP's flow-based method for determining transmission rates, create a more complex matrix of transmission prices that is not wholly consistent with a transportation model. Nonetheless, with some simplification, each of these alternative arrangements can be modeled in CASm, as described below.

---------------

(11) Merger NOPR, page 29.


TRANSMISSION CAPACITY

Limits were placed on the amount of capacity that could be transferred over the transmission network by both non-simultaneous control area to control area limits and simultaneous interface limits. Control area-to-control area limits are still applicable in most of the regions modeled. In the SPP and MAPP regions, however, transmission reservations are no longer based solely on control area to control area limits, but consider the impact of any particular transfer on key elements of the network (termed "flowgates"). Control area to control area transmission capability was taken primarily from postings on the Open Access Same-Time Information System or "OASIS." OASIS reports Total Transmission Capability ("TTC"), firm Available Transmission Capability ("ATC") and non-firm ATC. Data generally are provided monthly for a twelve-month period starting with the next month. Monthly non-firm ATCs postings from the third quarter of 2000 were used in most instances.(12) Seasonal differences in transmission capability were captured by using the average of June-August postings to represent a summer capability; the average of December-February postings to represent a winter capability; and the average of remaining months to represent a shoulder capability.(13)

Using an ATC value, as opposed to a TTC value, is appropriate given the manner in which generating resources were moved to each node to reflect for jointly-owned units and long-term purchases and sales. Non-firm ATCs are the appropriate input assumption for transfer capability since Economic Capacity and Available Economic Capacity are intended to reflect competition in non-firm energy.(14) I did analyze results using TTCs as a sensitivity, as discussed in my testimony.

As noted above, the SPP and MAPP regions are now providing the public OASIS postings for its member companies on the basis of flowgates rather than posting point-to-point ATCs. Data from June 1999 were used for the SPP region. For MAPP, some of the individual companies still list control area to control area limits and for these links, data retrieved during the third quarter 2000 were available. For the remaining MAPP links, data from the fourth quarter of 1998 was used.(15)

---------------

(12) The exception is for some interfaces in MAPP and the SPP, as discussed below.

(13) In instances where two parties post different capability for the same path, the lower of the reported values was generally used. This assumption was made on the basis that if a party sought use of a particular path, the lower of the reported values would be applicable unless the utilities at both the receipt and delivery points could agree differently.

     In addition, third-party postings, i.e., ATCs from one utility to another utility that it is not directly interconnected with, were not included in the analyses.

(14) In reality, utilities frequently post the same value for both firm and non-firm ATCs.

(15) Given that data is generally reported for the next 12 months, this implies that the fourth quarter 1998 data covered through the winter of 2000.


TRANSMISSION RATES

The Commission's Appendix A guidelines implicitly assume a depiction of the transmission system wherein control area to control area transactions occur using each of the relevant control area's Open Access (Order 888) tariffs. Appendix A also instructs applicants to model any applicable discounts that are systematically available, and to account for regional transmission organizations as they arise. In implementing transmission rates into the analysis, regardless of the transmission regime, it has been assumed that transmission charges would be incurred for the transmission system where the generator is located and for wheeling the power through intermediate systems, but not for the destination market. No transmission charge is included for the transmission system in which the load is located. This has no impact on the analysis, since including this charge (the transmission charge included in the bundled rate of the transmission provider in the area where the customer is located, or the "zonal" or postage stamp charges in the case of an RTO) would symmetrically raise the delivered cost for each supply to reach the destination market by the same amount. Thus, the relative economics would not be impacted.(16) Losses, which are assumed to be
3.0 percent, are assessed for each wheel incurred along the path to deliver power to the destination market but are not added for the final wheel into the destination market.

In the regions potentially impacted by this merger, there are significant regional transmission arrangements that can alter the cost of transmission (indeed, lowering the costs in each instance), either by providing for lower rates or by eliminating pancaking of transmission rates. The MISO and Alliance RTOs, which are assumed to exist in all of the scenarios that I analyzed, reduces the cost of transmission by eliminating pancaking. Additionally, SPP and MAPP both have distance sensitive rates available that allow users to transact under lower transmission costs than control area to control area pancaked 888 rates. (17) These alternative transmission tariffs were incorporated into CASm, with some simplifying assumptions described below.

---------------

(16) Likewise, distinctions between "bundled and unbundled" transactions, which affect the price paid for the final delivery of power, do not affect the relative delivered prices of competing supplies.

(17) MAPP has in place a regional tariff that allows parties to transact using rates based on the impact of each trade on various transmission facilities throughout the affected network, rather than the traditional contract path methodology. The MAPP rate structure was implemented in CASm by assuming that the MAPP utilities scheduled and paid for transmission service along a contract path basis.

     SPP has a regional tariff that provides for distance sensitive rates. The SPP tariff lists rates between any two eligible members and, like the MAPP rate, was implemented along a contract path. In CASm, discounts were applied to specific paths in the SPP and by season based on the historical discount rates applied since the SPP tariff went into effect.


Order 888 Tariffs

Consistent with Order No. 592, the ceiling rates in Exhibit 8 (Non-Firm Point-to-Point Transmission Service) of each utility's Order No. 888 filings were used for utilities that are not part of RTO arrangements.(18) In many instances, utilities report both on-peak and off-peak ceiling rates in its Order No. 888 filing. If so, then the applicable transmission rate for the on- and off-peak periods were used. If not, then the filed ceiling rate was applied for all periods. Ancillary service charges from Exhibits 1 (Scheduling, System Control and Dispatch Service) and 2 (Reactive Supply and Voltage Control from Generation Sources Service) of Order No. 888 filings were added where applicable to determine the final rates.

---------------

(18) In some cases, individual utility rates also are relevant to the zonal rates and for computing "through and out" rates within RTOs. In instances where transmission data were not reported in dollars per MWh, the $/MW rates were converted to $/MWh rates using the "Appalachian" method. 39 FERC paragraph 61,296 at 61,965.


Midwest ISO and Alliance RTO

Two rates were derived for each of the RTOs included in the analysis. First, a weighted average tariff rate was calculated and applied for transactions that travel "through" and "out" of the RTO and is applied for all paths from a RTO member to a non-RTO member. This rate is calculated as the weighted average of all of the RTO members rates using publicly available data for the weights and tariff data from the individual company's Order 888 tariffs.(19) The second rate, the "in" and "within" rate, is applicable for trades into and within the RTO. This rate is based on the zone where the load is located. As discussed earlier, the final import rate is not applied in CASm; thus the zonal RTO rates are not used in the analyses. The applicable RTO rates change depending upon which utilities are included in each RTO and a full derivation of the applicable RTO rates is provided in workpapers.

---------------

(19) The RTO rate derivations were based on an illustrative calculation shown in a MISO filing with FERC, which shows a unified tariff rather than a calculation based on weighted averages per se. This should differ from the methodology that I have used only in that the inter-system diversity (about 2 percent) would be taken into account using the methodology shown in the filing.


ALLOCATION OF LIMITED TRANSMISSION

Appendix A notes that there are various methods for allocating transmission, and that Applicants should support the method used.(20) There are two basic approaches to allocating limited transmission capacity: economic and pro rata. Under an economic allocation, available transmission is assigned on the basis of the cost of the capacity (energy) competing to use limited transmission capability. The lowest cost capacity is assumed to have a priority in using the transmission. Higher cost generation is excluded, despite its having costs below 105 percent of the destination market price. In contrast, pro rata methods of allocation treat all generation that meets the delivered price test equally in allocating scarce transmission.

The paradigm lying behind the proration required by the Order No. 592 delivered price test (whether economic or pro rata methods are used) can be likened to a tree, for which the root is the destination market. At the furthest extremes are small branches, each one of which is connected to a single larger branch and so on until the trunk and root are reached. There is no ambiguity concerning the path. Hence, at every node (joining with a large branch), all of the capacity that can access the limited capacity of the branch can be calculated; each small branch's capacity is reduced proportionately to the capacity of the branch. This can be repeated successively, moving inward to the destination market. Even taking into account the simplifications required by a "transportation" representation of transmission, real world transmission systems are more complex. The "small branch" distant utilities have multiple paths by which a destination market can be reached. In some cases, paths may first be in a direction away from the destination market, looping around onto another path to it. An analysis that takes this important complexity into account is computationally very difficult. Allocation methods differ partly in terms of how the problem is simplified in order to make computation tractable. This is described further in Exhibit No. WHH-13.

The major drawback of using an economic allocation is that it tends to continually reallocate the same low cost energy, principally hydro and nuclear energy (and non-dispatchable NUG capacity) over and over to each destination market in the Economic Capacity measure. This occurs partly because Appendix A does not take into consideration the opportunity cost of supplying alternative markets to the destination market being analyzed,(21) but primarily because each destination market is analyzed separately. This allows the same low cost supplies to be allocated to each of the destination markets. While this is not wholly inappropriate, since the purpose of Appendix A is to measure potentially competing supply to each destination market, it does mean that the very low cost supplies can travel far and wide and occupy a highly disproportionate share of available transmission. This repeated allocation of the same energy is particularly troublesome given the large area involved in the analysis in the instant case. This flaw is less severe in the Available Economic Capacity measure, where the native load obligations absorb each control area's lowest cost resources.

For purposes of this analysis, I allocated limited transmission capacity using a "squeeze-down" method, so-named because it seeks to prorate capacity at each node. I believe it to be the closest approximation to what the Commission applied in the FirstEnergy merger(22) that is computationally feasible. Under this method, shares of available transmission are allocated at each interface, diluting as they get closer to the destination market. When there is economic supply (i.e., having a delivered cost less than 105 percent of the destination market price) competing to get through a constrained transmission interface into a control area, the transmission capability is allocated to the suppliers in proportion to the amount of economic supply each supplier has outside the interface.

Shares on each transmission path are based on the shares of deliverable energy at the source node for the particular path being analyzed. The calculations start at the outside of a network defined with the destination market as its center and end at the destination market itself. A series of decision rules are required to accomplished this proration. The purpose of these decision rules is limited to assigning a unique power flow direction to each link for any given destination market analysis. Once the links are given a direction, the complex network can be solved. CASm implements a series of rules to determine the direction of the path. The first rule (and the one expected to be applied most frequently) is based on the direction of the flow under an economic allocation of transmission capacity. Other options take into consideration the predominant flow on the line based on desired volume (the amount of economic capacity seeking to reach the destination market, the number of participants seeking to use a path in a particular direction and the path direction that points toward the destination market.

The model proceeds to assign each supplier at each node a share equal to their maximum supply capability. At each node, "new" suppliers (those located at the node outside of the next interface) are given a share equal to their supply capability and the shares of more distant suppliers (those who have had to pass through interfaces more remote from the destination market in order to reach the node) are scaled down to match the line capacity into the node. Ultimately, the shares at the destination market represent the prorated shares of economic capacity that is economically and physically feasible.

---------------

(20) Order No. 592, paragraph 31,044 at 30,133. ("In many cases, multiple suppliers could be subject to the same transmission path limitation to reach the same destination market and the sum of their economic generation capacity could exceed the transmission capability available to them. In these cases, the ATC must be allocated among the potential suppliers for analytic purposes. There are various methods for accomplishing this allocation. Applicants should support the method used.")

(21) Indeed, if opportunity costs were taken into account, and one was considering a regional dispatch, available transmission capacity appropriately would be allocated on the basis of economics.

(22) Ohio Edison Company, et al., 80 FERC paragraph 61,039 at 61,107. ("When there was more economic capacity (or available economic capacity) outside of a transmission interface than the unreserved capability would allow to be delivered into the destination market, the transmission capability was allocated to the suppliers in proportion to the amount of economic capacity each supplier had outside the interface.")


SIMULTANEOUS IMPORT CAPABILITY

In order to determine simultaneous transmission limitations, I utilized data from various NERC transmission assessment reports. These reports indicate common limiting facilities for multiple transmission interconnections into a single market. For those instances where a common facility limits imports over multiple paths, I assumed that the maximum import capability was no greater than the maximum of the individual path limits. This is consistent with the Commission's approach outlined in the FirstEnergy decision.(23) All of the simultaneous limits applied in the model are included in my workpapers.

---------------

(23) 80 FERC paragraph 61,039 at 61,104.


LOAD DATA AND TIME PERIODS ANALYZED

The most up-to-date hourly load data filed with the Commission (generally covering 1999 calendar year) was used for two purposes: (1) as a measure of native load responsibility for the Available Economic Capacity measure and
(2) to determine the correct seasonal time periods to evaluate (i.e., to group similar hours).

LOAD DATA FOR AVAILABLE ECONOMIC CAPACITY

For the Available Economic Capacity measure, I generally used hourly load data from FERC Form 714 for the most recent period available at the time this analysis was undertaken. For the few utilities that do not file Form 714s (e.g., some cooperatives and municipal utilities) or whose data were otherwise unavailable, data from the EIA-411 along with a load shape based on those of similar utilities for which data were available were used.(24)

As noted in my testimony, this analysis did not assume any load loss due to retail access. Nor did it assume that the divestitures available economic capacity; rather generation and historic (i.e., pre-divestiture) loads were matched up.

---------------

(24) The load data were escalated to 2001, based on the projected energy growth rate reported in the EIA-411 or FERC Form 714. If such data were not available, a regional growth rate reported for the relevant NERC region was used.


PERIOD DEFINITIONS BASED ON HOURLY LOAD DATA

Appendix A requires applicants to evaluate the merger's impact on competition under different system conditions. For example, aggregating summer peak and shoulder peak conditions may mask important differences in unit availability and therefore a merger could potentially impact competition differently in these seasons. Thus, applicants are directed to evaluate enough sufficiently different conditions to show the merger's impact across a range of system conditions. On the other hand, the Merger Guidelines discuss the ability to "sustain" a price increase, and a finding that a structural test (HHI) that violates the safe harbor for some sub-set of hours during the year may not be indicative of any market power problems. Therefore, there is a trade-off between defining enough periods to capture the merger's impact under different system conditions and defining periods so narrowly as to make the resulting concentration statistics irrelevant to an evaluation of whether a price increase could be sustained. The data and methodology I used are described in my testimony.

PRICE DATA

In order to select the appropriate price bands to analyze, I prepared a comparison of system lambda and price data in Power Markets Week. These data are summarized in Exhibit No. WHH-15 and described in my testimony.


                                                              Exhibit No. WHH-13

                COMPETITIVE ANALYSIS SCREENING MODEL (CASm)

PA Consulting developed the Competitive Analysis Screening model ("CASm_v87") to perform the calculations required in order to conduct a market power analysis under Appendix A of the FERC Merger Policy Statement ("Order No. 592" or "Appendix A").(1) The delivered price test specified in Appendix A requires an analysis of market concentration for a large number of markets under a number of different conditions. CASm facilitates this process by performing the required calculations.

The primary requirement of Appendix A is to assess potential suppliers to a market using a "delivered price test". This test involves comparing variable generation costs plus delivery costs (transmission rates, transmission losses and ancillary services) to a "market price." If the delivered cost of generation is less than 105 percent of the market price, the generation is considered economic. Economic generation is further limited to the amount that can be delivered into the market, given transmission capability and constraints.

CASm implements the prescribed delivered price test by determining -- for each destination market, for each relevant time period, and for each relevant supply measure -- potential supply to the destination market both pre- and post-merger. In effect, CASm determines the relevant geographic market by applying the delivered price test, based on the economics of production and delivery (transmission rates, transmission losses and ancillary services), and also based on the physical transmission capacity available to the competing suppliers on an open access basis. This requires a delivery route for the energy on the established transmission paths, each of which has a capability, transmission rate and transmission losses associated with it. CASm finds the supply that can be delivered to the destination market consistent with cost minimization and the delivered price test.

As a formal matter, CASm minimizes the production and transmission costs of supplying demand in the destination market. Any shortfall in demand is filled by a hypothetical generator located in the destination market that can produce an unlimited amount of energy at 105 percent of the market price. On this basis, any supplier who can profitably supply energy to the destination market will do so, to the maximum extent that their cost structure and the transmission system allow. This formulation ensures that no supplied generation is uneconomic; the hypothetical generator will undercut all such suppliers.

CASm determines pre- and post-merger market shares and calculates concentration (as measured by the Herfindahl-Hirschman Index, or HHI) and the change in HHIs. To undertake these analyses, CASm solves a series of scenarios involving a network of interconnected suppliers. By limiting suppliers based on the economics of generation and delivery, or by limiting the interconnections between those suppliers based on the transmission capability, each Appendix A analysis can be completed. CASm includes a simplified depiction of the transmission system, essentially a system of "pipes" with independent, fixed capacity between and among utilities.

The following sections describe:
1. What data inputs are required to operate CASm

1. How different analyses are undertaken in CASm

2. What outputs CASm produces; and

3. How CASm is implemented.

---------------

(1) CASm was developed by predecessor companies, PHB and PHB-Hagler Bailly, and has been used in analyzing numerous mergers and power plant acquisitions in proceedings before the Commission.


INPUT DATA

MARKET PARTICIPANTS

The largest element of the required data for CASm relates to individual market participants, which generally are utilities with both generating capacity and load obligations. In addition, some market participants may have load obligations but no generating capacity (e.g., transmission dependent utilities, or TDUs) or have generating capacity but no load obligations (e.g., merchant capacity). CASm regards all distinct market participants as having the ability to both supply and consume electricity. The particular circumstances of each analysis will determine the extent to which each activity is possible.

Nodes

In CASm, a node is a location where electricity is generated or consumed, or where it may "split" or change direction. All market participants are defined as having a unique node, and hence unique location in the transportation network. Total simultaneous import limits can be imposed at each node to mirror reliability restrictions. Output Capability

Each market participant may have generating ability, which is defined generically in terms of any number of "tranches" of generation having both a quantity (MW) and dispatch cost ($/MWh). This output capability and cost may differ over time, for example because of planned and unplanned outage rates and fuel prices. CASm has a number of data inputs available for modifying the underlying physical availability of generating assets to get the relevant "supply curve" for any given model period. CASm can also cover generation tranches to account for load obligations at each node (used for the Available Economic Capacity measure, as discussed below).

Destination Market Prices

For each destination market, a prevailing market price is defined. The destination market price is used to calculate a threshold price that potential suppliers must meet to be included in the market for economic-based analyses (that is, the "delivered price test").

INTERCONNECTIONS

Interconnections represent the network that links market participants together. These interconnections are represented as a "transportation" network, where flows are specifically directed.

Lines

A line between two nodes in CASm may represent either a single line, or the combined effect of a number of lines. Each line has an upper limit on the flow, and losses may occur on the line. Since capacity on the line may represent physical limits less firm commitments, limits are allowed to be different, depending on the direction of the flow. Limits on the simultaneous flow on combinations of lines can be imposed to simulate the effect of loopflow or reliability constraints.

SCENARIOS

The final input area for CASm is related to scenario definition. Scenarios define which parties are considering merging, which load periods are relevant, and so on. In effect, the scenarios define a number of individual analyses to be performed, and how they should be compared to each other for reporting purposes.

ACCOUNTING FOR OWNERSHIP

It is sometimes necessary to merge the results for several nodes, or to split them, based on ownership changes between scenarios. CASm has a "report as" function that will merge the results of several nodes into a single to correctly account for ownership. REQUIRED CALCULATIONS

Appendix A's delivered price test defines two different supply measures to evaluate:

4. ECONOMIC CAPACITY is the amount of capacity that can reach a market at a cost (including transmission rates, transmission losses and ancillary services) no more than 105 percent of the destination market price.

5. AVAILABLE ECONOMIC CAPACITY is the amount of Economic Capacity that is available after serving native load and other net firm commitments with the lowest cost units. For every analysis, the following process is undertaken:
First, a Linear Programming (LP) problem is solved. The LP construction is slightly different, depending on the underlying assumptions of each of the supply measures. CASm includes two options for allocating scarce transmission capacity. CASm has a "proration" option, which is called "squeeze-down". This is discussed in detail below. Another option is an economic allocation of limited transfer capability. Under this option, where available supply exceeds the ability of the network to deliver that capacity to the destination market, the least-cost supply is allocated the available transmission capacity.(2)

The final step involves calculating what can be delivered to the destination market, after accounting for line losses. CASm allocates total system losses amongst suppliers on the basis on how much they injected, and how far away (how many wheels) they are from the destination market.

---------------

(2) CASm can be modified to apply different proration method when appropriate for some analyses. ECONOMIC CAPACITY


 For the Economic Capacity analysis, CASm solves an LP with the following form: minimize cost for supplies at the destination market subject to:

                  supply cost at destination < system lambda + 5%, for all suppliers supply < quantity(3), for each node and tranche

                  supply + flows in = flows out + "demand", for each node

                  line flows are adjusted for losses, for all interconnections line flows < available limit, for all interconnections (constrained network only)

                  sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

The objective is slightly different when transmission capacity is to be prorated. The objective then becomes:

         minimize cost for supplies at the destination market; and

         minimize divergence from calculated pro rata "share", for each supplier

---------------

(3) Available quantity may be modified. See discussion in the Output Capacity section.


AVAILABLE ECONOMIC CAPACITY

For the Available Economic Capacity analysis, CASm solves an LP with the following form:

         minimize cost for supplies at the destination market

          subject to:

                  supply cost at destination < system lambda + 5%, for all suppliers supply < quantity (less native load), for each node and tranche supply + flows in = flows out + "demand", for each node

                  line flows are adjusted for losses, for all interconnections line flows < available limit, for all interconnections (constrained network only)

                  sum over lines (flow * simultaneous factor) <= simultaneous limit, for all limits sum over nodes (net injection * flowgate factor) <= flowgate limit, for all limits

This is different from the economic capacity analysis only to the extent that potential suppliers are required to meet their load obligations prior to participating in the market.
When transmission capacity is to be prorated the objective becomes:

         minimize cost for supplies at the destination market; and

         minimize divergence from calculated pro rata "share", for each supplier

OUTPUTS

The primary output from CASm is a report that summarizes the results of different analyses. For each destination market, load period and FERC analysis type, CASm reports the following for both pre- and post-merger:

6. Supplied MW

7. Market Share

8. HHIs

This report also shows the change in HHIs post-merger compared to pre-merger. CASm also produces a transmission report that shows the detail of each node, and the injections and flows between them. Finally, a summary of the results for each market is also produced.

"SQUEEZE-DOWN" PRORATION

In the "squeeze-down" proration algorithm, prorated shares on each line are based on the weighted shares of deliverable energy at the source node for that line. As discussed below more fully below, weighted shares at the destination market node are calculated by a recursive algorithm that starts at the "outside" of the network, calculating shares on each line until it reaches the "middle". Specifically, where available supply exceeds the ability of the network to deliver that capacity to the destination market, suppliers are allocated shares at each node, and hence each outgoing line, based on the results of an algorithm that considers both supply and transfer capability at each node. Starting at the "outside" of the network, CASm calculates a share at each node that is based on a proportion of the incoming transfer capability (and the share of that capability allocated to each supplier), and the maximum economic supply available at that node. When the algorithm reaches the destination market, a total share of the incoming transfer capability has been determined. This algorithm requires that all possible paths are simultaneously feasible, which, in turn, requires that each line be assigned a unique "direction". The steps of the proration algorithm include:

1. A C++ program enumerates all possible paths to the destination, the cost of transmission on each path and the maximum possible flow on the path. A "wheel limit", or maximum number of point-to-point links, may be imposed on paths.

2. The minimum "entry cost" for each supplier is calculated. This cost is the injection cost of the cheapest generator that has capacity for possible delivery to the destination.

3. Paths for which the entry cost plus the transmission cost are higher than 105% of the destination market price are rejected as being uneconomic.

4.To the extent remaining paths are not simultaneously feasible (because, for example, suppliers can seek to use the paths in both directions), a series of decision rules for determining the direction of the line are undertaken (in the following order):

o Instructions can be manually input as to the chosen direction of a line.

o Merger-case decisions should be consistent with base-case decisions.

o The direction of the line as determined in an economic allocation of available transmission is applied.

o The direction heading toward a destination market, if it is clear, is chosen.

o The direction that retains the maximum potential volume-weighted flow on the line (calculated from the paths that depend on this line) is chosen.

o The direction on which the maximum number of economic paths depend is chosen. If these other options fail to reach a feasible solution, manual input will be required.

5. Proration begins at nodes furthest from the destination market (where only exports, and no imports are being attempted). Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability.

6. Proration continues at the next set of nodes, that should consist only of nodes with inflows from "resolved" nodes from step 5. Suppliers at these nodes are assigned a "share" equal to their maximum economic supply capability. Suppliers from the "resolved" nodes have their shares scaled down to match the transmission capacity into the node.

7. To the extent an iteration of the algorithm does not resolve any additional nodes and the destination market has not yet been reached (i.e., a loop is detected), flow is disallowed from any unresolved node to the furthest and smallest node affected by a loop.

8. The proration has been completed when the destination market node has been resolved. At that point, the "shares" at the destination market represent the prorated shares of deliverable energy.

9. Injections for each supplier are "capped" at the calculated shares, and these injections are then checked for economic feasibility. While suppliers need not deliver their energy to the destination in exactly the way that their share was calculated, the solution is still both economically and physically feasible. The final solution represents the least-cost method of delivering these supplies.

CASm IMPLEMENTATION

CASm_v87 has been implemented using GAMS (Generalized Algebraic Modeling System), release 2.5. GAMS is a programming language which supports both data manipulation and calls to many mainstream mathematical modeling systems. The linear programming problems generated by CASm are solved by BDMLP. The path enumeration program has been written in Microsoft Visual C++ version 5.


                                                              Exhibit No. WHH-14

NERC     Supplier                                                Node         Control Area

ECAR     AEP Generating Co                                       AEP          American Electric Power Co., Inc.            u
ECAR     AEP Generating Co TDU                                   AEP_TDU      American Electric Power Co., Inc.            t
ECAR     AES Plants in Allegheny Power Systems Control Area      AES_APS      Allegheny Energy, Inc.                       m
ECAR     American Municipal Power - Ohio                         AMPO         American Electric Power Co., Inc.            t
ECAR     Allegheny Energy, Inc.                                  APS          Allegheny Energy, Inc.                       u
ECAR     Big Rivers Electric Corp.                               BREC         Big Rivers Electric Corp.                    u
ECAR     Big Rivers Electric Corp. TDU                           BREC_TDU     Big Rivers Electric Corp.                    t
ECAR     Cincinnati Gas & Electric                               CIN          Cinergy Services, Inc.                       u
ECAR     Cinergy's Share of Trenton Plant                        CIN_MER      Cinergy Services, Inc.                       m
ECAR     Cincinnati Gas & Electric TDU                           CIN_TDU      Cinergy Services, Inc.                       t
ECAR     Coastal Power Midland Cogeneration Venture              COAST_CP     Michigan Electric Power Coordination Center  m
ECAR     CMS Comstock                                            COM_CMS      Consumer's Power                             m
ECAR     Consumer's Power Comant                                 CP           Michigan Electric Power Coordination Center  u
ECAR     Detroit Edison Company                                  DECO         Michigan Electric Power Coordination Center  u
ECAR     Duquesne Light                                          DLCO         Duquesne Light Co.                           u
ECAR     Dominion Resources Plants in APS                        DOM_APS      Alegheny Energy                              m
ECAR     Dayton Power & Light                                    DPL          Dayton Power & Light Co.                     u
ECAR     Dominion Muskingum County Plant                         DRI_AEP      American Electric Power Co., Inc.            m
ECAR     DTE Energy Georgetown                                   DTE_IPL      Indianapolis Power & Light Co.               m
ECAR     Duke's Madison Plant                                    DUK_AEP      American Electric Power Co., Inc.            m
ECAR     Duke's Share of Trenton Plant                           DUK_CIN      Cinergy Services, Inc.                       m
ECAR     Duke's DeSoto Plant                                     DUK_SOTO     Cinergy Services, Inc.                       m
ECAR     Dynegy's BlueGrass Generation                           DYN_LGE      Louisville Gas & Electric                    m
ECAR     East Kentucky Power Coop.                               EKPC         East Kentucky Power Coop, Inc.               u
ECAR     Enron's Wheatland Plant in Cinergy and IPL              ENR_CIN      Cinergy and Indianapolis Power & Light Co.   m
ECAR     First Energy                                            FENER        First Energy                                 u
ECAR     CMS Gaylord                                             GAY_CMS      Consumer's Power                             m
ECAR     Hoosier Energy Coop.                                    HEC          Hoosier Energy Rural Electric Coop, Inc.     u
ECAR     City of Holland                                         HLND         Michigan Electric Power Coordination Center  t
ECAR     Indianapolis Power & Light                              IPL          Indianapolis Power & Light Co.               u
ECAR     Lansing, City of                                        LANS         Michigan Electric Power Coordination Center  t
ECAR     LG&E Energy Corp.                                       LGE          LG&E Energy Corp.                            u
ECAR     Midland Cogeneration Venture                            MCV_CP       Michigan Electric Power Coordination Center  m
ECAR     Michigan Electric Power Coordination Center
         (Consumers Power and Detroit Edison                     MECS         Michigan Electric Power Coordination Center  u
ECAR     Michigan Electric Power Coordination Center TDU         MECS_TDU     Michigan Electric Power Coordination Center  t
ECAR     Northern Indiana Public Service                         NIPS         Northern Indiana Public Service Co.          u
ECAR     Ohio Valley Electric Corp.                              OVEC         Ohio Valley Electric Corp.                   u
ECAR     CMS Rouge Steel                                         RS_CMS       Michigan Electric Power Coordination Center  m
ECAR     Southern Indiana Gas & Electric                         SIGE         Southern Indiana Gas & Electric Co.          u
MAAC     AES Plants in PJM                                       AES_PJM      PJM-East                                     m
MAAC     Pennsylvania, New Jersey, Maryland                      PJM          PJM                                          u
MAIN     Wisconsin Power & Light Co                              ALLIANT_E    Alliant East                                 u
MAIN     Ameren Corp.                                            AMEREN       Ameren Corp.                                 u
MAIN     Ameren Corp. TDU                                        AMRN_TDU     Ameren Corp.                                 t
MAIN     Constellation University Park                           BGE_COMED    Commonwealth Edison Co.                      m
MAIN     Central Illinois Light Co                               CILCO        Central Illinois Light Co.                   u
MAIN     Commonwealth Edison Co.                                 COMED        Commonwealth Edison Co.                      u
MAIN     Unicom's Holiday Hills and North Chicago Plants         COMED_MER    Commonwealth Edison Co.                      m
MAIN     Columbia City Of                                        CWL          Columbia Water & Light Dept.                 u
MAIN     Columbia City Of TDU                                    CWL_TDU      Columbia Water & Light Dept.                 t
MAIN     Springfield City Of                                     CWLP         Springfield Water, Light & Power             u
MAIN     Duke Audrain Plant                                      DUK_AMRN     Ameren Corp.                                 m
MAIN     Duke Lee County Plant                                   DUK_COMED    Commonwealth Edison Co.                      m
MAIN     Dynegy's Purchase from Minooka Energy Center            DYN_COMED    Commonwealth Edison Co.                      m
MAIN     Electric Energy, Inc.                                   EEI          Electric Energy, Inc.                        u
MAIN     Enron Corp.'s Lincoln Energy Center                     ENR_COMED    Commonwealth Edison Co.                      m
MAIN     El Paso and Coastal Purchases in ComEd                  EPE_COMED    Commonwealth Edison Co.                      m
MAIN     Houston Industries Power Generation                     HIPG_IP      Illinois Power Co.                           m
MAIN     Illinois Municipal Elec Agency                          IMEA         Ameren Corp.                                 t
MAIN     Illinois Power Co                                       IP           Illinois Power Co.                           u
MAIN     Illinois Power TDU                                      IP_TDU       Illinois Power Co.                           t
MAIN     LSP Plant in ComEd                                      LSP_COMED    Commonwealth Edison Co.                      m
MAIN     Marquette City Of                                       MARQ         Upper Peninsula Power Co.                    t
MAIN     Madison Gas & Electric Co                               MGE          Madison Gas & Electric Co.                   u
MAIN     MidAmerican Energy Co.                                  MIDAM        MidAmerican Energy Co.                       u
MAIN     MidAmerican Energy Co. TDU                              MIDAM_TDU    MidAmerican Energy Co.                       t
MAIN     Minnesota Power's Purchase from LSP's Kendall
         Cnty Plant                                              MP_COMED     Commonwealth Edison Co.                      m
MAIN     Manitowoc Public Utilities                              MPU          Manitowic Public Utilities                   u
MAIN     AmerGen's Clinton Purchase                              PECO_IP      Illinois Power Co.                           m
MAIN     Reliant's McHenry County Plant                          REL_HEN      Commonwealth Edison Co.                      m
MAIN     Southern Illinois Power Coop                            SIPC         Southern Illinois Power Coop                 u
MAIN     Soyland Power Coop Inc                                  SOY          Illinois Power Co.                           t
MAIN     Upper Peninsula Power Co                                UPP          Upper Peninsula Power Co.                    u
MAIN     Wisconsin Electric Power Co                             WEP          Wisconsin Electric Power Co.                 u
MAIN     Wisconsin Public Service Corp                           WPS          Wisconsin Public Service Corp.               u
MAIN     Wisconsin Public Service TDU                            WPS_TDU      Wisconsin Public Service                     t
MAPP     Alliant Energy - West                                   ALLIANT_W    Alliant West                                 u
MAPP     Alliant Energy - West TDU                               ALTW_TDU     Alliant West                                 t
MAPP     Basin Electric Power Cooperative                        BEPC         Basin Electric Power Cooperative             u
MAPP     Dairyland Power Coop/Coop Power Assn                    DPC          Dairyland Power Coop                         u
MAPP     Dairyland Power Coop TDU                                DPC_TDU      Dairyland Power Coop                         t
MAPP     Lincoln Electric System                                 LES          Lincoln Electric System                      u
MAPP     Montana-Dakota Utilities Co                             MDU          Otter Tail Power Co.                         t
MAPP     Municipal Energy Agency of NE                           MEAN         Nebraska Public Power District               t
MAPP     Minnesota Power, Inc.                                   MP           Minnesota Power, Inc.                        u
MAPP     Minnkota Power Coop Inc                                 MPC          Minnkota Power Coop Inc                      u
MAPP     Muscatine Power & Water                                 MPW          Muscatine Power & Water                      u
MAPP     Nebraska Public Power District                          NPPD         Nebraska Public Power District               u
MAPP     Nebraska Public Power District TDU                      NPPD_TDU     Nebraska Public Power District               t
MAPP     Northern States Power Company                           NSP          Northern States Power Co.                    u
MAPP     Northern States Power Company TDU                       NSP_TDU      Northern States Power Co.                    t
MAPP     Northwestern Public Service Co                          NWPS         WAPA Billings East (UM-East)                 t
MAPP     Omaha Public Power District                             OPPD         Omaha Public Power District                  u
MAPP     Omaha Public Power District TDU                         OPPD_TDU     Omaha Public Power District                  t
MAPP     Otter Tail Power Company                                OTP          Otter Tail Power Co.                         u
MAPP     Southern Minnesota Mun P Agny                           SMMP         Southern Minnesota Municipal Power Agency    u
MAPP     Southern Minnesota Mun P Agny TDU                       SMMP_TDU     Southern Minnesota Municipal Power Agency    t
MAPP     St. Joseph Light & Power                                STJO         St. Joseph Light & Power Co.                 u
MAPP     United Power Assn                                       UPA          United Power Association                     u
MAPP     United Power Assn TDU                                   UPA_TDU      United Power Association                     t
MAPP     Western Area Power Administration                       WAPA         WAPA Billings East (UM-East)                 u
MAPP     Western Area Power Administration TDU                   WAPA_TDU     WAPA Billings East (UM-East)                 t
MAPP     Wisconsin Public Power Inc Sys                          WPPI         Wisconsin Electric Power Co.                 t
NA       Reporting Node for CMS                                  CMS          NA                                           r
NA       AES Reporting Node                                      AES          NA                                           r
NA       Alliant Energy                                          ALLIANT      NA                                           r
NA       Aquila Energy Reporting Node                            AQU          NA                                           R
NA       Constellation Energy Reporting Node                     BGE          NA                                           R
NA       Calpine/Skygen Energy Reporting Node                    CALPINE      NA                                           r
NA       Cogentrix Reporting Node                                COG          NA                                           r
NA       Carolina Power & Light and Florida Progress             CPL          NA                                           r
NA       Dominion Resources (Reporting Node)                     DRI          NA                                           r
NA       Dynegy                                                  DYN          NA                                           r
NA       Enron Corp.                                             ENRON        NA                                           r
NA       El Paso Energy and Coastal Corp. Reporting Node         EPE          NA                                           r
NA       Exelon Energy (Unicom and PECO Energy) Reporting Node   EXELON       NA                                           R
NA       LS Power                                                LSP          NA                                           r
NA       NIPSCO and Columbia Energy                              NISOURCE     NA                                           r
NA       PG&E Energy Trading, L.P. Reporting Node                PGE          NA                                           r
NA       Reliant Energy Reporting Node                           RELIANT      NA                                           r
NA       Tenaska Reporting Node                                  TEN          NA                                           r
NA       Williams Energy Reporting Node                          WILL         NA                                           r
NA       Utilicorp                                               UTILCOR      NA                                           r
NPCC     AES Plants in New York and New England                  AES_NY       New York Power Pool                          m
NPCC     New York Power Pool                                     NYPP         New York Power Pool                          u
SERC     Associated Electric Coop Inc                            AECI         Associated Electric Coop, Inc.               u
SERC     Associated Electric Coop Inc TDU                        AECI_TDU     Associated Electric Coop, Inc.               t
SERC     Alabama Electric Coop Inc                               ALEC         Alabama Electric Coop, Inc.                  u
SERC     LS Power's Share of Batesville                          BATE_LS      Tennessee Valley Authority                   m
SERC     Cajun Electric Power Coop Inc                           CAJN         Cajun Electric Power Coop, Inc.              u
SERC     Carolina Power & Light Co                               CAPO         Carolina Power & Light Co.                   u
SERC     CAPO's Monroe County Plant                              CAPO_SOCO    Southern Company                             m
SERC     Carolina Power & Light Co TDU                           CAPO_TDU     Carolina Power & Light Co.                   t
SERC     CELE's St. Landry Plant                                 CLECO_LAND   Entergy Corp. (Entergy Electric System)      m
SERC     Cogentrix South Haven Plant                             COG_ENT      Entergy Corp. (Entergy Electric System)      m
SERC     Cogentrix Plants in TVA                                 COG_TVA      Tennessee Valley Authority                   m
SERC     Conoco Orange County Plant                              CONO_ENT     Entergy Corp. (Entergy Electric System)      m
SERC     Coral Energy's Sowega Plant                             COR_SOCO     Southern Company                             m
SERC     Duke Hinds and Attala Energy Plants                     DUK_ENT      Entergy Corp. (Entergy Electric System)      m
SERC     Duke Power Co                                           DUKE         Duke Energy Corp.                            u
SERC     Duke Power Co TDU                                       DUKE_TDU     Duke Energy Corp.                            t
SERC     Rockingham Plant                                        DYN_DUKE     Duke Energy Corp.                            m
SERC     Dynegy Lake Charles Plant                               DYN_ENT      Entergy Corp. (Entergy Electric System)      m
SERC     Dynegy's Heard County Plant                             DYN_SOCO     Southern Company                             m
SERC     Enron Plant in SOCO                                     ENR_SOCO     Southern Company                             m
SERC     Enron Plants in TVA                                     ENR_TVA      Tennessee Valley Authority                   m
SERC     Entergy                                                 ENT          Entergy Corp. (Entergy Electric System)      u
SERC     Entergy Arkansas Inc TDU                                ENT_TDU      Entergy Corp. (Entergy Electric System)      t
SERC     Skygen's Hog Bayou Plant                                HOG_SOCO     Southern Company                             m
SERC     LS Power Batesville plant                               LSP_TVA      Tennessee Valley Authority and Entergy
                                                                              Electric System
SERC     Municipal Electric Authority of Georgia                 MEAG         Southern Company                             t
SERC     Morgan Stanley Smiths Plant                             MS_SOCO      Southern Company                             m
SERC     Old Dominion Electric Power Coop                        ODEC         Virginia Electric & Power Co.
                                                                              (Virginia Power)                             t
SERC     Oglethorpe Power Corp                                   OPC          Southern Company                             t
SERC     Oglethorpe Power Corp's Sewell County and Smarr Plants  OPC_SOCO     Southern Company                             m
SERC     Tenaska Frontier Plant (Grimes County, TX)              PECO_ENT     Entergy Corp. (Entergy Electric System)      m
SERC     Tenaska's Heard County Plant                            PECO_SOCO    Tennessee Valley Authority                   m
SERC     South Carolina Electric & Gas Co.                       SCEG         South Carolina Electric & Gas Co.            u
SERC     South Carolina Public Service Authority                 SCPSA        South Carolina Public Service Authority      u
SERC     South Carolina Public Service Authority TDU             SCPSA_TDU    South Carolina Public Service Authority      t
SERC     Southeastern Power Administration                       SEPA         Southeastern Power Administration            u
SERC     Skygen's Pine Bluff Plant                               SKY_ENT      Entergy Corp. (Entergy Electric System)      m
SERC     South Mississippi El Pwr Assn                           SMEPA        South Mississippi Electric Power Association u
SERC     Southern Company                                        SOCO         Southern Company                             u
SERC     Southern Company TDU                                    SOCO_TDU     Southern Company                             t
SERC     Tractebel Red Hills                                     TRAC_TVA     Tennessee Valley Authority                   m
SERC     Tennessee Valley Authority                              TVA          Tennessee Valley Authority                   u
SERC     Virginia Electric & Power Co                            VP           Virginia Electric & Power Co. (Virginia
                                                                              Power)                                       u
SERC     Cleco Evangeline Plant                                  WILL_ENT     Entergy Corp. (Entergy Electric System)      m
SPP      AES Shady Point Plant                                   AES_OKGE     Oklahoma Gas & Electric Co.                  m
SPP      Aquila's Cass County Plant                              AQU_MPS      Missouri Public Service                      m
SPP      Independence City of                                    CIMO         Independence Power & Light Dept.             u
SPP      CLECO Corporation                                       CLECO        Cleco Corp.                                  u
SPP      Cogentrix Green County Energy Project                   COG_GREEN    Oklahoma Gas & Electric                      m
SPP      CSW Energy's Eastex Cogen                               CSW_MER      Central & South West SPP                     m
SPP      Central & South West SPP                                CSW_SPP      Central & South West SPP                     u
SPP      Central & South West SPP TDU                            CSW_TDU      Central & South West SPP                     t
SPP      Duke Power's Share of St. Francis Plant                 DUK_AECI     Associated Electric Coop, Inc.               m
SPP      Duke McCain Plant                                       DUK_OKGE     Oklahoma Gas & Electric Co.                  m
SPP      Empire District Electric Co                             EDE          Empire District Electric Co.                 u
SPP      Grand River Dam Authority                               GRRD         Grand River Dam Authority                    u
SPP      Golden Spread Electric Coop                             GSEC         Southwestern Public Service Co.              t
SPP      Kansas City City of                                     KACY         Kansas City Board of Public Utilities        u
SPP      KAMO Electric Coop Inc                                  KAMO         Grand River Dam Authority                    t
SPP      Kansas City Power & Light Co                            KCPL         Kansas City Power & Light Co.                u
SPP      Lafayette City of                                       LAFA         Lafayette Utilities System                   u
SPP      Louisiana Energy & Power Auth                           LEPA         Louisiana Energy & Power Authority           u
SPP      OKEOK's Logan County Plant                              LOGAN        Oklahoma Gas & Electric Co.                  m
SPP      LS Power's Share of Mustang Station                     LSP_SWPS     Southwestern Public Service Co.              m
SPP      Midwest Energy Inc                                      MIDW         MidWest Energy, Inc.                         u
SPP      UtiliCorp United Inc (MPS)                              MPS          Missouri Public Service Co.                  u
SPP      Oklahoma Gas & Electric Co                              OKGE         Oklahoma Gas & Electric Co.                  u
SPP      Oklahoma Municipal Power Auth                           OMPA         Central & South West SPP                     t
SPP      PANDA's Coweta Plant                                    PANDA        Oklahoma Gas & Electric Co.                  m
SPP      Conoco Orange County Plant (PG&E purchase)              PGE_ENT      Entergy Corp. (Entergy Electric System)      m
SPP      Sunflower Electric Power Corp                           SEC          Sunflower Electric Power Corp., Inc.         u
SPP      Sikeston City of                                        SIKE         Southwestern Power Administration            t
SPP      Springfield City of                                     SPRM         Southwestern Power Administration            t
SPP      Southwestern Power Administration                       SWEPA        Southwestern Power Administration            u
SPP      Southwestern Public Service Co                          SWPS         Southwestern Public Service Co.              u
SPP      Western Farmers Elec Coop Inc                           WEFA         Western Farmers Electric Coop                u
SPP      UtiliCorp United (West Plains Energy)                   WEPL         West Plains Energy                           u
SPP      Western Resources                                       WR           Western Resources                            u


                                                              Exhibit No. WHH-15

Area Around IPL

                    System Lambda Data - FERC 714                          Power Markets Week Data

           AEP        CIN         IPL          SIGE        HEC                      Into        Destination
          Lambda     Lambda      Lambda       Lambda     Lambda                  Northern      Market Price
Period    (1999)     (1999)      (1999)       (1999)     (1999)    Into Cynergy     ECAR         Analyzed
S_SP1     $ 19       $ 24        $ 41          $ 44      $ 1,912       $ 140        $ 109         $ 100
S_SP2     $ 16       $ 26        $ 25          $ 39        $ 316       $ 140        $ 109         $ 75
S_SP3     $ 15       $ 17        $ 15          $ 30        $ 112       $ 140        $ 109         $ 50
S_P       $ 13       $ 14        $ 12          $ 20         $ 67       $ 140        $ 109         $ 30
S_OP      $ 12       $ 14        $ 11          $ 18         $ 30          na         $ 15         $ 20
W_SP      $ 14       $ 14        $ 14          $ 20         $ 23        $ 20         $ 22         $ 25
W_P       $ 13       $ 13        $ 12          $ 14         $ 22        $ 20         $ 22         $ 20
W_OP      $ 20       $ 13        $ 10          $ 13         $ 17          na         $ 15         $ 15
SH_SP     $ 14       $ 15        $ 17          $ 20         $ 41        $ 22         $ 23         $ 40
SH_P      $ 14       $ 13        $ 12          $ 16         $ 26        $ 22         $ 23         $ 25
SH_OP     $ 12       $ 13        $ 10          $ 14         $ 18          na         $ 14         $ 15


Area Around CILCO

                    System Lambda Data - FERC 714                Power Markets Week Data

          Ameren     CILCO       ComEd        CWLP                                              Destination
          Lambda     Lambda      Lambda       Lambda                   Into Main    Into Main  Market Price
Period    (1999)     (1999)      (1999)       (1999)     Into ComEd    (Southern)   (Northern)   Analyzed

S_SP1  $ 1,745       $ 14        $ 52          $ 61        $ 168       $ 130        $ 105        $ 100
S_SP2    $ 323       $ 13        $ 38          $ 43        $ 168       $ 130        $ 105         $ 75
S_SP3     $ 97       $ 13        $ 24          $ 23        $ 168       $ 130        $ 105         $ 50
S_P       $ 64       $ 13        $ 13          $ 16        $ 168       $ 130        $ 105         $ 30
S_OP      $ 28       $ 12        $ 12          $ 14           na          na           na         $ 20
W_SP      $ 38       $ 14        $ 22          $ 16         $ 21        $ 22         $ 26         $ 25
W_P       $ 21       $ 13        $ 13          $ 14         $ 21        $ 22         $ 26         $ 20
W_OP      $ 17       $ 13        $ 10          $ 13           na          na           na         $ 15
SH_SP     $ 41       $ 14        $ 20          $ 16         $ 22        $ 23         $ 24         $ 40
SH_P      $ 27       $ 13        $ 16          $ 13         $ 22        $ 23         $ 24         $ 25
SH_OP     $ 17       $ 13        $ 10          $ 12           na          na           na         $ 15


Sources:
System lambda data from 1999 FERC Form 714 filings. Hours aggregated based on IPL's load. Power Markets Week data is for CY1999 ("Index price"). For some regions, PMW reports both a peak and off-peak value, in others just a peak value. NA refers to regions where PMW reports only a peak price.

Note: Illinois Power is not shown since they did not file lambda data in 1999. See http://www.ferc.fed.us/electric/f714/1999list.htm


                                                              Exhibit No. WHH-16

                                                     BASE                                     MERGER
                                     AES                      HHI                              HHI                    HHI
  Market    Period   Price       MW    Mkt Share   MW    Mkt Share  Pre-Merger     MW    Mkt Share   Post-Merger    Change
CILCO      S_SP1        100       1210    46.70%       3      0.10%       2525      1213     46.80%         2534          9
CILCO      S_SP2         75       1210    44.70%       2      0.10%       2406      1212     44.80%         2414          8
CILCO      S_SP3         50       1185    46.10%       3      0.10%       2483      1188     46.30%         2492         10
CILCO      S_P           30       1160    43.70%       3      0.10%       2325      1163     43.80%         2334         10
CILCO      S_OP          20       1120    44.80%       4      0.20%       2409      1124     44.90%         2423         15
CILCO      W_SP          25       1019    40.50%       6      0.20%       2120      1025     40.80%         2139         19
CILCO      W_P           20       1019    40.50%       6      0.20%       2136      1025     40.80%         2155         19
CILCO      W_OP          15        331    18.20%       7      0.40%       1286       338     18.60%         1300         15
CILCO      SH_SP         40        975    39.40%       4      0.20%       1955       980     39.60%         1969         14
CILCO      SH_P          25        911    37.80%       6      0.20%       1940       917     38.10%         1959         19
CILCO      SH_OP         15        294    16.50%       8      0.40%       1227       302     16.90%         1241         14

IPL        S_SP1        100          4     0.10%    2844     52.10%       2955      2848     52.10%         2962          7
IPL        S_SP2         75          4     0.10%    2844     52.10%       2955      2848     52.10%         2962          7
IPL        S_SP3         50          4     0.10%    2658     50.40%       2800      2662     50.40%         2807          7
IPL        S_P           30          5     0.10%    2440     49.60%       2747      2445     49.70%         2756          9
IPL        S_OP          20          5     0.10%    2440     49.60%       2745      2445     49.70%         2754         10
IPL        W_SP          25          8     0.10%    2450     40.00%       2073      2458     40.10%         2083         11
IPL        W_P           20          8     0.10%    2450     40.00%       2033      2458     40.10%         2044         10
IPL        W_OP          15          6     0.10%    2450     40.00%       2069      2456     40.10%         2077          8
IPL        SH_SP         40          6     0.10%    2382     40.40%       2022      2389     40.50%         2030          9
IPL        SH_P          25          8     0.10%    2177     39.20%       2027      2186     39.40%         2039         12
IPL        SH_OP         15          5     0.10%    2177     39.20%       2052      2183     39.30%         2060          8

AEP        S_SP1        100         83     0.10%    1842      2.70%       1318      1924      2.80%         1319          1
AEP        S_SP2         75         83     0.10%    1844      2.70%       1318      1927      2.80%         1319          1
AEP        S_SP3         50         84     0.10%    1836      2.70%       1320      1919      2.80%         1320          1
AEP        S_P           30         97     0.10%    1977      2.90%       1358      2074      3.10%         1359          1
AEP        S_OP          20        187     0.30%    1778      2.90%       1483      1964      3.20%         1485          2
AEP        W_SP          25        100     0.10%    1993      3.00%       1339      2093      3.10%         1340          1
AEP        W_P           20        105     0.20%    1994      3.00%       1351      2099      3.10%         1351          1
AEP        W_OP          15        108     0.20%    2011      3.30%       1442      2118      3.50%         1443          1
AEP        SH_SP         40         87     0.20%    1940      3.40%       1330      2027      3.50%         1331          1
AEP        SH_P          25        103     0.20%    2091      3.60%       1354      2194      3.80%         1356          1
AEP        SH_OP         15         89     0.20%    1815      3.40%       1389      1904      3.50%         1390          1

AMEREN     S_SP1        100        451     2.10%      29      0.10%       2270       480      2.30%         2271          1
AMEREN     S_SP2         75        451     2.10%      30      0.10%       2230       480      2.30%         2231          1
AMEREN     S_SP3         50        451     2.20%      30      0.10%       2202       481      2.30%         2202          1
AMEREN     S_P           30        451     2.20%      33      0.20%       2175       484      2.40%         2176          1
AMEREN     S_OP          20        475     2.60%      30      0.20%       2524       505      2.80%         2525          1
AMEREN     W_SP          25        472     1.90%      80      0.30%       1504       551      2.30%         1505          1
AMEREN     W_P           20        492     2.00%      80      0.30%       1474       572      2.30%         1475          1
AMEREN     W_OP          15         47     0.20%      85      0.40%       1292       132      0.60%         1293          0
AMEREN     SH_SP         40        268     1.10%      59      0.30%       1463       327      1.40%         1464          1
AMEREN     SH_P          25        322     1.40%      66      0.30%       1456       388      1.70%         1457          1
AMEREN     SH_OP         15         52     0.20%      75      0.40%       1280       126      0.60%         1280          0

CIN        S_SP1        100         21     0.10%     968      3.70%       2001       989      3.80%         2001          1
CIN        S_SP2         75         21     0.10%     968      3.70%       1989       990      3.80%         1990          1
CIN        S_SP3         50         22     0.10%     941      3.70%       1932       963      3.80%         1933          1
CIN        S_P           30         24     0.10%     943      4.10%       1838       967      4.20%         1838          1
CIN        S_OP          20         31     0.10%     943      4.10%       1852       974      4.20%         1853          1
CIN        W_SP          25         30     0.10%     728      3.10%       1867       758      3.30%         1868          1
CIN        W_P           20         31     0.10%     727      3.10%       1871       759      3.30%         1872          1
CIN        W_OP          15         19     0.10%     731      3.20%       1913       749      3.30%         1913          1
CIN        SH_SP         40         26     0.10%     744      3.10%       1843       770      3.20%         1843          1
CIN        SH_P          25         35     0.20%     727      3.30%       1774       763      3.50%         1775          1
CIN        SH_OP         15         18     0.10%     732      3.40%       1809       750      3.50%         1810          1

COMED      S_SP1        100        119     0.50%      13      0.00%       5300       131      0.50%         5300          0
COMED      S_SP2         75        119     0.50%      13      0.00%       5244       131      0.50%         5244          0
COMED      S_SP3         50        117     0.50%      12      0.00%       5227       130      0.50%         5227          0
COMED      S_P           30        116     0.50%      14      0.10%       5153       130      0.50%         5153          0
COMED      S_OP          20        191     1.00%      15      0.10%       6696       206      1.10%         6696          0
COMED      W_SP          25        110     0.60%      20      0.10%       6414       130      0.70%         6414          0
COMED      W_P           20        110     0.60%      21      0.10%       6740       131      0.70%         6740          0
COMED      W_OP          15          2     0.00%      25      0.10%       6755        27      0.10%         6755          0
COMED      SH_SP         40        108     0.50%      16      0.10%       4754       124      0.50%         4754          0
COMED      SH_P          25        105     0.60%      23      0.10%       6177       128      0.70%         6177          0
COMED      SH_OP         15          2     0.00%      21      0.10%       6419        24      0.10%         6419          0

CWLP       S_SP1        100        101     9.40%       1      0.10%       3038       102      9.50%         3040          1
CWLP       S_SP2         75        101     9.40%       1      0.10%       3036       102      9.50%         3038          1
CWLP       S_SP3         50        100     9.70%       1      0.10%       2892       101      9.80%         2893          2
CWLP       S_P           30         99     9.60%       1      0.10%       2883       100      9.70%         2885          2
CWLP       S_OP          20        109    11.80%       1      0.10%       2413       110     11.90%         2416          3
CWLP       W_SP          25         85     8.60%       3      0.30%       2059        88      8.80%         2063          4
CWLP       W_P           20         85     8.60%       3      0.30%       2060        88      8.80%         2064          4
CWLP       W_OP          15          0     0.10%       3      0.60%       1023         4      0.70%         1023          0
CWLP       SH_SP         40        137    13.00%       2      0.10%       2485       138     13.20%         2488          4
CWLP       SH_P          25         80     8.50%       2      0.20%       1951        82      8.70%         1955          4
CWLP       SH_OP         15          0     0.10%       3      0.50%       1015         3      0.60%         1015          0

HEC        S_SP1        100          2     0.10%     189      5.70%       1788       191      5.80%         1788          1
HEC        S_SP2         75          2     0.10%     189      5.70%       1785       191      5.80%         1786          1
HEC        S_SP3         50          2     0.10%     185      5.60%       1772       187      5.60%         1772          1
HEC        S_P           30          3     0.10%     192      5.80%       1766       194      5.90%         1767          1
HEC        S_OP          20          3     0.10%     192      5.80%       1770       195      5.90%         1771          1
HEC        W_SP          25          3     0.10%     134      4.10%       1840       137      4.20%         1840          1
HEC        W_P           20          3     0.10%     134      4.10%       1842       137      4.20%         1842          1
HEC        W_OP          15          1     0.00%     138      4.20%       1856       139      4.20%         1856          0
HEC        SH_SP         40          2     0.10%     139      4.50%       1713       141      4.60%         1713          1
HEC        SH_P          25          3     0.10%     140      4.60%       1727       143      4.70%         1728          1
HEC        SH_OP         15          1     0.00%     144      4.70%       1720       145      4.70%         1720          0

IP         S_SP1        100        435     4.00%      38      0.40%       1838       473      4.40%         1841          3
IP         S_SP2         75        435     4.10%      38      0.40%       1866       474      4.50%         1869          3
IP         S_SP3         50        436     4.10%      38      0.40%       1889       474      4.50%         1892          3
IP         S_P           30        435     4.20%      42      0.40%       1703       478      4.70%         1707          4
IP         S_OP          20        437     4.70%      44      0.50%       1742       481      5.10%         1746          4
IP         W_SP          25        266     2.20%      69      0.60%       1323       335      2.80%         1326          3
IP         W_P           20        267     2.20%      69      0.60%       1339       336      2.80%         1342          3
IP         W_OP          15          6     0.00%      74      0.60%       1330        80      0.70%         1330          0
IP         SH_SP         40        256     2.30%      47      0.40%       1237       303      2.70%         1239          2
IP         SH_P          25        252     2.40%      55      0.50%       1295       308      2.90%         1297          3
IP         SH_OP         15          4     0.00%      52      0.50%       1305        56      0.50%         1305          0

SIGE       S_SP1        100          1     0.00%      88      4.80%       3937        89      4.90%         3937          0
SIGE       S_SP2         75          1     0.00%      88      4.80%       3936        89      4.90%         3937          0
SIGE       S_SP3         50          1     0.00%      85      4.70%       3893        86      4.80%         3893          0
SIGE       S_P           30          1     0.10%      84      5.10%       3461        85      5.20%         3462          1
SIGE       S_OP          20          1     0.10%      84      5.10%       3446        85      5.20%         3447          1
SIGE       W_SP          25          1     0.10%      75      4.60%       3470        76      4.70%         3471          1
SIGE       W_P           20          1     0.10%      75      4.60%       3467        76      4.70%         3468          1
SIGE       W_OP          15          0     0.00%      75      4.60%       3470        75      4.60%         3470          0
SIGE       SH_SP         40          1     0.10%      76      4.80%       3365        77      4.90%         3365          0
SIGE       SH_P          25          1     0.10%      74      4.90%       3211        75      4.90%         3212          1
SIGE       SH_OP         15          0     0.00%      74      4.90%       3207        74      4.90%         3207          0


                                                              Exhibit No. WHH-17

                                                  BASE                                      MERGER
                                   AES              IPL           HHI                  AES            HHI           HHI
  Market   Period  Price     MW    Mkt Share   MW   Mkt Share   Pre-Merger     MW   Mkt Share    Post-Merger      Change
CILCO      S_SP1      100    1110      41.10%    2       0.10%         2138    1112     41.10%           2145           7
CILCO      S_SP2       75    1110      41.10%    2       0.10%         2134    1112     41.10%           2141           7
CILCO      S_SP3       50    1085      40.50%    2       0.10%         2099    1088     40.60%           2106           7
CILCO      S_P         30    1060      40.00%    3       0.10%         2070    1063     40.10%           2079           9
CILCO      S_OP        20    1020      40.40%    0       0.00%         2229    1020     40.40%           2229           0
CILCO      W_SP        25    1019      40.40%    6       0.30%         2116    1026     40.60%           2136          20
CILCO      W_P         20    1020      40.50%    0       0.00%         2177    1020     40.50%           2177           0
CILCO      W_OP        15     331      19.00%    0       0.00%         1446     331     19.00%           1446           0
CILCO      SH_SP       40     975      39.50%    5       0.20%         1978     980     39.70%           1994          16
CILCO      SH_P        25     911      39.30%    6       0.30%         2084     917     39.60%           2104          20
CILCO      SH_OP       15     294      18.30%    0       0.00%         1509     294     18.30%           1509           0

IPL        S_SP1      100       5       0.10% 2794      54.50%         3164    2799     54.60%           3174          10
IPL        S_SP2       75       5       0.10% 2794      54.50%         3163    2799     54.60%           3174          10
IPL        S_SP3       50       5       0.10% 2608      52.80%         2997    2613     52.90%           3007          11
IPL        S_P         30       6       0.10% 2390      52.20%         2938    2397     52.30%           2952          14
IPL        S_OP        20       5       0.10% 2390      52.20%         2946    2396     52.30%           2958          12
IPL        W_SP        25       8       0.10% 2400      39.40%         1989    2408     39.50%           2000          11
IPL        W_P         20       5       0.10% 2400      39.40%         2040    2405     39.50%           2047           7
IPL        W_OP        15       0       0.00% 2400      40.50%         2201    2400     40.50%           2201           0
IPL        SH_SP       40      11       0.20% 2332      37.80%         1898    2343     38.00%           1911          13
IPL        SH_P        25       9       0.20% 2127      36.60%         1846    2136     36.70%           1857          11
IPL        SH_OP       15       0       0.00% 2127      37.70%         1998    2127     37.70%           1998           0

AEP        S_SP1      100     138       0.20% 1953       2.70%         1162    2092      2.90%           1163           1
AEP        S_SP2       75     139       0.20% 1957       2.70%         1163    2097      2.90%           1164           1
AEP        S_SP3       50     145       0.20% 1947       2.70%         1166    2093      2.90%           1167           1
AEP        S_P         30     174       0.20% 2095       2.90%         1226    2269      3.20%           1227           1
AEP        S_OP        20     110       0.20% 1837       2.80%         1316    1947      3.00%           1317           1
AEP        W_SP        25     101       0.20% 1984       3.10%         1389    2086      3.20%           1390           1
AEP        W_P         20     152       0.20% 1628       2.60%         1455    1780      2.90%           1456           1
AEP        W_OP        15      99       0.20%    0       0.00%         1945      99      0.20%           1945           0
AEP        SH_SP       40     126       0.20% 2006       3.40%         1276    2132      3.60%           1277           1
AEP        SH_P        25     106       0.20% 2052       3.60%         1293    2158      3.70%           1294           1
AEP        SH_OP       15     102       0.20%    0       0.00%         1883     102      0.20%           1883           0

AMEREN     S_SP1      100     354       1.60%   51       0.20%         1939     405      1.90%           1939           1
AMEREN     S_SP2       75     354       1.70%   51       0.20%         1900     405      1.90%           1901           1
AMEREN     S_SP3       50     354       1.70%   51       0.20%         1876     405      1.90%           1877           1
AMEREN     S_P         30     363       1.70%   55       0.30%         1894     418      2.00%           1895           1
AMEREN     S_OP        20     322       1.70%   57       0.30%         2080     379      2.00%           2081           1
AMEREN     W_SP        25     281       1.20%   90       0.40%         1409     371      1.50%           1409           1
AMEREN     W_P         20     228       1.00%    0       0.00%         1501     228      1.00%           1501           0
AMEREN     W_OP        15      53       0.20%    0       0.00%         1386      53      0.20%           1386           0
AMEREN     SH_SP       40     320       1.40%   82       0.40%         1361     403      1.80%           1362           1
AMEREN     SH_P        25     324       1.50%   87       0.40%         1408     412      1.90%           1409           1
AMEREN     SH_OP       15      36       0.20%    0       0.00%         1351      36      0.20%           1351           0

CIN        S_SP1      100      26       0.10% 1063       4.10%         1864    1089      4.20%           1864           1
CIN        S_SP2       75      26       0.10% 1063       4.10%         1852    1089      4.20%           1853           1
CIN        S_SP3       50      27       0.10% 1036       4.10%         1794    1063      4.20%           1795           1
CIN        S_P         30      31       0.10%  967       4.00%         1751     999      4.20%           1752           1
CIN        S_OP        20      12       0.10%  967       4.20%         1872     979      4.20%           1873           0
CIN        W_SP        25      30       0.10%  756       3.20%         1842     786      3.30%           1843           1
CIN        W_P         20      22       0.10%  757       3.30%         1924     779      3.40%           1924           1
CIN        W_OP        15       1       0.00%    0       0.00%         2356       1      0.00%           2356           0
CIN        SH_SP       40      32       0.10%  728       3.00%         1682     760      3.20%           1683           1
CIN        SH_P        25      36       0.20%  708       3.10%         1695     743      3.30%           1696           1
CIN        SH_OP       15       0       0.00%    0       0.00%         2161       0      0.00%           2161           0

COMED      S_SP1      100     106       0.40%   12       0.10%         6003     118      0.50%           6003           0
COMED      S_SP2       75     105       0.40%   13       0.10%         5951     118      0.50%           5951           0
COMED      S_SP3       50     104       0.40%   13       0.10%         5936     117      0.50%           5936           0
COMED      S_P         30     103       0.40%   14       0.10%         5868     117      0.50%           5868           0
COMED      S_OP        20     111       0.60%   14       0.10%         6717     126      0.70%           6717           0
COMED      W_SP        25     105       0.50%   20       0.10%         6338     124      0.60%           6338           0
COMED      W_P         20     115       0.60%   17       0.10%         6653     131      0.70%           6653           0
COMED      W_OP        15       2       0.00%    0       0.00%         6667       2      0.00%           6667           0
COMED      SH_SP       40     183       0.80%   19       0.10%         5491     202      0.90%           5491           0
COMED      SH_P        25     101       0.60%   22       0.10%         6322     123      0.70%           6322           0
COMED      SH_OP       15       1       0.00%    0       0.00%         6565       1      0.00%           6565           0

CWLP       S_SP1      100      92       8.20%    1       0.10%         2769      93      8.30%           2770           1
CWLP       S_SP2       75      92       8.20%    1       0.10%         2767      93      8.30%           2768           1
CWLP       S_SP3       50      91       8.30%    1       0.10%         2632      92      8.40%           2633           1
CWLP       S_P         30      88       8.10%    1       0.10%         2642      90      8.20%           2643           2
CWLP       S_OP        20      89       9.10%    1       0.10%         2195      90      9.20%           2197           2
CWLP       W_SP        25      82       8.20%    3       0.30%         2048      84      8.50%           2052           4
CWLP       W_P         20      64       6.40%    0       0.00%         2050      64      6.40%           2050           0
CWLP       W_OP        15       0       0.00%    0       0.00%          961       0      0.00%            961           0
CWLP       SH_SP       40      82       7.60%    2       0.20%         2340      84      7.90%           2343           3
CWLP       SH_P        25      80       8.30%    3       0.30%         1893      82      8.60%           1897           4
CWLP       SH_OP       15       2       0.30%    0       0.00%          965       2      0.30%            965           0

HEC        S_SP1      100       2       0.10%  198       5.80%         1719     200      5.90%           1719           1
HEC        S_SP2       75       2       0.10%  198       5.80%         1717     200      5.90%           1717           1
HEC        S_SP3       50       2       0.10%  194       5.70%         1705     196      5.80%           1705           1
HEC        S_P         30       3       0.10%  199       5.90%         1708     202      5.90%           1709           1
HEC        S_OP        20       3       0.10%  199       5.90%         1719     202      5.90%           1720           1
HEC        W_SP        25       2       0.10%  145       4.20%         1762     147      4.30%           1762           1
HEC        W_P         20       2       0.10%  144       4.30%         1816     146      4.30%           1817           0
HEC        W_OP        15       0       0.00%    0       0.00%         1897       0      0.00%           1897           0
HEC        SH_SP       40       3       0.10%  140       4.30%         1539     143      4.40%           1540           1
HEC        SH_P        25       3       0.10%  138       4.20%         1566     141      4.30%           1566           1
HEC        SH_OP       15       0       0.00%    0       0.00%         1726       0      0.00%           1726           0

IP         S_SP1      100     435       3.90%   46       0.40%         1621     482      4.30%           1624           3
IP         S_SP2       75     435       3.90%   47       0.40%         1616     482      4.30%           1619           3
IP         S_SP3       50     435       3.90%   47       0.40%         1634     482      4.30%           1638           3
IP         S_P         30     438       4.20%    0       0.00%         1584     438      4.20%           1584           0
IP         S_OP        20     440       4.70%    0       0.00%         1920     440      4.70%           1920           0
IP         W_SP        25     254       2.20%   66       0.60%         1473     320      2.70%           1476           2
IP         W_P         20     229       2.00%    0       0.00%         1565     229      2.00%           1565           0
IP         W_OP        15       3       0.00%    0       0.00%         1527       3      0.00%           1527           0
IP         SH_SP       40     257       2.30%   52       0.50%         1348     309      2.70%           1350           2
IP         SH_P        25     253       2.40%   55       0.50%         1452     309      3.00%           1455           3
IP         SH_OP       15       3       0.00%    0       0.00%         1527       3      0.00%           1527           0

SIGE       S_SP1      100       1       0.00%  105       5.70%         4020     105      5.70%           4021           0
SIGE       S_SP2       75       1       0.00%  105       5.70%         4020     105      5.70%           4020           0
SIGE       S_SP3       50       1       0.00%  101       5.50%         3977     102      5.60%           3978           1
SIGE       S_P         30       1       0.10%  101       6.10%         3557     102      6.10%           3557           1
SIGE       S_OP        20       1       0.10%  101       6.20%         3697     102      6.20%           3697           1
SIGE       W_SP        25       1       0.10%   75       4.50%         3552      76      4.60%           3553           1
SIGE       W_P         20       0       0.00%   75       4.60%         3667      75      4.60%           3667           0
SIGE       W_OP        15       0       0.00%    0       0.00%         3752       0      0.00%           3752           0
SIGE       SH_SP       40       1       0.10%   72       4.50%         3409      73      4.50%           3409           1
SIGE       SH_P        25       2       0.10%   70       4.50%         3255      71      4.60%           3256           1
SIGE       SH_OP       15       0       0.00%    0       0.00%         3494       0      0.00%           3494           0


                                                              Exhibit No. WHH-18

      AES (CILCO) and Indianapolis Power and Light (IPL) Market
        Assumes Only Applicants' Direct Interconnections Are Included In Market
                                2001

AES (CILCO)                                                                          1,210
IPL                                                                                  3,055
                                                   Total:  AES (CILCO) and IPL       4,265


First-Tier Interconnections
Via AES(CILCO)
AMEREN                                                                              11,810
ComEd                                                                               20,968
CWLP                                                                                   610
Dynergy (IP)                                                                         4,539
                                               Sub-Total:  AES (CILCO) First-Tier   37,927

Via IPL
AEP                                                                                 24,498
CIN                                                                                 11,135
SIGE                                                                                 1,222
HOOSIER                                                                              1,244
                                           Sub-Total:  IPL First-Tier               38,099

Total Installed Capacity in Market                                                  80,291

Applicants' Share of Total Installed Capacity
Pre-Merger
AES (CILCO)                                                                            1.5%
IPL                                                                                    3.8%

Post-Merger
Post-Merger Market Share                                                               5.3%
Post-Merger HHI Change                                                                  11


Sources:
CASm database.
Excludes Merchant capacity and IMPA and Wabash capacity.


                                                              Exhibit No. WHH-19


CILCO
                                                                    2001        2002         2003
(1)  Demand                                                         1,285       1,285       1,285
(2)  Interruptible Load included in Peak Demand                       -90         -90         -90
(3)  Firm Purchase (from Ameren)                                     -100        -100        -100
(4)  Adjusted Demand                                                1,095       1,095       1,095

Generation:
(5)  Capacity                                                       1,210       1,210       1,210
(6)  Sales                                                              0           0           0
(7)  Net Capacity Resources                                         1,210       1,210       1,210
(8)  Reserve Margin                                                    15%         15%         15%
(9)  Capacity Required to meet Reserve Requirements                 1,259       1,259       1,259
(10) Uncommitted Capacity                                             -49         -49         -49

Source:
(1), (2), and (3) CILCO
(4) = (1) + (2) + (3)
(5) CILCO
(6) CILCO
(7) = (5) + (6)
(8) Assumption
(9) = [1+(8)]*(4)
(10) = (7)-(9)

Note:  CILCO assumes reserve margin of 15-17%.
CILCO assumes lost load from Illinois restructuring is equal to planned growth during 2001-2003 timeframe.


IPL
                                                                    2001        2002        2003
(1)  Net Internal Demand                                            2,965       3,015       3,064

Generation:
(2)  Capacity                                                       3,055       3,055       3,055
(3)  Purchases                                                         50           0           0
(4)  Sales                                                              0           0           0
(5)  Net Capacity Resources                                         3,105       3,055       3,055
(6)  Reserve Margin                                                    12%         12%         12%
(7)  Capacity Required to meet Reserve Requirements                 3,321       3,377       3,432
(8)  Uncommitted Capacity                                            -216        -322        -377

Source:
(1), (2), (3), (4) IPL
(5) = (2)+(3)-(4)
(6) Assumption
(7) = [1+(6)]*(1)
(8) = (5) - (7)

Note:
IPL has a 50 MW contract for summer 2001 only.


               ATTACHMENT 2: AES AFFILIATES AND SUBSIDIARIES

I.    AES'S DOMESTIC MERCHANT GENERATING INTERESTS

            The AES Corporation ("AES") currently owns, or is in the process of acquiring, interests in approximately 10,200 MW of electric generation in the United States and its territories. Listed below are the domestic facilities in which AES owns an interest:

      (1) AES indirectly owns a 100 percent interest in the 320 MW coal-fired Shady Point generating facility ("Shady Point") located in the State of Oklahoma. The entire capacity of Shady Point is committed to Oklahoma Gas & Electric Company pursuant to a long-term contract that expires in 2007. The Shady Point facility is a qualifying facility ("QF") under section 210 of the Public Utility Regulatory Policies Act, 16 U.S.C. section 824a-3 (1994).(1)

      (2) AES indirectly owns a 100 percent interest in the 125 MW coal-fired Beaver Valley generating facility ("Beaver Valley") located in the Commonwealth of Pennsylvania. The entire output of Beaver Valley is committed to West Penn Power Company pursuant to a long term contract that expires December 31, 2016. The Beaver Valley facility is a QF.(2)

      (3) AES indirectly owns a 100 percent interest in the 720 MW gas-fired Ironwood generating facility ("Ironwood") to be constructed and operated in the Commonwealth of Pennsylvania. Ironwood is expected to be operational in the second quarter of 2001. Once operational, the entire output of Ironwood will be committed to Williams Energy Marketing and Trading Company, a subsidiary of Williams Companies, Inc., pursuant to a 20 year long-term contract. AES Ironwood LLC, the owner of the Ironwood facility, is an exempt wholesale generator ("EWG").(3)

      (4) AES indirectly owns a 100 percent interest in the 180 MW coal-fired Warrior Run generating facility ("Warrior Run") located in the State of Maryland. The entire capacity of Warrior Run is committed to the Potomac Edison Power Company pursuant to long-term contract that expires February 10, 2030. The Warrior Run facility is a QF.(4)

      (5) AES indirectly owns a 100 percent interest in the 143 MW coke-fired Deepwater generating facility ("Deepwater") located in the State of Texas. Deepwater is committed to TXU Electric Company ("TXU") under a power purchase agreement that gives TXU dispatch rights for 140 MW of Deepwater's capacity through the end of 2001. The Deepwater facility is a QF.(5)

      (6) AES indirectly owns a 100 percent interest in the 181 MW Thames generating facility ("Thames") located in the State of Connecticut. The entire output of Thames is committed to Connecticut Light & Power Company pursuant to a long-term contract that expires March 5, 2015. The Thames facility is a QF.(6)

      (7) AES indirectly own 100 percent of the Alamitos (2,083 MW), Huntington Beach (563 MW), and Redondo Beach (1,310 MW) generating facilities for an aggregate generating capacity of approximately 3,956 MW located in the State of California (collectively, the "Southland" facilities). The entire output of the Southland facilities is committed to Williams Energy Services Company pursuant to a long-term contract that expires May 31, 2018. The Commission has granted AES Southland authority to make wholesale power sales at market-based rates.(7)

      (8) AES indirectly owns a 100 percent interest in the 120 MW Placerita generating facility ("Placerita") located in the State of California. The output of the Placerita facilities presently is sold on a daily basis in to the California market. AES Placerita, Inc. has received market-based rate authorization.(11)

      (9) AES indirectly owns a 100 percent interest in the 180 MW Hawaii generating facility ("Hawaii") located in the State of Hawaii. The entire output of the Hawaii facility is committed to Hawaii Electric Company pursuant to a long-term contract that expires in 2021. The Hawaii facility is a QF.(12)

      (10) AES indirectly owns a 100 percent interest in six coal-fired generating facilities - Somerset (675 MW), Cayga (306 MW), Westover (126 MW), Greenidge (161 MW), Hinkling (85 MW) and Jennison (71 MW) - with an aggregate generating capacity of approximately 1,424 MW located in the State of New York ("AES NY Facilities").(13) The Commission has granted AES NY, LLC authority to make wholesale power sales at market-based rates.(14)

      (11) AES indirectly owns a 100 percent interest in the 454 MW coal-fired Puerto Rico generating facility ("Puerto Rico") located in the Territory of Puerto Rico. The entire output produced by the Puerto Rico facility is committed to The Puerto Rico Electric Power Authority pursuant to a 25 year long term contract signed in 1994. The Puerto Rico facility is a QF.(15)

      (12) AES indirectly owns a 100 percent interest in the 832 MW gas-fired Red Oak generating facility ("Red Oak") which is to be constructed and operated in the State of New Jersey. The entire output of Red Oak will be committed under a long-term contract that expires in 2022. The facility is expected to become operational in 2002.(16)

      (13) AES owns, through its subsidiary AES Kingston ULC, a 50 percent interest in The Kingston Cogen Limited Partnership ("Kingston Cogen LP"). The remaining 50 percent of Kingston Cogen LP is owned 25 percent by Pacific Kingston Energy, Inc. and 25 percent by PanCanadian Petroleum Limited. Kingston Cogen LP owns a 110 MW gas-fired combined-cycle cogeneration facility located in Loyalist Township, Ontario. The entire output of the Kingston facility is committed to Ontario Electricity Financial Corporation through January 31, 2017.

      (14) On October 27, 2000, AES Mohave, LLC, an indirect subsidiary of AES, received Commission authorization to acquire a combined 70 percent interest in the 1,106 MW coal-fired Mohave generating station ("Mohave") located in Laughlin, Nevada.(17) On September 28, 2000, AES Mohave, LLC filed an application with the Commission requesting authorization to sell wholesale power from Mohave at market-based rates. That application is pending in Docket No. ER00-3783-000.

      (15) AES owns a 100 percent interest in AES Londonderry LLC, a 720 MW natural gas-fired combined cycle power plant currently under construction in Londonderry, New Hampshire. The Plant is expected to be operational in June of 2002 and is an EWG.

II.   AES'S POWER MARKETING ACTIVITIES

            AES owns interests in several power marketers, as described below:

      (1) AES owns a 100 percent interest in AES Power, Inc., which is not currently marketing electric energy.

      (2) AES owns a 100 percent interest in QST Energy Trading, Inc. ("QST"), a power marketer authorized to sell wholesale power at market-based rates.(18) QST is no longer operational.

      (3) AES owns a 100 percent interest in New Energy Ventures, and indirectly owns a 100 percent interest in NEV East, L.L.C., NEV California, L.L.C. and NEV Midwest, L.L.C.(19) AES also owns a 100 percent membership interest in New Energy Partners, L.L.C., a power marketer authorized to sell wholesale power at market-based rates.(20)

---------------
Footnotes:

(1)  AES Shady Point, Inc., 39 FERC paragraph 62,162 (1987).
(2)  BV Partners, 33 FERC paragraph 62,074 (1985).
(3)  AES Ironwood LLC, 86 FERC paragraph 62,247 (1999).
(4)  AES WR Ltd. Partnership, 69 FERC paragraph 62,082 (1994).
(5)  The AES Corp., 59 FERC paragraph 62,148 (1992).
(6)  AES Thames, Inc., 34 FERC paragraph 62,079 (1986).
(7) See AES Huntington Beach, 83 FERC paragraph 61,100 (1998) (order granting wholesale market rate authority); AES Redondo Beach, 83 FERC paragraph 61,358 (1998) (order granting authority to engage in sales of ancillary services at market rates).
(11) AES Placerita, Inc., 89 FERC paragraph 61,202 (1999).
(12) AES Barbers Point, Inc., 45 FERC paragraph 62,002 (1988).
(13) AES recently purchased the AES NY Facilities from New York State Electric & Gas Corporation. New York State Elec. & Gas Corp., 86 FERC paragraph 62,079
     (1999). The Hinkling and Jennison facilities have just recently been placed in long-term cold standby mode.
(14) See AES NY LLC, 86 FERC paragraph 61,002 (1999); AES 2 LLC, Docket No. ER99-2284, Delegated Letter Order (Apr. 23, 1999). AES has also formed several EWG's to maintain and operate these facilities. AES Jennison LLC, 86 FERC paragraph 62,147 (1999), AES Hickling LLC, 86 FERC paragraph 62,148
     (1999); AES Westover LLC, 86 FERC paragraph 62,149 (1999); AES Somerset LLC, 86 FERC paragraph 62,150 (1999); AES Greenidge LLC, 86 FERC paragraph 62,151 (1999).
(15) AES Puerto Rico, LP, 75 FERC paragraph 62,051 (1996).
(16) AES Red Oak, LLC, 89 FERC paragraph 62,094 (1999).
(17) See Southern California Edison Co., 93 FERC paragraph 62,066 (2000) (authorizing AES Mohave, LLC's acquisition of 70 percent ownership interest in Mohave facility).
(18) QST Energy Trading Inc., 74 FERC paragraph 61,282 (1996).
(19) See NEV, L.L.C. 81 FERC paragraph 61,186 (1997) (authorizing AES's acquisition of New Energy Ventures).
(20) See Rockingham Power et al., 86 FERC paragraph 61,337 (1999) (authorizing New Energy Partners, L.L.C. to sell wholesale power at market-based rates).


                                                                    Attachment 3

                          UNITED STATES OF AMERICA
                                 BEFORE THE
                    FEDERAL ENERGY REGULATORY COMMISSION



The AES Corporation               )             Docket No. EC01- ___ - 000
IPALCO Enterprises, Inc.          )


                              NOTICE OF FILING


                  Take notice that on November 14, 2000, The AES Corporation ("AES") and IPALCO Enterprises, Inc. ("AES") (collectively, "Applicants") filed with the Federal Energy Regulatory Commission an application pursuant to section 203 of the Federal Power Act requesting authorization for AES to acquire IPALCO. Applicants request that the Commission approve the application by February 15, 2001.

                  Applicants state that copies of this filing have been served on the Indiana Utility Regulatory Commission and the Illinois Commerce Commission.

                  Any person desiring to be heard or to protest such filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. 385.211 and 385.214). All such motions and protests should be filed on or before __________. Protests will be considered by the Commission to determine the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (Call 202-208-2222 for assistance).




                                            David P. Boergers
                                            Secretary


                                                                      EXHIBIT B

                            THE AES CORPORATION

                  AES, a Delaware corporation, is a public utility holding company exempt from registration under the Public Utility Holding Company Act of 1935 ("PUHCA") by reason of section 3(a)(5) thereof 15 U.S.C. section 79c(a)(5) (1994).(1)

                  No ownership or control is exercised by or over AES as to any bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or any company supplying electric equipment to such party. AES does not have any trustees who are directors of commercial banks or of companies that are authorized to underwrite or participate in the marketing of securities.
                  There is no intercorporate relationship between AES and IPALCO, or their affiliates. AES and its affiliates have no officers or directors in common with IPALCO or its affiliates.

---------------

(1)  See The AES Corp., HCAR No. 35-27063 (1999).


                                 EXHIBIT B

                STATEMENT OF MEASURE OF CONTROL OR OWNERSHIP


                  Indianapolis Power & Light Company is wholly owned by IPALCO Enterprises, Inc. an exempt holding company.

                  The Board of Directors for Utilities of the Department of Public Utilities of the City of Indianapolis, Indiana is the trustee of a public charitable trust, d/b/a Citizens Coke & Gas Utility.


                                                                       Exhibit H
--------------------------------------------------------------------------------


                    AGREEMENT AND PLAN OF SHARE EXCHANGE


                         DATED AS OF JULY 15, 2000


                                  BETWEEN


                            THE AES CORPORATION


                                    AND


                          IPALCO ENTERPRISES, INC.


----------------------------------------------------------------------------



                             TABLE OF CONTENTS

                                 ARTICLE I

THE EXCHANGE...............................................................2
     Section 1.1   The Exchange............................................2
     Section 1.2   Closing.................................................2
     Section 1.3   Effective Time..........................................2
     Section 1.4   Effects.................................................2
     Section 1.5   Articles of Incorporation and By-laws...................3
     Section 1.6   Directors...............................................3

                                 ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.........................3
     Section 2.1   Effect on Capital Stock.................................3
     Section 2.2   Per Share Amount Adjustments............................4
     Section 2.3   Exchange of Certificates................................5
     Section 2.4   Stock Option Plans......................................7

                                ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................9
     Section 3.1   Organization, Standing and Power........................9
     Section 3.2   Capital Structure......................................11
     Section 3.3   Authority; Execution and Delivery; Enforceability......12
     Section 3.4   No Conflicts; Consents.................................13
     Section 3.5   SEC Documents..........................................15
     Section 3.6   Absence of Certain Changes or Events...................15
     Section 3.7   Absence of Undisclosed Liabilities.....................16
     Section 3.8   Litigation.............................................16
     Section 3.9   Compliance with Applicable Laws........................16
     Section 3.10  Company Rights Agreement...............................17
     Section 3.11  Taxes..................................................17
     Section 3.12  Employee Matters; ERISA................................20
     Section 3.13  Environmental Matters..................................27
     Section 3.14  Title to Real Property.................................30
     Section 3.15  Assets Other than Real Property Interests..............30
     Section 3.16  Intellectual Property..................................31
     Section 3.17  Transactions with Affiliates...........................31
     Section 3.18  Brokers; Schedule of Fees and Expenses.................32
     Section 3.19  Opinion of Financial Advisor...........................32
     Section 3.20  Capacity to Serve Peak Demand..........................32
     Section 3.21  Accounting Matters.....................................32

                                 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT..................................32
     Section 4.1   Organization, Standing and Power.......................33
     Section 4.2   Certificate of Incorporation and By-laws...............33
     Section 4.3   Capital Structure......................................33
     Section 4.4   Authority; Execution and Delivery; Enforceability......34
     Section 4.5   SEC Documents..........................................34
     Section 4.6   No Conflicts; Consents.................................35
     Section 4.7   Compliance with Applicable Laws........................36
     Section 4.8   Absence of Undisclosed Liabilities.....................36
     Section 4.9   Stockholder Approval...................................37
     Section 4.10  Litigation.............................................37
     Section 4.11  Absence of Certain Changes or Events...................37
     Section 4.12  Brokers................................................37
     Section 4.13  Ownership of Company Common Stock......................37
     Section 4.14  Regulatory Status......................................37
     Section 4.15  Tax-Free Reorganization................................38
     Section 4.16  Accounting Matters.....................................38

                                 ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS.................................38
     Section 5.1   Conduct of Business....................................38
     Section 5.2   No Solicitations.......................................45
     Section 5.3   Conduct of Business by Parent..........................48

                                 ARTICLE VI

ADDITIONAL AGREEMENTS.....................................................48
     Section 6.1   Preparation of Joint Registration/Proxy Statement;
                   Shareholders Meeting...................................50
     Section 6.2   Access to Information; Confidentiality.................50
     Section 6.3   Reasonable Efforts; Notification; Filings..............50
     Section 6.4   Employee Benefit Plans.................................53
     Section 6.5   Directors' and Officers' Indemnification and
                   Insurance..............................................54
     Section 6.6   Expenses...............................................56
     Section 6.7   Public Announcements...................................56
     Section 6.8   Transfer Taxes.........................................56
     Section 6.9   Restructuring..........................................56
     Section 6.10  Rights Agreement; Consequences if Rights Triggered.....56
     Section 6.11  Conduct of Business of Parent..........................57
     Section 6.12  Certain Employee Matters; Headquarters.................57
     Section 6.13  Charitable Giving......................................57
     Section 6.14  Asset Sale.............................................57
     Section 6.15  Tax Treatment..........................................58
     Section 6.16  Regional Transmission Organization.....................58
     Section 6.17  Pooling-of-Interest....................................58
     Section 6.18  Affiliate Letters......................................58

                                ARTICLE VII

CONDITIONS PRECEDENT......................................................59
     Section 7.1   Conditions to Each Party's Obligation to Effect
                   the Exchange...........................................59
     Section 7.2   Conditions to Obligation of Parent.....................60
     Section 7.3   Conditions to Obligation of the Company................62

                                ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER.........................................63
     Section 8.1   Termination............................................63
     Section 8.2   Effect of Termination..................................66
     Section 8.3   Expenses and Fees......................................66
     Section 8.4   Amendment..............................................66
     Section 8.5   Extension; Waiver......................................67
     Section 8.6   Procedure for Termination, Amendment, Extension or
                   Waiver.................................................67

                                 ARTICLE IX

GENERAL PROVISIONS........................................................67
     Section 9.1   Nonsurvival of Representations and Warranties..........67
     Section 9.2   Notices................................................67
     Section 9.3   Definitions............................................69
     Section 9.4   Interpretation.........................................69
     Section 9.5   Severability...........................................70
     Section 9.6   Counterparts...........................................70
     Section 9.7   Entire Agreement; No Third-Party Beneficiaries.........70
     Section 9.8   Governing Law..........................................70
     Section 9.9   Assignment.............................................71
     Section 9.10  Enforcement............................................70
     Section 9.11  Further Assurances.....................................71


                                  Exhibits

Exhibit A . . . . Form of Tax Opinion Representation Letter of Parent

Exhibit B . . . . Form of Tax Opinion Representation Letter of the Company

Exhibit C . . . . Form of Indiana Certification

Exhibit D . . . . Form of Affiliate Letters



                    AGREEMENT AND PLAN OF SHARE EXCHANGE

            AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of
July 15, 2000, by and between The AES Corporation, a Delaware corporation ("Parent"), and IPALCO Enterprises, Inc., an Indiana corporation (the "Company").

                            W I T N E S S E T H:

            WHEREAS, the respective Boards of Directors of Parent and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective Boards of Directors of Parent and the Company have approved the mandatory share exchange (the "Exchange") whereby all of the issued and outstanding shares of Common Stock, no par value, of the Company ("Company Common Stock") shall be acquired by Parent in exchange for shares of validly issued, fully paid and nonassessable common stock, par value $0.01 per share, of Parent ("Parent Common Stock") on the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, for accounting purposes, it is intended that the transactions contemplated hereby be accounted for as a pooling-of-interests under United States generally accepted accounting principles ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC");

            WHEREAS, for United States federal income tax purposes, it is intended that the transactions contemplated hereby qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

            WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein the parties hereto agree as follows:


                                 ARTICLE I

                                THE EXCHANGE

            Section 1.1 The Exchange. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of Indiana (the "BCL"), at the Effective Time (as defined in Section 1.3), (i) Parent and the Company shall effect the Exchange, and (ii) the Company shall become a wholly owned Subsidiary of Parent.

            Section 1.2 Closing. The closing (the "Closing") of the Exchange shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1440 New York Avenue, N.W., Washington, D.C. 20005 at 10:00 a.m., local time, on or prior to the fifth business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.4), waiver by all parties) of the conditions set forth in Section 7.1, or, if on such day any condition set forth in Section 7.2 or 7.3 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

            Section 1.3 Effective Time. Prior to the Closing, Parent and the Company shall prepare and, on the Closing Date or as soon as practicable thereafter, shall file with the Secretary of State of the State of Indiana, the articles of share exchange or other appropriate documents (in any such case, the "Articles of Share Exchange") executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL. The Exchange shall become effective at such time as the Articles of Share Exchange are duly filed with the Secretary of State of the State of Indiana, or at such other time as Parent and the Company shall agree and specify in the Articles of Share Exchange (the time the Exchange becomes effective being the "Effective Time").

            Section 1.4  Effects.

            (a) The Exchange shall have the effects set forth in Section 23-1-40-6 of the BCL.

            (b) The parties hereto acknowledge and agree that the consummation of the Exchange and no other event in connection with this Agreement constitutes "an acquisition of control" or a "change in control."

            Section 1.5 Articles of Incorporation and By-laws. The Articles of Incorporation and By-laws of the Company as in effect immediately prior to the Effective Time shall continue to be the Articles of Incorporation and By-laws of the Company until thereafter changed or amended as provided therein or by applicable Law.

            Section 1.6 Directors. All of the directors of the Company as of immediately prior to the Effective Time shall resign effective as of the Effective Time and Parent shall thereafter have the right to appoint directors in accordance with the BCL.


                                 ARTICLE II

                     EFFECT ON THE CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

            Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Exchange and without any action on the part of the holder of any shares of Company Common Stock:

            (a) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned immediately prior to the Effective Time by the Company or Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

            (b) Exchange of Company Common Stock. Subject to Section 2.1(a), each issued share of Company Common Stock outstanding immediately prior to the Effective Time shall be exchanged for such number (the "Exchange Ratio") of shares of Parent Common Stock calculated as follows:

                  (i) if the Average Trading Price (as defined below) of a share of Parent Common Stock is greater than or equal to $31.50, the Exchange Ratio shall equal a quotient (rounded to the third decimal place) determined by dividing (x) $25.00 (the "Per Share Amount"), subject to adjustment in accordance with Section 2.2 (as adjusted, the "Adjusted Per Share Amount"), by (y) the Average Trading Price of a share of Parent Common Stock; and

                  (ii) if the Average Trading Price of a share of Parent Common Stock is less than $31.50, the Exchange Ratio shall equal a quotient (rounded to the third decimal place) determined by dividing
      (x) the Per Share Amount or Adjusted Per Share Amount, as applicable, by (y) $31.50.

      "Average Trading Price" shall be equal to the average of the daily closing prices per share of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the twenty trading days ending on the date immediately prior to the fifth full NYSE trading day immediately preceding the Closing Date.

      The Exchange Ratio shall be subject to appropriate adjustment in the event of any stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of Parent Common Stock or Company Common Stock. The number of shares of Parent Common Stock issuable by Parent upon consummation of the Exchange in accordance with this Article II, together with any cash payable in lieu of fractional shares in accordance with Section 2.3(h), is referred to collectively as the "Exchange Consideration."

            (c) Parent shall acquire and become the sole holder and owner of each issued and outstanding share of Company Common Stock so exchanged.

            Section 2.2  Per Share Amount Adjustments.

            (a) In the event the Closing occurs after the Trigger Date (as defined below), then the Per Share Amount shall be increased by an amount equal to $0.00411 per share per day from the date after the Trigger Date through the earliest of (but not including) (x) the Closing Date and (y) the Termination Date (as defined in Section 8.1(b)(i)). In addition, on the Trigger Date, if the Closing has not yet occurred, the Per Share Amount shall be increased, on a one-time basis, by an amount equal to $0.15 per share.

            (b) For purposes of this Agreement, the "Trigger Date" shall be the latest of (x) March 31, 2001, (y) the date which is 30 days after the Indiana Certification (as defined in Section 6.3(a)) has been issued and
(z) the date on which all the conditions set forth in Section 7.1 and in Sections 7.2(c), 7.2(d), 7.2(h), and clauses (i), (ii) and (iii) of Section 7.2(i) have been satisfied or waived by Parent and the conditions set forth in Sections 7.2(a) and 7.2(b) would have been satisfied if the Closing had occurred on such date. Notwithstanding the foregoing the Trigger Date shall not occur in the event the condition set forth in Section 7.1(d) is not satisfied until following the satisfaction of the condition set forth in
Section 7.2(e). For purposes of determining the Trigger Date, the Company shall deliver, as promptly as reasonably practicable, a certificate of an executive officer of the Company setting forth the date of the proposed Trigger Date. In the event Parent disagrees with the date set forth in such certificate, Parent shall notify the Company in writing within five business days of receipt of such certificate, specifying the reason for the nature of such disagreement. The parties agree to negotiate in good faith to promptly resolve any differences with respect to the date of the Trigger Date as set forth in the certificate of the Company's executive officer.

            Section 2.3 Exchange of Certificates.

            (a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company, which shall be reasonably satisfactory to the Company, to act as exchange agent (the "Exchange Agent") for exchange in accordance with this Article II of the Exchange Consideration upon surrender of certificates representing Company Common Stock. Immediately prior to or at the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock issuable upon consummation of the Exchange and (ii) cash funds estimated to be sufficient to make payment for any fractional shares pursuant to Section 2.3(h) (such shares of Parent Common Stock and cash funds together being hereinafter referred to as the "Exchange Fund").

            (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were exchanged for the Exchange Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Exchange Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, exchange may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other Taxes (as defined in Section 3.11(a)) required by reason of such payment in a name other than that of the registered holder of such Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Exchange Consideration.

            (c) No Further Ownership Rights in Company Common Stock. The Exchange Consideration delivered in accordance with the terms of this
Article II upon exchange of any shares of Company Common Stock shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

            (d) Termination of Exchange Fund. Promptly after the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent certificates, cash and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Company (subject to applicable abandoned property, escheat and similar laws) for payment of its claim for the Exchange Consideration but only as general creditors thereof.

            (e) No Liability. None of Parent, the Company or the Exchange Agent shall be liable to any person in respect of any shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            (f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

            (g) Withholding Rights. Parent, the Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Company or the Exchange Agent.

            (h) No Fractional Shares. No fractional shares of Parent Common Stock will be issued to holders of Company Common Stock upon surrender of shares of Company Common Stock in exchange for the Exchange Consideration and any such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Company Common Stock. In lieu thereof, Parent shall pay to such holders otherwise entitled to a fractional share cash in an amount equal to the product of such fraction and the Average Trading Price. For purposes of this Section 2.3(h), all fractional shares to which a single record holder would be entitled shall be aggregated.

            Section 2.4  Stock Option Plans.

            (a) Immediately prior to the Effective Time, the Company shall have adopted such resolutions, taken such actions and obtained any necessary consents (including the consent of individual option holders, if necessary) as may be required to provide that each option to acquire shares of Company Common Stock (the "Company Stock Options") shall be assumed by Parent as of the Effective Time and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by the Exchange Ratio; provided, however, that with respect to any Company Stock Option that is an incentive stock option within the meaning of the Code, such substitution shall be effected in accordance with Section 424(a) of the Code.

            (b) The Company and, to the extent applicable, Parent shall take all actions necessary (including obtaining the consent of individual award holders, if necessary) to provide that (i) each award or account (including each share of restricted or performance stock granted under the Company Option Plans, stock equivalents and stock units, but excluding Company Stock Options) outstanding as of the date of this Agreement (a "Company Stock Award") that has been established, made or granted under any employee incentive or benefit plans, programs or arrangements and non-employee director plans maintained by the Company on or prior to the date hereof which provide for grants of equity-based awards or equity-based accounts shall be amended or converted into a similar instrument of and assumed by Parent as of the Effective Time in accordance with its terms and conditions as in effect immediately prior to the Effective Time, in each case with such adjustments to the terms and conditions of such Company Stock Awards as are appropriate to preserve the value inherent in such Company Stock Awards with no detrimental effects on the holders thereof, and (ii) any holder of a Company Stock Award may elect to authorize the Company to retain a number of shares of Company Common Stock from such grant having an aggregate fair market value equal to any withholding taxes applicable to the vesting of such grant, in lieu of the payment of such amount in cash.

            (c) Except as otherwise agreed to by the parties, (i) the Company shall take all actions necessary to provide that the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted, and (ii) the Company shall ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Option Plans or any other such plan, program or arrangement providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall have any right thereunder to acquire any equity securities of the Company or any Subsidiary thereof unless otherwise agreed by Parent and such holder or participant.

            (d) Parent shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this
Section 2.4. On or before the Effective Time, Parent shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Parent Common Stock subject to options and other equity-based awards issued pursuant to this Section 2.4, and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards remain outstanding.

            (e) By adopting or approving this Agreement, the Board of Directors of the Company (the "Company Board") shall be deemed to have approved and authorized, and the shareholders of the Company shall be deemed to have approved and ratified, each and every amendment to any of the Company Option Plans, Company Stock Options or Company Stock Awards as the officers of the Company may deem necessary or appropriate to give effect to the provisions of Sections 2.4(a) and 2.4(b).


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent that except as set forth in the Company SEC Documents (as defined in Section 3.5) filed and publicly available prior to the date of this Agreement and except as set forth in the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement (the "Company Disclosure Schedule"):

            Section 3.1  Organization, Standing and Power.

            (a) Each of the Company, each Subsidiary of the Company (a "Company Subsidiary") and each Company Joint Venture (as defined in Section 9.3) is a corporation or other entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction in which it is incorporated or organized and has full corporate power and authority and has been duly authorized by all necessary approvals and orders, including possessing all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect (as defined below). The term "Company Material Adverse Effect" means an event, change, cause or effect which is materially adverse to the business, operations, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or of the consummation of the transactions contemplated hereby. The Company and each Company Subsidiary is duly qualified and, if applicable, in good standing, to do business in each jurisdiction where the nature of its business or their ownership or leasing of its assets and properties make such qualification necessary, other than the failure to so qualify and be in good standing, which together with all other such failures, has not had and would not have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

            (b) Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all the Company Subsidiaries and the Company Joint Ventures, as of the date of this Agreement, including the name of each such entity, a brief description of the principal line or lines of business conducted by each such entity and the interest of the Company and the Company Subsidiaries therein and the authorized, issued and outstanding capital stock of each of the Company Subsidiaries. The Company is a "holding company" (as defined in the Public Utility Holding Company Act of 1935, as amended ("PUHCA")) exempt from all provisions (other than Section 9(a)(2)) of PUHCA, pursuant to Section 3(a)(1) of PUHCA in accordance with Rule 2 under PUHCA. The Company is not a "public utility company" within the meaning of Section 2(a)(5) of PUHCA. With the exception of Entity I, no Company Subsidiary or Company Joint Venture is a "holding company" or a "public utility company" within the meaning of Sections 2(a)(7) and 2(a)(5) of PUHCA, respectively, nor, except with respect to their relationship with the Company, are any of such entities an "affiliate" or a "subsidiary company" of a holding company within the meaning of Sections 2(a)(11) and 2(a)(8) of PUHCA, respectively. All of the issued and outstanding shares of capital stock of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and to the extent owned, directly or indirectly, by the Company, are owned free and clear of any liens, claims, encumbrances, security interests, charges and options of any nature whatsoever ("Liens"), and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other pledges, security interests, commitments, understandings, restrictions, arrangements, rights or warrants (including any right of conversion or exchange under any outstanding security, instrument or other agreement), obligating the Company or any Company Subsidiary to issue, deliver or sell, pledge, grant a security interest on or encumber, or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on, shares of capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

            Section 3.2  Capital Structure.

            (a) The authorized capital stock of the Company consists solely of 290,000,000 shares of Company Common Stock, no par value, and no shares of preferred stock. As of the date of this Agreement, 85,722,469 shares of Company Common Stock were issued and outstanding, 31,056,356 shares were held in the treasury of the Company, and the only shares reserved for issuance as of such date consisted of 120,000,000 shares which were reserved for issuance under the Rights Agreement dated as of June 28, 1998, by and between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued 116,778,825 rights (the "Company Rights") to purchase 116,778,825 shares of Company Common Stock; 2,785,952 shares which were reserved or held for issuance under the Company's 1997 Stock Option Plan; 636,000 shares which were reserved or held for issuance under the Company's 1991 Directors' Stock Option Plan; 584,528 shares which were reserved or held for issuance under the Company's 1990 Stock Option Plan; 1,477,500 shares which were reserved or held for issuance under the Company's 1999 Stock Incentive Plan; and 2,456,141 shares which were reserved or held for issuance under the Company's Long-Term Performance and Restricted Stock Incentive Plan (such plans, the "Company Option Plans"). The total number of shares of Company Common Stock subject to outstanding options granted under any Company Option Plan (whether or not the option is exercisable) equals 4,360,980, with a weighted average exercise of $15.83 per share. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.4) to which the Company is a party or otherwise bound. There are not issued or outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above and in the Company Benefit Plans (as defined in Section 3.12(a)), as of the date of this Agreement, there are not issued or outstanding options, calls, voting trusts, proxies, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, other pledges, security interests, encumbrances, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or to make any investment in (in the form of a loan, capital contribution or otherwise) or purchase any equity interest or make contributions to, or otherwise fund the operations, expenses or capital of, any Company Subsidiary or any other person.

            (b) Indebtedness. Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete statement of the borrowing limit as of June 30, 2000 under all loan agreements (including indentures) of the Company and its Subsidiaries existing on June 30, 2000, and Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete statement of the total indebtedness of the Company and its Subsidiaries outstanding on June 30, 2000 under such agreements.

            Section 3.3  Authority; Execution and Delivery; Enforceability.

            (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Shareholder Approval (as defined in Section 3.3(c)). The Company has duly executed and delivered this Agreement and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Exchange, (ii) determining that the terms of the Exchange are fair to and in the best interests of the shareholders of the Company and (iii) recommending that the Company's shareholders adopt this Agreement. The Company has taken all necessary actions so that neither the supermajority voting provisions of Article X of the Company Charter nor the provisions of Chapter 42 and Chapter 43 of the BCL will, before the termination of this Agreement, apply to this Agreement or the Exchange.

            (c) The only vote of holders of any class or series of Company Common Stock necessary to approve and adopt this Agreement and the Exchange is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the "Company Shareholder Approval"). The shareholders of the Company are not entitled to dissenters' or appraisal rights under applicable Law.

            Section 3.4  No Conflicts; Consents.

            (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Exchange and compliance with the terms hereof and the consummation of the other transactions contemplated hereby will not, conflict with, or result in any violation of, or breach of any provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary or the imposition of any other penalty or fee or result in any obligation by the Company or any Company Subsidiary to pay money to, or guarantee the performance or obligations of, any person, including in connection with obtaining the Company Required Consents (as defined below) under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) subject to obtaining the third party consents set forth in Section 3.4 of the Company Disclosure Schedule for the Exchange and other transactions contemplated hereby (the "Company Required Consents"), any contract, lease, license, indenture or deed of trust, note, mortgage, bond, agreement of any kind, permit, concession, franchise or other instrument (a "Contract") to which the Company, any Company Subsidiary or Company Joint Venture is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.4(b), and subject to obtaining the Company Shareholder Approval, any judgment, order, decree, injunction, writ, permit or license of any court, federal, state, local or foreign governmental or regulatory body ("Judgment") or statute, law, ordinance, rule or regulation ("Law") existing on the date of this Agreement applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not in the aggregate have a Company Material Adverse Effect.

            (b) Assuming the accuracy of the representation of Parent contained in Section 4.14, and assuming compliance by Parent with its agreement contained in Section 6.9, no consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Exchange and the transactions contemplated hereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's shareholders (together with amendments thereof and supplements thereto, the "Proxy Statement"), and (B) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Exchange, (iii) the filing of the Articles of Share Exchange with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the approval of the Federal Energy Regulatory Commission (the "FERC") under
Section 203 and any directly related section of or regulation under, the Federal Power Act (the "Power Act") for the sale or disposition of jurisdictional facilities of the Company, or an order under the Power Act disclaiming jurisdiction over the Exchange, (v) the filing with the Federal Communications Commission (the "FCC") of the applications required under
Section 310(d) of the Communications Act of 1934, as amended, and approval by the FCC thereof, (vi) such filings as may be required in connection with the Taxes described in Section 6.8, (vii) filings under any applicable state takeover Law and (viii) such other items (A) required solely by reason of the participation of Parent (as opposed to any third party) in the Exchange or (B) that, individually or in the aggregate, would not prevent the consummation of the transactions contemplated hereby and that, individually or in the aggregate, would not have a Company Material Adverse Effect.

            Section 3.5 SEC Documents. The filings required to be made by the Company and the Company Subsidiaries under the Securities Act and the Exchange Act, as the case may be, have been filed and complied, as of their respective dates, in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed with the SEC by the Company or the Company Subsidiaries (or their predecessors) pursuant to the requirements of the Securities Act or the Exchange Act since January 1, 1998 (as such documents have since the time of their filing been amended, the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company and the unaudited interim financial statements included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            Section 3.6 Absence of Certain Changes or Events. From December 31, 1999 to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period (i) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, (ii) there has not been any material election with respect to Taxes by the Company or any of the Company Subsidiaries or any settlement or compromise of any material Tax liability or refund of the Company or any of the Company Subsidiaries, and (iii) there has not been any material change in accounting methods, principles or practices by the Company or any of the Company Subsidiaries, except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable Law.

            Section 3.7 Absence of Undisclosed Liabilities. Except for liabilities, obligations or contingencies which would not, in the aggregate, have a Company Material Adverse Effect, or which are accrued or reserved against in the consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 31, 1999, or the quarter ended March 31, 2000, or which were incurred after December 31, 1999 in the ordinary course of business, neither the Company nor any Company Subsidiary, nor, to the knowledge of Company, any Company Joint Venture, has any liabilities or obligations (whether absolute, accrued, contingent or otherwise and including margin loans) which are material to the Company and the Company Subsidiaries taken as a whole.

            Section 3.8 Litigation. As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending, or to the knowledge of the Company threatened, from any governmental authority, including any regulatory body or commission, against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would have a Company Material Adverse Effect, nor is there any Judgment of any governmental authority or any arbitrator outstanding against the Company or any Company Subsidiary that has had or would have a Company Material Adverse Effect.

            Section 3.9 Compliance with Applicable Laws. Neither the Company nor any of the Company Subsidiaries is in violation of, or to the knowledge of the Company under investigation with respect to any violation of, or has been given written notice of or been formally charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment, permit, license, concession or franchise of any Governmental Entity, including PUHCA, the Power Act and applicable state, municipal, local and other laws, including franchise and public utility laws and regulations, and all documents, exhibits, amendments and supplements pertaining thereto have been filed by the Company and the Company Subsidiaries with the SEC, the FERC and the appropriate Indiana or other appropriate Governmental Entities, except for violations or failures to comply with Environmental Laws (which are the subject of Section 3.13) or with respect to Taxes (which are the subject of Section 3.11) and except for violations and failures to file which individually or in the aggregate have not had and would not have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Company or the Company Subsidiary under (i) the Company Charter, the Company By-laws or other organizational documents or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which the Company or the Company Subsidiary is bound or to which any of its property is subject, except, in the case of clause (ii) above, for violations, breaches or defaults which individually or in the aggregate have not had and would not have a Company Material Adverse Effect.

            Section 3.10 Company Rights Agreement. The Company and the Company Board have taken all action necessary to (i) render the Company Rights Agreement inapplicable to this Agreement and the Exchange and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement or the Exchange, (B) a "Distribution Date" (as defined in the Company Rights Agreement) shall not occur by reason of this Agreement or the Exchange, and (C) all outstanding Company Rights shall be canceled upon the Effective Time.

            Section 3.11 Taxes.

            (a) For purposes of this Agreement: (i) "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all (x) federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments, including, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes, (y) liability for the payment of any of the amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being a party to any Tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or (y), (ii) "Taxing Authority" means any Governmental Entity or any subdivision, agency, court, commission, instrumentality or official thereof or any quasi-governmental body having jurisdiction over the assessment, determination, collection, imposition or administration of any Tax (including the Internal Revenue Service (the "IRS")) and (iii) "Tax Return" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) required to be filed with or supplied to, or, where none is required to be filed with or supplied to a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax (including any combined, consolidated or unitary returns for any group of entities that includes the Company or any Company Subsidiary).

            (b) Filing of Timely Tax Returns. The Company and each of the Company Subsidiaries have timely filed (or there has been timely filed on their behalf) all Tax Returns required to be filed by or on behalf of each of them under applicable law and all such Tax Returns were and are in all material respects true, complete and correct, except to the extent that any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

            (c) Payment of Taxes. The Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid or adequately reserved for all Taxes that are due and payable from them, except to the extent that any failure to pay or reserve, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

            (d) Tax Reserves. The accrual for Taxes on the most recent Company SEC Documents reflects an adequate reserve in accordance with GAAP for all Taxes payable by the Company and the Company Subsidiaries for all Tax periods (and portions thereof) accrued on or before the date of such financial statements except to the extent that any failure to have an adequate reserve, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

            (e) Tax Liens. There are no Tax liens upon the assets, properties or business of the Company or any of the Company Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents or liens for Taxes that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

            (f) Withholding Taxes. The Company and each of the Company Subsidiaries have complied in all material respects with the provisions of the Code and all other applicable laws relating to the payment and withholding of Taxes, including, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406 and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Taxing Authorities all amounts required, except to the extent that a failure to comply, withhold or pay, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

            (g) Extensions of Time for Filing Tax Returns. Neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed unless such extension has not expired.

            (h) Waivers of Statute of Limitations. Neither the Company nor any of the Company Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns, except for waivers or comparable consents for any Taxes or Tax Returns that, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

            (i) Expiration of Statute of Limitations. The statutes of limitations for the assessment of all Taxes with respect to all Tax Returns of the Company and the Company Subsidiaries for all Tax periods have expired. To the knowledge of the Company, no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries that has not been resolved and paid in full, except for any deficiency that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

            (j) Audit, Administrative and Court Proceedings. No audits or other proceedings by any Taxing Authority are presently pending, or to the knowledge of the Company, have been threatened with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries that are not adequately reserved for except to the extent that any audits or other proceedings, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

            (k) Consolidated Tax Returns. Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated Tax Returns, other than the affiliated group of which the Company is the common parent.

            (l) Code Section 355. Neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment under Section 355(a) of the Code
(A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Exchange.

            (m) Availability of Tax Returns. Upon request the Company has made available to Parent complete and accurate copies of (i) all Tax Returns for open years, and any amendments thereto, filed by or on behalf of the Company or any of the Company Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Taxing Authority relating to any Tax Return filed by or on behalf of the Company or any of the Company Subsidiaries, and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of the Company Subsidiaries entered into by the Company or any of the Company Subsidiaries.

            (n) Tax Treatment. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries knows of any fact that is reasonably likely to prevent the Exchange, if consummated as of the date of this Agreement, from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

            Section 3.12 Employee Matters; ERISA.

            (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or a Company Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or a Company Subsidiary would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or a Company Subsidiary or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the "Company Benefit Plans"). Section 3.12(a) of the Company Disclosure Schedule identifies each of the Plans of the Company or any Company Subsidiary or any ERISA Affiliate (a "Title IV Plan") that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any employee or former employee of the Company or any Company Subsidiary.

            (b) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

                  (i) a copy of the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written plan, a description thereof);

                  (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

                  (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

                  (iv) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                  (v) the most recent determination letter received from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401 of the Code.

            (c) No material liability under Title IV or Section 302 of ERISA has been incurred by the Company, a Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of the Company no condition exists that presents a material risk to the Company, a Company Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this Section 3.12(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, a Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the eight-year period ending on the last day of the most recent plan year ended prior to the Effective Time.

            (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and to the knowledge of the Company no condition exists that presents a material risk that such proceedings will be instituted.

            (e) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

            (f) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Effective Time.

            (g) All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet of the Company. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, any Company Subsidiary, or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such Company Benefit Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

            (h) No Title IV Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any Title IV Plan a plan described in Section 4063(a) of ERISA. If any Title IV Plan is a "multiemployer pension plan," except as it has not had and would not have a Company Material Adverse Effect, (i) neither the Company, a Company Subsidiary nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company, a Company Subsidiary nor any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and (iv) no circumstances exist that present a material risk that any such plan will go into reorganization. If any Title IV Plan is a "multiemployer pension plan," the aggregate withdrawal liability of the Company, the Company Subsidiaries and their ERISA Affiliates, computed as if a complete withdrawal by the Company, the Company Subsidiaries and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not cause a Company Material Adverse Effect.

            (i) Neither the Company or any Company Subsidiary, any ERISA Affiliate, any Company Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Company Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Benefit Plan or any such trust would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

            (j) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code, other than any noncompliance that has not had and would not have a Company Material Adverse Effect.

            (k) Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that it is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Company Benefit Plan intended to satisfy the requirements of
Section 501(c)(9) has satisfied such requirements.

            (l) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent the Company, any Company Subsidiary or any ERISA Affiliate from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Company Subsidiary other than limitations imposed under the terms of collective bargaining agreements.

            (m) No amounts payable under the Company Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 162(a)(1), 162(m) or 280G of the Code.

            (n) (i) (A) Section 3.12(n) of the Company Disclosure Schedule sets forth the estimated maximum sum of the change in control payments and entitlements (including accelerated vesting of the Company Stock Options or other equity-based awards and increased benefits which are summarized) which any employee, former employee, or other person who is party to a Termination Benefits Agreement with the Company and its Subsidiaries, may be entitled to receive now or in the future (including upon termination of such person's employment) in connection with the Exchange or any of the other transactions contemplated by this Agreement (whether alone or in combination with some other event) based on the assumptions specified therein; and (B) Section 3.12(n) of the Company Disclosure Schedule sets forth, in the aggregate with respect to current or former employees or officers of the Company, any Company Subsidiary or any ERISA Affiliate, the estimated maximum sum of severance pay, unemployment compensation or any other payment, acceleration in the time of payment or vesting, or increase in the amount of compensation to which any such employees or officers will become entitled upon the announcement or consummation of the transactions contemplated by this Agreement, either alone or in combination with some other event (other than the Company's involuntary termination of an employee's employment after the Closing);

                  (ii) No payment (including any cash payment or accelerated vesting of the Company Stock Options or other equity-based awards) which would reasonably be expected to constitute "excess parachute payments" within the meaning of Section 280G of the Code will be payable in connection with the Exchange or the other transactions contemplated by this Agreement (whether alone or in combination with some other event) to any employee, former employee or other person who is or was providing services to the Company or any of the Company Subsidiaries;

                  (iii) Neither the Company nor any of the Company Subsidiaries is a party to any consulting contract with any person who prior to entering into such contract was a director or officer of the Company or any of the Company Subsidiaries or any similar material plan, agreement, arrangement or understanding;

                  (iv) There have occurred no events since January 1, 1999, that have had (or are reasonably expected to have in the future) a material adverse effect on the funded status of the Employees' Retirement Plan of Entity I;

                  (v) Section 3.12(n) of the Company Disclosure Schedule sets forth the maximum amount of benefits that will become payable under the Company's Unfunded Deferred Compensation Plan for Officers and Directors by reason of the Exchange, or any of the other transactions contemplated by this Agreement (whether alone or in combination with some other event); and

                  (vi) Section 3.12(n) of the Company Disclosure Schedule sets forth the maximum amount which represents the excess of (x) the total amount of payments that would be due as of the date of this Agreement under
Section 4.01 of the Company's Supplemental Retirement Plan and Trust Agreement for a Select Group of Management Employees assuming all participants in such plan terminated employment as of the date of this Agreement and elected immediate payment, in the form of a lump-sum distribution (if the participant is eligible thereof) as of the date of this Agreement over (y) the assets held as of the date of this Agreement in the trust fund established under such plan, and the aggregate amount of any Tax Distribution (as defined in such plan) that would be payable under
Section 4.03 of such plan if a contribution of $4,600,000 were made to such plan as of the date of this Agreement (and allocated so as to fund benefits under the plan on the basis described in the foregoing clause (n)(vii)(x)) would not exceed $8,100,000.

            (o) (i) There has been no material failure of a Company Benefit Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither the Company nor any Company Subsidiary or ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code). Neither the Company nor any Company Subsidiary or ERISA Affiliate has incurred a tax under Section 5000(e) of the Code which is or could become a liability of the Company or a Company Subsidiary;

                  (ii) The Company will not be required after the Closing to make any contribution to the IPALCO Enterprises, Inc. Voluntary Employees Beneficiary Association;

                  (iii) After the Closing, the Company will have no obligation (other than any it first establishes after the Closing or that may be mandated pursuant to Part 6 of Subtitle B of Title I of ERISA) to provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service in excess of such benefits that can be funded with assets held from time to time in the IPALCO Enterprises, Inc. Voluntary Employees Beneficiary Association; and

                  (iv) The Company believes, after consultation with its independent accountants and actuaries, that there is no material financial statement effect with respect to the IPALCO Enterprises, Inc. Voluntary Employees Beneficiary Association resulting from the attainment of the Company Shareholder Approval beyond the contribution of $7.5 million within thirty days of obtaining the Company Shareholder Approval.

            (p) To the knowledge of the Company, there are no pending, threatened or anticipated claims by or on behalf of or against any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

            (q) Labor Agreements. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or other labor agreement with any union or labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of the Company Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, there is no current union representation question involving employees of the Company or any of the Company Subsidiaries, nor does the Company know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. There is no (i) grievance pending or, to the knowledge of the Company, threatened, arising out of any collective bargaining agreement or other grievance procedure, unfair labor practice, employment discrimination or other investigation, charge or complaint against the Company or any of the Company Subsidiaries, which has or would have a Company Material Adverse Effect, (ii) strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of the Company Subsidiaries which has or would have a Company Material Adverse Effect and during the past five years there has not been any such action, (iii) as of the date of this Agreement, proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect of which any director, officer, employee or agent of the Company or any of the Company Subsidiaries is or may be entitled to claim indemnification from the Company pursuant to the Company Charter or the Company By-laws (or such other organizational documents) or as provided in the Indemnification Agreements listed in Section 3.12(q) of the Company Disclosure Schedule. The Company and the Company Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar Taxes, and no person has, to the knowledge of the Company, asserted that the Company or any of the Company Subsidiaries is liable in any material amount for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, other than any noncompliance that has not had and would not have a Company Material Adverse Effect. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither the Company nor any of the Company Subsidiaries has effectuated, without complying with the applicable requirements of the WARN Act, (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation without complying with the applicable requirements of such law or regulation. From the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any Company Benefit Plan.

            Section 3.13 Environmental Matters.

            (a) The Company and each Company Subsidiary is and has been in compliance with all applicable Environmental Laws (as defined below) except where the failure to be in such compliance, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication from any person or Governmental Entity that alleges that the Company or any Company Subsidiary is not or has not been in compliance with applicable Environmental Laws, except for communications with respect to such matters which, if adversely determined against the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

            (b) The Company and each Company Subsidiary have obtained all permits and other governmental authorizations (collectively, the "Environmental Permits") necessary under applicable Environmental Laws for the construction of its facilities and the conduct of its operations as currently conducted, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and each Company Subsidiary are in compliance with all terms and conditions of the Environmental Permits except where the failure to be in such compliance, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (c) There is no Environmental Claim (as defined below) pending, or, to the knowledge of the Company, threatened:

                  (i)  against the Company or any Company Subsidiary;

                  (ii) to the knowledge of the Company, against any person or entity whose liability for any such Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law; or

                  (iii) against any real or personal property or operations which the Company or any Company Subsidiary owns, leases or manages, in whole or in part;

            in each case, except for such Environmental Claims that, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (d) To the knowledge of the Company, there have not been any Releases (as defined below) of any Hazardous Material (as defined below) that would be reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary, or against any person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed by contract or by operation of law in each case, except for such Releases that, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (e) Neither the Company nor any of the Company Subsidiaries has entered into any agreements with any non-governmental persons requiring the Company or any Company Subsidiary to indemnify, reimburse or provide contribution to such other person for any matter related to Environmental Laws, Hazardous Materials, or the environment, except for such matters that
(i) have been fully resolved and where the Company or any Company Subsidiary has no further monetary or non-monetary obligation or (ii) the enforcement of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

            (f) To the knowledge of the Company, compliance with all applicable Environmental Laws (including proposed regulations) will not require the Company or any Company Subsidiary to incur material expenditures beyond that currently budgeted in the five Company fiscal years beginning with January 1, 2000 (as disclosed in Section 3.13(f) or Section 5.1 of the Company Disclosure Schedule), including the costs of pollution control equipment required or reasonably contemplated to be required in the future.

            (g) From January 1, 1997, to the date of this Agreement, the Company and the Company Subsidiaries have not received any written requests for information pursuant to Section 114(a) of the federal Clean Air Act or any state analogue to the federal Clean Air Act, from any Governmental Entity with respect to the Company's or any Company Subsidiary's compliance with the new source review requirements under the federal Clean Air Act, any state analogue to the federal Clean Air Act, or any regulations promulgated thereunder.

            (h)   In this Agreement:

      "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, directives, claims, liens, investigations or written notices by any person or entity (including any Governmental Entity) alleging potential liability (including potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, spent fuel or waste disposal costs, decommissioning costs, governmental response costs, removal costs, remediation costs, natural resources damages, property damages, personal injuries or civil or criminal penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

      "Environmental Laws" means all federal, state and local laws, principles of common laws, rules, regulations, ordinances, orders and directives, relating to pollution or protection of the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, generation, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      "Hazardous Materials" means any petroleum or petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, and any other chemical, material, substance or waste, regulated under any applicable Environmental Law.

      "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal or leaching or migration into or through the environment.

            Section 3.14 Title to Real Property. Section 3.14 of the Company Disclosure Schedule lists all real property owned or leased by the Company or the Company Subsidiaries as of the date of this Agreement, with a book value in excess of $2,000,000. Except as has not had and would not have a Company Material Adverse Effect, the Company and each Company
Subsidiary: (i) owns and has good, valid and marketable title in fee simple to the real property owned by such party, free and clear of Liens, except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or materially impairs the use of the affected property or materially impairs the operations of the Company or any Company Subsidiary, (B) Liens for current Taxes not yet due and payable and (C) Liens disclosed on the Company Disclosure Schedule ((A), (B) and (C) are collectively referred to as "Permitted Company Liens"); (ii) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and
(iii) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes. The failure to hold any easements or rights of way will not have a Company Material Adverse Effect.

            Section 3.15 Assets Other than Real Property Interests. Other than as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to all material assets reflected on the most recent balance sheet included in the Company SEC Reports (the "Balance Sheet") or thereafter acquired, except those sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all mortgages, liens, security interests or encumbrances of any kind except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and that may thereafter be paid without penalty, (ii) mortgages, liens, security interests and encumbrances which secure debt that is reflected as a liability on the Balance Sheet and the existence of which is indicated in the notes thereto, and (iii) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and each of the Company Subsidiaries as presently conducted or which, individually or in the aggregate, would not have a Company Material Adverse Effect. Each item of material tangible personal property of the Company and the Company Subsidiaries is in all material respects in good working order and is adequate and sufficient for the Company's current use, ordinary wear and tear excepted and except for any failures which, individually or in the aggregate, would not have a Company Material Adverse Effect. All leased personal property of the Company and its Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof, except for any failures which, individually or in the aggregate, would not have a Company Material Adverse Effect.

            Section 3.16 Intellectual Property. The Company and each of the Company Subsidiaries own, or possess licenses or other valid rights to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information (collectively, "Intellectual Property") necessary in connection with the business of the Company and the Company Subsidiaries as currently conducted, except where the failure to possess such rights or licenses or valid rights to use would not have a Company Material Adverse Effect. The conduct of the business of the Company and each of the Company Subsidiaries as currently conducted does not infringe upon any Intellectual Property of any third party except where such infringement would not result in a Company Material Adverse Effect, and no person is infringing upon any Intellectual Property of the Company or any Company Subsidiary except where such infringement would not have a Company Material Adverse Effect.

            Section 3.17 Transactions with Affiliates. Other than contracts with respect to the provision of steam or electricity which have been approved by the IURC (as defined in Section 6.3), Section 3.17 of the Company Disclosure Schedule lists, as of the date of this Agreement, all the agreements, contracts or other arrangements between the Company and any Company Subsidiary, on the one hand, and any affiliate (other than the Company or such Company Subsidiary), on the other hand, the amount of which exceeds $60,000 annually, or in the aggregate. Each such agreement or arrangement was negotiated on an arms-length basis and is no less favorable to the Company or such Company Subsidiary than the Company or such Company Subsidiary could have obtained from an unaffiliated third party.

            Section 3.18 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than UBS Warburg LLC and Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The estimated fees to be paid pursuant to this
Section 3.18 are set forth in Section 3.18 of the Company Disclosure
Schedule.

            Section 3.19 Opinion of Financial Advisor. The Company has received the opinion of UBS Warburg LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Exchange by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which opinion has been delivered to Parent promptly following the execution of this Agreement.

            Section 3.20 Capacity to Serve Peak Demand. Section 3.20 of the Company Disclosure Schedule sets forth a schedule of the purchase power contracts or commitments entered by the Company prior to the date of this Agreement for the summer of the year 2000. The Company believes, as of the date of this Agreement, that these contracts, commitments and its own generation capacity are adequate to meet its expected peak demand for such period.

            Section 3.21 Accounting Matters. As of the date of this Agreement, the Company, after consultation with its independent public accountants, believes that no conditions exist that would preclude the Company from being a party to a transaction accounted for as a pooling-of-interests for accounting purposes in accordance with GAAP and applicable SEC regulations, including the transactions contemplated hereby.


                                 ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent represents and warrants to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 4.5) and except as set forth in the disclosure schedule delivered by Parent to the Company concurrent with the execution of this Agreement (the "Parent Disclosure Schedule"):

            Section 4.1 Organization, Standing and Power. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means an event, change, cause or effect which is materially adverse to the business, operations, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of Parent or the ability of Parent to consummate the Exchange and the transactions contemplated hereby.

            Section 4.2 Certificate of Incorporation and By-laws. The copies of Parent's Certificate of Incorporation (the "Parent Charter") and By-laws (the "Parent By-laws") that are referenced as exhibits to Parent's Form 10-K for the year ended December 31, 1999, are complete and correct copies thereof. The Parent Charter and the Parent By-laws are in full force and effect.

            Section 4.3 Capital Structure. The authorized capital stock of Parent consists of (a) 1,200,000,000 shares of Parent Common Stock par value one cent and (b) 50,000,000 shares of preferred stock with no par value, none of which is outstanding. As of July 12, 2000, (i) 453,725,231 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in the treasury of Parent, and (iii) 1,200,000 shares of Parent Common Stock were reserved for issuance under Parent's various option and benefit plans. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time and that will be issued in connection with payment of the Exchange Consideration will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the General Corporation Law of the State of Delaware, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are no issued or outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("Voting Parent Debt"). Except as set forth above and in the Parent benefit plans, as of the date of this Agreement, there are not issued or outstanding options, calls, voting trusts, proxies, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, other pledges, security interests, encumbrances, arrangements or undertakings of any kind to which Parent is a party or by which any of them is bound (i) obligating Parent to issue, deliver or sell, pledge, grant a security interest on or encumber or cause to be issued, delivered or sold, pledged or encumbered or a security interest to be granted on shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in Parent or any Voting Parent Debt or (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

            Section 4.4 Authority; Execution and Delivery; Enforceability. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Exchange. The execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. Parent has adopted this Agreement. Parent has duly executed and delivered this Agreement, and assuming the due authorization and delivery thereof by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            Section 4.5 SEC Documents. The filings required to be made by Parent under the Securities Act and the Exchange Act, as the case may be, have been filed and complied, as of their respective dates, in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder. Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement and all amendments thereto filed with the SEC by Parent pursuant to the requirements of the Securities Act or the Exchange Act since January 1, 1998 (as such documents have since the time of their filing been amended, the "Parent SEC Documents"). As of its respective date, each Parent SEC Document complied in all material respects with its requirements, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent and the unaudited interim financial statements included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules, and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

            Section 4.6  No Conflicts; Consents.

            (a) The execution and delivery by Parent of this Agreement does not, and the consummation of the Exchange and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) subject to obtaining the third party consents (the "Parent Required Consents") set forth in Section 4.6(a) of the Parent Disclosure Schedule, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 4.6(b), any Judgment or Law existing on the date hereof applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not have a Parent Material Adverse Effect.

            (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Exchange, other than (i) compliance with and filings by Parent under the HSR Act, (ii) the filing with the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement and the Exchange, (iii) the filing of the Articles of Share Exchange with the Secretary of State of the State of Indiana, (iv) the approval of the FERC under Section 203 and any directly related section of or regulation under the Power Act for the sale or disposition of jurisdictional facilities of the Company, or an order under the Power Act disclaiming jurisdiction over the Exchange, (v) the approval by the SEC pursuant to
Section 9(a)(2) of PUHCA, (vi) the filing with the FCC of the applications required under Section 310(d) of the Communications Act of 1934, as amended, and approval by the FCC thereof, (vii) such filings as may be required in connection with the taxes described in Section 6.8, (viii) filings under any applicable state takeover Law, (ix) the filing of the Joint Registration/Proxy Statement (as defined below) with the SEC on Form S-4, (x) the listing of Parent Common Stock with the NYSE, (xi) the filing of a registration statement with the SEC as contemplated by Section 2.4(d),
(xii) compliance with state blue sky laws, and (xiii) such other items (A) required solely by reason of the participation of the Company (as opposed to any third party) in the Exchange or (B) that, individually or in the aggregate, would not prevent the consummation of the transactions hereby and have not had and would not have a Parent Material Adverse Effect.

            Section 4.7 Compliance with Applicable Laws. Parent is not in violation of, or to its knowledge, under investigation with respect to any violation of, or has been given written notice of or been formally charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment, permit, license, concession or franchise of any Governmental Entity, except for violations which individually or in the aggregate have not had and would not have a Parent Material Adverse Effect. Parent is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by Parent under
(i) the Parent Charter or the Parent By-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which Parent is bound or to which any of its property is subject, except, in the case of clause (ii) above, for violations, breaches or defaults which individually or in the aggregate have not had and would not have a Parent Material Adverse Effect.

            Section 4.8 Absence of Undisclosed Liabilities. Except for liabilities, obligations or contingencies which would not, in the aggregate, have a Parent Material Adverse Effect, or which are accrued or reserved against in the consolidated financial statements of Parent or reflected in the notes thereto for the year ended December 31, 1999, or the quarter ended March 31, 2000, or which were incurred after December 31, 1999 in the ordinary course of business, Parent has no liabilities or obligations (whether absolute, accrued, contingent or otherwise and including margin loans) which are material to Parent and its Subsidiaries taken as a whole.

            Section 4.9 Stockholder Approval. As long as Parent is not required to issue 20% or more of the number of shares of Parent Common Stock outstanding as of the Effective Time in connection with the Exchange, the issuance of shares of Parent Common Stock in connection with the Exchange does not, and the transactions contemplated hereby do not, require approval by the stockholders of Parent.

            Section 4.10 Litigation. As of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their affiliated entities that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent, any of its Subsidiaries or any of their affiliated entities that has had or would have a Parent Material Adverse Effect.

            Section 4.11 Absence of Certain Changes or Events. From December 31, 1999 to the date of this Agreement, Parent has conducted its business only in the ordinary course consistent with past practice, and during such period (i) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would have a Parent Material Adverse Effect, (ii) there has not been any material election with respect to Taxes by Parent or any settlement or compromise of any material Tax liability or refund of Parent, and (iii) there has not been any material change in accounting methods, principles or practices by Parent, except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law.

            Section 4.12 Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Exchange based upon arrangements made by or on behalf of Parent.

            Section 4.13 Ownership of Company Common Stock. As of the date of this Agreement, none of Parent or any of Parent's Subsidiaries or other affiliates, either individually or as part of a group for purposes of Rule 13d-3 under the Exchange Act, beneficially owns such number of shares of Company Common Stock so as to constitute an "interested shareholder" within the meaning of Section 23-1-43-10 for purposes of Section 23-1-43-18 under the BCL or Art. 10 of the Company Charter. Parent is not an "Acquiring Person" within the meaning of the Company Rights Plan.

            Section 4.14 Regulatory Status. Neither Parent nor any "subsidiary company" or "affiliate" (as such terms are defined in PUHCA) of Parent is a "public utility company" within the meaning of PUHCA, other than, as of the date of this Agreement, Entity C.

            Section 4.15 Tax-Free Reorganization. As of the date of this Agreement, Parent knows of no fact that is reasonably likely to prevent the Exchange, if consummated as of the date of this Agreement, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            Section 4.16 Accounting Matters. As of the date of this Agreement, Parent, after consultation with its independent public accountants, believes that no conditions exist that would preclude Parent from being a party to a transaction accounted for as a pooling-of-interests for accounting purposes in accordance with GAAP and applicable SEC regulations including the transactions contemplated hereby.


                                 ARTICLE V

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

            Section 5.1  Conduct of Business.

            (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Schedule or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time or earlier termination of this Agreement the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact, its current business organization, maintain or renew or cause to be renewed the current rates and rate schedules, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, including regulators, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in
Section 5.1(a) of the Company Disclosure Schedule, or as otherwise required by Law (including Environmental Law) and in such event by giving prior notice to Parent, or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (2) regular quarterly cash dividends of not more than $0.163 on the Company Common Stock, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy, and (3) dividends and distributions declared and paid by partially owned Subsidiaries,
      (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities except for open market purchases under the Company's Power Invest Dividend Reinvestment and Direct Stock Purchase Plan or the Employees' Thrift Plan of the Company;

                  (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than (1) the issuance of Company Common Stock (and associated Company Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, (2) the issuance of up to an additional 30,000 Company Stock Options at an exercise price no less than the fair market value of the Company Common Stock as of the date of the grant and pursuant to the Company Option Plans existing as of the date of this Agreement and in accordance with their present terms and in the ordinary course of the Company's business consistent with its past practice, and the issuance of Company Common Stock (and associated Company Rights) upon the exercise of such Company Stock Options, and (3) the issuance of Company Common Stock upon the exercise of Company Rights;

                  (iii) amend the articles of incorporation, by-laws or other comparable charter or organizational documents of the Company or Entity I;

                  (iv) acquire, publicly propose to acquire, or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice, which in any case has a fair market value of less than $10,000,000 and except for capital expenditures if such capital expenditures would be permitted under
      Section 5.1(a)(ix) or Section 6.3(f);

                  (v) (A) grant to any officer, director or employee of the Company or any Company Subsidiary any increases in compensation, except in the ordinary course of business consistent with prior practice, that do not, individually or in the aggregate for all officers, directors and employees, exceed $3,000,000 per annum, excluding any increases consistent with the terms of existing collective bargaining agreements and the Company Benefit Plans, (B) grant to any officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (C) enter into or amend any severance or termination agreement with any officer or director of the Company or Company Subsidiary, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan, in any such case except for such new contracts, adoptions, amendments, terminations or increases that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries, taken as a whole;

                  (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or by order of a competent regulatory authority;

                  (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets of the Company or the Company Subsidiaries, except for (A) excess or obsolete assets sold or otherwise disposed in the ordinary course of business consistent with past practice with a fair market value of not more than $100,000 per transaction (not to exceed $5,000,000 in the aggregate) in sales price and indebtedness assumed by the acquiring party and its affiliates, or (B) other sales or dispositions at fair market value of not more than $2,000,000 per transaction (not to exceed $8,000,000 in the aggregate) in sales price, and (C) except as set forth in Section 6.14;

                  (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) drawings under credit lines existing at the date of this Agreement, or renewals or replacements thereof that do not increase the maximum available borrowings thereunder, (B) obligations evidenced by debt securities issued by a Company Subsidiary for the purpose of financing investments or capital expenditures permitted under this Agreement or refinancing existing indebtedness or preferred stock obligations of such Company Subsidiary on terms no less favorable to such Company Subsidiary, or (C) any incurrences in an aggregate principal amount not exceeding $20,000,000 outstanding at any time;

                  (ix) make or agree to make any capital expenditure or expenditures that, in the aggregate, are in excess of 110% of the currently contemplated capital expenditures as provided in Section 5.1(a)(ix) of the Company Disclosure Schedule; provided, however, that any additional capital expenditure in excess of $10,000,000 shall not be commenced or committed without prior consultation with Parent; provided, further, that, notwithstanding the foregoing, the Company shall not make, without the consent of Parent, which consent shall not be unreasonably withheld, any capital expenditures related to (i) the compliance obligations of the Company or any of its Subsidiaries related to NOx emissions (subject to Section 6.3(f)) or
      (ii) the refurbishment of the Petersburg turbine generating station; provided, further, that, notwithstanding the foregoing, the Company may make any emergency capital expenditure or expenditures it deems necessary in its reasonable judgment to restore or maintain the provision of energy to firm wholesale and retail customers;

                  (x) enter into a collective bargaining agreement or other labor agreement with any union or labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of the Company Subsidiaries; or

                  (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

            (a) Tax Matters. The Company shall, and shall cause each of the Company Subsidiaries to (i)(A) promptly notify Parent upon the earlier of
(x) receipt of notice of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any Company Subsidiary in respect of any material Tax (which is material at the time of such notice) and (y) any such Action becoming material to the Company and the Company Subsidiaries and (B) not settle or compromise any such material Action without Parent's consent; (ii) not make any material Tax election without Parent's consent; (iii) provide Parent with draft consolidated federal income Tax Returns at least ten days before such Tax Returns are due; and (iv) not make any material change in tax accounting methods, principles or practices except insofar as may have been required by a change in GAAP or SEC accounting regulations or guidelines or applicable law. The Company shall not, and shall not permit any Company Subsidiary to, enter into, amend or modify any Tax sharing agreement.

            (b) Transactions with Affiliates. The Company shall not, and shall cause the Company Subsidiaries not to, enter into any agreement or arrangement with any of their respective affiliates (other than intra-company agreements) other than such agreements and arrangements as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arms'-length basis and are no less favorable to the Company or a Company Subsidiary than the Company or such Company Subsidiary would have obtained from an unaffiliated third party, and provided that the Company shall have notified Parent in writing prior to entering into any such affiliate transaction with respect to transactions where the amount involved exceeds $60,000 (other than power sale and distributions to customers in the ordinary course of the Company's business).

            (c) Rate Matters. The Company shall, and shall cause the Company Subsidiaries to, discuss with Parent any changes and proposed changes in its or the Company Subsidiaries' rates or charges (including those with respect to fuel adjustment charges), standards of service or accounting from those in effect on the date hereof and consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto; provided, however, that in no event shall the Company be obligated to discuss or consult with Parent with respect to any of the foregoing if, in the opinion of the Company's outside counsel, to do so would be inconsistent with applicable Law. Except as provided in Section 5.1(d) of the Company Disclosure Schedule, the Company shall not, and shall cause the Company Subsidiaries not to, make any filing to change its rates on file with the FERC or any applicable state utility commission, except as may be required by applicable law, that would have a Company Material Adverse Effect.

            (d) Contracts. Except as set forth in Section 5.1(e) of the Company Disclosure Schedule, the Company shall not, and the Company shall not permit any Company Subsidiary to (i) enter into, modify, amend, terminate or renew any contract or agreement to which the Company or any Company Subsidiary is a party (or waive, release or assign any material rights or claims therein) if such contract or contracts are material to the Company and the Company Subsidiaries taken as a whole or if the term of such new contract or agreement, or the existing contract following and as a result of such amendment, modification or renewal, is or would exceed twenty-four months, or (ii) enter into, modify, amend or renew any contract or agreement to which the Company or any Company Subsidiary is a party (or waive, release or assign any material rights or claims therein) if the dollar amount of such new contract or agreement, or the existing contract or agreement following and as a result of such amendment, modification or renewal is or would be in excess of $10,000,000, except, in the case of clauses (i) and (ii) above, for (A) contracts entered into in the ordinary course of business consistent with past practice if such contracts relate to the sale of energy to firm wholesale and retail customers, the sale of transmission capacity, or the purchase of limestone, coal, gas or oil, (B) contracts for acquisitions if such contracts would be permitted under
Section 5.1(a)(iv), contracts for sales, leases or dispositions if such contracts would be permitted under Section 5.1(a)(vii), contracts for incurrences of indebtedness if such incurrences would be permitted under
Section 5.1(a)(viii), contracts for capital expenditures if such contracts would be permitted under Section 5.1(a)(ix) or Section 6.3(f) and contracts to buy or sell energy, energy futures or forward contracts or energy transportation futures or forward contracts, or options on any of the foregoing, if such contracts would be permitted under Section 5.1(m), and
(C) contracts required by Law.

            (e) Insurance. The Company shall, and shall cause each Company Subsidiary to, self-insure in accordance with customary industry practices or maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary in all material respects for companies engaged in the electric and gas utility industry and employing such methods of generating electric power and fuel sources similar to the methods employed and fuels used by the Company or the Company Subsidiaries.

            (f) Permits. The Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to maintain in effect all existing governmental permits which are material to the operations of the Company or any of the Company Subsidiaries.

            (g) Discharge of Liabilities. The Company shall not, and the Company shall not permit any Company Subsidiary to, pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) material to the Company and the Company Subsidiaries, taken as a whole, other than any such payment, discharge, settlement, compromise or satisfaction (i) of the applicable claim, liability or obligation in accordance with its terms or,
(ii) in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments), of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements or the notes thereto of the Company SEC Documents filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice.

            (h) Staffing. Except as set forth in Sections 5.1(i) and 5.1(l) of the Company Disclosure Schedule, the Company shall not, and shall not permit any the Company Subsidiary to, make any increase in staffing levels over those in effect on the date hereof other than increases in staffing levels such that the aggregate number of employees of Entity I is no greater than 1900 and the aggregate number of employees of the Company and the Company Subsidiaries (other than Entity I) is no greater than 100.

            (i) Tax-Exempt Status. The Company shall not, nor shall the Company permit any Company Subsidiary to, take any action that, to the knowledge of the Company would likely jeopardize the qualification of any material amount of the Company's outstanding revenue bonds which qualify as of the date of this Agreement under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

            (j) WARN Act. The Company shall not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act).

            (k) New Lines of Business. Except as disclosed in Section 5.1(l) of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any Company Subsidiary to, enter into a new line of business or make any change in the line of business in which it engages as of the date of this Agreement, except that the Company may establish a new wholly owned Subsidiary to take over the operation and maintenance of a steam plant, as disclosed on Section 5.1(l) of the Company Disclosure Schedule, but shall not in connection therewith hire any personnel.

            (l) Hedging. Except as set forth in Section 5.1(m) of the Company Disclosure Schedule, the Company shall not, and shall not permit any Company Subsidiary to, buy or sell any energy futures or forward contracts or energy transportation futures or forward contracts, or options on any of the foregoing, other than as incidental to the business of generating, purchasing and selling energy to firm wholesale and retail customers and other than sales of transmission capacity as required by law.

            (m) Other Actions. The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) except as otherwise permitted by Section 5.2, any condition to the Exchange set forth in Article VII not being satisfied.

            Section 5.2  No Solicitations.

            (a) From and after the date hereof, (i) the Company will not, and will not authorize or permit any of its Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action knowingly to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 5.2(b)) from any person, or engage in any discussion or negotiations relating thereto and (ii) neither the Company Board nor any committee thereof shall
(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Exchange or this Agreement, (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (C) cause the Company or any Company Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided, however, that the Company may, at any time prior to receipt of the Company Shareholders' Approval (the "Company Applicable Period"), (i) in response to an Acquisition Proposal which was not solicited by it or its Representatives and which did not otherwise result from a breach of this Section 5.2, if the Company Board reasonably believes in good faith, after consultation with its financial advisors, that an Acquisition Proposal could reasonably lead to a transaction meeting the requirements of a Superior Proposal (as defined in Section 5.2(b)), and subject to providing Parent with prior written notice of its decision to take such action (the "Company Notice") and compliance with Section 5.2(c),
(1) furnish information with respect to the Company and the Company Subsidiaries to any person making such Acquisition Proposal (pursuant to a customary confidentiality agreement) and (2) participate in discussions or negotiations regarding such Acquisition Proposal, (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer (provided that, except in connection with a termination of this Agreement pursuant to clause (iii) of this proviso, neither the Company nor the Company Board nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Exchange or approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal), and/or
(iii) in the event that during the Company Applicable Period the Company Board reasonably believes in good faith, after consultation with its financial advisors and outside counsel, that it has received an Acquisition Proposal that constitutes a Superior Proposal, by action of the Company Board (subject to this sentence and Section 8.1(d)(ii)), the Company may terminate this Agreement (and, following the exercise of such termination right, the Company Board may withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Exchange, and approve or recommend any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Company Subsidiary, other than the transactions contemplated by this Agreement), but only at a time that is during the Company Applicable Period and is after the third business day following Parent's receipt of written notice advising Parent that the Company Board is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by the Company or its Representatives with respect to any of the foregoing.

            (b) As used herein, (i) "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business (a "Material Business") that constitutes 15% or more of the net revenues, net income or the assets (including equity securities) of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class of voting securities of the Company or any Company Subsidiary owning, operating or controlling a Material Business, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of voting securities of the Company or any such Company Subsidiary, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any such Company Subsidiary, other than the transactions contemplated by this Agreement; provided, however, that no transaction permitted pursuant to
Section 5.1(a)(vii) or a transaction contemplated in Section 6.14 shall be deemed an Acquisition Proposal for any purpose, (ii) a "Superior Proposal" shall mean any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company which the Company Board determines in its good faith judgment, after consultation with its financial advisors and outside counsel, to be clearly and materially more favorable to the Company's shareholders (taking into account any changes to the financial terms of this Agreement proposed by Parent in response to such proposal and all financial and commercial considerations, including relevant regulatory and other aspects of the proposal and the third party making such proposal and the conditions and the prospects for completion of such proposal, and any changes to this Agreement proposed by Parent in response to such proposal) than the Exchange and the other transactions contemplated by this Agreement, and (iii) "Representative" shall mean any officer, director, employee, financial advisor, investment banker, attorney, accountant, agent, consultant or other representative of the Company or Company Subsidiaries.

            (c) The Company shall promptly advise Parent orally and in writing of the receipt of any Acquisition Proposal or Superior Proposal and of the receipt of any inquiry with respect to or which the Company reasonably believes could lead to any Acquisition Proposal or Superior Proposal. The Company shall promptly advise Parent orally and in writing of the identity of the person making any such Acquisition Proposal or Superior Proposal or inquiry and of the material terms of any such Acquisition Proposal or Superior Proposal and of any material changes thereto.

            Section 5.3 Conduct of Business by Parent. Except for matters set forth in the Parent Disclosure Schedule or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time or earlier termination of this Agreement, Parent shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact, its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, including regulators, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.3 of the Parent Disclosure Schedule, or as otherwise required by Law (including Environmental Law), or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not do any of the following:

                  (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; or

                  (ii) amend the Parent Charter or the Parent By-laws in a manner that adversely would affect the rights of the holders of Parent Common Stock.


                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

            Section 6.1 Preparation of Joint Registration/Proxy Statement; Shareholders Meeting.

            (a) As soon as possible after the date of this Agreement, (i) the Company shall prepare and file with the SEC the Proxy Statement and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus (the "Prospectus"), in connection with the registration under the Securities Act of shares of Parent Common Stock to be issued in the Exchange. The parties shall cooperate and consult with each other in the preparation of the Proxy Statement and the Prospectus (together, the "Joint Registration/Proxy Statement"). Parent shall have the lead drafting role with respect to the preparation of the Joint Registration/Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each party shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Registration/Proxy Statement or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Registration/Proxy Statement. If at any time prior to the Effective Time, there shall occur any event with respect to Parent or the Company that should be set forth in an amendment or supplement to the Joint Registration/Proxy Statement, Parent or the Company, as the case may be, shall promptly notify the other, and Parent and the Company shall cooperate in preparing and mailing to the Company's shareholders such an amendment or supplement. The Company shall not mail any Joint Registration/Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall, as soon as practicable after the date of this Agreement, (i) distribute to its shareholders the Joint Registration/Proxy Statement as promptly as practicable after filing with the SEC in accordance with applicable federal and state law and with the Company Charter and the Company By-laws; (ii) duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of seeking the Company Shareholder Approval;
(iii) subject to compliance with Section 5.2, recommend to its shareholders the approval of the Exchange, this Agreement and the transactions contemplated hereby, and (iv) cooperate and consult with Parent with respect to each of the foregoing matters. Each of the parties shall use its respective best efforts to take such steps as are necessary to hold the Company Shareholders Meeting within ninety days of the date of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

            (b) Each of the parties hereto shall furnish all information concerning itself which is required as customary for inclusion in the Joint Registration/Proxy Statement. The information provided by any party for use in the Joint Registration/Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading. The Joint Registration/Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that as of the date the Joint Registration/Proxy Statement is declared effective, no representation, covenant or agreement is made by any party with respect to information supplied by the other party for inclusion in the Joint Registration/Proxy Statement.

            Section 6.2 Access to Information; Confidentiality. Each party shall, and shall cause each of its Subsidiaries to, afford to the other party, and, at the other party's request, to the other party's officers, directors, employees, accountants, counsel, financial advisors and other representatives, (i) reasonable access during normal business hours during the period prior to the Effective Time to all its respective properties (including access to its facilities, office space and information system), books, contracts, commitments, personnel and records, budgets, forecasts and other information (including, but not limited to Tax Returns) and, during such period, each party shall, and shall cause each of its Subsidiaries to, except as prohibited by law, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, or filed with or sent to the SEC, the FERC, the public utility commission of any state, (ii) reasonable access to all information concerning the Company, the Company Subsidiaries, directors, officers and shareholders, properties, facilities or operations owned, operated or otherwise controlled by the Company, (iii) such additional information relating to Taxes as either party shall from time to time reasonably request (or, where applicable, to cooperate with Parent in collecting such information), including, with respect to the Company, information relating to (a) Tax basis of the stock of the Company Subsidiaries, (b) earnings and profits, (c) material Tax elections, (d) net operating loss carryovers and Tax credit carryovers, (e) intercompany transactions, (f) reconciliation of book and Tax items, (g) the rollout of any deferred Tax items, (h) ongoing audits (including copies of any IRS 4564 or other similar information document requests), and (i) the Tax years for which examinations have been completed, are being conducted, and have not yet been initiated and (iv) with respect to the Company, reasonable office space and equipment at the Company's headquarters for the purposes of designing a transition plan in conjunction with the Company's Representatives. All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreements dated April 24, 2000, and July 5, 2000, between the Company and Parent (together the "Confidentiality Agreement").

            Section 6.3  Reasonable Efforts; Notification; Filings.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, unless and to the extent permitted by Section 5.2, the Company Board approves or recommends a Superior Proposal, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings, including filings with Governmental Entities (including complying with the filing and approval requirements of the FERC, the SEC Exemption Order, the SEC Approval Order and the certification from the Indiana Utility Regulatory Commission (the "IURC") addressed to the SEC pursuant to Section 33(a)(2) of PUHCA (the "Indiana Certification") substantially in the form as attached as Exhibit C hereto or in a form otherwise reasonably satisfactory to Parent), and the taking of all reasonable steps as may be necessary to obtain the Company Required Consents, the Parent Required Consents and an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and that may be necessary to consummate the transactions contemplated hereby, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Exchange, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and
(iv) the execution and delivery of any additional instruments necessary to consummate the Exchange and to fully carry out the purposes of this Agreement.

            (b) Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.

            (c) Parent and the Company will use commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies. Parent and the Company agree that they will consult with each other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Entities; provided, however, that it is agreed that (x) the Company shall have primary responsibility for the preparation and filing of any applications with or notifications to applicable Indiana regulatory authorities and (y) Parent shall have primary responsibility for the preparation and filing of any applications with or notifications to applicable state regulatory authorities for states other than Indiana and applicable federal regulatory authorities for approval of the Exchange. Each of Parent and the Company shall have the right to review and approve in advance drafts of all such necessary applications, notices, petitions, filings and other documents made or prepared in connection with the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Exchange or this Agreement and
(ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Exchange may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Exchange. Nothing in this Agreement shall be deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.3 from taking any action permitted by Section 5.2.

            (d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and (iii) any change or event which, individually or in the aggregate, has had or would have a Company Material Adverse Effect; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (e) Parent agrees that, prior to the Closing, Parent shall not, and shall cause its Subsidiaries not to, acquire significant electric generation assets of clearly sufficient magnitude in the relevant market, for purposes of FERC's analysis of the Exchange, so as to directly and significantly impair the ability of the parties to obtain the Required Approval (as defined in Section 7.1(d)).

            (f) Parent and the Company shall use their reasonable best efforts to develop jointly by no later than October 15, 2000, a plan for the Company to comply with emission limits that may be imposed as a result of the United States Environmental Protection Agency's NOx SIP Call, which plan may include capital expenditure outlays in addition to those contemplated by this Agreement and the Company Disclosure Schedule. The Company may make any such capital expenditures in accordance with such plan.

            Section 6.4  Employee Benefit Plans.

            (a) Parent shall cause individuals who were employed by the Company or any Company Subsidiary immediately before the Effective Time and who continue employment with the Company or such Company Subsidiary after the Effective Time ("Covered Employees") to be provided employee benefits that are substantially equivalent in the aggregate, at Parent's discretion, to either (i) those provided under the Company Benefit Plans immediately before the Effective Time, or (ii) those provided by Parent or its Subsidiaries to their similarly situated employees from time to time; provided, however, that nothing contained herein shall be construed as requiring Parent or the Company after the Closing to continue any specific plan or as preventing Parent or the Company after the Closing from establishing and, if necessary, seeking shareholder approval to establish, any other benefit plans in respect of all or any Covered Employee or any other employee, or amending the Company Benefit Plans. After the Closing, Parent does not intend to offer compensation plans to officers of the Company and its Subsidiaries that are comparable to those historically available to such persons.

            (b) Parent shall credit, or cause to be credited, to the Covered Employees all service with the Company and/or its Subsidiaries (and all service credited to such Covered Employees by the Company and/or its Subsidiaries or under the Company Benefit Plans) for all purposes, under any and all benefit plans, programs or arrangements in which the Covered Employees may participate or from which the Covered Employees may receive benefits from and after the Effective Time, to the same extent as if rendered to Parent, the Company or any of their Subsidiaries, provided that no such service credited shall require the Company and/or its Subsidiaries to provide for duplication of benefits. Parent shall cause to be waived any waiting period or pre-existing condition limitation under its (or, after the Closing, the Company's or their Subsidiaries') welfare plans that might otherwise apply to any Covered Employee (to the extent that such Covered Employee was not affected by the waiting period or pre-existing condition limitation under the applicable Company Benefit Plans as of the Effective
Time). Parent agrees to recognize, or cause to be recognized, the dollar amount of all expenses incurred by the Covered Employees during the calendar year in which the Effective Time occurs for purposes of satisfying such calendar year deductibles and co-payments limitations under the Company Benefit Plans and/or any relevant benefit plans, programs or arrangements of Parent, the Company or their Subsidiaries.

            (c) From and after the Effective Time, Parent shall and shall cause the Company to honor, in accordance with its express terms, each then existing employment, change of control, severance and termination agreement between the Company or any of its Subsidiaries and an officer, director or employee of such Company or Subsidiary.

            Section 6.5  Directors' and Officers' Indemnification and
Insurance.

            (a) From and after the Effective Time, Parent and the Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and, subject to the proviso of this sentence, settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is (i) based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries, and (ii) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be ("Indemnified Liabilities"); provided, however, that neither Parent nor the Company shall be liable for any settlement of any claim effected without its written consent. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective
Time), (w) the Company following the Effective Time will pay expenses of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the BCL; provided, however, that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Company; (y) the Company following the Effective Time shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Company following the Effective Time shall use all commercially reasonable efforts to assist in the defense of any such matter. In the event of any dispute as to whether an Indemnified Party's conduct complies with the standards set forth under the BCL and the Company Charter or Company By-laws, a determination shall be made by independent counsel mutually acceptable to the Company following the Effective Time and the Indemnified Party (the "Independent Counsel"); provided, however, that the Company following the Effective Time shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group seeking indemnification with respect to the same or a substantially related matter may retain only one law firm with respect to such matter except to the extent that under applicable standards of professional conduct, such counsel would have conflict representing such Indemnified Party and any other Indemnified Party or Indemnified Parties.

            (b) Except to the extent required by Law, the Company following the Effective Time shall not take any action so as to amend, modify, limit or repeal the provisions for indemnification of Indemnified Parties contained in the certificates or articles of incorporation or by-laws (or other comparable charter documents) of the Company following the Effective Time and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any Indemnified Party to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. The Company following the Effective Time shall honor all of its indemnification obligations existing as of the Effective Time.

            (c) For a period of six years after the Effective Time, the Company shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement; provided, however, that the Company may substitute therefor policies of at least the same coverage containing terms that are no less advantageous with respect to matters occurring prior to or at the Effective Time to the extent such liability insurance can be maintained annually at a cost to the Company not greater than 300% for annual premiums for such directors' and officers' liability insurance, which existing premium costs are set forth in Section 6.5(c) of the Company Disclosure Schedule; provided, further, that if such insurance cannot be so maintained or obtained at such cost, the Company shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 300% of the current annual premiums of Company for its directors' and officers' liability insurance.

            (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 6.5(c), respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the Company Charter or the comparable organization documents of the Company or any of its Subsidiaries, under the BCL or otherwise.

            Section 6.6 Expenses. Except as provided in Article VIII, all fees and expenses incurred in connection with the Exchange shall be paid by the party incurring such fees or expenses, whether or not the Exchange is consummated.

            Section 6.7 Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Exchange and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

            Section 6.8 Transfer Taxes. Subject to Section 2.3(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Exchange shall be paid by the Company, and the Company shall cooperate with Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes. In no case will Parent pay directly or indirectly any Transfer Tax incurred in connection with the Exchange.

            Section 6.9 Restructuring. Parent shall file an application with the SEC which commits Parent, if required by a regulatory order of the SEC, to enter into an agreement with a third party within three years of the Effective Time to divest its ownership interest in the PUHCA jurisdictional business of Entity C or comply with such other conditions as may be imposed by the SEC; provided, however, that Parent shall not be required to comply with any such condition that Parent reasonably believes would have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

            Section 6.10 Rights Agreement; Consequences if Rights Triggered. The Company Board shall take all action requested in writing by Parent in order to render the Company Rights inapplicable to the Exchange. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement, except for any of the foregoing actions which the Company Board, after consultation with outside counsel, determines in good faith is required for the Company Board to comply with its fiduciary duties imposed by law. If any Distribution Date, Share Acquisition Date or Triggering Event occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Exchange Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Exchange.

            Section 6.11 Conduct of Business of Parent. Except as may be required by applicable law or as contemplated by Section 6.9, Parent and any Subsidiary of Parent shall not engage in any activities (including allowing or causing a change in the equity or other ownership of Parent) which would cause a change in Parent's or any equity owner's or affiliate's status under PUHCA or that would impair the ability of the Company, Parent, any Subsidiary of Parent or any equity owner or affiliate of Parent to claim any exemption under PUHCA or subject Parent, any Subsidiary of Parent or any equity owner or affiliate of Parent to regulation under PUHCA (other than Section 9(a)(2) or as an exempt holding company under PUHCA) following the Exchange or acquire such voting securities in a "public utility company" as defined under Section 2(a)(5) of PUHCA so as to become an affiliate of such public utility company within the meaning of Section 2(a)(11) of PUHCA.

            Section 6.12  Certain Employee Matters; Headquarters.

            (a) After the Closing, Parent will make available to employees of the Company employment opportunities within the domestic and international Parent group substantially equivalent to opportunities as are made available to other employees of Parent and its Subsidiaries.

            (b) After the Closing, the Company shall, and shall cause Entity I to, maintain for a period of at least three years following the Effective Time (i) its corporate headquarters in Indianapolis, Indiana,
(ii) the name of Entity I and (iii) local decision-making authority.

            Section 6.13 Charitable Giving. After the Closing, Parent shall cause the Company to maintain a commitment to local social responsibility, community involvement and charitable giving at its current levels in accordance with its current practices.

            Section 6.14 Asset Sale. The Company shall use commercially reasonable efforts to take all actions necessary, including obtaining the required regulatory approvals, to sell (i) Cleveland District Cooling Corporation, Cleveland Thermal Energy Corporation, Mid America Energy Resources and Indianapolis Campus Energy, or the assets of each, each a direct or indirect Subsidiary of Mid America Capital Resources, and (ii) the steam generating and steam distribution assets of Entity I, prior to the Effective Time on terms and conditions reasonably acceptable to Parent. The terms and conditions of the Asset Sales Agreements, dated as of March 21, 2000, between the Company and Citizens Gas & Coke Utility are acceptable to Parent.

            Section 6.15 Tax Treatment. Parent and the Company intend that the Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use reasonable efforts to cause the Exchange to qualify, and shall not knowingly take actions or cause actions to be taken that could reasonably be expected to prevent the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            Section 6.16 Regional Transmission Organization. The Company shall not, and shall cause its Subsidiaries not to, join any regional transmission organization unless required by applicable law, otherwise consented to by Parent or necessary to avoid a Company Material Adverse Effect.

            Section 6.17 Pooling-of-Interest. The Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to take such actions as may be necessary to permit the parties to account for the Exchange, and shall not permit any of its Subsidiaries to take any actions that would, or would be reasonably likely to, prevent the parties from accounting for the Exchange, as a pooling-of-interests in accordance with GAAP and applicable SEC regulations. This section shall be null and void in the event (i) Parent determines to not seek such accounting treatment for the Exchange or (ii) Parent determines that such accounting treatment is not available, and, in either event Parent shall promptly notify the Company.

            Section 6.18 Affiliate Letters. Each party shall identify in a letter to the other all persons who are, as of the Closing Date, "affiliates" of such party as such term is used in Rule 145 under the Securities Act. Each party shall use reasonable best efforts to cause its respective affiliates to deliver to the other party on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit D.


                                ARTICLE VII

                            CONDITIONS PRECEDENT

            Section 7.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligation of each party to effect the Exchange is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

            (b) Antitrust. The waiting period (and any extension thereof) applicable to the Exchange under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust Law, the absence of which would prohibit the consummation of Exchange, shall have been obtained or made.

            (c) No Injunctions or Restraints. No judgment, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunctions or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.3, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

            (d) FERC Approval. A Final Order of the FERC under the Power Act approving the disposition by the Company of facilities subject to the jurisdiction of the FERC (the "Required Approval") shall have been obtained. Parent shall reasonably believe that such Required Approval would not have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby; provided, however, that neither of the following shall be deemed to have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby: (i) any condition that affects the rates, terms or conditions of existing or future power sales transactions between Entity I or Parent or any Subsidiary of Parent (including Entity C), or which imposes a code of conduct on Entity I or Parent or any Subsidiary of Parent (including Entity C) similar to that imposed by FERC on regulated public utilities and their power marketer affiliates, or (ii) a condition that requires Entity I or Parent or any Subsidiary of Parent (including Entity C) to join a regional transmission organization. A "Final Order" means an action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by applicable law before the transactions contemplated hereby may be consummated has expired or been terminated, and as to which all conditions to the consummation of such transactions prescribed by applicable law, regulation or order have been satisfied.

            (e) Consents and Approvals. All consents, approvals and authorizations shall have been obtained from all Governmental Entities except for the approvals and authorizations contemplated by Sections 7.1(d), 7.2(e) and 7.2(i), except where the failure to obtain any such consents, approvals and authorizations would not cause a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

            (f) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

            (g) Listing of Shares. The shares of Parent Common Stock issuable pursuant to Article II shall have been approved for listing on the NYSE upon official notice of issuance.

            Section 7.2 Conditions to Obligation of Parent. The obligation of Parent to effect the Exchange is further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (c) Absence of a Company Material Adverse Effect. Except as disclosed in Section 7.2(c) of the Company Disclosure Schedule, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

            (d) Company Required Consents. The Company Required Consents shall have been obtained.

            (e) PUHCA Exemption, Section 9(a)(2) Approval. The SEC shall have issued an order (i) granting Parent an exemption from registration as a holding company under PUHCA pursuant to Section 3(a)(5) of PUHCA (the "SEC Exemption Order"), and (ii) approving the Exchange under Section 9(a)(2) of PUHCA (the "SEC Approval Order"), and each such order shall be in full force and effect on the Closing Date. Parent shall be reasonably satisfied that neither the SEC Exemption Order nor the SEC Approval Order shall have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

            (f) Closing Certificates. Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 7.2(a), (b), (c), (d), (h) and (i) have been satisfied.

            (g) Parent Required Consents. The Parent Required Consents shall have been obtained.

            (h) Trigger of the Company Rights. No event has occurred or could occur pursuant to this Agreement or otherwise that would result in the triggering of any right or entitlement of the Company shareholders under the Company Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans which, in the reasonable judgment of Parent, would have or be reasonably likely to result in a Company Material Adverse Effect or materially change the number of outstanding equity securities of the Company, and the Company Rights shall not have become nonredeemable by the Company Board.

            (i) Indiana Utility Regulatory Commission. (i) The IURC shall have issued the Indiana Certification, (ii) any order of, approval by or result of any filing, hearing, proceeding, investigation or notice with, or required by the IURC, or any other Indiana state authority, does not have a Regulatory Adverse Effect (as defined below), (iii) no hearing, proceeding or investigation shall have been conducted or shall be currently pending before the IURC, or any other Indiana state authority, that was initiated by the IURC, or any other Indiana state authority, the outcome of which is reasonably likely to result in a Regulatory Adverse Effect, and (iv) no hearing, proceeding or investigation shall have been conducted or shall be currently pending before the IURC, or any other Indiana state authority, which was initiated by a party other than the IURC, or any other Indiana state authority, and the outcome of which is reasonably likely to result in a Regulatory Adverse Effect. For purposes of this Agreement, a "Regulatory Adverse Effect" shall mean an effect that is reasonably likely to have a Company Material Adverse Effect or an adverse effect on Parent which is material in the context of the transactions contemplated hereby.

            (j) Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to Parent, dated as of the Closing Date, and in form and substance reasonably satisfactory to Parent to the effect that the Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters dated as of the Closing Date from each of Parent and the Company, in each case, in substantially the form and substance attached hereto as Exhibit A and Exhibit B and in form and substance reasonably satisfactory to such counsel, which letters shall not have been modified or withdrawn. The opinion referred to in this Section 7.2(j) shall not be waivable after receipt of the Company Shareholder Approval referred to in Section 7.1(a), unless further shareholder approval is obtained with appropriate disclosure.

            (k) Director Resignations. Parent shall have received duly executed resignation letters from each of the directors of the Company in accordance with Section 1.6.

            Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Exchange is further subject to the following conditions:

            (a) Representations and Warranties. The representations and warranties of Parent in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate on behalf of Parent executed by its chief executive officer to such effect.

            (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent executed by its chief executive officer to such effect.

            (c) Closing Certificates. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

            (d) Tax Opinion. The Company shall have received an opinion of Cravath, Swaine & Moore, special tax counsel to the Company, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Company to the effect that the Exchange will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters dated as of the Closing Date from each of Parent and the Company, in each case, in substantially the form and substance attached hereto as Exhibit A and Exhibit B and in form and substance reasonably satisfactory to such counsel, which letters shall not have been modified or withdrawn. The opinion referred to in this Section 7.3(d) shall not be waivable after receipt of the Company Shareholder Approval referred to in Section 7.1(a), unless further shareholder approval is obtained with appropriate disclosure.


                                ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

            Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:

            (a) without payment of a termination fee by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company:

                  (i) if the Exchange is not consummated by the fifteen-month anniversary of the date of this Agreement (the "Termination Date") without payment of a termination fee; provided, however that the Termination Date shall automatically be extended for three additional months if any of the conditions set forth in Section 7.1(d), 7.1(e), 7.2(e) or 7.2(i) have not been satisfied; and provided, further, that the failure to consummate the Exchange shall not be the result of a breach of this Agreement by the party seeking to terminate this Agreement;

                  (ii) if, upon a vote at a duly held meeting to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained. In the event this Agreement is terminated pursuant to this
      Section 8.1(b)(ii) and if an Acquisition Proposal has been publicly proposed during the Company Applicable Period and at or within twelve months of the date of the Company Shareholders Meeting, the Company enters into any agreement with respect to such Acquisition Proposal then, within ten business days after the execution of such agreement, the Company shall immediately pay in cash to Parent by wire transfer of same day funds a termination fee in an amount equal to $60 million (the "Acquisition Termination Fee"). In addition, the Company shall reimburse Parent of up to $10 million in reasonable fees and expenses incurred by Parent in connection with the transactions contemplated hereby from June 22, 2000, which fees and expenses shall be documented and which documentation shall be provided to the Company (the "Parent Expenses"); and

                  (iii) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, which has the effect as supported by the written opinion of outside counsel, of making illegal or otherwise restricting, preventing or prohibiting the Exchange and such order shall have become final and nonappealable.

            (c)   by Parent under any of the following circumstances:

                  (i) by written notice to the Company, if (x) there shall have been a material breach of this Agreement by the Company or (y) there shall have been a wilful breach of this Agreement by the Company and such breaches, described in clauses (x) and (y) hereof shall not have been remedied within thirty days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied; provided, however, that the Company shall not be entitled to expend more than $10 million to cure any and all such breaches without the prior written approval of Parent or (z) if the Company Board (or any committee thereof) (A) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement and the transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, (B) shall fail to reaffirm such approval or recommendation upon the request of Parent within five full business days of receipt of written request to do so by Parent, (C) shall approve or recommend any Acquisition Proposal or (D) shall resolve to take any of the actions specified in clauses (A), (B) or (C). In the event this Agreement is terminated pursuant to clause (x) of this Section 8.1(c)(i), the Company shall reimburse the Parent Expenses. In the event this Agreement is terminated pursuant to clause (z) of this Section 8.1(c)(i), the Company shall pay Parent a termination fee in an amount equal to $60 million, plus reimbursement of the Parent Expenses. All such payments referred to above shall be made in cash by wire transfer of same day funds within ten business days of such termination notice.

            (d)   by the Company under any of the following circumstances:

                  (i) by written notice to Parent, if (x) there shall have been any material breach of this Agreement by Parent or (y) there shall have been a wilful breach of this Agreement by Parent and such breaches described in clauses (x) and (y) hereof shall not have been remedied within thirty days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied. In the event this Agreement is terminated pursuant to clause (x) of this Section 8.1(d)(i), Parent shall reimburse the Company up to $10 million in reasonable fees and expenses incurred by the Company in connection with the transactions contemplated hereby from June 22, 2000, which fees and expenses shall be documented and which documentation shall be provided to Parent (the "Company Expenses");

                  (ii) in accordance with clause (iii) of the proviso to the first sentence of Section 5.2(a), by written notice to Parent; provided that, in order for the termination of this Agreement pursuant to this subparagraph (ii) to be deemed effective, the Company shall have complied with all provisions of Section 5.2. In the event this Agreement is terminated pursuant to this Section 8.1(d)(ii), the Company shall pay Parent within ten days in cash by wire transfer of same day funds a termination fee in an amount equal to the Acquisition Termination Fee. In addition, the Company shall reimburse Parent the Parent Expenses; and

                  (iii) by written notice to Parent, if the Average Trading Price of a share of Parent Common Stock as determined in accordance with Section 2.1(b) multiplied by the Exchange Ratio results in an amount which is less than $21.00.

            Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than Section 5.2, the last sentence of Section 6.2, Section 8.1, this
Section 8.2, Section 8.3 and Article IX which provisions shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for a wilful breach of its representations, warranties or covenants set forth in this Agreement (including liability of the Company if this Agreement is terminated by Parent under Section 8.1(c)(i)(y) and liability of Parent if this Agreement is terminated by the Company under
Section 8.1(d)(i)(y)).

            Section 8.3 Expenses and Fees. Notwithstanding anything to the contrary contained in this Agreement, if one party fails to promptly pay to the other any fee or expense due under Article VIII, in addition to any amounts paid or payable pursuant to such Section, the party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

            Section 8.4 Amendment. This Agreement may be amended by the Board of Directors of the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent, without further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            Section 8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to Section 8.5 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                 ARTICLE IX

                             GENERAL PROVISIONS

            Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in this Agreement. Section 1.4(b) shall survive the Effective Time.

            Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent, to

                  The AES Corporation
                  1001 N. 19th Street
                  20th Floor
                  Arlington, VA 22209
                  Attention:  Paul D. Stinson
                              Vice President
                  Telephone:  603-253-8048
                  Facsimile:  603-387-6043

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  1440 New York Avenue, N.W.
                  Washington, DC  20005
                  Attention:  Ronald C. Barusch, Esq.
                              Pankaj K. Sinha, Esq.
                  Telephone:  202-371-7000
                  Facsimile:  202-393-5760

            (b)   if to the Company, to

                  IPALCO Enterprises, Inc.
                  One Monument Circle
                  Indianapolis, IN 46204
                  Attention:  Bryan G. Tabler, Esq.
                              Vice President, Secretary and General Counsel
                  Telephone:  317-261-5134
                  Facsimile:  317-261-8288

                  with a copy to:

                  Cravath, Swaine & Moore
                  825 Eighth Avenue
                  New York, NY 10019
                  Attention:  Richard Hall, Esq.
                  Telephone:  212-474-1000
                  Facsimile:  212-474-3700

            Section 9.3 Definitions.  For purposes of this Agreement:

            An "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

            "Entity C" shall mean Central Illinois Light Company, an indirect Subsidiary of Parent.

            "Entity I" shall mean Indianapolis Power & Light Company, a direct Subsidiary of the Company.

            A "Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

            A "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

            A "Joint Venture" of any person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes which are less than 5% of any class of the outstanding voting securities or equity of any such entity, and the term "Company Joint Venture" shall mean a Joint Venture of the Company.

            Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            Section 9.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            Section 9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule and the Parent Disclosure Schedule, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Exchange, other than the Confidentiality Agreement, and, except for the provisions of Article II, Section 6.4(c) and
Section 6.5, is not intended to, and shall not, confer upon any person other than the parties any rights, claims or remedies.

            Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and except to the extent the provisions of this Agreement (including the documents or instruments referred to herein) are expressly governed by or derive their authority from the BCL.

            Section 9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            Section 9.10 Enforcement. Each of the parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court or any federal court in the state of New York, this being in addition to any other remedy to which they are entitled at law or at equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York State court in the County of New York in the event any dispute arises out of this Agreement or the Exchange, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Exchange in any court other than any New York state court or any federal court sitting in the State of New York or any New York State court sitting in the County of New York, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Exchange.

            Section 9.11 Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Exchange in accordance with the terms hereof.

            IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement, all as of the date first written above.


                                      The AES Corporation


                                      By: /s/  Paul Stinson
                                          ---------------------------------
                                          Name: Paul D. Stinson
                                          Title: Vice President


                                      IPALCO Enterprises, Inc.


                                      By: /s/  John R. Hodowal
                                          ---------------------------------
                                          Name: John R. Hodowal
                                          Title: Chairman of the Board


                                                                     EXHIBIT A






                           [Letterhead of Parent]
                                                                [Closing Date]


Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C.  20005-2111

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY  10019-7475



Ladies and Gentlemen:

                  In connection with the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Agreement and Plan of Share Exchange (the "Exchange Agreement"), dated as of July 15, 2000, among The AES Corporation, a Delaware corporation ("Parent"), and IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), whereby all the issued and outstanding shares of common stock of the Company will be acquired by Parent in exchange for shares of common stock of the Parent (the "Exchange"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement of Parent and the Company, each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of the Parent, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Exchange Agreement):

                  1. The facts, representations and covenants relating to the Exchange and related transactions as described in the Exchange Agreement, Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) are, insofar as such facts pertain to the Parent, true, correct and complete in all material respects. The Exchange will be consummated in accordance with the Exchange Agreement.

                  2. The formula set forth in the Exchange Agreement pursuant to which each issued and outstanding share of Company Common Stock will be converted into fully paid and nonassessable shares of Parent Common Stock is the result of arm's length bargaining.

                  3. The fair market value of the Parent Common Stock received by the shareholders of the Company will be, at the Effective Time, approximately equal to the fair market value of the Company Common Stock surrendered in the Exchange.

                  4. In the Exchange, all of the Company Common Stock will be exchanged solely for Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The Company has no class of stock outstanding other than the Company Common Stock. No shares or other securities of the Company will be issued to the shareholders of the Company pursuant to the Exchange. For purposes of this representation, any share of the Company Common Stock redeemed or exchanged in the Exchange for cash or other property originating, directly or indirectly, with the Parent or any of its subsidiaries will not be considered as exchanged solely for Parent Common Stock. Further, no liabilities of the Company or any shareholder of the Company will be assumed by the Parent in the Exchange, nor will any of the Company Common Stock acquired by Parent in the Exchange be subject to any liabilities.

                  5. Following the Exchange, Parent has no plan or intention to sell, transfer or dispose of any stock of the Company or to cause the Company to issue additional shares of its stock that would in either case result in Parent failing to own after the Exchange, directly or indirectly, at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock.

                  6. If cash payments are made to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such holders in the Exchange, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Exchange to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Exchange to shareholders of Company in exchange for their shares of Company Stock.

                  7. (i) To the knowledge of Parent, neither the Company nor any corporation related to the Company (as defined in Treasury Regulation Section 1.368- 1(e)) has purchased, exchanged, redeemed, or otherwise acquired or has any plan or intention to purchase, exchange, redeem, or otherwise acquire any Company stock in contemplation of the Exchange, or otherwise as part of a plan of which the Exchange is a part.

                     (ii) Neither Parent nor any corporation related to Parent (as defined in Treasury Regulation Section 1.368-1(e)) has any plan or intent to purchase, exchange, redeem, or otherwise acquire any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person (excluding any fractional shares of the Parent Common Stock exchanged for cash in the Exchange). To the knowledge of Parent, neither the Company nor any corporation related to the Company (as defined in Treasury Regulation
Section 1.368- 1(e)) has any plan or intention to purchase, exchange, redeem, or otherwise acquire any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person. For purposes of this representation letter, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person's interest in the partnership.

                  8. The Company has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Exchange (other than dividends made in the ordinary course of business).

                  9. Parent has no plan or intention to, following the Exchange, liquidate the Company, merge the Company with or into another corporation in which the Company is not the survivor, sell or otherwise dispose of shares of the Company, cause the Company to distribute to Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company, or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d) or 1.368-2(k), and the sale of Cleveland District Cooling Corporation, Cleveland Thermal Energy Corporation, Mid America Energy Resources and Indianapolis Campus Energy, or the assets of each, for an amount of cash or other consideration with a fair market value equal to that of the assets sold in exchange therefor.

                  10. Parent will pay its expenses, if any, incurred in connection with the Exchange. Parent has not paid (directly or indirectly) or agreed to assume any expense or other liability, whether fixed or contingent, of the Company or any of its subsidiaries or any holder of Company Stock.

                  11. The Company shall pay all transfer taxes attributable to the Exchange out of the Company's own funds (and not out of funds provided, directly or indirectly, by Parent).

                  12. Except as specifically set forth in Section 3.2 of the Exchange Agreement, immediately prior to the time of the Exchange, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company stock. Simultaneously with the Exchange, all outstanding warrants, options, convertible securities, and related stock appreciation rights, if any, to purchase or acquire a share of Company stock granted under employee incentive or benefits plans, programs or arrangements and non- employee director plans presently maintained by the Company, together with all other outstanding awards granted under such plans, will be canceled or converted into similar instruments of Parent. Immediately following the Exchange, the only class of Company stock outstanding will be the Company Common Stock held by Parent.

                  13. Following the Exchange, Parent intends to cause the Company to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulation Section 1.368- 1(d)). To the knowledge of Parent, the Company has not sold, transferred, or otherwise disposed of any of its assets so as to prevent the Parent or members of its "qualified group" from continuing the "historic business" of the Company or using a significant portion of the Company's "historic business assets" in a business after the Exchange (within the meaning of such terms in Treasury Regulation section 1.368-1(d)).

                  14. Parent is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  15. The Parent will not take, and will not cause Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

                  16. None of the compensation received (or to be received) by any stockholder-employee or stockholder-independent contractor of the Company is (or will be) separate consideration for, or is (or will be) allocable to, any of such person's Company Common Stock surrendered in the Exchange. None of the Parent Stock that will be received by any stockholder-employee or stockholder-independent contractor of the Company in the Exchange represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor pursuant to any agreement entered into in connection with the Exchange will be for services actually rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services or covenants, and will be determined independent of the determination of the consideration to be paid for the Company Common Stock.

                  17. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Company (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

                  18. Parent is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  19. Neither Parent nor any person related to the Parent (within the meaning of Treasury Regulation section 1.368-1(e)(3)) owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of the stock of the Company.

                  20. Parent shall satisfy the information reporting requirements of Treasury Regulation section 1.368-3 with respect to the Exchange.

                  21. Parent Common Stock entitles the holder to vote for the board of directors of Parent.

                  22. The Exchange Agreement, the Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) represents the entire understanding between the Parent and the Company regarding the Exchange, and there are no other written or oral agreements between the Parent and the Company regarding the Exchange.

                  23. The Exchange is being undertaken for purposes of enhancing the business of the Company and for other good and valid business purposes of the Company.

                  24. On the date of the Exchange, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

                  25. No holders of Company stock have appraisal or dissenters' rights with respect to the Exchange under any applicable law.

                  26. The undersigned is authorized to make all the representations set forth herein on behalf of Parent.

                  The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Exchange Agreement will be based on the accuracy and completeness of the representations set forth herein and on the accuracy and completeness of the representations and warranties and the satisfaction of the covenants and obligations contained in the Exchange Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate and complete or if any of such covenants or obligations are not satisfied in all material respects. Parent understands that Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore have not undertaken to independently verify the facts providing the basis of this letter nor have they been asked to do so.

                  The undersigned acknowledges that such opinions will not address any tax consequences of the Exchange or any action taken in connection therewith except as expressly set forth in such opinions.


                                                 Very truly yours,

                                                 The AES Corporation


                                                 By:
                                                      -------------------------
                                                      Name:
                                                      Title:


                                                                  EXHIBIT B






                        [Letterhead of Company]

                                                       [Closing Date]



Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY  10019-7475

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C.  20005-2111


Ladies and Gentlemen:

            In connection with the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Agreement and Plan of Share Exchange (the "Exchange Agreement"), dated as of July 15, 2000, among The AES Corporation, a Delaware corporation ("Parent"), and IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), whereby all the issued and outstanding shares of common stock of the Company will be acquired by Parent in exchange for shares of common stock of the Parent (the "Exchange"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement of Parent and the Company, each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Exchange Agreement):

            1. The facts, representations, and covenants relating to the Exchange and related transactions as described in the Exchange Agreement, Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Exchange will be consummated in accordance with the Exchange Agreement.

            2. The formula set forth in the Exchange Agreement pursuant to which each issued and outstanding share of Company Common Stock will be converted into fully paid and nonassessable shares of Parent Common Stock, is the result of arm's length bargaining.

            3. The fair market value of the Parent Common Stock received by the shareholders of the Company will be, at the Effective Time, approximately equal to the fair market value of the Company Common Stock surrendered in the Exchange.

            4. In the Exchange, all of the Company Common Stock will be exchanged solely for Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock). The Company has no class of stock outstanding other than the Company Common Stock. No shares or other securities of the Company will be issued to the shareholders of the Company pursuant to the Exchange. For purposes of this representation, any share of the Company Common Stock redeemed or exchanged in the Exchange for cash or other property originating, directly or indirectly, with the Parent or any of its subsidiaries will not be considered as exchanged solely for Parent Common Stock. Further, no liabilities of the Company or any shareholder of the Company will be assumed by the Parent in the Exchange, nor will any of the Company Common Stock acquired by Parent in the Exchange be subject to any liabilities.

            5. Following the Exchange, the Company has no plan or intention to issue additional shares of its stock that would result in Parent failing to own after the Exchange, directly or indirectly, at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock. To the best knowledge of the Company, Parent has no plan or intention to sell, transfer or dispose of any stock of the Company or to cause the Company to issue additional shares of its stock that would in either case result in Parent failing to own after the Exchange, directly or indirectly, at least 80 percent of the total combined voting power of all classes of Company stock entitled to vote and at least 80 percent of the total number of shares of all other classes of Company stock.

            6. If cash payments are made to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such holders in the Exchange, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Exchange to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock will not exceed one percent of the total consideration that will be issued in the Exchange to shareholders of Company in exchange for their shares of Company Stock.

            7. (i) Neither the Company nor any corporation related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) has purchased, exchanged, redeemed, or otherwise acquired or has any plan or intention to purchase, exchange, redeem, or otherwise acquire any Company stock in contemplation of the Exchange, or otherwise as part of a plan of which the Exchange is a part.

                  (ii) The Company is not aware of any plan or intention on the part of Parent or any corporation related to Parent (as defined in Treasury Regulation Section 1.368-1(e)) to purchase, exchange, redeem, or otherwise acquire any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person (excluding any fractional shares of the Parent Common Stock exchanged for cash in the Exchange). The Company has no plan or intention, nor is the Company aware of any plan or intention on the part of any person related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) to acquire or redeem any of the Parent stock issued in the Exchange, either directly or through any transaction, agreement or arrangement with any other person. For purposes of this representation letter, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person's interest in the partnership.

            8. The Company has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Exchange (other than dividends made in the ordinary course of business).

            9. The Company is not aware of any plan or intention on the part of Parent to, following the Exchange, liquidate the Company, merge the Company with or into another corporation in which the Company is not the survivor, sell or otherwise dispose of shares of the Company, cause the Company to distribute to Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company or cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d) or 1.368-2(k), and the sale of Cleveland District Cooling Corporation, Cleveland Thermal Energy Corporation, Mid America Energy Resources and Indianapolis Campus Energy, or the assets of each, for an amount of cash or other consideration with a fair market value equal to that of the assets sold in exchange therefor.

            10. Except as specifically contemplated under Section 6.8 of the Exchange Agreement, the Company and its shareholders will pay their respective expenses, if any, incurred in connection with the Exchange. The Company has neither paid (directly or indirectly) nor agreed to assume any expense or other liability, whether fixed or contingent, incurred or to be incurred by any holder of Company Stock in connection with or as part of the Exchange or any related transactions.

            11. The Company shall pay all Transfer Taxes attributable to the Exchange out of the Company's own funds (and not out of funds provided, directly or indirectly, by Parent).

            12. Except as specifically set forth in Section 3.2 of the Exchange Agreement, immediately prior to the time of the Exchange, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company stock. Simultaneously with the Exchange, all outstanding warrants, options, convertible securities, and related stock appreciation rights, if any, to purchase or acquire a share of Company stock granted under employee incentive or benefits plans, programs or arrangements and non-employee director plans presently maintained by the Company, together with all other outstanding awards granted under such plans, will be canceled or converted into similar instruments of Parent. Immediately following the Exchange, the only class of Company stock outstanding will be the Company Common Stock held by Parent.

            13. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent or members of its "qualified group" from continuing the "historic business" of the Company or from using a significant portion of the "historic business assets" of the Company in a business following the Exchange (as such terms are defined in Treasury Regulation section 1.368-1(d)).

            14.   The Company is not an investment Company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

            15. The Company will not take, and, to the knowledge of the Company, there is no plan or intention by stockholders of Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

            16. None of the compensation received (or to be received) by any stockholder-employee or stockholder-independent contractor of the Company is (or will be) separate consideration for, or is (or will be) allocable to, any of such person's Company Common Stock surrendered in the Exchange. None of the Parent Stock that will be received by any stockholder-employee or stockholder-independent contractor of the Company in the Exchange represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor pursuant to any agreement entered into in connection with the Exchange will be for services actually rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services or covenants, and will be determined independent of the determination of the consideration to be paid for the Company Common Stock.

            17. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Company (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

            18. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

            19. To the knowledge of the Company, neither Parent nor any person related to the Parent (within the meaning of Treasury Regulation section 1.368-1(e)(3)) owns, directly or indirectly, nor have they owned during the past five years, directly or indirectly, any shares of the stock of the Company.

            20. The Company will satisfy the information reporting requirements of Treasury Regulation section 1.368-3 with respect to the Exchange.

            21. The Exchange Agreement, the Registration Statement and the other documents described in the Registration Statement (including all exhibits and attachments thereto) represents the entire understanding between the Parent and the Company regarding the Exchange, and there are no other written or oral agreements between the Parent and the Company regarding the Exchange.

            22. The Exchange is being undertaken for purposes of enhancing the business of the Company and for other good and valid business purposes of the Company.

            23. On the date of the Exchange, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

            24. No holders of Company stock have appraisal or dissenters' rights with respect to the Exchange under any applicable law.

            25. The undersigned is authorized to make all the representations set forth herein on behalf of the Company.

            The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.2(j) and 7.3(d) of the Exchange Agreement will be based on the accuracy and completeness of the representations set forth herein and on the accuracy and completeness of the representations and warranties and the satisfaction of the covenants and obligations contained in the Exchange Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate and complete or if any of such covenants or obligations are not satisfied in all material respects. The Company understands that Cravath, Swaine & Moore and Skadden, Arps, Slate, Meagher & Flom LLP have not undertaken to independently verify the facts providing the basis of this letter nor have they been asked to do so.

            The undersigned acknowledges that such opinions will not address any tax consequences of the Exchange or any action taken in connection therewith except as expressly set forth in such opinions.


                                    Very truly yours,

                                    IPALCO Enterprises, Inc.


                                    By:  ________________________
                                         Name:
                                         Title:


                                                                      EXHIBIT C




                                                         __________, 2000


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Ladies and Gentlemen:

                  We are writing with respect to Indianapolis Power & Light Company, its parent, IPALCO Enterprises, Inc., and the pending transaction involving IPALCO Enterprises, Inc. and The AES Corporation.

                  We have been advised that The AES Corporation, through its subsidiaries (other than IPALCO Enterprises, Inc. and its subsidiaries), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire ownership interests in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended.

                  The Indiana Utility Regulatory Commission hereby certifies to you that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise that authority.

Sincerely,



William D. McCarty
Chairman


                                                                    EXHIBIT D-1


                      Form of Parent Affiliate Letter


Dear Sirs:

                  The undersigned refers to the Agreement and Plan of Share Exchange (the "Share Exchange Agreement") dated as of July 15, 2000, between The AES Corporation, a Delaware corporation, and IPALCO
Enterprises, Inc., an Indiana corporation. Capitalized terms used but not defined in this letter have the meanings given to such terms in the Share Exchange Agreement.

                  The undersigned, a holder of shares of Parent Common Stock, acknowledges that the undersigned may be deemed an "affiliate" of Parent within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act or Accounting Series Releases 130 and 135, as amended, of the SEC (the "Releases"), although nothing contained herein should be construed as an admission of such fact.

                  The undersigned hereby represents to and covenants with Parent that the undersigned will not, from the date hereof, reduce its risk (within the meaning of the Releases) with respect to any Parent Common Stock held by it until after such time as a report (the "Report") including results covering at least 30 days of combined operations of the Company and Parent has been published by Parent. Parent will publish the Report as promptly as practicable following the Share Exchange and in any event within 30 days following the end of the first full calendar month following the Share Exchange.

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Share Exchange.


                                                 Very truly yours,






Dated:


                                                                    EXHIBIT D-2


                      Form of Company Affiliate Letter


Dear Sirs:

                  The undersigned refers to the Agreement and Plan of Share Exchange (the "Share Exchange Agreement") dated as of July 15, 2000, among The AES Corporation, a Delaware corporation, and IPALCO Enterprises, Inc., an Indiana corporation. Capitalized terms used but not defined in this letter have the meanings given to such terms in the Share Exchange Agreement.

                  The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Share Exchange shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act or Accounting Series Releases 130 and 135, as amended, of the SEC (the "Releases"), although nothing contained herein should be construed as an admission of such fact.

                  If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Share Exchange may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

                  The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Share Exchange except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of counsel (the reasonable fees of which counsel will be paid by Parent) or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

                  The undersigned further represents to and covenants with Parent that (i) the undersigned will not, between the date hereof and the Closing Date, reduce its risk (within the meaning of the Releases) with respect to any shares of Company Common Stock held by it and (ii) the undersigned will not reduce its risk (within the meaning of the Releases) with respect to, any Parent Common Stock received by it in the Share Exchange until after such time as a report (the "Report") including results covering at least 30 days of combined operations of the Company and Parent have been published by Parent. Parent will publish the Report as promptly as practicable following the Share Exchange and in any event within 30 days following the end of the first full calendar month following the Share Exchange.

                  In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Share Exchange, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

                  The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Share Exchange or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel (the reasonable fees of which counsel will be paid by Parent) to the effect that such legends are no longer required for purposes of the Securities Act.

                  The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Share Exchange.


                                                      Very truly yours,






Dated:



                                                                        ANNEX I
                                                                   TO EXHIBIT D
The AES Corporation


                  On , the undersigned sold the securities of The AES Corporation ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the Share Exchange between Parent and the Company .

                  Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                  The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                      Very truly yours,




Dated:


          [Space to be provided for description of securities.]



                                                                       Exhibit I

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